As filed with the Securities Exchange Commission on December 9, 2010
Registration No. 333 - 170150

U. S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM S-1

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

PACIFIC ETHANOL, INC.
(Exact name of registrant as specified in its charter)

Delaware	2860	41-2170618
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

400 Capitol Mall, Suite 2060, Sacramento, California 95814
(916) 403-2123
(Address and telephone number of principal executive offices and principal place of business)

Neil Koehler
President and Chief Executive Officer
Pacific Ethanol, Inc.
400 Capitol Mall, Suite 2060
Sacramento, California 95814
(916) 403-2123
(Name, address and telephone number of agent for service)

Copies of all correspondence to:

Larry A. Cerutti, Esq.
Rushika Kumararatne, Esq.
Rutan & Tucker, LLP
611 Anton Boulevard, 14th Floor
Costa Mesa, California  92626
(714) 641-5100 / (714) 546-9035 (fax)

Approximate date of proposed sale to the public: From time to time after this registration becomes effective.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If the delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Calculation of Registration Fee
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share (4)	Proposed Maximum Aggregate Offering Price (4)	Amount of Registration Fee (5)
Common stock, $0.001 par value	24,445,485 (2)	$0.93	$22,734,301	$1,621
Shares of common stock issuable as interest payments on the senior convertible notes	3,333,475 (3)	$0.93	$3,100,132	$221
Total number of shares of common stock to be registered	27,778,960	$0.93	$25,834,433	$1,842

(1)
27,778,960 shares of common stock are being registered hereunder.  These shares of common stock may be issued upon conversion of the senior secured convertible notes, or Notes, or otherwise pursuant to the terms of the Notes. In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant is also registering hereunder an indeterminate number of shares of common stock that may be issued and resold resulting from stock splits, stock dividends or similar transactions.  The Registrant will not rely on Rule 416 to cover additional securities resulting from any adjustment provision contained in the Notes, including participation rights and dilutive issuances.

(2)	Represents 24,445,485 shares of common stock issuable upon conversion of the Notes that are being registered hereunder.
(3)	Represents 3,333,475 shares of common stock issuable pursuant to the Notes as interest in lieu of cash payments that are being registered hereunder.
(4)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act based upon the price of $0.93, which was the average of the high and low prices for the Registrant’s common stock on the NASDAQ Capital Market on October 25, 2010.

(5)
Computed in accordance with  Section 6(b) of the Securities Act. A registration fee in the aggregate amount of $6,573 was paid with the initial filing of this registration statement on October 26, 2010.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement becomes effective on such date as the Commission, acting under Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling security holders will not sell these securities until after the registration statement filed with the Securities and Exchange Commission is declared effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 9, 2010
PROSPECTUS
27,778,960 Shares

PACIFIC ETHANOL, INC.

Common Stock

This is a public offering of 27,778,960 shares of our common stock, including 24,445,485 shares of common stock issuable upon conversion of senior secured convertible notes, or Notes and 3,333,475 shares of common stock otherwise issuable according to the terms of the Notes (i.e., shares of common stock issuable as interest in lieu of cash payments).  All shares of common stock are being offered by the selling security holders identified in this prospectus.  It is anticipated that the selling security holders will sell these shares of common stock from time to time in one or more transactions, in negotiated transactions or otherwise, at prevailing market prices or at prices otherwise negotiated.  We will not receive any proceeds from the sale of the shares of common stock.

Our common stock is currently traded on The NASDAQ Capital Market under the symbol “PEIX.”  The last reported price of our common stock on The NASDAQ Capital Market on December 8 , 2010, was $0.60 per share.

Our principal offices are located at 400 Capitol Mall, Suite 2060, Sacramento, California 95814 and our telephone number is (916) 403-2123.

Investing in our shares of common stock involves substantial risks.  See “Risk Factors” beginning on page 14 of this prospectus for factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is                  , 2010.

PROSPECTUS SUMMARY

To fully understand this offering and its consequences to you, you should read the following summary along with the more detailed information and our financial statements and the notes to our financial statements appearing elsewhere in this prospectus.  In this prospectus, the words “we,” “us,” “our” and similar terms refer to Pacific Ethanol, Inc., a Delaware corporation, unless the context provides otherwise.

Our Company

Overview

We are the leading marketer and producer of low carbon renewable fuels in the Western United States.

Since our inception in 2005, we have conducted ethanol marketing operations through our subsidiary Kinergy Marketing, LLC, or Kinergy, through which we market and sell ethanol produced by third parties.  In 2006, we began constructing the first of our four then wholly-owned ethanol production facilities, or Pacific Ethanol Plants, and were continuously engaged in plant construction until the fourth facility was completed in 2008.  We funded, and until recently directly operated, the Pacific Ethanol Plants through a subsidiary holding company and four other indirect subsidiaries, or Plant Owners.

In late 2008 and early 2009, we idled production at three of the Pacific Ethanol Plants due to adverse market conditions and lack of adequate working capital.  Adverse market conditions and our financial constraints continued, resulting in an inability to meet our debt service requirements, and in May 2009, our subsidiary holding company and the Plant Owners, collectively referred to as the Bankrupt Debtors, each commenced a case by filing voluntary petitions for relief under chapter 11 of Title 11 of the United States Code, or Bankruptcy Code, in the United States Bankruptcy Court for the District of Delaware, or Bankruptcy Court.

On March 26, 2010, the Bankrupt Debtors filed a joint plan of reorganization with the Bankruptcy Court, which was structured in cooperation with some of the Bankrupt Debtors’ secured lenders.  On June 29, 2010, referred to as the Effective Date, the Bankrupt Debtors declared effective their amended joint plan of reorganization, or the Plan, and emerged from bankruptcy.  Under the Plan, on the Effective Date, all of the ownership interests in the Bankrupt Debtors were transferred to a newly-formed holding company, New PE Holdco, LLC, or New PE Holdco, wholly-owned as of that date by some of the prepetition lenders and new lenders of the Bankrupt Debtors.  As a result, the Pacific Ethanol Plants are now wholly-owned by New PE Holdco.

We currently manage the production of ethanol at the Pacific Ethanol Plants under the terms of an asset management agreement with the Plant Owners and the subsidiary holding company, all of which are now subsidiaries of New PE Holdco.  We also market ethanol and its co-products, including wet distillers grain, or WDG, produced by the Pacific Ethanol Plants under the terms of separate marketing agreements with the Plant Owners.  We also market ethanol and its co-products to other third parties, and provide transportation, storage and delivery of ethanol through third-party service providers in the Western United States, primarily in California, Nevada, Arizona, Oregon, Colorado, Idaho and Washington. As of the date of this prospectus, two of the Pacific Ethanol Plants are operational and one of the two idled facilities is in the process of resuming operations and, if market conditions continue to improve, the remaining facility may resume operations as early as the first quarter of 2011, subject to the approval of New PE Holdco.

We have extensive customer relationships throughout the Western United States and extensive supplier relationships throughout the Western and Midwestern United States.  Our customers are integrated oil companies and gasoline marketers who blend ethanol into gasoline. We supply ethanol to our customers either from the Pacific Ethanol Plants located within the regions we serve, or with ethanol procured in bulk from other producers. In some cases, we have marketing agreements with ethanol producers to market all of the output of their facilities. Additionally, we have customers who purchase our co-products for animal feed and other uses.

Recent Developments

On October 6, 2010, we raised $35 million through the issuance of $35 million in principal amount of Notes and warrants to purchase an aggregate of 20,588,235 shares of our common stock, or Warrants . See “Description of Note and Warrant Financing.” On that same date we sold our 42% interest in Front Range Energy, LLC, or Front Range, for $18.5 million in cash, paid off our outstanding indebtedness to Lyles United, LLC and Lyles Mechanical Co. in the aggregate amount of approximately $17.0 million and purchased a 20% ownership interest in New PE Holdco for an aggregate purchase price of $23.3 million, which ownership interest is the largest of all members of New PE Holdco.

Business Strategy

Our primary goal is to maintain and advance our position as the leading marketer and producer of low carbon renewable fuels in the Western United States. We view the key elements of our business and growth strategy to achieve this objective in short- and long-term perspectives, which include:

Short-Term Strategy

•      expand ethanol production and marketing revenues, ethanol markets and distribution infrastructure;

•      continue operating the Pacific Ethanol Plants; and

•      focus on cost efficiencies.

Long-Term Strategy

•      increase our ownership interest in New PE Holdco;

•      explore new technologies and renewable fuels; and

•      evaluate and pursue acquisition opportunities.

Competitive Strengths

We believe that our competitive strengths include the following:

•      our customer and supplier relationships;

•      our extensive ethanol distribution network;

•      our operational expertise;

•      the strategic locations of the Pacific Ethanol Plants;

•      our ability to produce ethanol in California;

•      our use of the latest production technologies; and

•      our experienced management.

We believe that these advantages will allow us to capture an increasing share of the total market for ethanol and its co-products.

Corporate Information

We are a Delaware corporation that was incorporated in February 2005.  In March 2005, we completed a transaction, or Share Exchange Transaction, with the shareholders of Pacific Ethanol, Inc., a California corporation, or PEI California, and the holders of the membership interests of each of Kinergy and ReEnergy, LLC, or ReEnergy. Upon completion of the Share Exchange Transaction, we acquired all of the issued and outstanding shares of capital stock of PEI California and all of the outstanding membership interests of each of Kinergy and ReEnergy. Immediately prior to the consummation of the Share Exchange Transaction, our predecessor, Accessity Corp., a New York corporation, or Accessity, reincorporated in the State of Delaware under the name Pacific Ethanol, Inc. Our principal executive offices are located at 400 Capitol Mall, Suite 2060, Sacramento, California 95814.  Our telephone number is (916) 403-2123 and our Internet website is www.pacificethanol.net.  The content of our Internet website does not constitute a part of this prospectus.

Information in this Prospectus

You should rely only on the information contained in this prospectus in connection with this offering.  We have not authorized anyone to provide you with information that is different.  The selling security holders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus.

The Offering

Common stock offered by the selling security holders	27,778,960 (1)

Common stock outstanding prior to this offering	89,227,006

Common stock to be outstanding after this offering	117,005,966 (2)

The NASDAQ Capital Market symbol	PEIX

Use of Proceeds	We will not receive any of the proceeds from the sale of the shares of common stock being offered under this prospectus. See “Use of Proceeds.”

Risk Factors
There are many risks related to our business, this offering and ownership of our common stock that you should consider before you decide to buy our common stock in this offering.  You should read the “Risk Factors” section  beginning on page 14, as well as other cautionary statements throughout this prospectus, before investing in shares of our common stock.

(1)	The 27,778,960 shares issuable upon conversion of the Notes or otherwise under the terms of the Notes.
(2)	Represents 89,227,006 shares of common stock currently outstanding plus 27,778,960 shares of common stock being offered by the selling security holders under this prospectus.

The number of shares of common stock that will be outstanding upon the completion of this offering is based on the 89,227,006 shares outstanding as of December 8 , 2010, and excludes the following:

•	1,002,654 shares of common stock reserved for issuance under our 2006 Stock Incentive Plan, or 2006 Plan;

•
80,000 shares of common stock reserved for issuance under our 2004 Stock Option Plan, or 2004 Plan, of which options to purchase 80,000 shares were outstanding as of that date, at a weighted average exercise price of $8.26 per share;

•
6,519,228 shares of common stock reserved for issuance under warrants to purchase common stock outstanding as of that date, other than the Warrants held by the selling security holders, at a weighted average exercise price of $7.05 per share;

•	9,746,273 shares of common stock reserved for issuance upon conversion of our Series B Cumulative Convertible Preferred Stock, or Series B Preferred Stock; and

•	any additional shares of common stock we may issue from time to time after that date.

Summary Unaudited Condensed Consolidated
Pro Forma Financial Information

The following unaudited condensed consolidated pro forma financial information presents our balance sheet as of September 30, 2010 and the statements of operations for the year ended December 31, 2009 and for the nine months ended September  30, 2010. The pro forma statement of operations for the year ended December 31, 2009 is based on our audited consolidated statement of operations for the year ended December 31, 2009, and the unaudited balance sheet as of September 30, 2010 and the statement of operations for the nine months ended September 30, 2010 are based on our unaudited balance sheet and statement of operations and other costs related to the transactions described below. The pro forma statements of operations give effect to the transactions as if each of the transactions occurred on January 1, 2009. The pro forma balance sheet gives effect to the transactions as if each of the transactions occurred on September 30, 2010.

The unaudited pro forma condensed combined financial statements should be read in conjunction with our historical audited financial statements and the unaudited interim financial information appearing elsewhere in this prospectus.

On October 6, 2010, we raised $35.0 million through the issuance of $35.0 million in principal amount of Notes and Warrants to purchase an aggregate of 20,588,235 shares of our common stock. On that same date we sold our 42% interest in Front Range for $18.5 million in cash, paid off our outstanding indebtedness to Lyles United, LLC and Lyles Mechanical Co. in the aggregate amount of approximately $17 million and purchased a 20% ownership interest in New PE Holdco for an aggregate purchase price of $23.3 million.

For purposes of the unaudited pro forma condensed combined financial information, we have made a preliminary allocation of the estimated purchase price of our 20% interest in New PE Holdco to the assets acquired and liabilities assumed based on estimates of their fair value.  Prior to our acquisition of our interest in New PE Holdco, and for the periods presented in the historical financial statements, we indirectly owned 100% of the assets and liabilities of the entities that were transferred to New PE Holdco on the Effective Date. Therefore, the estimates of the assets, liabilities and their subsequent allocations were derived from prior estimates made by management. Final estimates of these are dependent upon valuations and other analyses which could not be completed prior to the completion of the transactions described above. These final allocations may differ materially from the preliminary allocations used in these unaudited pro forma condensed consolidated financial statements and these differences may result in material changes in the pro forma information contained in this prospectus.

The Notes and Warrants have features that we believe would require us to bifurcate the Notes from the fair value of the liabilities attributed to the Warrants and the conversion features of the Notes, separately.  Estimated valuations of these components could not be completed prior to the completion of the transactions. The result of the allocation will result in a debt discount. Therefore, amortization of the debt discount is excluded from the pro forma results for the year ended December 31, 2009 and for the  nine months ended September 30, 2010. In addition, liabilities recorded relating to the Warrants and the conversion features of the Notes would be marked to market at each reporting period. The pro forma results do not include these mark to market adjustments.

We also consolidated the results of Front Range for the year ended December 31, 2009 within the historical amounts, with us deconsolidating these amounts on January 1, 2010, resulting in accounting for Front Range under the equity method for the nine months ended September 30, 2010.

The unaudited pro forma condensed consolidated financial information has been prepared for illustrative purposes only and is not necessarily indicative of the consolidated financial position at any future date or consolidated results of operations in future periods or the results that actually would have been realized had these transactions during the specified periods presented. The pro forma adjustments are based on the preliminary information available as of the date of this prospectus.

The unaudited pro forma consolidated combined financial information does not give effect to any potential cost savings or other operating efficiencies that could result from the transactions described above, had they occurred on January 1, 2009.

Any reference in the following tables and notes to PEH and PEI means New PE Holdco and Pacific Ethanol, respectively.

PACIFIC ETHANOL, INC.
Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of September 30, 2010
(in thousands)

ASSETS	Historical Amounts	Pro Forma Adjustments	Pro Forma Amounts (1)
Current Assets:
Cash and cash equivalents	$1,644	$16,952	$18,596
Accounts receivable, net	17,465	—	17,465
Inventories	4,619	5,385	10,004
Investment in Front Range	18,500	(18,500)	—
Other current assets	6,735	3,665	10,400
Total current assets	48,963	7,502	56,465

Property and equipment, net	1,115	157,370	158,485

Other Assets:
Intangible assets	4,801	—	4,801
Other assets	592	1,196	1,788
Total other assets	5,393	1,196	6,589

Total Assets	$55,471	$166,068	$221,539

(1)  For an explanation of the pro forma adjustments see Notes to Unaudited Pro Forma Financial Information beginning on page 37 of this prospectus.

PACIFIC ETHANOL, INC.
Unaudited Pro Forma Condensed Consolidated Balance Sheet
(Continued)
As of September 30, 2010
(in thousands)

LIABILITIES AND STOCKHOLDERS’ EQUITY	Historical Amounts	Pro Forma Adjustments	Pro Forma Amounts (1)
Current Liabilities:
Accounts payable, trade	$13,858	$(3,121)	$10,737
Accrued liabilities	6,163	360	6,523
Other liabilities - related parties	8,256	(4,537)	3,719
Current portion of long-term debt	13,250	(12,500)	750
Total current liabilities	41,527	(19,798)	21,729

Senior convertible notes	—	35,000	35,000
PEH term debt	—	50,000	50,000
PEH working capital line of credit	—	13,756	13,756
Kinergy working capital line of credit	8,399	—	8,399
Other liabilities	1,617	98	1,715

Total Liabilities	51,543	79,056	130,599

Stockholders’ Equity:
Pacific Ethanol, Inc. Stockholders’ Equity:
Preferred stock	2	—	2
Common stock	83	—	83
Additional paid-in capital	503,489	—	503,489
Accumulated deficit	(499,646)	—	(499,646)
Total PEI equity	3,928	—	3,928
Noncontrolling interest equity	—	87,012	87,012
Total Stockholders’ Equity	3,928	87,012	90,940

Total Liabilities and Stockholders’ Equity	$55,471	$166,068	221,539

(1)  For an explanation of the pro forma adjustments see Notes to Unaudited Pro Forma Financial Information beginning on page 37 of this prospectus.

PACIFIC ETHANOL, INC.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
Year ended December 31, 2009
(in thousands, except per share data)

	Historical Amounts	Pro Forma Adjustments	Pro Forma Amounts (1)
Net sales	$316,560	$(95,656)	$220,904
Cost of goods sold	338,607	(92,796)
		(15,710)	230,101
Gross profit (loss)	(22,047)	12,850	(9,197)
Selling, general and administrative expenses	21,458	(2,569)	18,889
Asset impairments	252,388	(252,388)	—
Income (loss) from operations	(295,893)	267,807	(28,086)
Gain from write-off of liabilities	14,232	—	14,232
Other expense, net	(15,437)	(2,085)
		1,348	(16,174)
Loss before reorganization costs and provision for income taxes	(297,098)	267,070	(30,028)
Reorganization costs	(11,607)	11,607	—
Provision for income taxes	—	—	—
Net income (loss)	(308,705)	278,677	(30,028)
Net income (loss) attributed to noncontrolling interests in variable interest entity	552	19,996	20,548
Net income (loss) attributed to PEI	$(308,153)	$298,673	$(9,480)
Preferred stock dividends	(3,202)	—	(3,202)
Income (loss) available to common stockholders	$(311,355)	$298,673	$(12,682)
Net income (loss) per share, basic and diluted	$(5.45)		$(0.19)
Weighted average shares outstanding, basic and diluted	57,084	8,306	65,390

(1)  For an explanation of the pro forma adjustments see Notes to Unaudited Pro Forma Financial Information beginning on page 37 of this prospectus.

PACIFIC ETHANOL, INC.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
Nine months ended September 30, 2010
(in thousands, except per share data)

	Historical Amounts	Pro Forma Adjustments	Pro Forma Amounts (1)
Net sales	$194,087	$54,748	$248,835
Cost of goods sold	195,883	55,780	251,663
Gross loss	(1,796)	(1,032)	(2,828)
Selling, general and administrative expenses	9,065	152	9,217
Loss from operations	(10,861)	(1,184)	(12,045)
Loss on investment in Front Range	(12,146)	12,146	—
Loss on extinguishment of debt	(2,159)	—	(2,159)
Other expense, net	(4,550)	(5,017)
		929	(8,638)
Loss before reorganization costs, gain from bankruptcy exit and provision for income taxes	(29,716)	6,874	(22,842)
Reorganization costs	(4,153)	4,153	—
Gain from bankruptcy exit	119,408	(119,408)	—
Provision for income taxes	—	—	—
Net income (loss)	85,539	(108,381)	(22,842)
Net income (loss) attributed to noncontrolling interests in variable interest entity	—	14,338	14,338
Net income (loss) attributed to PEI	$85,539	$(94,043)	$(8,504)
Preferred stock dividends	(2,346)	—	(2,346)
Income (loss) available to common stockholders	$83,193	$(94,043)	$(10,850)
Net income (loss) per share, basic	$1.19		$(0.10)
Net income (loss) per share, diluted	$1.10		$(0.10)
Weighted average shares outstanding, basic	69,630	39,923	109,553
Weighted average shares outstanding, diluted	77,692	39,923	109,553

(1)  For an explanation of the pro forma adjustments see Notes to Unaudited Pro Forma Financial Information beginning on page 37 of this prospectus.

RISK FACTORS

The following summarizes material risks that you should carefully consider before you decide to buy our common stock in this offering.  Any of the following risks, if they actually occur, would likely harm our business, financial condition and results of operations.  As a result, the trading price of our common stock could decline, and you could lose the money you paid to buy our common stock.

Risks Relating to Our Business

We have incurred significant losses and negative operating cash flow in the past and we will likely incur significant losses and negative operating cash flow in the foreseeable future. Continued losses and negative operating cash flow will hamper our operations and prevent us from expanding our business.

We have incurred significant losses and negative operating cash flow in the past. For the years ended December 31, 2009 and 2008, we incurred net losses of approximately $308.7 million and $199.2 million, respectively. For the years ended December 31, 2009 and 2008, we incurred negative operating cash flow of approximately $6.3 million and $55.2 million, respectively. We reported net income of $85.5  million for the  nine months ended September 30, 2010, primarily due to a $119.4 million net gain in connection with the completion of the bankruptcy proceedings of our former indirect wholly-owned subsidiaries. We believe that we will likely incur significant losses and negative operating cash flow in the foreseeable future. We expect to rely on cash on hand, which includes a portion of the net proceeds from the sale of the Notes and Warrants, cash, if any, generated from our operations and cash, if any, generated from any future financing activities, if any, to fund all of the cash requirements of our business. Continued losses and negative operating cash flow may hamper our operations and impede us from expanding our business. Continued losses and negative operating cash flow are also likely to make our capital raising needs more acute while limiting our ability to raise additional financing on favorable terms.

Our independent auditors have issued a report questioning our ability to continue as a going concern.  This report may impair our ability to raise additional financing and adversely affect the price of our common stock.

The report of our independent auditors contained in our financial statements for the years ended December 31, 2009 and 2008 includes a paragraph that explains that we have incurred substantial losses.  This report raises substantial doubt about our ability to continue as a going concern. Reports of independent auditors questioning a company’s ability to continue as a going concern are generally viewed unfavorably by analysts and investors. This report may make it difficult for us to raise additional debt or equity financing necessary to continue our business. We urge potential investors to review this report before making a decision to invest in Pacific Ethanol.

Our historical and pro forma financial information may not be representative of our future performance.

The historical financial information included in this prospectus is derived from our historical financial statements for periods prior to the date of this prospectus. Our audited historical financial statements were prepared in accordance with GAAP. Accordingly, the historical financial information include in this prospectus does not reflect what our results of operations and financial conditions will be in the future.

In preparing the unaudited pro forma financial information included in this prospectus, we have made adjustments to our historical financial information based upon currently available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma basis, the impact of the items discussed in our unaudited pro forma financial statements and related notes. The estimates and assumptions used in the calculation of the pro forma financial information in this prospectus may be materially different from our actual experience.  Accordingly, the pro forma financial information included in this prospectus does not purport to represent what our results of operations would actually have been had the transactions which are reflected in our unaudited pro forma financial statements actually taken place. The pro forma financial information also does not purport to represent what our results of operations and financial condition will be in the future, nor does the unaudited pro forma financial information give effect to any events other than those discussed in our unaudited pro forma financial statements and related notes.

We may not have cash on hand to satisfy our obligations under the Notes when required under the terms of the Notes.

We are obligated to make principal and interest payments under the Notes prior to the maturity of the Notes and the entire outstanding principal amount of the Notes will become due and payable by us at maturity.  We currently anticipate paying all amounts due under the Notes in shares of our common stock.  However, we may be prohibited from satisfying our obligations under the Notes in shares of our common stock in a number of circumstances.  Our ability to pay the amounts due under the Notes in cash, will be subject to our liquidity position at the time.  We cannot assure you that we will have sufficient financial resources or be able to arrange financing to pay the amounts due under the Notes on any date that we would be required to do so under the terms of the Notes.  While we could seek to obtain third-party financing to pay for any amounts due in cash these such events, third-party financing may not be available on commercially reasonable terms, if at all.

We may not have the ability to redeem the Notes when required under the terms of the Notes.

Holders of the Notes may require us to redeem for cash all or a portion of their Notes upon the occurrence of an event of default under the Notes or change of control events.  Our ability to redeem the Notes in cash, if we are required to do so, is subject to our liquidity position at the time.  We cannot assure you that we will have sufficient financial resources or be able to arrange financing to pay the redemption price of the Notes on any date that we would be required to do so under the terms of the Notes.  While we could seek to obtain third-party financing to pay for any amounts due in cash upon these events, third-party financing may not be available on commercially reasonable terms, if at all.

Provisions of the Notes could discourage an acquisition of us by a third party.

A number of provisions of the Notes could make it more difficult or more expensive for a third party to acquire us.  Upon the occurrence of transactions constituting a change of control, holders of the Notes will have the right, at their option, to require us to redeem all or a portion of their Notes in cash.  In addition, under the terms of the Notes, we may not enter into specified mergers or acquisitions unless, among other things, the surviving person or entity assumes our obligations under the Notes or the holders of the Notes waive their right to have the surviving person or entity assume our obligations under the Notes.  These provisions may make it more difficult or discourage a takeover of Pacific Ethanol.

We are a minority member of New PE Holdco with limited control over that entity’s business decisions. We are therefore dependent upon the business judgment and conduct of the board of directors of that entity. As a result, our interests may not be as well served as if we were in control of New PE Holdco, which could adversely affect its contribution to our results of operations and our business prospects related to that entity.

New PE Holdco owns, and we operate, the Pacific Ethanol Plants. We own 20% of New PE Holdco, which represents a minority interest in that entity. New PE Holdco is managed by a board of directors. We do not control the actions of the board of directors and are therefore largely dependent upon its business judgment and conduct. As a result, our interests may not be as well served as if we were in control of New PE Holdco. Accordingly, the contribution by New PE Holdco to our results of operations and our business prospects related to that entity may be adversely affected by our lack of control over that entity.

The termination of the asset management agreement and marketing agreements to which we are a party relating to the Pacific Ethanol Plants would lead to a significant decline in our sales and profitability.

A significant amount of our revenues are derived from an asset management agreement with a number of subsidiaries of New PE Holdco under which we manage the production and operations of the Pacific Ethanol Plants.  The asset management agreement has a term of six months and automatically renews for successive six month terms unless terminated by either party by giving notice 60 days prior to the end of any six month period.  We also derive revenues from our activities related to the marketing of the ethanol and WDG produced by the Pacific Ethanol Plants under the terms of separate marketing agreements with the Plant Owners whose facilities are operational and a Plant Owner whose facility is in the process of being re-started .  If the asset management agreement or the marketing agreements are terminated for any reason, our revenues and financial condition will decline.

We recognized impairment charges in 2009 and 2008 and may recognize additional impairment charges in the future.

For the years ended December 31, 2009 and 2008, we recognized asset and goodwill impairment charges in the aggregate amounts of $252.4 million and $127.9 million, respectively. These impairment charges primarily related to our previously owned ethanol facilities and goodwill attributed to our acquisition of Kinergy and our 42% ownership interest in Front Range. We performed our forecast of expected future cash flows of our facilities over their estimated useful lives. The forecasts of expected future cash flows are heavily dependent upon management’s estimates and probability analysis of various scenarios including market prices for ethanol, our primary product, and corn, our primary production input. Both ethanol and corn costs have fluctuated significantly in the past year, therefore these estimates are highly subjective and are management’s best estimates at this time. During 2010, as a result of the sale of our 42% ownership interest in Front Range, we expect to incur an additional loss on the difference between our cost basis of the investment in Front Range and the price at which we sold our investment. We may also incur additional impairments in the future on current or future long-lived assets and goodwill.

The results of operations of the Pacific Ethanol Plants and their ability to operate at a profit is largely dependent on managing the spread among the prices of corn, natural gas, ethanol and WDG, the prices of which are subject to significant volatility and uncertainty.

The results of operations of the Pacific Ethanol Plants are highly impacted by commodity prices, including the spread between the cost of corn and natural gas that they must purchase, and the price of ethanol and WDG that they sell. Prices and supplies are subject to and determined by market forces over which we have no control, such as weather, domestic and global demand, shortages, export prices, and various governmental policies in the United States and around the world. As a result of price volatility for these commodities, our operating results may fluctuate substantially. Increases in corn prices or natural gas or decreases in ethanol or WDG prices may make it unprofitable to operate the Pacific Ethanol Plants. No assurance can be given that corn and natural gas can be purchased at, or near, current prices and that ethanol or WDG will sell at, or near, current prices. Consequently, our results of operations and financial position may be adversely affected by increases in the price of corn or natural gas or decreases in the price of ethanol or WDG.

In early 2006, the spread between ethanol and corn prices was at historically high levels, driven in large part by oil companies removing a competitive product, methyl tertiary butyl ether, or MTBE, from the fuel stream and replacing it with ethanol in a relatively short time period. However, since that time, this spread has fluctuated widely and narrowed significantly. Fluctuations are likely to continue to occur. A sustained narrow spread or any further reduction in the spread between ethanol and corn prices, whether as a result of sustained high or increased corn prices or sustained low or decreased ethanol prices, would adversely affect our results of operations and financial position. Further, combined revenues from sales of ethanol and WDG could decline below the marginal cost of production, which could cause us to suspend production of ethanol and WDG at all or some of the Pacific Ethanol Plants.

Increased ethanol production may cause a decline in ethanol prices or prevent ethanol prices from rising, and may have other negative effects, adversely impacting our results of operations, cash flows and financial condition.

We believe that the most significant factor influencing the price of ethanol has been the substantial increase in ethanol production in recent years. Domestic ethanol production capacity has increased steadily from an annualized rate of 1.5 billion gallons per year in January 1999 to 10.8 billion gallons in 2009 according to the RFA. See “Business—Governmental Regulation.” However, increases in the demand for ethanol may not be commensurate with increases in the supply of ethanol, thus leading to lower ethanol prices. Demand for ethanol could be impaired due to a number of factors, including regulatory developments and reduced United States gasoline consumption. Reduced gasoline consumption has occurred in the past and could occur in the future as a result of increased gasoline or oil prices.

The market price of ethanol is volatile and subject to large fluctuations, which may cause our profitability or losses to fluctuate significantly.

The market price of ethanol is volatile and subject to large fluctuations. The market price of ethanol is dependent upon many factors, including the supply of ethanol and the price of gasoline, which is in turn dependent upon the price of petroleum which is highly volatile and difficult to forecast. For example, our average sales price of ethanol decreased by 20% in 2009, and increased by 5% in 2008 from the prior year’s average sales price per gallon. Fluctuations in the market price of ethanol may cause our profitability or losses to fluctuate significantly.

Disruptions in ethanol production infrastructure may adversely affect our business, results of operations and financial condition.

Our business depends on the continuing availability of rail, road, port, storage and distribution infrastructure. In particular, due to limited storage capacity at the Pacific Ethanol Plants and other considerations related to production efficiencies, the Pacific Ethanol Plants depend on just-in-time delivery of corn. The production of ethanol also requires a significant and uninterrupted supply of other raw materials and energy, primarily water, electricity and natural gas. The prices of electricity and natural gas have fluctuated significantly in the past and may fluctuate significantly in the future. Local water, electricity and gas utilities may not be able to reliably supply the water, electricity and natural gas that the Pacific Ethanol Plants will need or may not be able to supply those resources on acceptable terms. Any disruptions in the ethanol production infrastructure, whether caused by labor difficulties, earthquakes, storms, other natural disasters or human error or malfeasance or other reasons, could prevent timely deliveries of corn or other raw materials and energy and may require the Pacific Ethanol Plants to halt production which could have a material adverse effect on our business, results of operations and financial condition.

We and the Pacific Ethanol Plants  may engage in hedging transactions and other risk mitigation strategies that could harm our results of operations.

In an attempt to partially offset the effects of volatility of ethanol prices and corn and natural gas costs, the Pacific Ethanol Plants may enter into contracts to fix the price of a portion of their ethanol production or purchase a portion of their corn or natural gas requirements on a forward basis. In addition, we may engage in other hedging transactions involving exchange-traded futures contracts for corn, natural gas and unleaded gasoline from time to time. The financial statement impact of these activities is dependent upon, among other things, the prices involved and our ability to sell sufficient products to use all of the corn and natural gas for which forward commitments have been made.  We may also engage in hedging transactions involving interest rate swaps related to our debt financing activities, the financial statement impact of which is dependent upon, among other things, fluctuations in prevailing interest rates. Hedging arrangements also expose us to the risk of financial loss in situations where the other party to the hedging contract defaults on its contract or, in the case of exchange-traded contracts, where there is a change in the expected differential between the underlying price in the hedging agreement and the actual prices paid or received by us.  As a result, our results of operations and financial position may be adversely affected by fluctuations in the price of corn, natural gas, ethanol, unleaded gasoline and prevailing interest rates.

Operational difficulties at the Pacific Ethanol Plants could negatively impact sales volumes and could cause us to incur substantial losses.

Operations at the Pacific Ethanol Plants are subject to labor disruptions, unscheduled downtimes and other operational hazards inherent in the ethanol production industry, including equipment failures, fires, explosions, abnormal pressures, blowouts, pipeline ruptures, transportation accidents and natural disasters. Some of these operational hazards may cause personal injury or loss of life, severe damage to or destruction of property and equipment or environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties. Insurance obtained by the Pacific Ethanol Plants may not be adequate to fully cover the potential operational hazards described above or the Pacific Ethanol Plants may not be able to renew this insurance on commercially reasonable terms or at all.

Moreover, the production facilities at the Pacific Ethanol Plants may not operate as planned or expected. All of these facilities are designed to operate at or above a specified production capacity. The operation of these facilities is and will be, however, subject to various uncertainties. As a result, these facilities may not produce ethanol and its co-products at expected levels. In the event any of these facilities do not run at their expected capacity levels, our business, results of operations and financial condition may be materially and adversely affected.

The United States ethanol industry is highly dependent upon myriad federal and state legislation and regulation and any changes in legislation or regulation could have a material adverse effect on our results of operations and financial condition.

The elimination or reduction of federal excise tax incentives could have a material adverse effect on our results of operations and our financial condition.

The amount of ethanol production capacity in the United States exceeds the mandated usage of renewable biofuels. Ethanol consumption above mandated amounts is primarily based upon the economic benefit derived by blenders, including benefits received from federal excise tax incentives. Therefore, the production of ethanol is made significantly more competitive by federal tax incentives. The federal excise tax incentive program, which is scheduled to expire on December 31, 2010, allows gasoline distributors who blend ethanol with gasoline to receive a federal excise tax rate reduction for each blended gallon they sell regardless of the blend rate. The current federal excise tax on gasoline is $0.184 per gallon, and is paid at the terminal by refiners and marketers. If the fuel is blended with ethanol, the blender may claim a $0.45 per gallon tax credit for each gallon of ethanol used in the mixture. The 2008 Farm Bill enacted into law reduced federal excise tax incentives from $0.51 per gallon in 2008 to $0.45 per gallon in 2009. The federal excise tax incentive program might not be renewed prior to its expiration in 2010, or if renewed, it may be renewed on terms significantly less favorable than current tax incentives. The elimination or significant reduction in the federal excise tax incentive program could reduce discretionary blending and have a material adverse effect on our results of operations and our financial condition.

Various studies have criticized the efficiency of ethanol in general, and corn-based ethanol in particular, which could lead to the reduction or repeal of incentives and tariffs that promote the use and domestic production of ethanol or otherwise negatively impact public perception and acceptance of ethanol as an alternative fuel.

Although many trade groups, academics and governmental agencies have supported ethanol as a fuel additive that promotes a cleaner environment, others have criticized ethanol production as consuming considerably more energy and emitting more greenhouse gases than other biofuels and as potentially depleting water resources. Other studies have suggested that ethanol negatively impacts consumers by causing higher prices for dairy, meat and other foodstuffs from livestock that consume corn. If these views gain acceptance, support for existing measures promoting the use and domestic production of corn-based ethanol could decline, leading to a reduction or repeal of these measures. These views could also negatively impact public perception of the ethanol industry and acceptance of ethanol as a component for blending in transportation fuel.

Waivers or repeal of the national Renewable Fuel Standard program’s minimum levels of renewable fuels included in gasoline could have a material adverse affect on our results of operations.

Shortly after passage of the Energy Independence and Security Act of 2007, which increased the minimum mandated required usage of ethanol, a Congressional sub-committee held hearings on the potential impact of the national Renewable Fuel Standard, or RFS, program on commodity prices. While no action was taken by the sub-committee towards repeal of the national RFS, any attempt by Congress to re-visit, repeal or grant waivers of the national RFS could adversely affect demand for ethanol and could have a material adverse effect on our results of operations and financial condition.

While the Energy Independence and Security Act of 2007 imposes the national RFS, it does not mandate only the use of ethanol.

The Energy Independence and Security Act of 2007 imposes the national RFS, but does not mandate only the use of ethanol. While the RFA expects that ethanol should account for the largest share of renewable fuels produced and consumed under the national RFS, the national RFS is not limited to ethanol and also includes biodiesel and any other liquid fuel produced from biomass or biogas.

The ethanol production and marketing industry is extremely competitive. Many of the significant competitors of the Pacific Ethanol Plants have greater production and financial resources than New PE Holdco does and one or more of these competitors could use their greater resources to gain market share at the expense of New PE Holdco. In addition, a number of of New PE Holdco’s suppliers may circumvent the marketing services we provide to New PE Holdco, causing our sales and profitability to decline.

The ethanol production and marketing industry is extremely competitive. Many of New PE Holdco’s and our significant competitors in the ethanol production and marketing industry, including ADM, Valero and Green Plains Renewable Energy, have substantially greater production and/or financial resources than we do. As a result, our competitors may be able to compete more aggressively and sustain that competition over a longer period of time than New PE Holdco or we could. Successful competition will require a continued high level of investment in marketing and customer service and support. New PE Holdco’s and our limited resources relative to many significant competitors may cause New PE Holdco to fail to anticipate or respond adequately to new developments and other competitive pressures. This failure could reduce New PE Holdco’s and our competitiveness and cause a decline in market share, sales and profitability. Even if sufficient funds are available, we and New PE Holdco may not be able to make the modifications and improvements necessary to compete successfully.

We and New PE Holdco also face increasing competition from international suppliers. Currently, international suppliers produce ethanol primarily from sugar cane and have cost structures that are generally substantially lower than the cost structures of the Pacific Ethanol Plants. Any increase in domestic or foreign competition could cause the Pacific Ethanol Plants to reduce their prices and take other steps to compete effectively, which could adversely affect their and our results of operations and financial condition.

In addition, some of New PE Holdco’s and our suppliers are potential competitors and, especially if the price of ethanol reaches historically high levels, they may seek to capture additional profits by circumventing our marketing services in favor of selling directly to our customers. If one or more of our major suppliers, or numerous smaller suppliers, circumvent our marketing services, our sales and profitability may decline.

The high concentration of our sales within the ethanol marketing and production industry could result in a significant reduction in sales and negatively affect our profitability if demand for ethanol declines.

We expect to be completely focused on the marketing and production of ethanol and its co-products for the foreseeable future. We may be unable to shift our business focus away from the marketing and production of ethanol to other renewable fuels or competing products. Accordingly, an industry shift away from ethanol or the emergence of new competing products may reduce the demand for ethanol. A downturn in the demand for ethanol would likely materially and adversely affect our sales and profitability.

The volatility in the financial and commodities markets and sustained weakening of the economy could further significantly impact our business and financial condition and may limit our ability to raise additional capital.

As widely reported, financial markets in the United States and the rest of the world have experienced extreme disruption, including, among other things, extreme volatility in securities and commodities prices, as well as severely diminished liquidity and credit availability. As a result, we believe that our ability to access capital markets and raise funds required for our operations is severely restricted at a time when we need to do so, which continues to have a material adverse effect on our ability to meet our current and future funding requirements and on our ability to react to changing economic and business conditions. Significant declines in the price of crude oil have resulted in reduced demand for our products. We are not able to predict the duration or severity of any current or future disruption in financial markets, fluctuations in the price of crude oil or other adverse economic conditions in the United States. However, if economic conditions worsen, it is likely that these factors would have a further adverse effect on our results of operations and future prospects and may limit our ability to raise additional capital.

In addition to the ethanol produced by the Pacific Ethanol Plants, we also depend on a small number of third-party suppliers for a significant portion of the total amount of ethanol that we sell. If any of these suppliers does not continue to supply us with ethanol in adequate amounts, we may be unable to satisfy the demands of our customers and our sales, profitability and relationships with our customers will be adversely affected.

In addition to the ethanol produced by the Pacific Ethanol Plants, we also depend on a small number of third-party suppliers for a significant portion of the ethanol that we sell. We expect to continue to depend for the foreseeable future upon a small number of third-party suppliers for a significant portion of the total amount of the ethanol that we sell. Our third-party suppliers are primarily located in the Midwestern United States. The delivery of ethanol from these suppliers is therefore subject to delays resulting from inclement weather and other conditions. If any of these suppliers is unable or declines for any reason to continue to supply us with ethanol in adequate amounts, we may be unable to replace that supplier and source other supplies of ethanol in a timely manner, or at all, to satisfy the demands of our customers. If this occurs, our sales, profitability and our relationships with our customers will be adversely affected.

We and New PE Holdco may be adversely affected by environmental, health and safety laws, regulations and liabilities.

We and New PE Holdco are subject to various federal, state and local environmental laws and regulations, including those relating to the discharge of materials into the air, water and ground, the generation, storage, handling, use, transportation and disposal of hazardous materials, and the health and safety of our employees and the employees of the Pacific Ethanol Plants. In addition, some of these laws and regulations require the Pacific Ethanol Plants to operate under permits that are subject to renewal or modification. These laws, regulations and permits can often require expensive pollution control equipment or operational changes to limit actual or potential impacts to the environment. A violation of these laws and regulations or permit conditions can result in substantial fines, natural resource damages, criminal sanctions, permit revocations and/or facility shutdowns. In addition, we have made, and expect to make, significant capital expenditures on an ongoing basis to comply with increasingly stringent environmental laws, regulations and permits.

We and New PE Holdco may be liable for the investigation and cleanup of environmental contamination at each of the properties that New PE Holdco owns or that we operate and at off-site locations where we arrange for the disposal of hazardous substances. If these substances have been or are disposed of or released at sites that undergo investigation and/or remediation by regulatory agencies, we may be responsible under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, or other environmental laws for all or part of the costs of investigation and/or remediation, and for damages to natural resources. We may also be subject to related claims by private parties alleging property damage and personal injury due to exposure to hazardous or other materials at or from those properties. Some of these matters may require us to expend significant amounts for investigation, cleanup or other costs.

In addition, new laws, new interpretations of existing laws, increased governmental enforcement of environmental laws or other developments could require us to make significant additional expenditures. Continued government and public emphasis on environmental issues can be expected to result in increased future investments for environmental controls at the Pacific Ethanol Plants. Present and future environmental laws and regulations (and interpretations thereof) applicable to New PE Holdco’s and our operations, more vigorous enforcement policies and discovery of currently unknown conditions may require substantial expenditures that could have a material adverse effect on our results of operations and financial condition.

The hazards and risks associated with producing and transporting our products (including fires, natural disasters, explosions and abnormal pressures and blowouts) may also result in personal injury claims or damage to property and third parties. As protection against operating hazards, we maintain insurance coverage against some, but not all, potential losses. However, we could sustain losses for uninsurable or uninsured risks, or in amounts in excess of existing insurance coverage. Events that result in significant personal injury or damage to our property or third parties or other losses that are not fully covered by insurance could have a material adverse effect on our results of operations and financial condition.

If we are unable to attract and retain key personnel, our ability to operate effectively may be impaired.

Our ability to operate our business and implement strategies depends, in part, on the efforts of our executive officers and other key employees. Our future success will depend on, among other factors, our ability to attract and retain our current key personnel and qualified future key personnel, particularly executive management.  Failure to attract or retain qualified key personnel could have a material adverse effect on our business and results of operations.

We depend on a small number of customers for the majority of our sales. A reduction in business from any of these customers could cause a significant decline in our overall sales and profitability.

The majority of our sales are generated from a small number of customers. During each of 2009 and 2008, sales to our two largest customers, each of whom accounted for 10% or more of total net sales, represented an aggregate of approximately 32% of our total net sales for those years. We expect that we will continue to depend for the foreseeable future upon a small number of customers for a significant portion of our sales. Our agreements with these customers generally do not require them to purchase any specified amount of ethanol or dollar amount of sales or to make any purchases whatsoever. Therefore, in any future period, our sales generated from these customers, individually or in the aggregate, may not equal or exceed historical levels. If sales to any of these customers cease or decline, we may be unable to replace these sales with sales to either existing or new customers in a timely manner, or at all. A cessation or reduction of sales to one or more of these customers could cause a significant decline in our overall sales and profitability.

Our lack of long-term ethanol orders and commitments by our customers could lead to a rapid decline in our sales and profitability.

We cannot rely on long-term ethanol orders or commitments by our customers for protection from the negative financial effects of a decline in the demand for ethanol or a decline in the demand for our marketing services. The limited certainty of ethanol orders can make it difficult for us to forecast our sales and allocate our resources in a manner consistent with our actual sales. Moreover, our expense levels are based in part on our expectations of future sales and, if our expectations regarding future sales are inaccurate, we may be unable to reduce costs in a timely manner to adjust for sales shortfalls. Furthermore, because we depend on a small number of customers for a significant portion of our sales, the magnitude of the ramifications of these risks is greater than if our sales were less concentrated. As a result of our lack of long-term ethanol orders and commitments, we may experience a rapid decline in our sales and profitability.

Risks Related to this Offering and Ownership of our Common Stock

We have received a delisting notice from The NASDAQ Stock Market.  Our common stock may be involuntarily delisted from trading on The NASDAQ Capital Market if we fail to regain compliance with the minimum closing bid price requirement of $1.00 per share.  A delisting of our common stock is likely to reduce the liquidity of our common stock and may inhibit or preclude our ability to raise additional financing and may also materially and adversely impact our credit terms with our vendors.

NASDAQ’s quantitative listing standards require, among other things, that listed companies maintain a minimum closing bid price of $1.00 per share.  We failed to satisfy this threshold for 30 consecutive trading days and on June 30, 2010, we received a letter from The NASDAQ Stock Market, or NASDAQ, indicating that we have been provided an initial period of 180 calendar days, or until December 27, 2010, in which to regain compliance.  The letter states that the NASDAQ staff will provide written notification that we have achieved compliance if at any time before December 27, 2010, the bid price of our common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days unless the NASDAQ staff exercises its discretion to extend this 10 day period.  We may be eligible to receive an additional 180 day compliance period if we meet some of the initial listing requirements of The NASDAQ Capital Market, notify NASDAQ of our intent to cure the deficiency and it appears to the staff of NASDAQ that it is possible for us to cure the deficiency.  If we receive the additional 180 day compliance period, we will have until June 25, 2011 to regain compliance.  If we do not regain compliance by December 27, 2010, or, if we receive an additional compliance period, by June 25, 2011, the NASDAQ staff will provide written notice that our common stock is subject to delisting.  Given the increased market volatility arising in part from economic turmoil resulting from the ongoing credit crisis, the challenging environment in the biofuels industry and our lack of liquidity, we may be unable to regain compliance with the closing bid price requirement by December 27, 2010 or June 25, 2011.  A delisting of our common stock is likely to reduce the liquidity of our common stock and may inhibit or preclude our ability to raise additional financing and may also materially and adversely impact our credit terms with our vendors.

The conversion of convertible securities (including the Notes and our Series B Preferred Stock) and the exercise of outstanding options and warrants (including the Warrants) to purchase our common stock could substantially dilute your investment, impede our ability to obtain additional financing, and cause us to incur additional expenses.

Under the terms of our Notes and Series B Preferred Stock that are convertible into our common stock, warrants (including the Warrants) to purchase our common stock, and outstanding options to acquire our common stock issued to employees, directors and others, the holders of these securities are given an opportunity to profit from a rise in the market price of our common stock that, upon the conversion of the Notes or the Series B Preferred Stock or the exercise of these warrants (including the Warrants) and/or options, could result in dilution in the interests of our other stockholders. The terms on which we may obtain additional financing may be adversely affected by the existence and potentially dilutive impact of the Notes, Series B Preferred Stock, options and warrants (including the Warrants). In addition, holders of the Notes, Series B Preferred Stock, and warrants (including the Warrants) have registration rights with respect to the common stock underlying the Notes and Warrants, the registration of which will cause us to incur a substantial expense.

The voting power and value of your investment could decline if our Notes are converted and our Warrants are exercised at a reduced price due to our issuance of lower-priced shares or market declines which trigger rights of the holders of our Notes to receive additional shares of our common stock.

We have issued a significant amount of Notes and Warrants, the conversion or exercise of which could have a substantial negative impact on the price of our common stock and could result in a dramatic decrease in the value of your investment. The initial conversion price of our Notes is subject to market-price protection that may cause the conversion price of the Notes to be reduced in the event of a decline in the market price of our common stock. In addition, the conversion price of our Notes and the exercise price of the Warrants will be subject to downward anti-dilution adjustments in most cases, from time to time, if we issue securities at a purchase, exercise or conversion price that is less than the then-applicable conversion price of our outstanding Notes or exercise price of the Warrants. Consequently, the voting power and value of your investment in each of these events would decline if the Notes or the Warrants are converted or exercised for shares of our common stock at lower prices as a result of the declining market-price or sales of our securities are made below the conversion price of the Notes and/or the exercise price of the Warrants.

The market-price protection feature of our Notes could also allow the Notes to become convertible into a greatly increased number of additional shares of our common stock, particularly if a holder of the Notes sequentially converts portions of the Note into shares of our common stock at alternate conversion prices and resells those shares into the market. If a holder of the Notes sequentially converts portions of the Notes into shares of our common stock or if we issue shares of common stock in lieu of cash payments of principal and interest on the Notes, each at alternate conversion prices, and the holder of the Notes resells those shares into the market, then the market price of our common stock could decline due to the additional shares available in the market, particularly in the event of any thin trading volume of our common stock. Consequently, if a holder of the Notes repeatedly converts portions of the Notes or we repeatedly issue shares of common stock in lieu of cash payments of principal and interest on the Notes at alternate conversion prices and then the holder resells those underlying shares into the market, a continuous downward spiral of the market price of our common stock could occur that would benefit a holder of our Notes at the expense of other existing or potential holders of our common stock, potentially creating a divergence of interests between a holder of our Notes and investors who purchase the shares of common stock resold by a holder of the Notes following conversion of the Notes.

The market price of our common stock and the value of your investment could substantially decline if our Notes or Series B Preferred Stock are converted into shares of our common stock, if we issue shares of our common stock in payment of principal and interest on our Notes and if our options and warrants (including the Warrants) are exercised for shares of our common stock and all of these shares of common stock are resold into the market, or if a perception exists that a substantial number of shares will be issued upon conversion of our Notes or Series B Preferred Stock, upon the payment of principal and interest on the Notes or upon exercise of our warrants (including the Warrants) or options and then resold into the market.

If the conversion prices at which the principal balances of the Notes or Series B Preferred Stock are converted, the issuance prices at which shares of common stock in payment of principal and interest on the Notes are issued, and the exercise prices at which our warrants (including the Warrants) and options are exercised are lower than the price at which you made your investment, immediate dilution of the value of your investment will occur. In addition, sales of a substantial number of shares of common stock issued upon conversion of the Notes or Series B Preferred Stock, in lieu of cash payments of principal and interest on the Notes and upon exercise of our warrants (including the Warrants) and options, or even the perception that these sales could occur, could adversely affect the market price of our common stock, which would mean that the Notes would be convertible into an increased number of shares of our common stock in cases where, as described elsewhere in these risk factors, the conversion price is based upon a discount from the market price of our common stock. You could, therefore, experience a substantial decline in the value of your investment as a result of both the actual and potential conversion of our outstanding Notes or Series B Preferred Stock, issuance of shares of common stock in lieu of cash payments of principal and interest on the Notes and exercise of our outstanding warrants (including the Warrants) or options.

The issuance of shares upon the conversion of the Notes or Series B Preferred Stock, upon the payment of principal and interest on the Notes and upon the exercise of outstanding options and warrants (including the Warrants) could result in a change of control of Pacific Ethanol.

As of December 8 , 2010, we had outstanding options, warrants (including the Warrants), Notes (including shares issuable as interest in lieu of cash payments calculated at an interest rate of 8% per annum, compounded monthly, from the closing date of the issuance of the Notes through the maturity date of the Notes) and Series B Preferred Stock that were exercisable for or convertible into approximately 82,443,675 shares of common stock based upon an assumed conversion price of $0.85 for the Notes and existing exercise prices for the warrants (including the Warrants) and options. In addition, as discussed elsewhere in these Risk Factors, the number of shares exercisable under outstanding warrants and convertible under outstanding Notes and Series B Preferred Stock may be subject to increase in the event of our future issuance of securities or a decline in the market price of our common stock. A change of control of Pacific Ethanol could occur if a significant number of shares are issued to the holders of our outstanding options, warrants (including the Warrants), Notes or Series B Preferred Stock.  If a change of control occurs, then the stockholders who historically have controlled our company would no longer have the ability to exert significant control over matters that could include the election of our directors, changes in the size and composition of our board of directors, and mergers and other business combinations involving our company. Instead, one or more other stockholders could gain the ability to exert this type of control and may also, through control of our board of directors and voting power, be able to control a number of decisions, including decisions regarding the qualification and appointment of officers, dividend policy, access to capital (including borrowing from third-party lenders and the issuance of additional equity securities), and the acquisition or disposition of our assets.

If we are unsuccessful in maintaining compliance with or modifying our registration obligations with regard to our Notes and Warrants, we may incur substantial monetary penalties.

The registration rights agreements we entered into in connection with the issuance of the Notes and Warrants require us to, among other things, register for resale the shares of common stock issued or issuable under our Notes (including shares issued in payment of interest on the Notes) and the Warrants, and maintain the effectiveness of the registration for an extended period of time. We will be required to file a number of registration statements, including the registration statement of which this prospectus is a part, to ensure that all shares of common stock to be issued in connection with the issuance of the Notes and Warrants will be registered. If we are unable to have any one of these registration statements declared effective by the Securities and Exchange Commission, or SEC, or maintain effectiveness of the required registration statements, or to modify our registration obligations, then we may be required to pay registration delay payments in an amount up to approximately $700,000 on the date of failure and monthly thereafter until the failure is cured. The payment of registration delay payments would adversely affect our business, operating results, financial condition, and ability to service our other indebtedness by adversely affecting our cash flows.

In addition, failure to meet our registration requirements may result in an event of default under the Notes. Among other things, upon an event of default the Note holders are entitled to demand that we immediately pay the entire principal balance of the Notes in full in cash. If we are required to redeem the Notes upon an event of default, it would have a significant negative impact on our financial condition and would likely render us insolvent.

As a result of our issuance of shares of Series B Preferred Stock, our common stockholders may experience numerous negative effects and most of the rights of our common stockholders will be subordinate to the rights of the holders of our Series B Preferred Stock.

As a result of our issuance of shares of Series B Preferred Stock, our common stockholders may experience numerous negative effects, including dilution from any dividends paid in preferred stock and antidilution adjustments. In addition, rights in favor of the holders of our Series B Preferred Stock include: seniority in liquidation and dividend preferences; substantial voting rights; numerous protective provisions; and preemptive rights. Also, our outstanding Series B Preferred Stock could have the effect of delaying, deferring and discouraging another party from acquiring control of Pacific Ethanol.

Our stock price is highly volatile, which could result in substantial losses for investors purchasing shares of our common stock and in litigation against us.

The market price of our common stock has fluctuated significantly in the past and may continue to fluctuate significantly in the future. The market price of our common stock may continue to fluctuate in response to one or more of the following factors, many of which are beyond our control:

•
our ability to maintain contracts that are critical to our operations, including the asset management agreement with a number of subsidiaries of New PE Holdco that provide us with the ability to operate the Pacific Ethanol Plants;

•	our ability to obtain and maintain normal terms with vendors and service providers;
•	fluctuations in the market price of ethanol and its co-products;
•	the volume and timing of the receipt of orders for ethanol from major customers;
•	competitive pricing pressures;
•	our ability to produce, sell and deliver ethanol on a cost-effective and timely basis;
•	the introduction and announcement of one or more new alternatives to ethanol by our competitors;
•	changes in market valuations of similar companies;
•	stock market price and volume fluctuations generally;
•	the relative small public float of our common stock;
•	regulatory developments or increased enforcement;
•	fluctuations in our quarterly or annual operating results;
•	additions or departures of key personnel;
•	our inability to obtain financing; and
•	future sales of our common stock or other securities.

Furthermore, we believe that the economic conditions in California and other Western states, as well as the United States as a whole, could have a negative impact on our results of operations. Demand for ethanol could also be adversely affected by a slow-down in overall demand for oxygenate and gasoline additive products. The levels of our ethanol production and purchases for resale will be based upon forecasted demand. Accordingly, any inaccuracy in forecasting anticipated revenues and expenses could adversely affect our business. The failure to receive anticipated orders or to complete delivery in any quarterly period could adversely affect our results of operations for that period. Quarterly results are not necessarily indicative of future performance for any particular period, and we may not experience revenue growth or profitability on a quarterly or an annual basis.

The price at which you purchase shares of our common stock may not be indicative of the price that will prevail in the trading market. You may be unable to sell your shares of common stock at or above your purchase price, which may result in substantial losses to you and which may include the complete loss of your investment. In the past, securities class action litigation has often been brought against a company following periods of high stock price volatility. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and our resources away from our business.

Any of the risks described above could have a material adverse effect on our sales and profitability and the price of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, including statements concerning future conditions in the industries within which we operate, and concerning our future business, financial condition, operating strategies, and operational and legal risks.  Words like “believe,” “expect,” “may,” “will,” “could,” “seek,” “estimate,” “continue,” “anticipate,” “intend,” “future,” “plan” or variations of those terms and other similar expressions, including their use in the negative, are used in this prospectus to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as to our expectations, as of the date of this prospectus. These forward-looking statements are subject to a number of risks and uncertainties, including those identified under “Risk Factors” and elsewhere in this prospectus.  Although we believe that the expectations reflected in these forward-looking statements are reasonable, actual conditions in the industries within which we operate, and actual conditions and results in our business, could differ materially from those expressed in these forward-looking statements. In addition, none of the events anticipated in the forward-looking statements may actually occur. Any of these different outcomes could cause the price of our common stock to decline substantially. Except as required by law, we undertake no duty to update any forward-looking statement after the date of this prospectus, either to conform any statement to reflect actual results or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock offered under this prospectus by the selling security holders.  Rather, the selling security holders will receive those proceeds directly.

Upon exercise of the Warrants, the underlying shares of common stock of which are offered for sale hereunder, we may receive aggregate proceeds of approximately $17.5 million if the security holders elect to exercise the Warrants for cash rather than electing to exercise the Warrants using the cashless exercise provisions contained in the Warrants. We expect to use any cash proceeds from the exercise of Warrants for general working capital purposes.

DIVIDEND POLICY

We have never paid cash dividends on our common stock and do not intend to pay cash dividends on our common stock in the foreseeable future. We anticipate that we will retain any earnings for use in the continued development of our business.

Several of our current and future debt financing arrangements may limit or prevent cash distributions from our subsidiaries to us, depending upon the achievement of specified financial and other operating conditions and our ability to properly service our debt, thereby limiting or preventing us from paying cash dividends. Further, under the terms of the Notes we are prohibited from paying any cash dividends on either our common stock or Series B Preferred Stock. In addition, the holders of our outstanding Series B Preferred Stock are entitled to dividends of 7% per annum, payable quarterly in arrears, none of which have been paid for the year ended December 31, 2009 or thereafter through the date of this prospectus. Accumulated and unpaid dividends in respect of our Series B Preferred Stock must be paid prior to the payment of any dividends to our common stockholders. Under the terms of the Notes, accrued and unpaid dividends in respect of our Series B Preferred Stock may only be paid in-kind while the Notes remain outstanding. As of September  30, 2010, we had accrued and unpaid dividends of approximately $5.5 million on our Series B Preferred Stock.

PRICE RANGE OF COMMON STOCK

Our common stock has traded on The NASDAQ Capital Market since May 3, 2010. Between October 10, 2005 and May 3, 2010, our common stock traded on The NASDAQ Global Market (formerly, The NASDAQ National Market). The table below shows, for each fiscal quarter indicated, the high and low sales prices for shares of our common stock. This information has been obtained from The NASDAQ Stock Market. The prices shown reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

Price Range
	High	Low

Year Ending December 31, 2010:
First Quarter (January 1 – March 31)	$ 2.75	$ 0.71
Second Quarter (April 1 – June 30)	$ 1.60	$ 0.45
Third Quarter (July 1 – September 30)	$ 1.25	$ 0.37
Fourth Quarter (October 1 – December 8 )	$ 1.14	$ 0.58

Year Ended December 31, 2009:
First Quarter (January 1 – March 31)	$ 0.68	$ 0.20
Second Quarter (April 1 – June 30)	$ 0.84	$ 0.28
Third Quarter (July 1 – September 30)	$ 0.67	$ 0.30
Fourth Quarter (October 1 – December 31)	$ 1.06	$ 0.35

Year Ended December 31, 2008:
First Quarter (January 1 – March 31)	$ 9.20	$ 4.25
Second Quarter (April 1 – June 30)	$ 6.86	$ 1.81
Third Quarter (July 1 – September 30)	$ 2.40	$ 1.24
Fourth Quarter (October 1 – December 31)	$ 1.65	$ 0.35

As of December 8 , 2010, we had 89,227,006 shares of common stock outstanding and held of record by approximately 500 stockholders. These holders of record include depositories that hold shares of stock for brokerage firms which, in turn, hold shares of stock for numerous beneficial owners. On December 8 , 2010, the last reported price of our common stock on The NASDAQ Capital Market was $0.60 per share.

Equity Compensation Plan Information

The following table provides information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2009.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants or Stock Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1)(2)
Equity Compensation Plans Approved by Security Holders:
2004 Plan(1)	80,000	$8.26	—
2006 Plan	—	$—	922,259	(2)

(1)	Our 2004 Plan was terminated effective September 7, 2006, except to the extent of then-outstanding options.
(2)	Excludes an additional 4,000,000 shares of common stock available for future issuance under an amendment to the 2006 Plan that was approved by our stockholders on June 3, 2010.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited condensed consolidated pro forma financial information presents our balance sheet as of September 30, 2010 and the statements of operations for the year ended December 31, 2009 and for the nine months ended September  30, 2010. The pro forma statement of operations for the year ended December 31, 2009 is based on our audited consolidated statement of operations for the year ended December 31, 2009, and the unaudited balance sheet as of September 30, 2010 and the statement of operations for the nine months ended September 30, 2010 are based on our unaudited balance sheet and statement of operations and other costs related to the transactions described below. The pro forma statements of operations give effect to the transactions as if each of the transactions occurred on January 1, 2009. The pro forma balance sheet gives effect to the transactions as if each of the transactions occurred on September 30, 2010.

The unaudited pro forma condensed combined financial statements should be read in conjunction with our historical audited financial statements and the unaudited interim financial information appearing elsewhere in this prospectus.

On October 6, 2010, we raised $35 million through the issuance of $35 million in principal amount of Notes and Warrants to purchase an aggregate of 20,588,235 shares of our common stock. On that same date we sold our 42% interest in Front Range for $18.5 million in cash, paid off our outstanding indebtedness to Lyles United, LLC and Lyles Mechanical Co. in the aggregate amount of approximately $17 million and purchased a 20% ownership interest in New PE Holdco for an aggregate purchase price of $23.3 million.

For purposes of the unaudited pro forma condensed combined financial information, we have made a preliminary allocation of the estimated purchase price of our 20% interest in New PE Holdco to the assets acquired and liabilities assumed based on estimates of their fair value.  Prior to our acquisition of our interest in New PE Holdco, and for the periods presented in the historical financial statements, we indirectly owned 100% of the assets and liabilities of the entities that were transferred to New PE Holdco on the Effective Date. Therefore, the estimates of the assets, liabilities and their subsequent allocations were derived from prior estimates made by management. Final estimates of these are dependent upon valuations and other analyses which could not be completed prior to the completion of the transactions described above. These final allocations may differ materially from the preliminary allocations used in these unaudited pro forma condensed combined financial statements and these differences may result in material changes in the pro forma information contained in this prospectus.

The Notes and Warrants have features that we believe would require us to bifurcate the Notes from the fair value of the liabilities attributed to the Warrants and the conversion features of the Notes, separately.  Estimated valuations of these components could not be completed prior to the completion of the transactions. The result of the allocation will result in a debt discount. Therefore, amortization of the debt discount is excluded from the pro forma results for the year ended December 31, 2009 and for the nine months ended September 30, 2010. In addition, liabilities recorded relating to the Warrants and the conversion features of the Notes would be marked-to-market at each reporting period. The pro forma results do not include these mark-to-market adjustments.

We also consolidated the results of Front Range for the year ended December 31, 2009 within the historical amounts, with us deconsolidating these amounts on January 1, 2010, resulting in accounting for Front Range under the equity method for the nine months ended September 30, 2010.

The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of the consolidated financial position at any future date or consolidated results of operations in future periods or the results that actually would have been realized had these transactions during the specified periods presented. The pro forma adjustments are based on the preliminary information available as of the date of this prospectus.

The unaudited pro forma condensed combined financial information does not give effect to any potential cost savings or other operating efficiencies that could result from the transactions described above, had they occurred on January 1, 2009.

Any reference in the following tables and notes to PEH and PEI means New PE Holdco and Pacific Ethanol, respectively.

PACIFIC ETHANOL, INC.
Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of September 30, 2010
(in thousands)

ASSETS	Reported Amounts	Pro Forma Adjustments	Notes	Pro Forma Amounts
Current Assets:
Cash and cash equivalents	$1,644	$16,952	(a)	$18,596
Accounts receivable, net	17,465	—		17,465
Inventories	4,619	5,385	(b)	10,004
Investment in Front Range	18,500	(18,500)	(d)	—
Other current assets	6,735	3,665	(b)	10,400
Total current assets	48,963	7,502		56,465

Property and equipment, net	1,115	157,370	(c)	158,485
Other Assets:
Intangible assets	4,801	—		4,801
Other assets	592	1,196	(b)	1,788
Total other assets	5,393	1,196		6,589

Total Assets	$55,471	$166,068		$221,539

See accompanying notes to these unaudited pro forma condensed consolidated financial statements.

PACIFIC ETHANOL, INC.
Unaudited Pro Forma Condensed Consolidated Balance Sheet
(Continued)
As of September 30, 2010
(in thousands)

LIABILITIES AND STOCKHOLDERS’ EQUITY	Historical Amounts	Pro Forma Adjustments	Notes	Pro Forma Amounts
Current Liabilities:
Accounts payable, trade	$13,858	$(3,121)	(b)	$10,737
Accrued liabilities	6,163	360	(b)	6,523
Other liabilities - related parties	8,256	(4,537)	(e)	3,719
Current portion of long-term debt	13,250	(12,500)	(e)	750
Total current liabilities	41,257	(19,798)		21,729

Senior convertible notes	—	35,000	(f)	35,000
PEH term debt	—	50,000	(g)	50,000
PEH working capital line of credit	—	13,756	(g)	13,756
Kinergy working capital line of credit	8,399	—		8,399
Other Liabilities	1,617	98	(b)	1,715

Total Liabilities	51,543	79,056		130,599

Stockholders’ Equity:
Pacific Ethanol, Inc. Stockholders’ Equity:
Preferred stock	2	—		2
Common stock	83	—		83
Additional paid-in capital	503,489	—		503,489
Accumulated deficit	(499,646)	—		(499,646)
Total PEI equity	3,928	—		3,928
Noncontrolling interest equity	—	87,012	(h)	87,012
Total Stockholders’ Equity	3,928	87,012		90,940

Total Liabilities and Stockholders’ Equity	$55,471	$166,068		$221,539

See accompanying notes to these unaudited pro forma condensed consolidated financial statements.

PACIFIC ETHANOL, INC.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
Year ended December 31, 2009
(in thousands, except per share data)

	Historical Amounts	Pro Forma Adjustments	Notes	Pro Forma Amounts
Net sales	$316,560	$(95,656)	(i)	$220,904
Cost of goods sold	338,607	(92,796)	(i)
		(15,710)	(j)	230,101
Gross profit (loss)	(22,047)	12,850		(9,197)
Selling, general and administrative expenses	21,458	(2,569)	(i)	18,889
Asset impairments	252,388	(252,388)	(k)	—
Income (loss) from operations	(295,893)	267,807		(28,086)
Gain from write-off of liabilities	14,232	—		14,232
Other expense, net	(15,437)	(2,085)	(l)
		1,348	(i)	(16,174)
Loss before reorganization costs and provision for income taxes	(297,098)	267,070		(30,028)
Reorganization costs	(11,607)	11,607	(k)	—
Provision for income taxes	—	—		—
Net income (loss)	(308,705)	278,677		(30,028)
Net income (loss) attributed to noncontrolling interests in variable interest entity	552	19,996	(m)	20,548
Net income (loss) attributed to PEI	$(308,153)	$298,673		$(9,480)
Preferred stock dividends	(3,202)	—		(3,202)
Income (loss) available to common stockholders	$(311,355)	$298,673		$(12,682)
Net income (loss) per share, basic and diluted	$(5.45)			$(0.19)
Weighted average shares outstanding, basic and diluted	57,084	8,306	(n)	65,390

See accompanying notes to these unaudited pro forma condensed consolidated financial statements.

PACIFIC ETHANOL, INC.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
Nine months ended September 30, 2010
(in thousands, except per share data)

	Reported Amounts	Pro Forma Adjustments	Notes	Pro Forma Amounts
Net sales	$194,087	$54,748	(b)	$248,835
Cost of goods sold	195,883	55,780	(b)	251,663
Gross loss	(1,796)	(1,032)		(2,828)
Selling, general and administrative expenses	9,065	152	(b)	9,217
Loss from operations	(10,861)	(1,184)		(12,045)
Loss on investment in Front Range	(12,146)	12,146		—
Loss on extinguishment of debt	(2,159)	—		(2,159)
Other expense, net	(4,550)	(5,017)	(l)
		929	(i)	(8,638)
Loss before reorganization costs, gain from bankruptcy exit and provision for income taxes	(29,716)	(6,874)		(22,842)
Reorganization costs	(4,153)	4,153	(k)	—
Gain from bankruptcy exit	119,408	(119,408)	(k)	—
Provision for income taxes	—	—		—
Net income (loss)	85,539	(108,381)		(22,842)
Net income (loss) attributed to noncontrolling interests in variable interest entity	—	14,338	(m)	14,338
Net income (loss) attributed to PEI	$85,539	$(94,043)		$(8,504)
Preferred stock dividends	(2,346)	—		(2,346)
Income (loss) available to common stockholders	$83,193	$(94,043)		$(10,850)
Net income (loss) per share, basic	$1.19			$(0.10)
Net income (loss) per share, diluted	$1.10			$(0.10)
Weighted average shares outstanding, basic	69,630	39,923	(n)	109,553
Weighted average shares outstanding, diluted	77,692	39,923	(n)	109,553

See accompanying notes to these unaudited pro forma condensed consolidated financial statements.

Notes to Unaudited Pro Forma Financial Information

(a)	Amounts represent cash sources and uses as follows (in thousands):

Cash proceeds from Notes and Warrants	$35,000
Cash proceeds from sale of interest in Front Range	18,500
Cash balances at PEH	3,789
Purchase of 20% in PEH	(23,300)
Payments in satisfaction of Lyles loans	(17,037)
Net adjustment	$16,952

(b)
Management has determined that PEH is a variable interest entity. In addition, because of our ownership interest in PEH, in relation to the other members’ position and involvement, as well as our asset management and marketing agreements with subsidiaries of PEH, management believes that we are the primary beneficiary and, accordingly, we have consolidated the results of PEH in these pro forma results.  Amounts represent the assets, liabilities and operations of PEH at September 30, 2010.

(c)
Amounts represent the fixed assets of the Pacific Ethanol Plants. The amounts represent management’s best estimate of the fair value of the fixed assets based on a previously conducted analyses in connection with our assessment of these assets for impairment at December 31, 2009, less cumulative depreciation expense. Management has not completed its final purchase price allocation and amounts are subject to change from these pro form adjustments upon completion of the valuation and allocation.

(d)	Adjustment for the removal of our investment in Front Range, which was sold as part of the transactions described above, resulting in a loss on our investment.

(e)	Represents the payment in satisfaction of accrued interest and notes payable to Lyles United, LLC and Lyles Mechanical Co.

(f)
Represents the Notes issued as part of the transactions described above. Allocations regarding any Warrant and Note exercise or conversion feature liabilities, as well as their resulting income statement impacts to interest expense, are not included in these amounts. The valuation of the components could not be completed prior to the completion of the transactions described above.

(g)	Represents PEH’s reorganized debt consisting of $50.0 million in 3-year term debt and a $35.0 million working capital facility.

(h)	Adjustment for noncontrolling interest equity, as we own only 20% of PEH.

(i)	Amounts represent the removal of the previously consolidated results of Front Range, assuming that the sale of Front Range and the other transactions described above occurred on January 1, 2009.

(j)
The historical financial results include results from the entities transferred to PEH upon completion of its bankruptcy proceedings. These amounts represent the adjustment to depreciation expense using the most recent assessment of the property and equipment valuation.

(k)
Historical amounts include the consolidated results of the entities transferred to PEH prior to completion of its bankruptcy proceedings. These adjustments are intended to adjust the pro forma amounts for PEH to amounts assuming PEH had emerged from bankruptcy protection prior to our acquisition of PEH on January 1, 2009, therefore these amounts adjust for the bankruptcy accounting specific items.

(l)
Amounts represent interest expense and amortization of deferred financing fees on the Notes and Warrants and a reduction of interest expense associated with the repayment of the notes to Lyles United, LLC and Lyles Mechanical Co. in connection with the above transactions, as they were assumed to be paid on January 1, 2009. Further, the amounts do not include any mark-to-market adjustments on derivative liabilities and any amortization of debt discount on the Notes.

(m)
Amounts represent the removal of the Front Range component of noncontrolling interest as Front Range was assumed sold on January 1, 2009 for the year ended December 31, 2009 and adjustment for the PEH income of noncontrolling interests.

(n)
Share amounts represent the issuance of the common stock in satisfaction of the principal and interest on the Notes, beginning in the sixth month and continuing monthly over the remainder of the 15 month term. These shares assume there were no Warrant exercises during the period.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our consolidated financial statements and notes to consolidated financial statements included elsewhere in this prospectus.  This prospectus and our consolidated financial statements and notes to consolidated financial statements contain forward-looking statements, which generally include the plans and objectives of management for future operations, including plans and objectives relating to our future economic performance and our current beliefs regarding revenues we might generate and profits we might earn if we are successful in implementing our business and growth strategies.  The forward-looking statements and associated risks may include, relate to or be qualified by other important factors, including:

•	our ability to obtain and maintain normal terms with vendors and service providers;
•	our ability to maintain contracts that are critical to our operations;
•	fluctuations in the market price of ethanol and its co-products;
•	the projected growth or contraction in the ethanol and co-product markets in which we operate;
•	our strategies for expanding, maintaining or contracting our presence in these markets;
•	our ability to successfully manage and operate third party ethanol production facilities;
•	anticipated trends in our financial condition and results of operations; and
•	our ability to distinguish ourselves from our current and future competitors.

You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus, or in the case of a document incorporated by reference, as of the date of that document.  We do not undertake to update, revise or correct any forward-looking statements, except as required by law.

Any of the factors described above, elsewhere in this prospectus or in the “Risk Factors” section of this prospectus could cause our financial results, including our net income or loss or growth in net income or loss to differ materially from prior results, which in turn could, among other things, cause the price of our common stock to fluctuate substantially.

Overview

We are the leading marketer and producer of low carbon renewable fuels in the Western United States.

Since our inception in 2005, we have conducted ethanol marketing operations through our subsidiary, Kinergy, through which we market and sell ethanol produced by third parties.  In 2006, we began constructing the first of our four then wholly-owned ethanol production facilities, or Pacific Ethanol Plants, and were continuously engaged in plant construction until the fourth facility was completed in 2008.  We funded, and until recently directly operated, the Pacific Ethanol Plants through a subsidiary holding company and four other indirect subsidiaries, or Plant Owners.

In late 2008 and early 2009, we idled production at three of the Pacific Ethanol Plants due to adverse market conditions and lack of adequate working capital.  Adverse market conditions and our financial constraints continued, resulting in an inability to meet our debt service requirements, and in May 2009, the subsidiary holding company and the Plant Owners, collectively referred to as the Bankrupt Debtors, each commenced a case by filing voluntary petitions for relief under chapter 11 of Title 11 of the United States Code, or Bankruptcy Code, in the United States Bankruptcy Court for the District of Delaware.

On March 26, 2010, the Bankrupt Debtors filed a joint plan of reorganization with the Bankruptcy Court, which was structured in cooperation with a number of the Bankrupt Debtors’ secured lenders.  On June 29, 2010, referred to as the Effective Date, the Bankrupt Debtors declared effective their amended joint plan of reorganization, or the Plan, and emerged from bankruptcy.  Under the Plan, on the Effective Date, all of the ownership interests in the Bankrupt Debtors were transferred to a newly-formed holding company, New PE Holdco, LLC, or New PE Holdco, wholly-owned as of that date by some of the prepetition lenders and new lenders of the Bankrupt Debtors.  As a result, the Pacific Ethanol Plants are now wholly-owned by New PE Holdco.

We currently manage the production of ethanol at the Pacific Ethanol Plants under the terms of an asset management agreement with a number of subsidiaries of New PE Holdco.  We also market ethanol and its co-products, including WDG, produced by the Pacific Ethanol Plants under the terms of separate marketing agreements with the Plant Owners whose facilities are operational and a Plant Owner whose facility is in the process of being re-started . We also market ethanol and its co-products to other third parties, and provide transportation, storage and delivery of ethanol through third-party service providers in the Western United States, primarily in California, Nevada, Arizona, Oregon, Colorado, Idaho and Washington.

We have extensive customer relationships throughout the Western United States and extensive supplier relationships throughout the Western and Midwestern United States.  Our customers are integrated oil companies and gasoline marketers who blend ethanol into gasoline. We supply ethanol to our customers either from the Pacific Ethanol Plants located within the regions we serve, or with ethanol procured in bulk from other producers. In some cases, we have marketing agreements with ethanol producers to market all of the output of their facilities. Additionally, we have customers who purchase our co-products for animal feed and other uses.

The Pacific Ethanol Plants have an aggregate annual capacity of up to 200 million gallons.  As of the date of this prospectus, two of the facilities were operating and two of the facilities were idled. We are in the process of re-starting the Stockton, California facility and expect to resume production of ethanol at that facility in December 2010. In addition, if market conditions continue to improve, we may re-start the Madera, California facility as early as the first quarter of 2011, subject to the approval of New PE Holdco.

Under the asset management agreement and marketing agreements, we manage the production and operations of the Pacific Ethanol Plants, market their ethanol and WDG and earn fees as follows:

•	Ethanol marketing fees of approximately 1% of the net sales price;

•	Corn procurement and handling fees of approximately $2.00 per ton;

•	Distillers grain fees of approximately the greater of 5% of the third-party purchase price or $2.00 per ton; and

•	Asset management fees of $75,000 per month for each operating facility and $40,000 per month for each idled facility.

We intend to maintain our position as the leading marketer and producer of low-carbon renewable fuels in the Western United States, in part by expanding our relationships with customers and third-party ethanol producers to market higher volumes of ethanol and by expanding the market for ethanol by continuing to work with state governments to encourage the adoption of policies and standards that promote ethanol as a fuel additive and transportation fuel.  Further, we may seek to provide management services for other third-party ethanol production facilities in the Western United States.

Recent Developments

On October 6, 2010, we raised $35.0 million through the issuance of $35.0 million in principal amount of Notes and Warrants to purchase an aggregate of 20,588,235 shares of our common stock. See “Description of Note and Warrant Financing.” On that same date we sold our 42% interest in Front Range Energy, LLC, or Front Range, for $18.5 million in cash, paid off our outstanding indebtedness to Lyles United, LLC and Lyles Mechanical Co. in the aggregate amount of approximately $17.0 million and purchased a 20% ownership interest in New PE Holdco for an aggregate purchase price of $23.3 million.

Nine Months Ended September 30, 2010 Compared to Nine Months Ended September 30, 2009

For the periods through June 29, 2010, our consolidated financial statements include the financial statements of the Plant Owners. On June 29, 2010, the Plant Owners emerged from bankruptcy, and the ownership of the Plant Owners was transferred to New PE Holdco. Accordingly, for the three months ended September 30, 2010, we did not consolidate the Plant Owners’ financial statements as we had no ownership interest in the Plant Owners during the period. Also, under the Plan, we removed the Plant Owners’ assets of $175.0 million and liabilities of $294.4 million from our balance sheet, resulting in a net gain of $119.4 million for the three months ended June 30, 2010. On October 6, 2010, we purchased 20% ownership interest in New PE Holdco, which gives us the largest equity position. Based on our ownership interest as well as our asset management and marketing agreements with New PE Holdco, we believe we will consolidate its financial results with ours beginning in the fourth quarter of 2010.

Effective January 1, 2010, we adopted the new guidance to Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, 810, Consolidations, which resulted in our conclusion that, under the FASB’s guidance, we are no longer the primary beneficiary and, effective January 1, 2010, we prospectively adopted the guidance resulting in a deconsolidation of the financial results of Front Range. Upon deconsolidation, on January 1, 2010, we removed $62.6 million of assets and $18.6 million of liabilities from our consolidated balance sheet and recorded a cumulative debit adjustment to retained earnings of $1.8 million. The periods presented in this prospectus prior to the effective date of the deconsolidation continue to include related balances associated with our prior ownership interest in Front Range. Effective January 1, 2010, we began accounting for our investment in Front Range under the equity method, with equity earnings recorded in other income (expense) in the consolidated statements of operations. On October 6, 2010, we sold our ownership interest in Front Range, resulting in a loss on the sale in the amount of $12.1 million for the three months ended September 30, 2010, as we reduced the carrying value of our investment in Front Range to its fair value equal to the $18.5 million sale price.

Results of Operations

Specific performance metrics that we believe are important indicators of our results of operations include the following:

	Nine Months Ended
	September 30,
	2010	2009	Variance
Production gallons sold (in millions)	43.2	64.6	(33.1)%
Third party gallons sold (in millions)	152.4	57.0	167.4%
Total gallons sold (in millions)	195.6	121.6	60.9%
Average sales price per gallon	$1.81	$1.70	6.5%
Corn cost per bushel – CBOT equivalent (1)	$3.62	$3.91	(7.4)%
Co-product revenues as % of delivered cost of corn	21.9%	24.4%	(10.2)%
Average CBOT price per gallon	$1.70	$1.61	5.6%
Average CBOT corn price per bushel	$3.83	$3.70	(3.5)%

(1)	We exclude transportation—or “basis”—costs in our corn costs to calculate a Chicago Board of Trade, or CBOT, equivalent price to compare our corn costs to average CBOT corn prices.

Net Sales, Cost of Goods Sold and Gross Loss

The following table presents our net sales, cost of goods sold and gross loss in dollars and gross loss as a percentage of net sales (in thousands, except percentages):

	Nine Months Ended September 30,		Variance in
	2010	2009	Dollars	Percent

Net sales	$194,087	$228,685	$(34,598)	(15.1)%
Cost of goods sold	195,883	252,123	(56,240)	(22.3)%
Gross loss	$(1,796)	$(23,438)	$21,642	92.3%
Percentage of net sales	(0.9)%	(10.2)%

Net Sales

The decrease in our net sales for the nine months ended September 30, 2010 as compared to the same period in 2009 was primarily due to a decrease in production gallons sold, which was partially offset by an increase in our average sales price per gallon.

The following selected financial data should be read in conjunction with our consolidated financial statements and notes to our consolidated financial statements included elsewhere in this prospectus, and the other sections of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in this prospectus.

Total volume of ethanol production gallons sold decreased by 21.4 million gallons, or 33%, to 43.2 million gallons for the nine months ended September 30, 2010 as compared to 64.6 million gallons for the same period in 2009. The decrease in production sales volume is primarily due to our deconsolidation of the Columbia, Magic Valley and Front Range facilities for the three months ended September 30, 2010, which was partially offset by an increase in gallons sold from the Magic Valley facility for the six months ended June 30, 2010. Third-party ethanol gallons sold increased by 95.4 million gallons, or 167%, to 152.4 million gallons for the nine months ended September 30, 2010 as compared to 57.0 million gallons for the same period in 2009. The increase in third-party sales volume is primarily due to increased sales under our third-party ethanol marketing arrangements, including gallons sold for the Columbia, Magic Valley and Front Range facilities.

Our average sales price per gallon increased 7% to $1.81 for the nine months ended September 30, 2010 from an average sales price per gallon of $1.70 for the nine months ended September 30, 2009. This increase in average sales price per gallon is also consistent with the average CBOT price per gallon, which increased 6% to $1.70 for the nine months ended September 30, 2010 from $1.61 for the nine months ended September 30, 2009.

Cost of Goods Sold and Gross Loss

Our gross margin improved to negative 0.9% for the nine months ended September 30, 2010 from negative 10.2% for the same period in 2009 primarily due to decreased corn costs and lower depreciation expense. Total depreciation expense for the nine months ended September 30, 2010 was approximately $5.2 million, as compared to approximately $25.0 million for the same period in 2009.

Selling, General and Administrative Expenses

The following table presents our selling, general and administrative expenses in dollars and as a percentage of net sales (in thousands, except percentages):

	Nine Months Ended September 30,		Variance in
	2010	2009	Dollars	Percent
Selling, general and administrative expenses	$9,065	$17,143	$(8,078)	(47.1)%
Percentage of net sales	4.7%	7.5%

Our selling, general and administrative expenses, or SG&A, decreased for the nine months ended September 30, 2010.

SG&A decreased $8.1 million to $9.1 million for the nine months ended September 30, 2010 as compared to $17.1 million for the same period in 2009, primarily due to the following factors:

•	professional fees decreased by $3.8 million due to cost saving efforts and a reduction of $2.1 million in professional fees associated with our debt restructuring efforts;

•	payroll and benefits decreased by $1.7 million due to a reduction in employees as we reduced the number of administrative positions in 2009 due to reduced ethanol production and related support needs;

•	other general corporate expenses, including rent, decreased by $1.3 million due to a reduction in office space and other cost saving efforts;

•	SG&A associated with Front Range decreased by $1.7 million as we no longer consolidate its financial results with our own; and

•	SG&A associated with the Pacific Ethanol Plants decreased by $0.3 million as we did not include their financial results with our own for the three months ended September 30, 2010.

These decreases were partially offset by an increase in bad debt expense of $0.7 million due to a significant recovery of a trade receivable in 2009 that did not recur in 2010.

Impairment of Asset Group

The following table presents our impairment of asset group in dollars and as a percentage of net sales (in thousands, except percentages):

	Nine Months Ended September 30,		Variance in
	2010	2009	Dollars	Percent
Impairment of asset group	$—	$2,200	$(2,200)	(100.0)%
Percentage of net sales	–%	1.0%

We performed an impairment analysis for our asset group associated with our suspended plant construction project in the Imperial Valley near Calipatria, California. In November 2008, we began proceedings to liquidate these assets and liabilities. Based on our original assessment of the estimated undiscounted cash flows at September 30, 2008, we recorded an impairment charge of $40.9 million, thereby reducing our property and equipment at September 30, 2008 by that amount. At September 30, 2009, our revised assessment of the estimated undiscounted cash flows resulted in an additional impairment charge of $2.2 million.

Loss on Investment in Front Range, Held for Sale

The following table presents our loss on investment in Front Range, held for sale in dollars and as a percentage of net sales (in thousands, except percentages):

	Nine Months Ended September 30,		Variance in
	2010	2009	Dollars	Percent
Loss on investment in Front Range, held for sale	$12,146	$—	$12,146	*
Percentage of net sales	6.3%	—%
* Not meaningful

On September 27, 2010, we entered into an agreement to sell our entire interest in Front Range for $18.5 million in cash. The carrying value of our interest in Front Range prior to the sale was $30.6 million. As a result, we reduced our investment in Front Range to fair value, resulting in charge of $12.1 million. We closed the sale of our interest in Front Range on October 6, 2010.

Loss on Extinguishments of Debt

The following table presents our loss on extinguishments of debt in dollars and as a percentage of net sales (in thousands, except percentages):

	Nine Months Ended September 30,		Variance in
	2010	2009	Dollars	Percent
Loss on extinguishments of debt	$2,159	$—	$2,159	*
Percentage of net sales	1.51%	—%
_______________
* Not meaningful

We were party to agreements designed to satisfy our outstanding debt to Lyles United, LLC and Lyles Mechanical Co., or collectively, Lyles.  Under these agreements, we issued shares to a third party which acquired outstanding debt owed to Lyles in successive tranches.  Under these transactions, we issued an aggregate of 24.0 million shares in the nine months ended September 30, 2010, resulting in aggregate losses of $2.2 million for the nine months ended September 30, 2010.

Other Expense, Net

The following table presents our other expense, net in dollars and our other expense, net as a percentage of net sales (in thousands, except percentages):

	Nine Months Ended September 30,		Variance in
	2010	2009	Dollars	Percent
Other expense, net	$4,550	$13,215	$(8,665)	(65.6)%
Percentage of net sales	2.3%	5.8%

Other expense, net decreased by $0.3 million to $1.2 million for the three months ended September 30, 2010 from $1.5 million for the same period in 2009, primarily due to a reduction in expenses associated with the Pacific Ethanol Plants of $0.3 million as we did not consolidate the Plant Owners’ results with our own for the three months ended September 30, 2010. Most of these expenses related to interest expense on the Plant Owners’ indebtedness.

Other expense, net decreased by $8.6 million to $4.6 million for the nine months ended September 30, 2010 from $13.2 million for the same period in 2009, primarily due to the following factors:

•	interest expense for the period in which we consolidated the results of the Plant Owners decreased by $7.8 million as we ceased fully accruing interest on our debt due to the Plant Owners’ bankruptcy;

•	amortization of deferred financing fees decreased by $0.7 million; and

•	other expense associated with Front Range decreased by $0.2 million as we no longer consolidate its financial results with our own.

Reorganization Costs and Gain from Bankruptcy Exit

The following table presents our reorganization costs and gain from bankruptcy exit in dollars and as a percentage of net sales (in thousands, except percentages):

	Nine Months Ended September 30,		Variance in
	2010	2009	Dollars	Percent
Reorganization costs	$(4,153)	$(9,863)	$(5,710)	(57.9)%
Percentage of net sales	2.1%	4.3%

Gain from bankruptcy exit	$119,408	$—	$119,408	*
Percentage of net sales	61.5%	—%
_______________
* Not meaningful

In accordance with FASB ASC 852, Reorganizations, revenues, expenses, realized gains and losses, and provisions for losses that can be directly associated with the reorganization and restructuring of a business must be reported separately as reorganization items in the statements of operations.

Professional fees directly related to the reorganization include fees associated with advisors to the Plant Owners, unsecured creditors, secured creditors and administrative costs in complying with reporting rules under the Bankruptcy Code.  Reorganization costs consisted of the following (in thousands):

	Nine Months Ended September 30,
	2010	2009
Professional fees	$4,036	$3,648
Write-off of unamortized deferred financing fees	—	7,545
Settlement of accrued liability	—	(2,008)
DIP financing fees	—	600
Trustee fees	117	78
Total	$4,153	$9,863

On the Effective Date, we no longer owned the Plant Owners.  As a result, we removed the net liabilities from our consolidated financial statements, resulting in a net gain from bankruptcy exit of $119.4 million.

Net Income (Loss) Attributed to Noncontrolling Interest in Variable Interest Entity

The following table presents the proportionate share of the net income (loss) attributed to noncontrolling interest in Front Range, a variable interest entity, and net income (loss) attributed to noncontrolling interest in variable interest entity as a percentage of net sales (in thousands, except percentages):

	Nine Months Ended September 30,		Variance in
	2010	2009	Dollars	Percent
Net income (loss) attributed to noncontrolling interest in variable interest entity	$—	$2,536	$(2,536)	(100.0)%
Percentage of net sales	—%	1.1%

Net income (loss) attributed to noncontrolling interest in variable interest entity relates to our consolidated treatment of Front Range, a variable interest entity, prior to January 1, 2010.  We subsequently determined that we are no longer the primary beneficiary in Front Range.  For the nine months ended September 30, 2009, we consolidated the entire income statement of Front Range for the period covered.  However, because we owned 42% of Front Range, we reduced our net loss for the controlling interest, which was the 58% ownership interest that we did not own.

Net Income (Loss) Attributed to Pacific Ethanol, Inc.

The following table presents our net income (loss) attributed to Pacific Ethanol, Inc. in dollars and our net income (loss) attributed to Pacific Ethanol, Inc. as a percentage of net sales (in thousands, except percentages):

	Nine Months Ended September 30,		Variance in
	2010	2009	Dollars	Percent
Net income (loss) attributed to Pacific Ethanol, Inc.	$85,539	$(63,323)	$148,862	*
Percentage of net sales	44.1%	(27.7)%
_______________
* Not meaningful

Net income (loss) attributed to Pacific Ethanol, Inc. increased for the nine months ended September 30, 2010 as compared to the same period in 2009 primarily due to a net gain from bankruptcy exit of $119.4 million and decreases in gross losses and SG&A and other expenses, which were partially offset by our loss on extinguishments of debt and reorganization costs.

Preferred Stock Dividends and Income (Loss) Available to Common Stockholders

The following table presents the preferred stock dividends in dollars for our Series B Preferred Stock, these preferred stock dividends as a percentage of net sales, and our income (loss) available to common stockholders in dollars and our income (loss) available to common stockholders as a percentage of net sales (in thousands, except percentages):

	Nine Months Ended September 30,		Variance in
	2010	2009	Dollars	Percent
Preferred stock dividends	$(2,346)	$(2,395)	$(49)	(2.0)%
Percentage of net sales	(1.2)%	(1.0)%

Income (loss) available to common stockholders	$83,193	$(65,718)	$148,911	226.6%
Percentage of net sales	42.9%	(28.7)%

Shares of our Series B Preferred Stock are entitled to quarterly cumulative dividends payable in arrears in an amount equal to 7% per annum of the purchase price per share of the Series B Preferred Stock.  We declared, but did not pay, cash dividends on our Series B Preferred Stock in the aggregate amount of $2.3 million and $2.4 million for each of the nine months ended September 30, 2010 and 2009, respectively.  We are currently in arrears and have not paid approximately $5.5 million in Series B Preferred Stock dividends as of September 30, 2010.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

Financial Performance Summary

Our net sales decreased by $387.3 million, or 55%, to $316.6 million for the year ended December 31, 2009 from $703.9 million for the year ended December 31, 2008. Our net loss increased by $109.5 million to $308.7 million for the year ended December 31, 2009 from $199.2 million for the year ended December 31, 2008.

Factors that contributed to our results of operations for 2009 include:

•	Net sales. The decrease in our net sales in 2009 as compared to 2008 was primarily due to the following combination of factors:

o
Lower sales volumes. Total volume of ethanol sold decreased by 36% to 172.7 million gallons in 2009 from 268.4 million gallons in 2008. The decrease in sales volume is primarily due to both decreased gallons sold from the Pacific Ethanol Plants and from our third party marketing arrangements. In 2008, two new facilities commenced operations, and in 2009, we produced ethanol at only one facility for most of the year; and

o	Lower ethanol prices. Our average sales price of ethanol decreased 20% to $1.80 per gallon in 2009 as compared to $2.25 per gallon in 2008.

•
Gross margins. Our gross margins decreased to negative 7.0% for 2009 as compared to a gross margin of negative 4.7% for 2008. The drop in gross margin was a result of lower ethanol prices and higher depreciation expense in 2009, partially offset by a reduction in corn costs. Depreciation on the ethanol facilities was $33.3 million for 2009 as compared to $25.3 million in 2008. Our average price of corn decreased by 27.9% to $3.98 per bushel in 2009 from $5.52 per bushel in 2008.

•
Selling, general and administrative expenses. Our selling, general and administrative expenses decreased by $10.3 million to $21.5 million in 2009 as compared to $31.8 million in 2008 primarily as a result of decreases in payroll and benefits, bad debt expense, derivatives commissions, noncash compensation expense and travel expenses, which were partially offset by increases in professional fees. Our selling, general and administrative expenses, however, increased as a percentage of net sales due to our significant sales decline.

•
Impairments. Our impairments increased by $124.5 million to $252.4 million in 2009 as compared to $127.9 million in 2008. In 2009, we recognized $252.4 million in asset impairments. In 2008, we recognized $87.0 million in impairment of goodwill and $40.9 million in asset impairment. The asset impairments in 2009 primarily relate to our ethanol production facilities. The impairment of goodwill related to our annual goodwill review, mostly reflecting a decline in the valuation of our prior purchase of our 42% interest in Front Range. The asset impairment in 2008 reflects our decision to abandon construction of our Imperial Valley ethanol production facility due to adverse market conditions. In 2009, we further impaired our assets related to an ethanol production facility we were constructing in the Imperial Valley, California by an additional $2.2 million, prior to their disposal.

•
Gain from write-off of liabilities. Gain from write-off of liabilities was $14.2 million in 2009, with no corresponding gain in 2008. This gain was due to a write-off of the liabilities related to the Imperial Valley facility.

•
Other expense. Our other expense increased by $9.4 million to $15.4 million in 2009 from $6.0 million in 2008. This increase is primarily due to decreased sales of our business energy tax credits, decreased interest income, where were partially offset by decreased mark-to-market losses, decreased interest expense and decreased finance cost amortization.

Sales and Margins

Over the past three years, our sales mix has shifted significantly from sales generated solely as a marketer of ethanol produced by third parties to include sales generated as a producer of our own ethanol. Our production facility cost structure also changed significantly, beginning in 2007, as the Madera and Front Range facilities were in full production and continuing in 2008 as the Columbia facility was in full production and the Magic Valley and Stockton facilities commenced operations. The shift in our sales mix greatly altered our dependency on specified market conditions from that based primarily on the market price of ethanol to that based significantly on the cost of corn, the principal input commodity for our production of ethanol.

Average ethanol sales prices declined in 2009 as compared to 2008. The average CBOT ethanol price decreased by 23% in 2009 as compared to 2008. The decrease in the prevailing market price of ethanol was primarily due to the decline in crude oil prices that commenced in mid-2008.

Average corn prices also decreased significantly in 2009 as compared to 2008. Specifically, the average CBOT corn price decreased by 29% in 2009 as compared to 2008. The decrease in the prevailing market price of corn was the primary cause of the decrease in our average corn price. The average CBOT corn price decreased to $3.74 for 2009 from $5.27 for 2008.

We have three principal methods of selling ethanol: as a merchant, as a producer and as an agent. See “Critical Accounting Policies—Revenue Recognition” below.

When acting as a merchant or as a producer, we generally entered into sales contracts to ship ethanol to a customer’s desired location. We supported these sales contracts through purchase contracts with several third-party suppliers or through our own production. We managed the necessary logistics to deliver ethanol to our customers either directly from a third-party supplier or from our inventory via truck or rail. Our sales as a merchant or as a producer exposed us to price risks resulting from potential fluctuations in the market price of ethanol and corn. Our exposure varied depending on the magnitude of our sales and purchase commitments compared to the magnitude of our existing inventory, as well as the pricing terms—including market index or fixed pricing—of our contracts. We mitigated our exposure to price risks by implementing appropriate risk management strategies.

When acting as an agent for third-party suppliers, we conducted back-to-back purchases and sales in which we matched ethanol purchase and sale contracts of like quantities and delivery periods. When acting as an agent for third-party suppliers, we receive a predetermined service fee and we had little or no exposure to price risks resulting from potential fluctuations in the market price of ethanol.

Results of Operations

The following selected financial data should be read in conjunction with our consolidated financial statements and notes to our consolidated financial statements included elsewhere in this prospectus, and the other sections of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in this prospectus.

Performance metrics that we believe are important indicators of our results of operations include:
	Years Ended December 31,
	2009	2008	Percentage Variance
Gallons sold (in millions)	172.7	268.4	(35.7)%
Average sales price per gallon	$1.80	$2.25	(20.0)%
Corn cost per bushel—CBOT equivalent(1)	$3.98	$5.52	(27.9)%
Co-product revenues as % of delivered cost of corn(2)	24.6%	22.5%	9.3%
Average CBOT ethanol price per gallon	$1.70	$2.22	(23.4)%
Average CBOT corn price per bushel	$3.74	$5.27	(29.0)%

(1)	We exclude transportation—or “basis”—costs in our corn costs to calculate a CBOT equivalent in order to more appropriately compare our corn costs to average CBOT corn prices.
(2)	Co-product revenues as % of delivered cost of corn shows our yield based on sales of WDG generated from ethanol we produced.

2008/2009 Year-Over-Year Comparison

					Results as a Percentage
			Dollar	Percentage	of Net Sales for the
	Years Ended		Variance	Variance	Years Ended
	December 31,		Favorable	Favorable	December 31,
	2009	2008	(Unfavorable)	(Unfavorable)	2009	2008
			(dollars in thousands)
Net sales	$316,560	$703,926	$(387,366)	(55.0)%	100.0%	100.0%
Cost of goods sold	338,607	737,331	398,724	54.1	107.0	104.7
Gross loss	(22,047)	(33,405)	11,358	34.0	(7.0)	(4.7)
Selling, general and administrative expenses	21,458	31,796	10,338	32.5	6.8	4.5
Asset impairments	252,388	40,900	(211,488)	(517.1)	79.7	5.8
Goodwill impairments	—	87,047	87,047	100.0	—	12.4
Loss from operations	(295,893)	(193,148)	(102,745)	(53.2)	(93.5)	(27.4)
Gain from write-off of liabilities	14,232	—	14,232	NM	4.5	—
Other expense, net	(15,437)	(6,068)	(9,369)	(154.4)	(4.9)	(0.9)
Loss before noncontrolling interest in variable interest entity and provision for income taxes	(297,098)	(199,216)	(97,882)	(49.1)	(93.9)	(28.3)
Reorganization costs	11,607	—	(11,607)	NM	3.6	—
Provision for income taxes	—	—	—	—	—	—
Net loss	(308,705)	(199,216)	(109,489)	(55.0)	(97.5)	(28.3)
Net loss attributed to noncontrolling interest in variable interest entity	552	52,669	52,117	99.0	0.2	7.5
Net loss attributed to Pacific Ethanol, Inc.	$(308,153)	$(146,547)	$(161,606)	(110.3)%	(97.3)%	(20.8)%
Preferred stock dividends	$(3,202)	$(4,104)	$902	22.0%	(1.0)%	(0.6)%
Deemed dividend on preferred stock	—	(761)	761	100.0	—	(0.1)
Loss available to common stockholders	$(311,355)	$(151,412)	$(159,943)	(105.6)%	(98.3)%	(21.5)%

Net Sales

The decrease in our net sales in 2009 as compared to 2008 was primarily due to a significant decrease in the total volume of ethanol sold and lower average sales prices.

Total volume of ethanol sold decreased by 95.7 million gallons, or 36%, to 172.7 million gallons in 2009 as compared to 268.4 million gallons in 2008. This decrease in sales volume is primarily due to idled operations at three of the Pacific Ethanol Plants for nearly all of 2009, as well as decreased sales volume from our third party ethanol marketing arrangements. During 2008, we completed construction of the Stockton and Magic Valley facilities, and all of the Pacific Ethanol Plants were in operation during the last quarter of 2008.

Our average sales price per gallon decreased 20% to $1.80 in 2009 from an average sales price per gallon of $2.25 in 2008. The average CBOT ethanol price per gallon decreased 23% to $1.70 in 2009 from an average CBOT ethanol price per gallon of $2.22 in 2008. Our average sales price per gallon did not decrease as much as the average CBOT ethanol price per gallon for 2009 due to both the timing of our sales and the proportion of our fixed-price contracts during a period of rising ethanol prices.

Cost of Goods Sold and Gross Loss

Our gross loss improved to negative $22.0 million for 2009 from negative $33.4 million for 2008 due to lower corn costs. Our gross margin decreased to negative 7.0% for 2009 as compared to negative 4.7% for 2008.

The drop in gross margin was a result of lower ethanol prices and higher depreciation expense in 2009, which were partially offset by a reduction in corn costs. Increased costs to manage the Pacific Ethanol Plants in relation to the volume they produced contributed to the drop in gross margins, particularly as it relates to the three Pacific Ethanol Plants which were not producing ethanol for most of 2009 but still incurring maintenance costs and depreciation expense. Total depreciation for 2009 was $33.3 million up 32% from $25.3 million for 2008. Our 2008 depreciation expense was lower because the Stockton and Magic Valley facilities began operations during 2008.

These factors were partially offset by lower corn costs. Corn is the single largest component of the cost of ethanol production and our average price of corn decreased by 27.9% to $3.98 per bushel in 2009 from $5.52 per bushel in 2008. Overall, the price of corn had a significant impact on our production costs due to the timing of the corn and the related ethanol pricing from the time we purchased corn to the sale of ethanol. Generally, we fixed our corn price upon shipment from the vendor, and in a falling market, our margins were compressed as both corn and ethanol prices continued to fall from transit to processing of the corn. Further, during 2008 we experienced unprecedented volatility in the price of corn ranging from the CBOT low for the year of $2.94 to the CBOT high for the year of $7.55. These prices moved in a short period of time that it became difficult to sell the related ethanol production before the prices of both corn and ethanol changed dramatically primarily downward-from the time of the corn purchase. Further, due to falling market prices toward the end of 2008, corn and ethanol ending inventories had been purchased and produced, respectively, at prices higher than prevailing spot prices for the commodities at the end of 2008. As a result, we recorded additional losses from this market adjustment of approximately $1.7 million in 2008.

Selling, General and Administrative Expenses

Our selling, general and administrative expenses, or SG&A, decreased by $10.3 million to $21.5 million for 2009 as compared to $31.8 million for 2008. SG&A, however, increased as a percentage of net sales due to our significant sales decline. The decrease in the amount of SG&A is primarily due to the following factors:

•
payroll and benefits decreased by $3.8 million due primarily to a reduction in employees, largely near the end of the first quarter of 2009, as we reduced the number of administrative positions as a result of reduced production and related support needs;

•	bad debt expense decreased by $3.1 million due primarily to a high provision for bad debt in 2008 and a significant recovery from a trade receivable during the third quarter of 2009;

•	derivative commissions decreased by $1.6 million due primarily to a significant amount of trades during 2008 and relatively little activity in 2009;

•	noncash compensation expense decreased by $1.1 million due primarily to a reduction in the value of share grants to our Board of Directors in 2009;

•	travel expenses decreased by $1.0 million due primarily to the cessation of our construction-related activities.

These items were partially offset by:

•
professional fees, which increased by $1.0 million due primarily to increased legal fees and other legal matters associated with the Bankrupt Debtors’ bankruptcy proceedings. Costs associated with our Chapter 11 Filings after the filing date on May 17, 2009 are recorded as reorganization costs.

Asset Impairments

Our asset impairments increased by $124.5 million to $252.4 million in 2009 as compared to $127.9 million in 2008. In accordance with FASB ASC 360, Property, Plant and Equipment, we performed an impairment analysis on our long-lived assets, including our ethanol production facilities and assets associated with our suspended plant construction project in the Imperial Valley near Calipatria, California, or Imperial Project. Based on our probability-weighted cash flows for our long-lived assets, including the current status of the Bankrupt Debtors’ restructuring efforts as they prepared to file a plan of reorganization, we determined that these assets must be assessed for impairment. These assessments resulted in a noncash impairment charge of $250.2 million, thereby initially reducing our property and equipment by that amount. Also in accordance with FASB ASC 360, we assessed for impairment our assets associated with our Imperial Project in 2009 and 2008. In November 2008, we began proceedings to liquidate these assets and liabilities. Based on our original assessment of the estimated undiscounted cash flows, we recorded an impairment charge of $40.9 million, thereby initially reducing our property and equipment by that amount. At the end of the third quarter in 2009, our revised assessment of the estimated undiscounted cash flows resulted in an additional impairment charge of $2.2 million.

Goodwill Impairments

In accordance with FASB ASC 350, Intangibles-Goodwill and Other, we conducted an impairment test of goodwill as of March 31, 2008. As a result, we recorded a non-cash impairment charge of $87.0 million, requiring us to write-off our entire goodwill balances from our previous acquisitions of Kinergy and Front Range.

Gain from Write-Off of Liabilities

In connection with our Imperial Project, discussed above, in the fourth quarter of 2009, the assets were sold and the resulting cash proceeds and the settlement of the remaining liabilities were deemed out of our control as they had been assigned to a trustee. As a result, we wrote-off the remaining liabilities, resulting in a gain of $14.2 million for the year ended December 31, 2009.

Other Expense, Net

Other expense increased by $9.4 million to $15.4 million in 2009 from other expense of $6.0 million in 2008. The increase in other expense is primarily due to the following factors:

•
other income decreased by $10.1 million primarily related to sales, which did not recur in 2009, of our business energy tax credits sold in 2008 as pass through investments to interested purchasers; and

•	interest income decreased by $0.4 million due to lower average cash balances.

These items were partially offset by:

•	mark-to-market losses decreased by $4.1 million related to our interest rate swaps which we de-designated in 2008 associated with our Bankrupt Debtors’ credit facility; and

•
interest expense decreased by $4.0 million, as we ceased fully accruing interest on our debt due to the Chapter 11 Filings. Since May 17, 2009, we only accrue interest on our debt that is probable to be repaid as part of a plan of reorganization; and

•	amortization of deferred financing fees decreased by $0.8 million, as we wrote-off a significant amount of deferred financing fees at the time of the Chapter 11 Filings.

Reorganization Costs

In accordance with FASB ASC 852, Reorganizations, revenues, expenses, realized gains and losses, and provisions for losses that can be directly associated with the reorganization and restructuring of the business must be reported separately as reorganization items in the statements of operations. We wrote-off a portion of our unamortized deferred financing fees on the debt which is considered to be unlikely to be repaid. During 2009, the Bankrupt Debtors settled a prepetition accrued liability with a vendor, resulting in a realized gain. Professional fees directly related to the reorganization include fees associated with advisors to the Bankrupt Debtors, unsecured creditors, secured creditors and administrative costs in complying with reporting rules under the Bankruptcy Code.

The Bankrupt Debtors’ reorganization costs for the year ended December 31, 2009 consist of the following (in thousands):

Write-off of unamortized deferred financing fees	$7,545
Settlement of accrued liability	(2,008)
Professional fees	5,198
DIP financing fees	750
Trustee fees	122
Total	$11,607

Net Loss Attributed to Noncontrolling Interest in Variable Interest Entity

Net loss attributed to noncontrolling interest in variable interest entity relates to the consolidated treatment of Front Range, a variable interest entity, and represents the noncontrolling interest of others in the earnings of Front Range. We consolidate the entire income statement of Front Range for the periods covered. However, because we only owned 42% of Front Range, we were required to reduce our net income or increase our net loss for the noncontrolling interest, which is the 58% ownership interest that we did not own. For 2009, this amount decreased by $52.1 million from the same period in 2008 due to fluctuations in net loss of Front Range.

Preferred Stock Dividends

Shares of our Series A Cumulative Redeemable Convertible Preferred Stock, or Series A Preferred Stock, and Series B Preferred Stock are entitled to quarterly cumulative dividends payable in arrears in an amount equal to 5% and 7% per annum, respectively, of the purchase price per share of the preferred stock. For our Series A Preferred Stock, we declared and paid cash dividends of $1.7 million for 2008. During 2008, the former holder of our Series A Preferred Stock converted all of its shares of Series A Preferred Stock into shares of our common stock. We did not pay any dividends on our Series A Preferred Stock in 2009 as there was none outstanding during that period. For our Series B Preferred Stock, we declared cash dividends of $3.2 million and $2.4 million for 2009 and 2008, respectively. We are currently in arrears and have not paid the $3.2 million of preferred dividends declared in 2009.

Deemed Dividend on Preferred Stock

During 2008, we recorded a deemed dividend on preferred stock of $0.8 million in connection with a subsequent issuance of shares of Series B Preferred Stock. This non-cash dividend reflects the implied economic value to the preferred stockholder of being able to convert the shares into common stock at a price (as adjusted for the value allocated to the warrants) which was in excess of the fair value of the Series B Preferred Stock at the time of issuance. The fair value was calculated using the difference between the conversion price of the Series B Preferred Stock into shares of common stock, adjusted for the value allocated to the warrants, of $4.79 per share and the fair market value of our common stock of $5.65 on the date of issuance of the Series B Preferred Stock. The deemed dividend on preferred stock is a reconciling item and adjusts our reported net loss, together with the preferred stock dividends discussed above, to loss available to common stockholders.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of net sales and expenses for each period. The following represents a summary of our critical accounting policies, defined as those policies that we believe are the most important to the portrayal of our financial condition and results of operations and that require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.

Going Concern Assumption

We have based our financial statements on the assumption of our operations continuing as a going concern. Our consolidated financial statements do not include any adjustments relating to the recoverability and classification of the recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue our existence.

Revenue Recognition

We recognize revenue when it is realized or realizable and earned. We consider revenue realized or realizable and earned when there is persuasive evidence of an arrangement, delivery has occurred, the sales price is fixed or determinable, and collection is reasonably assured.

We derive revenue primarily from sales of ethanol and related co-products. We recognize revenue when title transfers to our customers, which is generally upon the delivery of these products to a customer’s designated location. These deliveries are made in accordance with sales commitments and related sales orders entered into with customers either verbally or in written form. The sales commitments and related sales orders provide quantities, pricing and conditions of sales. In this regard, we engage in three basic types of revenue generating transactions:

•	As a producer. Sales as a producer consist of sales of our inventory produced at the Pacific Ethanol Plants.

•
As a merchant.  Sales as a merchant consist of sales to customers through purchases from third-party suppliers in which we may or may not obtain physical control of the ethanol or co-products, though ultimately titled to us, in which shipments are directed from our suppliers to our terminals or direct to our customers but for which we accept the risk of loss in the transactions.

•
As an agent.  Sales as an agent consist of sales to customers through purchases from third-party suppliers in which, depending upon the terms of the transactions, title to the product may technically pass to us, but the risks and rewards of inventory ownership remain with third-party suppliers as we receive a predetermined service fee under these transactions and therefore act predominantly in an agency capacity.

Revenue from sales of third-party ethanol and its co-products is recorded net of costs when we are acting as an agent between the customer and supplier and gross when we are a principal to the transaction. Several factors are considered to determine whether we are acting as an agent or principal, most notably whether we are the primary obligor to the customer, whether we have inventory risk and related risk of loss or whether we add meaningful value to the vendor’s product or service. Consideration is also given to whether we have latitude in establishing the sales price or have credit risk, or both.

We record revenues based upon the gross amounts billed to our customers in transactions where we act as a producer or a merchant and obtain title to ethanol and its co-products and therefore own the product and any related, unmitigated inventory risk for the ethanol, regardless of whether we actually obtain physical control of the product. When we act in an agency capacity, we record revenues on a net basis, or our predetermined agency fees and any associated freight only, based upon the amount of net revenues retained in excess of amounts paid to suppliers. Through the six months ended June 30, 2010, in which we owned ethanol production facilities, we recorded revenue from their production on a gross basis and to the extent we either do not own the Pacific Ethanol Plants or consolidate them, we will record revenue from their production on a net basis in much the same way as other third-party sales.

Consolidation of Variable Interest Entities

We have determined that our prior ownership interest in Front Range met the definition of a variable interest entity. Since our initial acquisition of our ownership interests in Front Range through December 31, 2009, we determined that we were the primary beneficiary and we were therefore required to treat Front Range as a consolidated subsidiary for financial reporting purposes rather than use equity investment accounting treatment. As a result, we consolidated the financial results of Front Range, including its entire balance sheet with the balance of the noncontrolling interest displayed as a component of equity, and its income statement after intercompany eliminations with an adjustment for the noncontrolling interest as net income (loss) attributed to noncontrolling interest in variable interest entity, through December 31, 2009.

Effective January 1, 2010, we adopted new accounting guidance which resulted in our conclusion that under the new guidance, we are no longer the primary beneficiary and effective January 1, 2010, we prospectively adopted the guidance resulting in a deconsolidation of the financial results of Front Range. In making this conclusion, we determined that we did not have the power to direct most of the activities that most significantly impact the entity’s economic performance. Some of those activities include efficient management and operations of its ethanol production facility, procurement of feedstock, sale of co-products and effectiveness of risk management strategies.

On October 6, 2010, we acquired a 20% ownership interest of New PE Holdco. We will consider the same accounting guidance in determining if it is a variable interest entity and if so, if we are the primary beneficiary. As a result, we may conclude that we will consolidate all of New PE Holdco effective October 6, 2010. This determination will be continuously reviewed for appropriateness at each future reporting period.

Impairment of Long-Lived and Intangible Assets

Our long-lived assets have been primarily associated with the Pacific Ethanol Plants, reflecting the original cost of construction, adjusted for any prior impairments. Our intangible assets, including goodwill, were derived from the acquisition of our interest in Front Range in 2006 and our acquisition of Kinergy in 2005 in connection with the Share Exchange Transaction. In accounting for the Share Exchange Transaction, we allocated the respective purchase prices to the tangible assets, liabilities and intangible assets acquired based upon their estimated fair values. The excess purchase prices over the fair values of the assets acquired and liabilities assumed were recorded as goodwill.

We evaluate impairment of long-lived assets in accordance with FASB ASC 360. We assess the impairment of long-lived assets, including property and equipment and purchased intangibles subject to amortization, when events or changes in circumstances indicate that the fair value of each asset (or asset group) could be less than the net book value of the asset (or asset group). We assess long-lived assets for impairment by first determining the forecasted, undiscounted cash flows each asset (or asset group) is expected to generate plus the net proceeds expected from the sale of the asset (or asset group). If the amount of proceeds is less than the asset (or asset group’s) carrying value, we then determine the fair value of the asset (or asset group). An impairment loss would be recognized when the fair value is less than the related net book value, and an impairment expense would be recorded in the amount of the difference. Forecasts of future cash flows are judgments based on our experience and knowledge of our operations and the industries in which we operate. These forecasts could be significantly affected by future changes in market conditions, the economic environment, including inflation, and purchasing decisions of our customers.

During the years ended December 31, 2009 and 2008, we recognized asset impairment charges associated with our ethanol production facilities and our Imperial Project in the aggregate amounts of $252.4 million and $40.9 million, respectively.

We review our goodwill and intangible assets with indefinite lives at least annually or more frequently if impairment indicators arise. In our review, we determine the fair value of these assets using market multiples and discounted cash flow modeling and compare it to the net book value of the acquired assets. During the year ended December 31, 2008, we performed our annual review of our goodwill and intangible assets and recognized an impairment loss of $87.0 million, the entire amount of our goodwill.

Allowance for Doubtful Accounts

We primarily sell ethanol to gasoline refining and distribution companies and WDG to dairy operators and animal feed distributors. We had significant concentrations of credit risk from sales of our ethanol as of December 31, 2009, as described in Note 1 to our consolidated financial statements. However, those ethanol customers historically have had good credit ratings and historically we have collected amounts that were billed to those customers. Receivables from customers are generally unsecured. We continuously monitor our customer account balances and actively pursue collections on past due balances.

We maintain an allowance for doubtful accounts for balances that appear to have specific collection issues. Our collection process is based on the age of the invoice and requires attempted contacts with the customer at specified intervals. If after a specified number of days, we have been unsuccessful in our collection efforts, we consider recording a bad debt allowance for the balance in question. We would eventually write-off accounts included in our allowance when we have determined that collection is not likely. The factors considered in reaching this determination are the apparent financial condition of the customer, and our success in contacting and negotiating with the customer.

For the year ended December 31, 2009, we recognized a recovery of bad debt expense of $1.0 million and for the year ended December 31, 2008, we recognized a bad debt expense of $2.2 million.

Impact of New Accounting Pronouncements

On June 12, 2009, the Financial Accounting Standards Board, or FASB, amended its guidance to FASB Accounting Standards Codification, or ASC, 810, Consolidations, surrounding a company’s analysis to determine whether any of its variable interest entities constitute controlling financial interests in a variable interest entity. This analysis identifies the primary beneficiary of a variable interest entity as the enterprise that has both of the following characteristics: (a) the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance, and (b) the obligation to absorb losses of the entity that could potentially be significant to the variable interest entity. Additionally, an enterprise is required to assess whether it has an implicit financial responsibility to ensure that a variable interest entity operates as designed when determining whether it has the power to direct the activities of the variable interest entity that most significantly impact the entity’s economic performance. The new guidance also requires ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity. Effective January 1, 2010, we adopted these provisions, which resulted in us concluding that, under the FASB’s guidance, we are no longer the primary beneficiary and, effective January 1, 2010, we have prospectively adopted the FASB’s guidance resulting in a deconsolidation of the financial results of Front Range. In making this conclusion, we determined that at that time Front Range continued to be a variable interest entity; however, we did not have the power to direct most of the activities that most significantly impact the entity’s economic performance. Some of these activities include efficient management and operation of its facility, procurement of feedstock, sale of co-products and effectiveness of risk management strategies. Further, our maximum exposure was limited to our investment in Front Range. Upon deconsolidation, we removed $62,617,000 of assets and $18,584,000 of liabilities from our consolidated balance sheet and recorded a cumulative debit adjustment to retained earnings of $1,762,000. The periods presented in this prospectus prior to the effective date of the deconsolidation continue to include related balances associated with Front Range. Effective January 1, 2010, we began accounting for our prior investment in Front Range under the equity method, with equity earnings recorded in other income (expense) in the consolidated statements of operations.

On May 28, 2009, the FASB issued FASB ASC 855, Subsequent Events, which provides guidance on management’s assessment of subsequent events. Historically, management had relied on United States auditing literature for guidance on assessing and disclosing subsequent events. FASB ASC 855 represents the inclusion of guidance on subsequent events in the accounting literature and is directed specifically to management, since management is responsible for preparing an entity’s financial statements. The guidance clarifies that management must evaluate, as of each reporting period, events or transactions that occur after the balance sheet date through the date that the financial statements are issued. The guidance is effective prospectively for interim and annual financial periods ending after June 15, 2009. We adopted the provisions of FASB ASC 855 for our reporting period ending June 30, 2009 and its adoption did not have a material impact on our financial condition or results of operations. We have evaluated subsequent events up through the date of the filing of this prospectus.

On January 1, 2009, we adopted the provisions of FASB ASC 810, Consolidations, which amended existing guidance that changed our classification and reporting for our noncontrolling interests in our variable interest entity to a component of stockholders’ equity (deficit) and other changes to the format of our financial statements. Except for these changes in classification, the adoption of FASB ASC 810 did not have a material impact on our financial condition or results of operations.

On January 1, 2009, we adopted a number of provisions of FASB ASC 815, Derivatives and Hedging, which changed the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under FASB ASC 815 and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. The adoption of these amended provisions resulted in enhanced disclosures and did not have any impact on our financial condition or results of operations.

On January 1, 2009, we adopted the provisions of FASB ASC 815, Derivatives and Hedging, which mandates a two-step process for evaluating whether an equity-linked financial instrument or embedded feature is indexed to the entity’s own stock. The adoption of these provisions did not have a material impact on our financial condition or results of operations.

On January 1, 2009, we adopted a number of provisions of FASB ASC 805, Business Combinations, which amended a number of its previous provisions. These amendments provide additional guidance that the acquisition method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. The guidance requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. In addition, the guidance requires acquisition costs and restructuring costs that the acquirer expected but was not obligated to incur to be recognized separately from the business combination, therefore, expensed instead of part of the purchase price allocation. These amended provisions will be applied prospectively to business combinations for which the acquisition date is on or after January 1, 2009. The adoption of these provisions did not have a material impact on our financial condition or results of operations.

Liquidity and Capital Resources

During the nine months ended September 30, 2010, we funded our operations primarily from cash provided by operations and borrowings under our credit facility. As of September 30, 2010, we had positive working capital of $7.4 million. As of September 30, 2010 and December 31, 2009, we had cash and cash equivalents of $1.6 million and $17.5 million, respectively.

Our current available capital resources consist of cash, which includes the remainder of amounts raised through our private offering of Notes and Warrants for $35.0 million and the sale of our 42% interest in Front Range for $18.5 million, both of which occurred on October 6, 2010. On that date, we paid off our outstanding indebtedness to Lyles United, LLC and Lyles Mechanical Co. in the aggregate amount of approximately $17.0 million and purchased a 20% ownership interest in New PE Holdco for an aggregate purchase price of $23.3 million. We expect that our future available capital resources will consist primarily of our existing cash balances, cash generated from Kinergy’s ethanol marketing business, fees paid under our asset management agreement relating to operating the Pacific Ethanol Plants and any future debt and/or equity financings.

On June 30, 2010, we received a letter from NASDAQ indicating that the bid price of our common stock for the last 30 consecutive business days had closed below the minimum $1.00 per share required for continued listing.  We have been provided an initial period of 180 calendar days, or until December 27, 2010, in which to regain compliance.  We may be eligible for an additional grace period if we meet the initial listing standards, with the exception of the minimum bid price, of The NASDAQ Capital Market contained in NASDAQ Listing Rule 5505.  A delisting of our common stock is likely to reduce the liquidity of our common stock and may inhibit or preclude our ability to raise additional financing and may also materially and adversely impact our credit terms with our vendors. See “Risk Factors.”

We believe that current and future available capital resources, revenues generated from operations, and other existing sources of liquidity, including our credit facility and the remaining net proceeds from our private offering of Notes and Warrants on October 6, 2010, will be adequate to meet our anticipated working capital and capital expenditure requirements for at least the next twelve months. If, however, we are unable to service the principal and/or interest payments under the Notes through the issuance of shares of our common stock, if our capital requirements or cash flow vary materially from our current projections, if unforeseen circumstances occur, or if we require a significant amount of cash to fund future acquisitions, we may require additional financing.  Our failure to raise capital, if needed, could restrict our growth, or hinder our ability to compete.

Change in Working Capital and Cash Flows

Nine Months Ended September 30, 2010 as Compared to Year Ended December 31, 2009

Working capital increased to $7.4 million at September 30, 2010 from a deficit of $50.9 million at December 31, 2009 primarily as a result of a decrease in current liabilities of $58.1 million.

Current liabilities decreased due to our deconsolidation of Front Range and the Plant Owners’ exit from bankruptcy, resulting in decreases in current portion of long-term notes payable of $64.1 million, which were partially offset by an increase in accounts payable and accrued liabilities of $4.8 million and an increase in other liabilities-related parties of $2.2 million.

Current assets remained relatively flat, with a decrease in cash and inventories of $15.9 million and $7.5 million, respectively, offset by an increase in accounts receivable of $4.7 million and the reclassification of our investment in Front Range as a current asset valued at $18.5 million.

Cash used in operating activities of $13.7 million resulted primarily from net income of $85.5 million, which was partially offset by a gain from bankruptcy exit of $119.4 million, an increase in accounts receivable of $13.1 million, which was partially offset by an increase in accounts payable and accrued expenses of $14.6 million, loss on investment in Front Range of $12.1 million, depreciation expense of $6.0 million, increase in prepaid expense of $2.4 million and a loss on extinguishments of debt of $2.2 million.

Cash used in investing activities of $12.1 million resulted primarily from the net impact of our deconsolidation of Front Range of $10.5 million and the net impact of the Plant Owners’ exit from bankruptcy of $1.3 million.

Cash provided by financing activities of $9.9 million resulted primarily from proceeds from borrowings under the Plant Owners’ debtor-in-possession credit agreement of $5.2 million and net proceeds from Kinergy’s line of credit of $4.7 million.

Year Ended December 2009 as Compared to Year Ended December 31, 2008

Our working capital decreased to a deficit of $50.9 million at December 31, 2009 from a deficit of $274.8 million at December 31, 2008 as a result of a significant decrease in current liabilities of $247.1 million, which was partially offset by a decrease in current assets of $23.1 million.

Current liabilities decreased significantly primarily due to the Chapter 11 Filings, which reclassified our prepetition debt to liabilities subject to compromise, which was $242.4 million at December 31, 2009. Current liabilities also decreased due to a decrease in construction-related liabilities from our write-off of the liabilities of our Imperial Project.

Current assets decreased primarily due to net decreases in accounts receivable and inventories, as we idled operations at three of our facilities for most of 2009. At December 31, 2009, our Columbia and Front Range facilities were operating, whereas, at December 31, 2008, most of our facilities were operating at near full capacity.

Cash used in our operating activities of $6.3 million resulted primarily from a loss of $308.7 million, gain on our write-off of the liabilities of our Imperial Project of $14.2 million, gains on derivative instruments of $3.7 million and a decrease in accounts payable and accrued expenses of $3.1 million, which were partially offset by noncash asset impairment charges of $252.4 million, depreciation and amortization of intangibles of $34.9 million, a decrease in accounts receivable of $12.0 million, write-off of unamortized deferred financing fees of $7.5 million, decrease in inventory of $5.4 million and an increase in related party accounts payable and accrued expenses of $6.6 million.

Cash provided by our investing activities of $3.4 million resulted primarily from proceeds from sales of marketable securities of $7.7 million, which was partially offset by additions to property and equipment of $4.3 million.

Cash provided by our financing activities of $9.0 million resulted primarily from proceeds from borrowings under our debtor-in-possession financing of $19.8 million and proceeds from related party borrowings of $2.0 million, which were partially offset by principal debt payments of $12.8 million.

Notes Payable to Related Parties

On March 31, 2009, our Chairman of the Board and our Chief Executive Officer provided funds totaling $2,000,000 for general cash and operating purposes, in exchange for two unsecured promissory notes payable by us.  Interest on the unpaid principal amounts accrues at a rate per annum of 8.00%.  All principal and accrued and unpaid interest on the promissory notes was due and payable in March 2010.  The maturity date of these notes was initially extended to January 5, 2011. On October 29, 2010, we paid $750,000 of principal on these notes and all accrued and unpaid interest. On November 5, 2010, we further extended the maturity date of these notes to March 31, 2012.

Kinergy Operating Line of Credit

Kinergy maintains a credit facility in the aggregate amount of up to $15.0 million. The term of the credit facility expires on December 31, 2010.  Kinergy may borrow under the credit facility based upon (i) a rate equal to (a) the London Interbank Offered Rate, or LIBOR, divided by 0.90 (subject to change based upon the reserve percentage in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System), plus (b) 4.50% depending on the amount of Kinergy’s earnings before interest, taxes, depreciation and amortization, or EBITDA, for a specified period, or (ii) a rate equal to (a) the greater of the prime rate published by Wachovia Bank from time to time, or the federal funds rate then in effect plus 0.50%, plus (b) 2.25% depending on the amount of Kinergy’s EBITDA for a specified period.  The credit facility’s monthly unused line fee is 0.50% of the amount by which the maximum credit under the facility exceeds the average daily principal balance.  Kinergy is also required to pay customary fees and expenses associated with the credit facility and issuances of letters of credit.  In addition, Kinergy is responsible for a $5,000 monthly servicing fee.  Payments that may be made by Kinergy to  Pacific Ethanol  as reimbursement for management and other services provided by  Pacific Ethanol  to Kinergy are limited to $0.6 million in any three month period and $2.4 million in any twelve month period.  Kinergy is required to meet specified EBITDA financial covenants under the credit facility and is prohibited from incurring any additional indebtedness (other than specific intercompany indebtedness) or making any capital expenditures in excess of $100,000 absent the lender’s prior consent.  Kinergy’s obligations under the credit facility are secured by a first-priority security interest in all of its assets in favor of the lender.

Completion of Chapter 11 Filings

On the Effective Date, we ceased to directly or indirectly own the membership interests in the Plant Owners and their holding company.  As a result, we removed the following assets and liabilities from our consolidated financial statements at June 29, 2010, resulting in a gain from the exit from bankruptcy of $119.4 million (in thousands):

Current Assets:
Cash and cash equivalents	$1,302
Accounts receivable – trade	562
Accounts receivable – Kinergy and PAP	5,212
Inventories	4,841
Other current assets	2,166
Total current assets	14,083
Property and equipment, net	160,402
Other assets	585
Total Assets	$175,070

Current Liabilities:
Accounts payable and other liabilities	$21,368
DIP Financing and rollup	50,000
Liabilities subject to compromise	223,110
Total Liabilities	$294,478
Net Liabilities	$119,408

Registration Rights Agreements

In connection with the sale of the Notes and Warrants, we entered into registration rights agreements with the investors to file a registration statement on Form S-1 with the SEC. See “Selling Security Holders – Registration Rights Agreement.”

Effects of Inflation

The impact of inflation was not significant to our financial condition or results of operations for the nine months ended  September 30, 2010 and 2009 and the years ended December 31, 2009 and 2008.

BUSINESS

Business Overview

Background

We are the leading marketer and producer of low carbon renewable fuels in the Western United States.

Since our inception in 2005, we have conducted ethanol marketing operations through our subsidiary Kinergy Marketing, LLC, or Kinergy, through which we market and sell ethanol produced by third parties.  In 2006, we began constructing the first of our four then wholly-owned ethanol production facilities, or Pacific Ethanol Plants, and were continuously engaged in plant construction until the fourth facility was completed in 2008.  We funded, and until recently directly operated, four wholly-owned production facilities through a subsidiary holding company and the Plant Owners.

In 2006, we completed our Madera, California facility and began producing ethanol and its co-products at the facility, and also acquired a 42% interest in Front Range, which owns a fully operational production facility in Windsor, Colorado.  In 2007, we entered into credit agreements to borrow up to $325.0 million to fund the construction of, or refinance indebtedness in respect of, up to five ethanol production facilities and provide working capital as each production facility became operational.  Later in 2007, the credit facility was reduced to $250.8 million for up to four ethanol production facilities.  A portion of this indebtedness was used to refinance outstanding indebtedness in respect of the Madera facility as well as other facilities under construction.  In 2007, we began production at the Columbia facility in Boardman, Oregon and in 2008, we began production at the Magic Valley facility in Burley, Idaho and another facility in Stockton, California.  See “—Pacific Ethanol Plants” below.

Our net sales increased significantly from $87.6 million in 2005 to $703.9 million in 2008 as the Pacific Ethanol Plants began production in 2006, 2007 and 2008, with all facilities producing and selling ethanol in the last quarter of 2008.  During these periods, we also sold additional volume under ethanol marketing arrangements with third party suppliers.  However, our net sales dropped considerably to $316.6 million in 2009 as we idled production at three of the Pacific Ethanol Plants for most of 2009, as discussed further below.

Our average ethanol sales price peaked at $2.28 per gallon in 2006, stayed relatively stable for 2007 and 2008, but declined to $1.80 per gallon in 2009.  In 2007, our average price of corn, the primary raw material for our ethanol production, began increasing dramatically, ultimately rising by over 125% from $2.44 per bushel in 2006 to $5.52 per bushel in 2008.  As a result, our gross margins, which peaked at 11.0% in 2006, began declining in 2007, reaching negative 4.7% in 2008.  Our average price of corn declined to $3.98 per bushel in 2009, but lower ethanol prices and overhead and depreciation expenses with no corresponding sales from the idled facilities resulted in a gross margin of negative 7.0% in 2009.

From 2006 until the fourth quarter of 2008, when the fourth Pacific Ethanol Plant was completed, we maintained a cost structure commensurate with our construction activities, including substantial project overhead and staffing.  Upon completion of the fourth Pacific Ethanol Plant, we sought to alter our cost structure to one more suitable for an operating company.  However, beginning in 2008, we began experiencing significant financial constraints and adverse market conditions, and our working capital lines of credit for the Pacific Ethanol Plants were insufficient given substantially higher corn prices and other input costs in the production process.

In late 2008 and early 2009, we idled production at three of the Pacific Ethanol Plants due to adverse market conditions and lack of adequate working capital.  Adverse market conditions and our financial constraints continued, resulting in an inability to meet our debt service requirements. Both we and the ethanol industry experienced significant adverse conditions through most of 2009 as a result of elevated corn prices, reduced demand for transportation fuel and declining ethanol prices, resulting in prolonged negative operating margins.  In response to these adverse conditions, as well as severe working capital and liquidity constraints, we reduced production significantly and implemented many cost-saving initiatives. Market conditions improved in the last quarter of 2009 and in response, in January 2010, we resumed operations at the Magic Valley facility.  However, margins began deteriorating in late February 2010 and continued to deteriorate in March 2010.

On May 17, 2009, each of the Bankrupt Debtors commenced a case by filing voluntary petitions for relief under chapter 11 of Title 11 of the United States Code, or Bankruptcy Code, in the United States Bankruptcy Court for the District of Delaware, or Bankruptcy Court, in an effort to restructure their indebtedness. The Plant Owners continued to operate their businesses and manage their properties as debtors and debtors-in-possession during the pendency of the bankruptcy proceedings.

On June 3, 2009, the Bankruptcy Court approved the Bankrupt Debtors’ post petition financing facility provided by WestLB, AG, New York Branch and the banks and financial institutions that are from time to time lender parties to the Amended and Restated Debtor-in-Possession Credit Agreement dated June 3, 2009, or as amended, the Post petition Credit Agreement.  The post petition credit facility was intended to fund the Bankrupt Debtors’ working capital and general corporate needs in the ordinary course of business and allow them to pay these other amounts as required or permitted to be paid under the terms of the Post petition Credit Agreement, including the administrative costs associated with the Chapter 11 Filings.

On March 26,2010, the Bankrupt Debtors filed a joint plan of reorganization with the Bankruptcy Court. On April 16, 2010, the Bankrupt Debtors filed an amended joint plan of reorganization, or the Plan, with the Bankruptcy Court, which was structured in cooperation with a number of the Bankrupt Debtors’ secured lenders.  The Bankruptcy Court confirmed the Plan at a hearing on June 8, 2010.  On June 29, 2010, or Effective Date, the Bankrupt Debtors emerged from bankruptcy under the terms of the Plan.

On the Effective Date, approximately $294.4 million in prepetition and post petition secured indebtedness of the Bankrupt Debtors was restructured under a credit agreement entered into on June 25, 2010 among Bankrupt Debtors, as borrowers, and WestLB, AG, New York Branch, or WestLB, and other lenders, or Credit Agreement.  Under the Plan, the Bankrupt Debtors’ existing prepetition and post petition secured indebtedness of approximately $294.4 million was restructured to consist of approximately $50.0 million in three-year term loans and a new three-year revolving credit facility of up to $35.0 million to fund working capital requirements (the revolver is initially capped at $15.0 million but may be increased to up to $35.0 million if more than two of the Pacific Ethanol Plants cease operations).

Under the Plan, on the Effective Date, all of the ownership interests in the Plant Owners were transferred to New PE Holdco, wholly-owned as of that date by some of the prepetition lenders of the Bankrupt Debtors and the new lenders to the post emergence companies under the Credit Agreement.  As a result, the Pacific Ethanol Plants are now wholly-owned by New PE Holdco.

Also on the Effective Date, we entered into a Call Option Agreement with New PE Holdco and a number of owners of membership interests in New PE Holdco, or New PE Holdco Option Agreement, whereby we had the right to acquire from the owners membership interests in New PE Holdco in an amount up to 25% of the total membership interests in New PE Holdco for a total price of $30 million in cash (or $1,200,000 for each one percent of membership interest in New PE Holdco).  On October 6, 2010, we purchased 12% of the outstanding membership interests in New PE Holdco for a total price of $14.4 million in cash under the New PE Holdco Option Agreement.

On the Effective Date, we also entered into an Asset Management Agreement with the Bankrupt Debtors under which we have agreed to provide management services to the Plant Owners whereby we will effectively operate and maintain the production facilities on behalf of the Plant Owners.  These services generally include, but are not limited to, administering each Plant Owners’ compliance with the Credit Agreement and related financing documents and performing billing, collection, record keeping and other administrative and ministerial responsibilities for each facility.  We have agreed to supply all labor and personnel required to perform its services under the agreement, including, but not limited to, the labor and personnel required to operate and maintain the production facilities.

Recent Developments

On October 6, 2010, we raised $35 million through the issuance of $35 million in principal amount of Notes and Warrants to purchase an aggregate of 20,588,235 shares of our common stock. See “Description of Note and Warrant Financing.” On that same date we sold our 42% interest in Front Range for $18.5 million in cash, paid off our outstanding indebtedness to Lyles United, LLC and Lyles Mechanical Co. in the aggregate amount of approximately $17.0 million and purchased a 20% ownership interest in New PE Holdco for an aggregate purchase price of $23.3 million. Of the 20% ownership interest in New PE Holdco we acquired on October 6, 2010, a 12% ownership interest in New PE Holdco was acquired under the New PE Holdco Option Agreement described above.

Current Operations

We currently manage the production of ethanol at the Pacific Ethanol Plants under the terms of an asset management agreement with a number of subsidiaries of New PE Holdco.  We also market ethanol and its co-products, including WDG produced by the Pacific Ethanol Plants under the terms of separate marketing agreements with the Plant Owners whose facilities are operational and a Plant Owner whose facility is in the process of being re-started . We also market ethanol and its co-products to other third parties, and provide transportation, storage and delivery of ethanol through third-party service providers in the Western United States, primarily in California, Nevada, Arizona, Oregon, Colorado, Idaho and Washington.

We have extensive customer relationships throughout the Western United States and extensive supplier relationships throughout the Western and Midwestern United States.  Our customers are integrated oil companies and gasoline marketers who blend ethanol into gasoline. We supply ethanol to our customers either from the Pacific Ethanol Plants located within the regions we serve, or with ethanol procured in bulk from other producers. In some cases, we have marketing agreements with ethanol producers to market all of the output of their facilities. Additionally, we have customers who purchase our co-products for animal feed and other uses.

The Pacific Ethanol Plants produce ethanol and co-products and are comprised of the four facilities described below. The Stockton California facility is in the process of becoming operational. We expect to re-start the facility by the end of December 2010. In addition, if market conditions continue to improve, we may re-start the Madera, California facility during the first quarter of 2011,subject to the approval of New PE Holdco.

		Estimated Annual	Current
		Production Capacity	Operating
Facility Name	Facility Location	(gallons)	Status

Magic Valley	Burley, ID	60,000,000	Operating
Columbia	Boardman, OR	40,000,000	Operating
Stockton	Stockton, CA	60,000,000	Idled
Madera	Madera, CA	40,000,000	Idled

Company History

We are a Delaware corporation formed in February 2005. Our main Internet address is http://www.pacificethanol.net. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, amendments to those reports and other SEC filings are available free of charge through our website as soon as reasonably practicable after these reports are electronically filed with, or furnished to, the SEC. Our common stock trades on The NASDAQ Capital Market under the symbol “PEIX.” The inclusion of our Internet website address in this prospectus does not include or incorporate by reference into this prospectus any information contained on our website.

Business Strategy

Our primary goal is to maintain and advance our position as the leading marketer and producer of low carbon renewable fuels in the Western United States. We view the key elements of our business and growth strategy to achieve this objective in short- and long-term perspectives, which include:

Short-Term Strategy

•      Expand ethanol production and marketing revenues, ethanol markets and distribution infrastructure. We plan to increase our ethanol production and marketing revenues by expanding our relationships with third-party ethanol producers and our ethanol customers to increase sales volumes of ethanol throughout the Western United States at profitable margins. In addition, we plan to maintain and increase sales to animal feed customers in the local markets we serve for WDG. We also plan to expand the market for ethanol by continuing to work with the federal government and state governments to encourage the adoption of policies and standards that promote ethanol as a component in transportation fuels. In addition, we plan to expand our distribution infrastructure by increasing our ability to provide transportation, storage and related logistical services to our customers throughout the Western United States.

•      Operation of Pacific Ethanol Plants. We provide day-to-day operational expertise to manage the Pacific Ethanol Plants under an asset management agreement. We intend to continue operating the Pacific Ethanol Plants in a part owner-operator capacity. Further, as idle Pacific Ethanol Plants and other third party facilities become operational, we intend to expand our business by providing management services to those facilities.

•      Focus on cost efficiencies. We operate the Pacific Ethanol Plants in markets where we believe local characteristics create an opportunity to capture a significant production and shipping cost advantage over competing ethanol production facilities. We believe a combination of factors will enable us to achieve this cost advantage, including:

o
Locations near fuel blending facilities will enable lower ethanol transportation costs and allow timing and logistical advantages over competing locations which require ethanol to be shipped over much longer distances.

o	Locations adjacent to major rail lines will enable the efficient delivery of corn in large unit trains from major corn-producing regions.

o	Locations near large concentrations of dairy and/or beef cattle will enable delivery of WDG over short distances without the need for costly drying processes.

In addition to these location-related efficiencies, we believe that we can continue to increase operating efficiencies by incorporating advanced design elements into the production facilities to take advantage of state-of-the-art technical and operational efficiencies.

Long-Term Strategy

•      Increase our ownership interest in New PE Holdco. We intend to increase our ownership interest in New PE Holdco as opportunities arise to purchase additional interests from other members and as financial resources and business prospects make the acquisition of additional ownership interests in New PE Holdco advisable.

•      Explore new technologies and renewable fuels. We are evaluating a number of technologies that may increase the efficiency of our ethanol production facilities and reduce our use of carbon-based fuels. In addition, we are exploring the feasibility of using different and potentially abundant and cost-effective feedstocks, including cellulosic feed stock, to supplement corn as the raw material used in the production of ethanol. As capital resources become available, we intend to continue pursuing these opportunities, including continuing our efforts to build a cellulosic ethanol demonstration facility in the Northwest United States at the Columbia site. On January 29, 2008, the DOE awarded us $24.3 million in matching funds to assist in this project.

•      Evaluate and pursue acquisition opportunities. We intend to evaluate and pursue opportunities to acquire additional ethanol production, storage and distribution facilities and related infrastructure as financial resources and business prospects make the acquisition of these facilities advisable. In addition, we may also seek to acquire facility sites under development.

Competitive Strengths

We believe that our competitive strengths include the following:

•      Our customer and supplier relationships. We have developed extensive business relationships with our customers and suppliers. In particular, we have developed extensive business relationships with major and independent un-branded gasoline suppliers who collectively control the majority of all gasoline sales in California and other Western states. In addition, we have developed extensive business relationships with ethanol and grain suppliers throughout the Western and Midwestern United States.

•      Our ethanol distribution network. We believe that we have a competitive advantage due to our experience in marketing to the segment of customers in major metropolitan and rural markets in the Western United States. We have developed an ethanol distribution network for delivery of ethanol by truck to virtually every significant fuel terminal as well as to numerous smaller fuel terminals throughout California and other Western states. Fuel terminals have limited storage capacity and we have been successful in securing storage tanks at many of the terminals we service. In addition, we have an extensive network of third-party delivery trucks available to deliver ethanol throughout the Western United States.

•      Our operational expertise. We began managing ethanol production facilities in 2006. We believe that we have obtained operational expertise and know-how that can be used to continue operating the Pacific Ethanol Plants and provide operational services to third party facilities.

•      Our strategic locations. We believe that our focus on developing and acquiring ethanol production facilities in markets where local characteristics create the opportunity to capture a significant production and shipping cost advantage over competing ethanol production facilities provides us with competitive advantages, including transportation cost, delivery timing and logistical advantages as well as higher margins associated with the local sale of WDG and other co-products.

•      Our California production. With the recent California enacted Low Carbon Fuels Standard for transportation fuels, carbon emission standards placed on ethanol produced in California are currently higher than in other states. As a result, the ethanol produced at the Pacific Ethanol Plants and marketed through Kinergy provides added benefits to our customers in meeting their own emission requirements.

•      Modern technologies. The Pacific Ethanol Plants use the latest production technologies to take advantage of state-of-the-art technical and operational efficiencies in order to achieve lower operating costs and more efficient production of ethanol and its co-products and reduce our use of carbon-based fuels.

•      Our experienced management. Neil M. Koehler, our President and Chief Executive Officer, has over 20 years of experience in the ethanol production, sales and marketing industry. Mr. Koehler is a Director of the California Renewable Fuels Partnership, a Director of the Renewable Fuels Association, or RFA, and is a frequent speaker on the issue of renewable fuels and ethanol marketing and production. In addition to Mr. Koehler, we have seasoned managers with many years of experience in the ethanol, fuel and energy industries, leading our various departments. We believe that the experience of our management over the past two decades and our ethanol marketing operations have enabled us to establish valuable relationships in the ethanol industry and understand the business of marketing and producing ethanol and its co-products.

We believe that these advantages will allow us to capture an increasing share of the total market for ethanol and its co-products.

Industry Overview and Market Opportunity

Overview of Ethanol Market

The primary applications for fuel-grade ethanol in the United States include:

•      Octane enhancer. On average, regular unleaded gasoline has an octane rating of 87 and premium unleaded has an octane rating of 91. In contrast, pure ethanol has an average octane rating of 113. Adding ethanol to gasoline enables refiners to produce greater quantities of lower octane blend stock with an octane rating of less than 87 before blending. In addition, ethanol is commonly added to finished regular grade gasoline as a means of producing higher octane mid-grade and premium gasoline.

•      Renewable fuels. Ethanol is blended with gasoline in order to enable gasoline refiners to comply with a variety of governmental programs, in particular, the national RFS program which was enacted to promote alternatives to fossil fuels. See “—Governmental Regulation.”

•      Fuel blending. In addition to its performance and environmental benefits, ethanol is used to extend fuel supplies. As the need for automotive fuel in the United States increases and the dependence on foreign crude oil and refined products grows, the United States is increasingly seeking domestic sources of fuel. Much of the ethanol blending throughout the United States is done for the purpose of extending the volume of fuel sold at the gasoline pump.

The ethanol fuel industry is greatly dependent upon tax policies and environmental regulations that favor the use of ethanol in motor fuel blends in the United States. See “—Governmental Regulation.” Ethanol blends have been either wholly or partially exempt from the federal excise tax on gasoline since 1978. The current federal excise tax on gasoline is $0.184 per gallon and is paid at the terminal by refiners and marketers. If the fuel is blended with ethanol, the blender may claim a $0.45 per gallon tax credit for each gallon of ethanol used in the mixture. Federal law also requires the sale of oxygenated fuels in a number of carbon monoxide non-attainment Metropolitan Statistical Areas, or MSAs, during at least four winter months, typically November through February.

In addition, the Energy Independence and Security Act of 2007, which was signed into law in December 2007, significantly increased the prior national RFS. The national RFS significantly increases the mandated use of renewable fuels to 12.95 billion gallons in 2010 and 13.95 billion gallons in 2011, and rises incrementally and peaks at 36.0 billion gallons by 2022. We believe that these increases will bolster demand for ethanol.

Effective January 1, 2010, the State of California implemented a Low Carbon Fuels Standard for transportation fuels. The California Governor’s office estimates that the standard will have the effect of increasing current renewable fuels use in California by three to five times by 2020. The State of Oregon implemented a state-wide renewable fuels standard effective January 2008. This standard requires a 10% ethanol blend in every gallon of gasoline and is expected to cause the use of approximately 160 million gallons of ethanol per year in Oregon.

According to the RFA, the domestic ethanol industry produced approximately 10.8 billion gallons of ethanol in 2009, an increase of approximately 20% from the approximately 9.0 billion gallons of ethanol produced in 2008. We believe that the ethanol market in California alone represented approximately 10% of the national market. However, the Western United States has relatively few ethanol facilities and local ethanol production levels are substantially below the local demand for ethanol. The balance of ethanol is shipped via rail from the Midwest to the Western United States. Gasoline and diesel fuel that supply the major fuel terminals are shipped in pipelines throughout portions of the Western United States. Unlike gasoline and diesel fuel, however, ethanol is not shipped in these pipelines because ethanol has an affinity for mixing with water already present in the pipelines. When mixed, water dilutes ethanol and creates significant quality control issues. Therefore, ethanol must be trucked from rail terminals to regional fuel terminals, or blending racks.

We believe that approximately 90% of the ethanol produced in the United States is made in the Midwest from corn. According to the DOE, ethanol is typically blended at 5.7% to 10% by volume, but is also blended at up to 85% by volume for vehicles designed to operate on 85% ethanol. The Environmental Protection Agency, or EPA, recently increased the allowable blend of ethanol in gasoline from 10% to 15%. Compared to gasoline, ethanol is generally considered to be cleaner burning and contains higher octane. We anticipate that the increasing demand for transportation fuels coupled with limited opportunities for gasoline refinery expansions and the growing importance of reducing CO2 emissions through the use of renewable fuels will generate additional growth in the demand for ethanol in the Western United States.

Ethanol prices, net of tax incentives offered by the federal government, are generally positively correlated to fluctuations in gasoline prices. In addition, we believe that ethanol prices in the Western United States are typically $0.15 to $0.20 per gallon higher than in the Midwest due to the freight costs of delivering ethanol from Midwest production facilities.

According to the DOE, total annual gasoline consumption in the United States is approximately 138 billion gallons and total annual ethanol consumption represented less than 8% of this amount in 2009. We believe that the domestic ethanol industry has substantial potential for growth to initially reach what we estimate is an achievable level of at least 10% of the total annual gasoline consumption in the United States, or approximately 14 billion gallons of ethanol annually and thereafter up to 36 billion gallons of ethanol annually required under the national RFS by 2022.

While we believe that the overall national market for ethanol will grow, we believe that the market for ethanol in specific geographic areas including California could experience either increases or decreases in demand depending on, among other factors, the preferences of petroleum refiners and state policies. See “Risk Factors.”

Overview of Ethanol Production Process

The production of ethanol from starch- or sugar-based feedstocks has been refined considerably in recent years, leading to a highly-efficient process that we believe now yields substantially more energy in the ethanol and co-products than is required to make the products. The modern production of ethanol requires large amounts of corn, or other high-starch grains, and water as well as chemicals, enzymes and yeast, and denaturants including unleaded gasoline or liquid natural gas, in addition to natural gas and electricity.

In the dry milling process, corn or other high-starch grains are first ground into meal and then slurried with water to form a mash. Enzymes are then added to the mash to convert the starch into the simple sugar, dextrose. Ammonia is also added for acidic (pH) control and as a nutrient for the yeast. The mash is processed through a high temperature cooking procedure, which reduces bacteria levels prior to fermentation. The mash is then cooled and transferred to fermenters, where yeast is added and the conversion of sugar to ethanol and CO2 begins.

After fermentation, the resulting “beer” is transferred to distillation, where the ethanol is separated from the residual “stillage.” The ethanol is concentrated to 190 proof using conventional distillation methods and then is dehydrated to approximately 200 proof, representing 100% alcohol levels, in a molecular sieve system. The resulting anhydrous ethanol is then blended with about 5% denaturant, which is usually gasoline, and is then ready for shipment to market.

The residual stillage is separated into a coarse grain portion and a liquid portion through a centrifugation process. The soluble liquid portion is concentrated to about 40% dissolved solids by an evaporation process. This intermediate state is called condensed distillers solubles, or syrup. The coarse grain and syrup portions are then mixed to produce WDG or can be mixed and dried to produce dried distillers grains with solubles, or DDGS. Both WDG and DDGS are high-protein animal feed products.

Overview of Distillers Grains Market

Most distillers grains are produced in the Midwest, where producers dry the grains before shipping. Successful and profitable delivery of DDGS from the Midwest to markets in the Western United States faces a number of challenges, including drying of distiller grains which may increase the energy cost to dry the grains and reduce the quality of the feed product, and longer distance to market, which may increase the handling and transportation costs to deliver the grains to market. By not drying the distillers grains and by shipping WDG locally, we believe that we will be able to better preserve the feed value of this product, as the WDG retains a higher percentage of nutrients than DDGS.

Historically, the market price for distillers grains has generally tracked the value of corn. We believe that the market price of DDGS is determined by a number of factors, including the market value of corn, soybean meal and other competitive ingredients, the performance or value of DDGS in a particular feed formulation and general market forces of supply and demand. The market price of distillers grains is also often influenced by nutritional models that calculate the feed value of distillers grains by nutritional content, as well as reliability of consistent supply.

Customers

We purchase ethanol from the Pacific Ethanol Plants and other third-parties and resell ethanol to various customers in the Western United States. We also arrange for transportation, storage and delivery of ethanol purchased by our customers through our agreements with third-party service providers. In addition, we purchase WDG from the Pacific Ethanol Plants and sell WDG to customers comprised of dairies and feedlots located near the Pacific Ethanol Plants.

During 2009 and 2008, we produced or purchased ethanol from third parties and resold an aggregate of approximately 173 million and 268 million gallons of fuel-grade ethanol to approximately 60 and 66 customers, respectively. Sales to our two largest customers in 2009 and 2008 represented approximately 32% of our net sales for each of those years. These customers who accounted for 10% or more of our net sales in 2009 and 2008 were Chevron Products USA and Valero Marketing. Sales to each of our other customers represented less than 10% of our net sales in each of 2009 and 2008.

Most of the major metropolitan areas in the Western United States have fuel terminals served by rail, but other major metropolitan areas and more remote smaller cities and rural areas do not. We believe that we have a competitive advantage due to our experience in marketing to the segment of customers in major metropolitan and rural markets in the Western United States. We manage the complicated logistics of shipping ethanol purchased from third-parties from the Midwest by rail to intermediate storage locations throughout the Western United States and trucking the ethanol from these storage locations to blending racks where the ethanol is blended with gasoline. We believe that by establishing an efficient service for truck deliveries to these more remote locations, we have differentiated ourselves from our competitors. In addition, by producing ethanol in the Western United States, we believe that we will benefit from our ability to increase spot sales of ethanol from this additional supply following ethanol price spikes caused from time to time by rail delays in delivering ethanol from the Midwest to the Western United States.  In addition to producing ethanol, we produce ethanol co-products including WDG. We endeavor to position WDG as the protein feed of choice for cattle based on its nutritional composition, consistency of quality and delivery, ease of handling and its mixing ability with other feed ingredients. We are one of the few WDG producers with production facilities located in the Western United States and we primarily sell our WDG to dairy farmers in close proximity to the Pacific Ethanol Plants.

Suppliers

Our marketing operations are dependent upon various third-party producers of fuel-grade ethanol. In addition, we provide ethanol transportation, storage and delivery services through third-party service providers with whom we have contracted to receive ethanol at agreed upon locations from our suppliers and to store and/or deliver the ethanol to agreed upon locations on behalf of our customers. These contracts generally run from year-to-year, subject to termination by either party upon advance written notice before the end of the then-current annual term.

During 2009 and 2008, we purchased fuel-grade ethanol and corn, the largest component in producing ethanol, from our suppliers. Purchases from our three largest suppliers in 2009 represented approximately 45% of our total ethanol and corn purchases. Purchases from our two largest suppliers in 2008 represented approximately 49% of our total ethanol and corn purchases. Purchases from each of our other suppliers represented less than 10% of total ethanol and corn purchases in each of 2009 and 2008.

The ethanol production operations of the Pacific Ethanol Plants are dependent upon various raw materials suppliers, including suppliers of corn, natural gas, electricity and water. The cost of corn is the most important variable cost associated with the production of ethanol. An ethanol facility must be able to efficiently ship corn from the Midwest via rail and cheaply and reliably truck ethanol to local markets. We believe that our existing grain receiving facilities at the Pacific Ethanol Plants are some of the most efficient grain receiving facilities in the United States. We source corn for the Pacific Ethanol Plants using standard contracts, including spot purchase, forward purchase and basis contracts.  When resources are available to do so, we seek to limit the exposure of the Pacific Ethanol Plants to raw material price fluctuations by purchasing forward a portion of their corn requirements on a fixed price basis and by purchasing corn and other raw materials future contracts. In addition, to help protect against supply disruptions, the Pacific Ethanol Plants may maintain inventories of corn.

Pacific Ethanol Plants

The table below provides an overview of the Pacific Ethanol Plants owned by New PE Holdco and operated by us. We are in the process of re-starting the Stockton, California facility and expect to resume production of ethanol at that facility in December 2010. In addition, if market conditions continue to improve, we may re-start the Madera, California facility as early as the first quarter of 2011, subject to the approval of New PE Holdco.

	Madera Facility	Columbia Facility	Magic Valley Facility	Stockton Facility
Location	Madera, CA	Boardman, OR	Burley, ID	Stockton, CA
Quarter/Year operations began	4th Qtr., 2006	3rd Qtr., 2007	2nd Qtr., 2008	3rd Qtr., 2008
Operating status	Idled	Operating	Operating	Idled
Annual design basis ethanol production capacity (in millions of gallons)	35	35	50	50
Approximate maximum annual ethanol production capacity (in millions of gallons)	40	40	60	60
Ownership by New PE Holdco	100%	100%	100%	100%
Primary energy source	Natural Gas	Natural Gas	Natural Gas	Natural Gas
Estimated annual WDG production capacity (in thousands of tons)	293	293	418	418

Commodity Risk Management

We may seek to employ one or more risk mitigation techniques when sufficient working capital is available. We may seek to mitigate our exposure to commodity price fluctuations by purchasing forward a portion of our corn and natural gas requirements through fixed-price or variable-price contracts with our suppliers, as well as entering into derivative contracts for ethanol, corn and natural gas prices. To mitigate ethanol inventory price risks, we may sell a portion of our production forward under fixed- or index-price contracts, or both. We may hedge a portion of the price risks by selling exchange-traded futures contracts. Proper execution of these risk mitigation strategies can reduce the volatility of our gross profit margins.

Marketing Arrangements

In addition to our marketing agreements with the Plant Owners whose facilities are operational and a Plant Owner whose facility is in the process of being re-started to market all of the ethanol produced at those Pacific Ethanol Plants, we have exclusive ethanol marketing agreements with third-party ethanol producers, including Calgren Renewable Fuels, LLC and Front Range, to market and sell their entire ethanol production volumes. Calgren Renewable Fuels, LLC owns and operates an ethanol production facility in Pixley, California with annual production capacity of 55 million gallons. Front Range owns and operates an ethanol production facility in Windsor, Colorado with annual production capacity of 50 million gallons. We intend to evaluate and pursue opportunities to enter into marketing arrangements with other ethanol producers as business prospects make these marketing arrangements advisable.

Competition

We operate in the highly competitive ethanol marketing and production industry. The largest ethanol producers in the United States are ADM and Valero with over 18% of the total installed capacity of ethanol in the United States. In addition, there are many mid-size producers with several plants under ownership, smaller producers with one or two plants, and several ethanol marketers that create significant competition. Overall, we believe there are over 200 ethanol facilities in the United States with an installed capacity of approximately 13.2 billion gallons and many brokers and marketers with whom we compete for sales of ethanol and its co-products.

We believe that our competitive strengths include our strategic locations in the Western United States, our extensive ethanol distribution network, our extensive customer and supplier relationships, our use of modern technologies at our production facilities and our experienced management. We believe that these advantages will allow us to capture an increasing share of the total market for ethanol and its co-products and earn favorable margins on ethanol and its co-products that we produce.

Our strategic focus on particular geographic locations designed to exploit cost efficiencies may nevertheless result in higher than expected costs as a result of more expensive raw materials and related shipping costs, including corn, which generally must be transported from the Midwest. If the costs of producing and shipping ethanol and its co-products over short distances are not advantageous relative to the costs of obtaining raw materials from the Midwest, then the planned benefits of our strategic locations may not be realized.

Governmental Regulation

Our business is subject to federal, state and local laws and regulations relating to the protection of the environment and in support of the corn and ethanol industries. These laws, their underlying regulatory requirements and their enforcement, some of which are described below, impact, or may impact, our existing and proposed business operations by imposing:

•      restrictions on our existing and proposed business operations and/or the need to install enhanced or additional controls;

•      the need to obtain and comply with permits and authorizations;

•      liability for exceeding applicable permit limits or legal requirements, in some cases for the remediation of contaminated soil and groundwater at our facilities, contiguous and adjacent properties and other properties owned and/or operated by third parties; and

•      specifications for the ethanol we market and produce.

In addition, some of the governmental regulations to which we are subject are helpful to our ethanol marketing and production business. The ethanol fuel industry is greatly dependent upon tax policies and environmental regulations that favor the use of ethanol in motor fuel blends in North America. Some of the governmental regulations applicable to our ethanol marketing and production business are briefly described below.

Federal Excise Tax Exemption

Ethanol blends have been either wholly or partially exempt from the federal excise tax on gasoline since 1978. The exemption has ranged from $0.04 to $0.06 per gallon of gasoline during that 25-year period. The current federal excise tax on gasoline is $0.184 per gallon, and is paid at the terminal by refiners and marketers. If the fuel is blended with ethanol, the blender may claim a $0.45 per gallon tax credit for each gallon of ethanol used in the mixture. The federal excise tax exemption was revised and its expiration date was extended for the sixth time since its inception as part of the American Jobs Creation Act of 2004. The new expiration date of the federal excise tax exemption is December 31, 2010.

Clean Air Act Amendments of 1990

In November 1990, a comprehensive amendment to the Clean Air Act of 1977 established a series of requirements and restrictions for gasoline content designed to reduce air pollution in identified problem areas of the United States. The two principal components affecting motor fuel content are the oxygenated fuels program, which is administered by states under federal guidelines, and a federally supervised reformulated gasoline, or RFG, program.

Oxygenated Fuels Program

Federal law requires the sale of oxygenated fuels in a number of carbon monoxide non-attainment MSAs during at least four winter months, typically November through February. Any additional MSAs not in compliance for a period of two consecutive years in subsequent years may also be included in the program. The Environmental Protection Agency, or EPA, Administrator is afforded flexibility in requiring a shorter or longer period of use depending upon available supplies of oxygenated fuels or the level of non-attainment. This law currently affects the Los Angeles area, where over 150 million gallons of ethanol are blended with gasoline each winter.

Reformulated Gasoline Program

The Clean Air Act Amendments of 1990 established special standards effective January 1, 1995 for the most polluted ozone non-attainment areas: Los Angeles Area, Baltimore, Chicago Area, Houston Area, Milwaukee Area, New York City Area, Hartford, Philadelphia Area and San Diego, with provisions to add other areas in the future if conditions warrant. California’s San Joaquin Valley, the location of both our Madera and Stockton facilities, was added in 2002. At the outset of the RFG program there were a total of 96 MSAs not in compliance with clean air standards for ozone, which represents approximately 60% of the national market.

The RFG program also includes a provision that allows individual states to “opt into” the federal program by request of the governor, to adopt standards promulgated by California that are stricter than federal standards, or to offer alternative programs designed to reduce ozone levels. Nearly the entire Northeast and middle Atlantic areas from Washington, D.C. to Boston not under the federal mandate have “opted into” the federal standards.

These state mandates in recent years have created a variety of gasoline grades to meet different regional environmental requirements. The RFG program accounts for about 30% of nationwide gasoline consumption. California refiners blend a minimum of 2.0% oxygen by weight, which is the equivalent of 5.7% ethanol in every gallon of gasoline, or roughly 1.0 billion gallons of ethanol per year in California alone.

National Energy Legislation

In addition, the Energy Independence and Security Act of 2007, which was signed into law in December 2007, significantly increased the prior national RFS. The national RFS significantly increases the mandated use of renewable fuels to 12.95 billion gallons in 2010 and 13.95 billion gallons in 2011, and rises incrementally and peaks at 36.0 billion gallons by 2022.

E15 (a blend of gasoline and ethanol)

On October 13, 2010, the EPA partially granted a waiver request application submitted under Section 211(f)(4) of the Clean Air Act. This partial waiver will allow fuel and fuel additive manufacturers to introduce into commerce gasoline that contains greater than 10 volume percent of ethanol, up to 15 volume percent of ethanol, or E15, for use in some motor vehicles once other conditions are fulfilled. This waiver only applies to vehicles from model year 2007 and beyond.  It is expected that the EPA will make a determination of waiver for earlier model year cars by the end of 2010.  It is important to remember that there are a number of additional steps that must be completed – some of which are not under EPA control – to allow the sale and distribution of E15. These include, but are not limited to, submission of a complete E15 fuels registration application by industry, and changes to some states’ laws to allow for the use of E15.

State Energy Legislation and Regulations

State energy legislation and regulations may affect the demand for ethanol. California recently passed legislation regulating the total emissions of CO2 from vehicles and other sources. In 2006, the State of Washington passed a statewide renewable fuel standard effective December 1, 2008.  The State of Oregon implemented a state-wide renewable fuels standard effective January 2008. This standard requires a 10% ethanol blend in every gallon of gasoline and is expected to cause the use of approximately 160 million gallons of ethanol per year in Oregon. We believe other states may also enact their own renewable fuel standards.

In January 2007, California’s Governor signed an executive order directing the California Air Resources Board to implement a Low Carbon Fuels Standard for transportation fuels. The Governor’s office estimates that the standard will have the effect of increasing current renewable fuels use in California by three to five times by 2020.

The State of California has established a policy to support ethanol produced in California with the California Ethanol Producer Incentive Program, or CEPIP, a producer incentive which offers up to $0.25 per gallon when ethanol production profitability is less than prescribed levels determined by the California Energy Commission, or CEC. The Pacific Ethanol Plants located in California are eligible for the CEPIP.  This program is scheduled to start in the Fall of 2010 and continue for four years.  No assurances can be given that that the California legislation will fund the CEPIP or that the CEC will not alter the program thresholds, participant eligibility or other policy choices that may impact the ability of the Pacific Ethanol Plants located in California to be eligible for the CEPIP.

Additional Environmental Regulations

In addition to the governmental regulations applicable to the ethanol marketing and production industries described above, our business is subject to additional federal, state and local environmental regulations, including regulations established by the EPA, the Regional Water Quality Control Board, the San Joaquin Valley Air Pollution Control District and the California Air Resources Board. We cannot predict the manner or extent to which these regulations will harm or help our business or the ethanol production and marketing industry in general.

Employees

As of December 8 , 2010, we had approximately 144 full-time employees. We believe that our employees are highly-skilled, and our success will depend in part upon our ability to retain our employees and attract new qualified employees who are in great demand. We have never had a work stoppage or strike, and no employees are presently represented by a labor union or covered by a collective bargaining agreement. We consider our relations with our employees to be good.

Legal Proceedings

We are subject to legal proceedings, claims and litigation arising in the ordinary course of business.  While the amounts claimed may be substantial, the ultimate liability cannot presently be determined because of considerable uncertainties that exist.  Therefore, it is possible that the outcome of those legal proceedings, claims and litigation could adversely affect our quarterly or annual operating results or cash flows when resolved in a future period.  However, based on facts currently available, management believes these matters will not adversely affect our financial position, results of operations or cash flows.

Delta-T Corporation

On August 18, 2008, Delta-T Corporation filed suit in the United States District Court for the Eastern District of Virginia, or the First Virginia Federal Court case, naming Pacific Ethanol, Inc. as a defendant, along with its former subsidiaries Pacific Ethanol Stockton, LLC, Pacific Ethanol Imperial, LLC, Pacific Ethanol Columbia, LLC, Pacific Ethanol Magic Valley, LLC and Pacific Ethanol Madera, LLC.  The suit alleged breaches of the parties’ Engineering, Procurement and Technology License Agreements, breaches of a subsequent term sheet and letter agreement and breaches of indemnity obligations.  The complaint sought specified contract damages of approximately $6.5 million, along with other unspecified damages.  All of the defendants moved to dismiss the First Virginia Federal Court case for lack of personal jurisdiction and on the ground that all disputes between the parties must be resolved through binding arbitration, and, in the alternative, moved to stay the First Virginia Federal Court case pending arbitration.  In January 2009, these motions were granted by the Court, compelling the case to arbitration with the American Arbitration Association, or the AAA.  By letter dated June 10, 2009, the AAA notified the parties to the arbitration that the matter was automatically stayed as a result of the Chapter 11 Filings.

On March 18, 2009, Delta-T Corporation filed a cross-complaint against Pacific Ethanol, Inc.  and Pacific Ethanol Imperial, LLC in the Superior Court of the State of California in and for the County of Imperial.  The cross-complaint arose out of a suit by OneSource Distributors, LLC against Delta-T Corporation.  On March 31, 2009, Delta-T Corporation and Bateman Litwin N.V, a foreign corporation, filed a third-party complaint in the United States District Court for the District of Minnesota naming Pacific Ethanol, Inc. and Pacific Ethanol Imperial, LLC as defendants.  The third-party complaint arose out of a suit by Campbell-Sevey, Inc. against Delta-T Corporation.  On April 6, 2009, Delta-T Corporation filed a cross-complaint against Pacific Ethanol, Inc. and Pacific Ethanol Imperial, LLC in the Superior Court of the State of California in and for the County of Imperial.  The cross-complaint arose out of a suit by GEA Westfalia Separator, Inc. against Delta-T Corporation.  Each of these actions allegedly related to the aforementioned Engineering, Procurement and Technology License Agreements and Delta-T Corporation’s performance of services thereunder.  The third-party suit and the cross-complaints asserted many of the factual allegations in the First Virginia Federal Court case and sought unspecified damages.

On June 19, 2009, Delta-T Corporation filed suit in the United States District Court for the Eastern District of Virginia, or the “Second Virginia Federal Court case, naming Pacific Ethanol, Inc. as the sole defendant.  The suit alleged breaches of the parties’ Engineering, Procurement and Technology License Agreements, breaches of a subsequent term sheet and letter agreement, and breaches of indemnity obligations.  The complaint sought specified contract damages of approximately $6.5 million, along with other unspecified damages.

In connection with the Chapter 11 Filings, the Plant Owners moved the Bankruptcy Court to enter a preliminary injunction in favor of the Plant Owners and Pacific Ethanol, Inc. staying and enjoining all of the aforementioned litigation and arbitration proceedings commenced by Delta-T Corporation.  On August 6, 2009, the Bankruptcy Court ordered that the litigation and arbitration proceedings commenced by Delta-T Corporation be stayed and enjoined until September 21, 2009 or further order of the court, and that the Plant Owners, Pacific Ethanol, Inc. and Delta-T Corporation complete mediation by September 20, 2009 for purposes of settling all disputes between the parties.  Following mediation, the parties reached an agreement under which a stipulated order was entered in the Bankruptcy Court on September 21, 2009, providing for a complete mutual release and settlement of any and all claims between Delta-T Corporation and the Plant Owners, a complete reservation of rights as between Pacific Ethanol, Inc. and Delta-T Corporation, and a stay of all proceedings by Delta-T Corporation against Pacific Ethanol, Inc. until December 31, 2009.

On March 1, 2010, Delta-T Corporation resumed active litigation of the Second Virginia Federal Court case by filing a motion for entry of a default judgment.  Also on March 1, 2010, Pacific Ethanol, Inc. filed a motion for extension of time for its first appearance in the Second Virginia Federal Court case and also filed a motion to dismiss Delta-T Corporation's complaint based on the mandatory arbitration clause in the parties’ contracts, and alternatively to stay proceedings during the pendency of arbitration.  These motions were argued on March 31, 2010.  The Court ruled on the motions in May 2010, denying Delta-T Corporation’s motion for entry of a default judgment, and compelling the case to arbitration with the AAA.

On May 25, 2010, Delta-T Corporation filed a Voluntary Petition in the Bankruptcy Court for the Eastern District of Virginia under Chapter 7 of the Bankruptcy Code.  After reviewing Delta-T Corporation’s Voluntary Petition, we believe that Delta-T Corporation intends to liquidate and abandon its claims against us.

Barry Spiegel – State Court Action

On December 22, 2005, Barry J. Spiegel, a former shareholder and director of Accessity, filed a complaint in the Circuit Court of the 17th Judicial District in and for Broward County, Florida (Case No. 05018512), or the State Court Action, against Barry Siegel, Philip Kart, Kenneth Friedman and Bruce Udell, or collectively, the Individual Defendants. Messrs. Udell and Friedman are former directors of Accessity and Pacific Ethanol. Mr. Kart is a former executive officer of Accessity and Pacific Ethanol. Mr. Siegel is a former director and former executive officer of Accessity and Pacific Ethanol.

The State Court Action relates to the Share Exchange Transaction and purports to state the following five counts against the Individual Defendants: (i) breach of fiduciary duty, (ii) violation of the Florida Deceptive and Unfair Trade Practices Act, (iii) conspiracy to defraud, (iv) fraud, and (v) violation of Florida’s Securities and Investor Protection Act. Mr. Spiegel based his claims on allegations that the actions of the Individual Defendants in approving the Share Exchange Transaction caused the value of his Accessity common stock to diminish and is seeking approximately $22.0 million in damages. On March 8, 2006, the Individual Defendants filed a motion to dismiss the State Court Action. Mr. Spiegel filed his response in opposition on May 30, 2006. The court granted the motion to dismiss by Order dated December 1, 2006, on the grounds that, among other things, Mr. Spiegel failed to bring his claims as a derivative action.

On February 9, 2007, Mr. Spiegel filed an amended complaint which purports to state the following five counts: (i) breach of fiduciary duty, (ii) fraudulent inducement, (iii) violation of Florida’s Securities and Investor Protection Act, (iv) fraudulent concealment, and (v) breach of fiduciary duty of disclosure. The amended complaint included Pacific Ethanol as a defendant. On March 30, 2007, Pacific Ethanol filed a motion to dismiss the amended complaint. Before the court could decide that motion, on June 4, 2007, Mr. Spiegel amended his complaint, which purports to state two counts: (a) breach of fiduciary duty, and (b) fraudulent inducement. The first count is alleged against the Individual Defendants and the second count is alleged against the Individual Defendants and Pacific Ethanol. The amended complaint was, however, voluntarily dismissed on August 27, 2007, by Mr. Spiegel as to Pacific Ethanol.

Mr. Spiegel sought and obtained leave to file another amended complaint on June 25, 2009, which renewed his case against Pacific Ethanol, and named three additional individual defendants, and asserted the following three counts: (x) breach of fiduciary duty, (y) fraudulent inducement, and (z) aiding and abetting breach of fiduciary duty. The first two counts are alleged solely against the Individual Defendants. With respect to the third count, Mr. Spiegel has named Pacific Ethanol California, Inc. (formerly known as Pacific Ethanol, Inc.), as well as William L. Jones, Neil M. Koehler and Ryan W. Turner. Messrs. Jones and Turner are directors of Pacific Ethanol. Mr. Turner is a former officer of Pacific Ethanol. Mr. Koehler is a director and officer of Pacific Ethanol. Pacific Ethanol and the Individual Defendants filed a motion to dismiss the count against them, and the court granted the motion. Plaintiff then filed another amended complaint, and Defendants once again moved to dismiss. The motion was heard on February 17, 2010, and the court, on March 22, 2010, denied the motion requiring Pacific Ethanol and Messrs. Jones, Koehler and Turner to answer the Complaint and respond to discovery requests.

Barry Spiegel – Federal Court Action

On December 28, 2006, Barry J. Spiegel, filed a complaint in the United States District Court, Southern District of Florida (Case No. 06-61848), or the Federal Court Action, against the Individual Defendants and Pacific Ethanol. The Federal Court Action relates to the Share Exchange Transaction and purports to state the following three counts: (i) violations of Section 14(a) of the Securities Exchange Act of 1934, as amended, or Exchange Act, and SEC Rule 14a-9 promulgated thereunder, (ii) violations of Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder, and (iii) violation of Section 20(A) of the Exchange Act. The first two counts are alleged against the Individual Defendants and Pacific Ethanol and the third count is alleged solely against the Individual Defendants. Mr. Spiegel bases his claims on, among other things, allegations that the actions of the Individual Defendants and Pacific Ethanol in connection with the Share Exchange Transaction resulted in a share exchange ratio that was unfair and resulted in the preparation of a proxy statement seeking shareholder approval of the Share Exchange Transaction that contained material misrepresentations and omissions. Mr. Spiegel is seeking in excess of $15.0 million in damages.

Mr. Spiegel amended the Federal Court Action on March 5, 2007, and Pacific Ethanol and the Individual Defendants filed a Motion to Dismiss the amended pleading on April 23, 2007. Plaintiff Spiegel sought to stay his own federal case, but the Motion was denied on July 17, 2007. The court required Mr. Spiegel to respond to our Motion to Dismiss. On January 15, 2008, the court rendered an Order dismissing the claims under Section 14(a) of the Exchange Act on the basis that they were time barred and that more facts were needed for the claims under Section 10(b) of the Exchange Act. The court, however, stayed the entire case pending resolution of the State Court Action.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our current directors and executive officers as of December 8 , 2010:
Name	Age	Positions Held
William L. Jones	60	Chairman of the Board and Director
Neil M. Koehler	52	Chief Executive Officer, President and Director
Bryon T. McGregor	46	Chief Financial Officer
Christopher W. Wright	57	Vice President, General Counsel and Secretary
Terry L. Stone (1)	60	Director
John L. Prince (1)	67	Director
Douglas L. Kieta (2)	67	Director
Larry D. Layne (3)	69	Director
Michael D. Kandris	62	Director
Ryan W. Turner	35	Director

(1)          Member of the Audit, Compensation and Nominating and Governance Committees.
(2)          Member of the Compensation and Nominating and Governance Committees.
(3)          Member of the Audit and Compensation Committees.

Our officers are appointed by and serve at the discretion of our Board of Directors, or Board. There are no family relationships among our executive officers and directors other than Mr. Turner is the son-in-law of Mr. Jones.

Following is a brief description of the business experience and educational background of each of our directors and executive officers, including the capacities in which they served during the past five years:

William L. Jones has served as Chairman of the Board and as a director since March 2005.  Mr. Jones is a co-founder of Pacific Ethanol California, Inc., or PEI California, which is now one of our wholly-owned subsidiaries, and served as Chairman of the Board of PEI California since its formation in January 2003 through March 2004, when he stepped off the board of PEI California to focus on his candidacy for one of California’s United States Senate seats.  Mr. Jones was California’s Secretary of State from 1995 to 2003.  Since May 2002, Mr. Jones has also been the owner of Tri-J Land & Cattle, a diversified farming and cattle company in Fresno County, California.  Mr. Jones has a B.A. degree in Agribusiness and Plant Sciences from California State University, Fresno.

Mr. Jones’s qualifications to serve on our Board include:

•	co-founder of PEI California;

•	knowledge gained through his extensive work as our Chairman since our inception in 2005;

•	extensive knowledge of and experience in the agricultural and feed industries, as well as a deep understanding of operations in political environments; and

•	background as an owner of a farming company in California, and his previous role in the California state government.

Neil M. Koehler has served as Chief Executive Officer, President and as a director since March 2005.  Mr. Koehler served as Chief Executive Officer of PEI California since its formation in January 2003 and as a member of its board of directors since March 2004.  Prior to his association with PEI California, Mr. Koehler was the co-founder and General Manager of Parallel Products, one of the first ethanol production facilities in California, which was sold to a public company in 1997.  Mr. Koehler was also the sole manager and sole limited liability company member of Kinergy Marketing, LLC, which he founded in September 2000, and which is now one of our wholly-owned subsidiaries.  Mr. Koehler has over 20 years of experience in the ethanol production, sales and marketing industry in the Western United States.  Mr. Koehler is a Director of the California Renewable Fuels Partnership, a Director of the RFA and is a nationally-recognized speaker on the production and marketing of renewable fuels.  Mr. Koehler has a B.A. degree in Government from Pomona College.

Mr. Koehler’s qualifications to serve on our Board include:

•	day-to-day leadership experience as our current President and Chief Executive Officer provides Mr. Koehler with intimate knowledge of our operations;

•	extensive knowledge of and experience in the ethanol production, sales and marketing industry, particularly in the Western United States;

•	prior leadership experience with other companies in the ethanol industry; and

•	day-to-day leadership experience affords a deep understanding of business operations, challenges and opportunities.

Bryon T. McGregor has served as our Chief Financial Officer since November 19, 2009.  Mr. McGregor served as Vice President, Finance at Pacific Ethanol from September 2008 until he became Interim Chief Financial Officer in April 2009.  Prior to joining Pacific Ethanol, Mr. McGregor was employed as Senior Director for E*TRADE Financial from February 2002 to August 2008, serving in various capacities including International Treasurer based in London England from 2006 to 2008, Brokerage Treasurer and Director from 2003 to 2006 and Assistant Treasurer and Director of Finance and Investor Relations from 2002 to 2003. Prior to joining E*TRADE, Mr. McGregor served as Manager of Finance and Head of Project Finance for BP (formerly Atlantic Richfield Company – ARCO) from 1998 to 2001. Mr. McGregor has extensive experience in banking and served as a Director of International Project Finance for Credit Suisse from 1992 to 1998, as Assistant Vice President for Sumitomo Mitsubishi Banking Corp (formerly The Sumitomo Bank Limited) from 1989 to 1992, and as Commercial Banking Officer for Bank of America from 1987 to 1989. Mr. McGregor has a B.S. degree in Business Management from Brigham Young University with an emphasis in International Finance and a minor in Japanese.

Christopher W. Wright has served as Vice President, General Counsel and Secretary since June 2006.  From April 2004 until he joined Pacific Ethanol in June 2006, Mr. Wright operated an independent consulting practice, advising companies on complex transactions, including acquisitions and financings.  Prior to that time, from January 2003 to April 2004, Mr. Wright was a partner with Orrick, Herrington & Sutcliffe, LLP, and from July 1998 to December 2002, Mr. Wright was a partner with Cooley Godward LLP, where he served as Partner-in-Charge of the Pacific Northwest office.  Mr. Wright has extensive experience advising boards of directors on compliance, securities matters and strategic transactions, with a particular focus on guiding the development of rapidly growing companies.  He has acted as general counsel for numerous technology enterprises in all aspects of corporate development, including fund-raising, business and technology acquisitions, mergers and strategic alliances.  Mr. Wright holds an A.B. in History from Yale College and a J.D. from the University of Chicago Law School.

Terry L. Stone has served as a director since March 2005.  Mr. Stone is a Certified Public Accountant with over thirty years of experience in accounting and taxation.  He has been the owner of his own accountancy firm since 1990 and has provided accounting and taxation services to a wide range of industries, including agriculture, manufacturing, retail, equipment leasing, professionals and not-for-profit organizations.  Mr. Stone has served as a part-time instructor at California State University, Fresno, teaching classes in taxation, auditing and financial and management accounting.  Mr. Stone is also a financial advisor and franchisee of Ameriprise Financial Services, Inc.  Mr. Stone has a B.S. degree in Accounting from California State University, Fresno.

Mr. Stone’s qualifications to serve on our Board include:

•	extensive experience with financial accounting and tax matters;

•	recognized expertise as an instructor of taxation, auditing and financial and management accounting;

•	“audit committee financial expert,” as defined by the SEC, and satisfies the “financial sophistication” requirements of the NASDAQ listing standards; and

•
ability to communicate and encourage discussion, together with his experience as a senior independent director of all Board committees on which he serves make him an effective chairman of our Audit Committee.

John L. Prince has served as a director since July 2005.  Mr. Prince is retired but also works as a consultant to Ruan Transport Corp. and other companies.  Mr. Prince was an Executive Vice President with Land O’ Lakes, Inc. from July 1998 until his retirement in 2004.  Prior to that time, Mr. Prince was President and Chief Executive Officer of Dairyman’s Cooperative Creamery Association, or the DCCA, located in Tulare, California, until its merger with Land O’ Lakes, Inc. in July 1998.  Land O’ Lakes, Inc. is a farmer-owned, national branded organization based in Minnesota with annual sales in excess of $6 billion and membership and operations in over 30 states.  Prior to joining the DCCA, Mr. Prince was President and Chief Executive Officer for nine years until 1994, and was Operations Manager for the preceding ten years commencing in 1975, of the Alto Dairy Cooperative in Waupun, Wisconsin.  Mr. Prince has a B.A. degree in Business Administration from the University of Northern Iowa.

Mr. Prince’s qualifications to serve on our Board include:

•	extensive experience in various executive leadership positions;

•	day-to-day leadership experience affords a deep understanding of business operations, challenges and opportunities; and

•	ability to communicate and encourage discussion help Mr. Prince discharge his duties effectively as chairman of our Nominating and Governance Committee.

Douglas L. Kieta   has served as a director since April 2006.  Mr. Kieta is currently retired. Prior to retirement in January 2009, Mr. Kieta was employed by BE&K, Inc., a large engineering and construction company headquartered in Birmingham, Alabama, where he served as the Vice President of Power since May 2006.  From April 1999 to April 2006, Mr. Kieta was employed at Calpine Corporation where he was the Senior Vice President of Construction and Engineering.  Calpine Corporation is a major North American power company which leases and operates integrated systems of fuel-efficient natural gas-fired and renewable geothermal power plants and delivers clean, reliable and fuel-efficient electricity to customers and communities in 21 U.S. states and three Canadian provinces.  Mr. Kieta has a B.S. degree in Civil Engineering from Clarkson University and a Master’s degree in Civil Engineering from Cornell University.

Mr. Kieta’s qualifications to serve on our Board include:

•	extensive experience in various leadership positions;

•	day-to-day leadership experience affords a deep understanding of business operations, challenges and opportunities; and

•
service with Calpine affords a deep understanding of large-scale construction and engineering projects as well as plant operations, which is particularly relevant to our ethanol production facility operations.

Larry D. Layne has served as a director since December 2007.  Mr. Layne joined First Western Bank in 1963 and served in various capacities with First Western Bank and its acquiror, Lloyds Bank of California, and Lloyd’s acquiror, Sanwa Bank, until his retirement in 2000.  Sanwa Bank was subsequently acquired by Bank of the West.  From 1999 to 2000, Mr. Layne was Vice Chairman of Sanwa Bank in charge of its Commercial Banking Group which encompassed all of Sanwa Bank’s 38 commercial and business banking centers and 12 Pacific Rim branches as well as numerous internal departments.  From 1997 to 2000, Mr. Layne was also Chairman of the Board of The Eureka Funds, a mutual fund family of five separate investment funds with total assets of $900 million.  From 1996 to 2000, Mr. Layne was Group Executive Vice President of the Relationship Banking Group of Sanwa Bank in charge of its 107 branches and 13 commercial banking centers as well as numerous internal departments.  Mr. Layne has also served in various capacities with many industry and community organizations, including as Director and Chairman of the Board of the Agricultural Foundation at California State University, Fresno, or CSUF; Chairman of the Audit Committee of the Ag. Foundation at CSUF; board member of the Fresno Metropolitan Flood Control District; and Chairman of the Ag Lending Committee of the California Bankers Association.  Mr. Layne has a B.S. degree in Dairy Husbandry from CSUF and is a graduate of the California Agriculture Leadership Program.

Mr. Layne’s qualifications to serve on our Board include:

•	extensive experience in various leadership positions;

•	day-to-day leadership experience affords a deep understanding of business operations, challenges and opportunities.

•	experience and involvement in California industry and community organizations provides a useful perspective; and

•	ability to communicate and encourage discussion help Mr. Layne discharge his duties effectively as chairman of our Compensation Committee.

Michael D. Kandris has served as a director since June 2008. Mr. Kandris was President, Western Division of Ruan Transportation Management Systems, or RTMS, until his retirement in September 2009.  Prior to that time, Mr. Kandris served as President and Chief Operating Officer of RTMS.  Mr. Kandris has 30 years of experience in all modes of transportation and logistics.  As President for RTMS, Mr. Kandris held responsibilities in numerous operations and administrative functions.  Mr. Kandris serves as a board member for the National Tank Truck Organization.  Mr. Kandris has a B.S. degree in Business from California State University, Hayward.

Mr. Kandris’ qualifications to serve on our Board include:

•	extensive experience in various executive leadership positions;

•	extensive experience in rail and truck transportation and logistics; and

•	day-to-day leadership experience affords a deep understanding of business operations, challenges and opportunities.

Ryan W. Turner has served as a director since February 2010.  From May 2009 until February 2010, Mr. Turner acted as a consultant to the independent members of the Board, advising on our restructuring efforts.  In July 2007, Mr. Turner co-founded and is currently Managing Partner of 6th Street Investments, LLC, a private investment group based in Fresno, California with investments primarily in energy and real estate.  Mr. Turner previously served as our Chief Operating Officer and Secretary from March 2005 until April 2006 and as a director from March 2005 until July 2005.  Mr. Turner is a co-founder of PEI California and served as its Chief Operating Officer and Secretary and as a director and led all business development efforts of PEI California since its inception in January 2003.   Prior to co-founding and joining PEI California, Mr. Turner served as Chief Operating Officer of Bio-Ag, LLC from March 2002 until January 2003.  Mr. Turner has a B.A. degree in Public Policy from Stanford University, an M.B.A. from California State University, Fresno and was a member of Class XXIX of the California Agricultural Leadership Program.

Mr. Turner’s qualifications to serve on our Board include:

•	co-founder of PEI California;

•	knowledge gained through his early work as our Chief Operating Officer and as one of our directors; and

•	experience and knowledge gained through his work as a consultant advising our Board and a special committee on our restructuring efforts.

Director Independence

Our corporate governance guidelines provide that a majority of the Board and all members of the Audit, Compensation and Nominating and Governance Committees of the Board will be independent.  On an annual basis, each director and executive officer is obligated to complete a Director and Officer Questionnaire that requires disclosure of any transactions with Pacific Ethanol in which a director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest.  Following completion of these questionnaires, the Board, with the assistance of the Nominating and Governance Committee, makes an annual determination as to the independence of each director using the current standards for “independence” established by the SEC and NASDAQ, additional criteria contained in our corporate governance guidelines and consideration of any other material relationship a director may have with Pacific Ethanol.

The Board has determined that all of its directors are independent under these standards, except for (i) Mr. Jones, who is the father-in-law of Ryan W. Turner, one of our current directors and a former executive officer who resigned from his officer position in April 2006, and who was a consultant to Pacific Ethanol during 2009 and 2010 until his appointment as one of our directors in February 2010, (ii) Ryan W. Turner, for the reasons noted above, and (iii) Mr. Koehler, who serves full-time as our Chief Executive Officer and President.

Compensation of Directors

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board.  In setting the compensation of directors, we consider the significant amount of time that Board members spend in fulfilling their duties to Pacific Ethanol as well as the experience level we require to serve on our Board.  The Board, through its Compensation Committee, annually reviews the compensation and compensation policies for Board members.  In recommending director compensation, the Compensation Committee is guided by the following three goals:

•	compensation should fairly pay directors for work required in a company of our size and scope;

•	compensation should align directors’ interests with the long-term interests of our stockholders; and

•	the structure of the compensation should be clearly disclosed to our stockholders.

In addition, as with our executive compensation, in making compensation decisions as to our directors, our Compensation Committee compared our cash and equity compensation payable to directors against market data obtained by Hewitt Associates.  The data included a general industry survey of 235 companies with less than $1,000,000,000 in annual revenues and a general industry survey of 51 companies with between $500,000,000 and $1,000,000,000 in annual revenues.  The Compensation Committee set compensation for our directors at approximately the median of compensation paid to directors of the companies comprising the market data provided to us by Hewitt Associates.

Cash Compensation

Our cash compensation plan for directors provides the Chairman of our Board annual compensation of $80,000, the Chairman of our Audit Committee annual compensation of $42,000, the Chairman of our Compensation Committee annual compensation of $36,000, the Chairman of our Nominating and Governance Committee annual compensation of $36,000, the Chairman of our Transportation Committee annual compensation of $36,000 and the Chairman of our Strategic Transactions Committee annual compensation of $36,000.  All other directors, except employee directors, receive annual compensation of $24,000.  These amounts are paid in advance in bi-weekly installments.  In addition, directors are reimbursed for specified reasonable and documented expenses in connection with attendance at meetings of our Board and its committees.  Employee directors do not receive director compensation in connection with their service as directors.

Equity Compensation

Our Compensation Committee or our full Board typically grants equity compensation to our newly elected or reelected directors which normally vests as to 100% of the grants no later than one year after the date of grant.  Vesting is normally subject to continued service on our Board during the full year.

In determining the amount of equity compensation, the Compensation Committee determines the value of total compensation, approximately targeting the median of compensation paid to directors of the companies comprising the market data provided to us by Hewitt Associates.  The Compensation Committee then determines the cash component based on this market data.  The balance of the total compensation target is then allocated to equity awards, and the number of shares to be granted to our directors is based on the estimated value of the underlying shares on the expected grant date.

In addition, the Compensation Committee may, from time to time, grant additional equity compensation to directors at the discretion of the Compensation Committee.

Compensation of Employee Director

Mr. Koehler was compensated as a full-time employee and officer but received no additional compensation for service as a Board member during 2009.  Information regarding the compensation awarded to Mr. Koehler is included in “—Summary Compensation Table” below.

Director Compensation Table – 2009

The following table summarizes the compensation of our non-employee directors for the year ended December 31, 2009:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
William L. Jones	$80,000	$—(3)	$80,000
Terry L. Stone	$42,000	$—(4)	$42,000
John L. Prince	$36,000	$—(5)	$36,000
Douglas L. Kieta	$36,000	$—(6)	$36,000
Larry D. Layne	$36,000	$—(7)	$36,000
Michael D. Kandris	$36,000	$—(8)	$36,000

(1)
For a description of annual director fees and fees for chair positions, see the disclosure above under “Compensation of Directors—Cash Compensation.” The value of perquisites and other personal benefits was less than $10,000 in aggregate for each director.

(2)	No grants were awarded to our directors in 2009.
(3)
At December 31, 2009, Mr. Jones held 75,500 shares from stock awards, including 9,360 unvested shares, and also held options to purchase an aggregate of 50,000 shares of common stock.  Mr. Jones was granted 31,200 and 44,300 shares of our common stock on October 4, 2006 and June 12, 2008, having aggregate grant date fair values of $407,472 and $104,991, respectively, calculated based on the fair market value of our common stock on the applicable grant date.

(4)
At December 31, 2009, Mr. Stone held 34,600 shares from stock awards and also held options to purchase an aggregate of 15,000 shares of common stock.  Mr. Stone was granted 15,600 and 44,300 shares of our common stock on October 4, 2006 and June 12, 2008, having aggregate grant date fair values of $203,736 and $104,991, respectively, calculated based on the fair market value of our common stock on the applicable grant date. On December 28, 2009, Mr. Stone voluntarily relinquished 25,300 unvested shares of restricted stock.

(5)
At December 31, 2009, Mr. Prince held 34,600 shares from stock awards and also held options to purchase an aggregate of 15,000 shares of common stock.  Mr. Prince was granted 15,600 and 44,300 shares of our common stock on October 4, 2006 and June 12, 2008, having aggregate grant date fair values of $203,736 and $104,991, respectively, calculated based on the fair market value of our common stock on the applicable grant date. On December 28, 2009, Mr. Prince voluntarily relinquished 25,300 unvested shares of restricted stock.

(6)
At December 31, 2009, Mr. Kieta held 34,600 shares from stock awards.  Mr. Kieta was granted 15,600 and 44,300 shares of our common stock on October 4, 2006 and June 12, 2008, having aggregate grant date fair values of $203,736 and $104,991, respectively, calculated based on the fair market value of our common stock on the applicable grant date. On December 28, 2009, Mr. Kieta voluntarily relinquished 25,300 unvested shares of restricted stock.

(7)
At December 31, 2009, Mr. Layne held 34,600 shares from stock awards, including 5,200 unvested shares.  Mr. Layne was granted 15,600 and 44,300 shares of our common stock on January 17, 2008 and June 12, 2008, having aggregate grant date fair values of $86,112 and $104,991, respectively, calculated based on the fair market value of our common stock on the applicable grant date. On December 28, 2009, Mr. Layne voluntarily relinquished 25,300 unvested shares of restricted stock.

(8)
At December 31, 2009, Mr. Kandris held no shares from stock awards.  Mr. Kandris was granted 25,300 shares of our common stock on June 12, 2008, having an aggregate grant date fair value of $59,961, calculated based on the fair market value of our common stock on the grant date. On December 28, 2009, Mr. Kandris voluntarily relinquished 25,300 unvested shares of restricted stock.

Ryan W. Turner, who was appointed as one of our directors on February 18, 2010, received compensation in 2009 in his capacity as one of our consultants.  See “Certain Relationships and Related Transactions” below.

Summary Compensation Table

The following table sets forth summary information concerning the compensation of our (i) Chief Executive Officer and President, who serves as our principal executive officer, (ii) Chief Financial Officer, who serves as our principal financial officer, (iii) Vice President, General Counsel and Secretary, (iv) former Chief Operating Officer, and (v) former Chief Financial Officer, who served as our principal financial officer, or collectively, the named executive officers, for all services rendered in all capacities to us for the years ended December 31, 2009 and 2008.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)		Total ($)
Neil M. Koehler	2009	$389,423	$—	$—	$15,542	(3)	$404,965
Chief Executive Officer and President	2008	$359,135	$—	$342,805	$14,071	(3)	$716,011
Bryon T. McGregor	2009	$197,827	$40,000	$—	$—		$237,827
Chief Financial Officer(4)	2008	$61,192	$20,000	$7,450	$—		$88,642
Christopher W. Wright	2009	$249,231	$—	$—	$—		$249,231
Vice President, General Counsel and Secretary	2008	$236,827	$—	$95,984	$—		$332,811
John T. Miller	2009	$308,942	$—	$—	$30,531	(6)	$339,473
former Chief Operating Officer(5)	2008	$301,250	$—	$137,121	$12,050	(3)	$450,421
Joseph W. Hansen	2009	$76,923	$—	$—	$190,358	(8)	$267,281
former Chief Financial Officer(7)	2008	$238,461	$—	$386,612	$—		$625,073

(1)
The amounts shown are the fair value of stock awards on the date of grant.  Fair value is calculated by multiplying the number of shares of stock granted by the closing price of our common stock on the date of grant.  The shares of common stock were issued under our 2006 Plan.  Information regarding the vesting schedules for the named executive officers is included in the footnotes to the “Outstanding Equity Awards at Fiscal Year-End-2009” table below.  No stock awards were made to the named executive officers in 2009.

(2)	Except as contained in the table, the value of perquisites and other personal benefits was less than $10,000 in aggregate for each of the named executive officers.
(3)	Amount represents matching 401K funds.
(4)	Mr. McGregor was appointed as our Chief Financial Officer on November 19, 2009 and as our Interim Chief Financial Officer on April 21, 2009.
(5)	Mr. Miller’s employment ended on December 4, 2009. Mr. Miller was previously our Acting Chief Financial Officer from July 19, 2007 through January 1, 2008.
(6)
Amount includes $18,173 in severance paid for 2009 under Mr. Miller’s Amended and Restated Executive Employment Agreement and $12,358 in matching 401K funds. Mr. Miller’s employment ended on December 4, 2009.

(7)	Joseph W. Hansen was appointed as our Chief Financial Officer effective January 2, 2008 and was terminated on April 3, 2009.
(8)	Amount includes $187,500 in severance paid for 2009 under Mr. Hansen’s Executive Employment Agreement and $3,038 in matching 401K funds. Mr. Hansen was terminated on April 3, 2009.

Executive Employment Agreements

Neil M. Koehler

Our Amended and Restated Executive Employment Agreement with Mr. Koehler dated as of December 11, 2007 provides for at-will employment as our President and Chief Executive Officer.  Mr. Koehler was to receive a base salary of $300,000 per year, which was increased to $375,000 effective March 1, 2008, and is eligible to receive an annual discretionary cash bonus of up to 70% of his base salary, to be paid based upon performance criteria set by the Board and an additional cash bonus not to exceed 50% of the net free cash flow of Kinergy (defined as revenues of Kinergy, less Mr. Koehler’s salary and performance bonus, less capital expenditures and all expenses incurred specific to Kinergy), subject to a maximum of $300,000 in any given year; provided, that this bonus will be reduced by ten percentage points each year, commencing in 2005.  As a result, 2009 was the final year of the bonus at 10% of net free cash flow.

Upon termination by Pacific Ethanol without cause, resignation by Mr. Koehler for good reason or upon Mr. Koehler’s disability, Mr. Koehler is entitled to receive (i) severance equal to twelve months of base salary, (ii) continued health insurance coverage for twelve months, and (iii) accelerated vesting of 25% of all shares or options subject to any equity awards granted to Mr. Koehler prior to Mr. Koehler’s termination which are unvested as of the date of termination.  However, if Mr. Koehler is terminated without cause or resigns for good reason within three months before or twelve months after a change in control, Mr. Koehler is entitled to (a) severance equal to eighteen months of base salary, (b) continued health insurance coverage for eighteen months, and (c) accelerated vesting of 100% of all shares or options subject to any equity awards granted to Mr. Koehler prior to Mr. Koehler’s termination that are unvested as of the date of termination.

The term “for good reason” is defined in the Executive Employment Agreement as (i) the assignment to Mr. Koehler of any duties or responsibilities that result in the material diminution of Mr. Koehler’s authority, duties or responsibility, (ii) a material reduction by Pacific Ethanol in Mr. Koehler’s annual base salary, except to the extent the base salaries of all other executive officers of Pacific Ethanol are accordingly reduced, (iii) a relocation of Mr. Koehler’s place of work, or Pacific Ethanol’s principal executive offices if Mr. Koehler’s principal office is at these offices, to a location that increases Mr. Koehler’s daily one-way commute by more than thirty-five miles, or (iv) any material breach by Pacific Ethanol of any material provision of the Executive Employment Agreement.

The term “cause” is defined in the Executive Employment Agreement as (i) Mr. Koehler’s indictment or conviction of any felony or of any crime involving dishonesty, (ii) Mr. Koehler’s participation in any fraud or other act of willful misconduct against Pacific Ethanol, (iii) Mr. Koehler’s refusal to comply with any lawful directive of Pacific Ethanol, (iv) Mr. Koehler’s material breach of his fiduciary, statutory, contractual, or common law duties to Pacific Ethanol, or (v) conduct by Mr. Koehler which, in the good faith and reasonable determination of the Board, demonstrates gross unfitness to serve; provided, however, that in the event that any of the foregoing events is reasonably capable of being cured, Pacific Ethanol shall, within twenty days after the discovery of the event, provide written notice to Mr. Koehler describing the nature of the event and Mr. Koehler shall thereafter have ten business days to cure the event.

A “change in control” of Pacific Ethanol is deemed to have occurred if, in a single transaction or series of related transactions (i) any person (as the term is used in Section 13(d) and 14(d) of the Exchange Act), or persons acting as a group, other than a trustee or fiduciary holding securities under an employee benefit program, is or becomes a “beneficial owner” (as defined in Rule 13-3 under the Exchange Act), directly or indirectly of securities of Pacific Ethanol representing a majority of the combined voting power of Pacific Ethanol, (ii) there is a merger, consolidation or other business combination transaction of Pacific Ethanol with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of Pacific Ethanol outstanding immediately prior to the transaction continue to hold (either by the shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of Pacific Ethanol (or the surviving entity) outstanding immediately after the transaction, or (iii) all or substantially all of our assets are sold.

Bryon T. McGregor

Our Amended and Restated Executive Employment Agreement with Mr. McGregor effective as of November 25, 2009 provides for at-will employment as our Chief Financial Officer.  Mr. McGregor receives a base salary of $240,000 per year and is eligible to receive an annual discretionary cash bonus of up to 50% of his base salary, to be paid based upon performance criteria set by the Board.  All other terms and conditions of Mr. McGregor’s Amended and Restated Executive Employment Agreement are substantially the same as those contained in Mr. Koehler’s Amended and Restated Executive Employment Agreement, except that Mr. McGregor is not entitled to any bonus based on the net free cash flow of Kinergy.

Christopher W. Wright

Our Amended and Restated Executive Employment Agreement with Mr. Wright dated as of December 11, 2007 provides for at-will employment as our Vice President, General Counsel and Secretary.  Mr. Wright was to receive a base salary of $225,000 per year, which was increased to $240,000, effective March 1, 2008, and is eligible to receive an annual discretionary cash bonus of up to 50% of his base salary, to be paid based upon performance criteria set by the Board.  All other terms and conditions of Mr. Wright’s Amended and Restated Executive Employment Agreement are substantially the same as those contained in Mr. Koehler’s Amended and Restated Executive Employment Agreement, except that Mr. Wright is not entitled to any bonus based on the net free cash flow of Kinergy.

John T. Miller

Our Amended and Restated Executive Employment Agreement with Mr. Miller dated as of December 11, 2007 provided for at-will employment as our Chief Operating Officer.  Mr. Miller was to receive a base salary of $250,000 per year, which was increased to $315,000 effective March 1, 2008, and was eligible to receive an annual discretionary cash bonus of up to 50% of his base salary, to be paid based upon performance criteria set by the Board.  All other terms and conditions of Mr. Miller’s Executive Employment Agreement were substantially the same as those contained in Mr. Koehler’s Executive Employment Agreement, except that Mr. Miller was not entitled to any bonus based on the net free cash flow of Kinergy.  Mr. Miller’s employment ended on December 4, 2009.

Joseph W. Hansen

Our Executive Employment Agreement with Mr. Hansen dated as of December 11, 2007 provided for at-will employment as our Chief Financial Officer commencing January 2, 2008.  Mr. Hansen was to receive a base salary of $250,000 per year and was eligible to receive an annual discretionary cash bonus of up to 50% of his base salary, to be paid based upon performance criteria set by the Board.  All other terms and conditions of Mr. Hansen’s Executive Employment Agreement were substantially the same as those contained in Mr. Koehler’s Executive Employment Agreement, except that Mr. Hansen was not entitled to any bonus based on the net free cash flow of Kinergy.  Mr. Hansen was terminated on April 3, 2009.

Outstanding Equity Awards at Fiscal Year-End – 2009

The following table sets forth information about outstanding equity awards held by our named executive officers as of December 31, 2009.
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested($)(2)
Neil M. Koehler	28,080	(3)	$19,937
	59,931	(4)	$42,551
Bryon T. McGregor	2,500	(5)	$1,775
Christopher W. Wright	21,060	(6)	$14,953
	16,780	(7)	$11,914
John T. Miller	15,795	(8)	$11,214
	17,979	(8)	$12,765
Joseph W. Hansen	—		$—

(1)	The stock awards reported in the above table represent shares of stock granted under our 2006 Plan.
(2)	Represents the fair market value per share of our common stock on December 31, 2009, which was $0.71, multiplied by the number of shares that had not vested as of that date.
(3)	Represents shares granted on October 4, 2006. Mr. Koehler’s grant vests as to 14,040 shares on each of October 4, 2010 and 2011.
(4)	Represents shares granted on April 8, 2008. Mr. Koehler’s grant vests as to 19,977 shares on each of April 1, 2010, 2011 and 2012.
(5)	Represents shares granted on September 18, 2008. Mr. McGregor’s grant vests on September 1, 2010.
(6)	Represents shares granted on October 4, 2006. Mr. Wright’s grant vests as to 14,040 shares on each of October 4, 2010 and 2011.
(7)	Represents shares granted on April 8, 2008. Mr. Wright’s grant vests as to 5,594 shares on each of April 1, 2010, 2011 and 2012.
(8)	Mr. Miller’s grants terminated without vesting on March 4, 2010.

2006 Stock Incentive Plan

In 2006, our Board adopted and our stockholders ratified and approved the adoption of our 2006 Plan.  On March 5, 2010, our Board approved an increase in the number of shares of common stock authorized for issuance under our 2006 Plan from 2,000,000 shares to 6,000,000 shares, subject to stockholder approval. Our stockholders approved the amendment to the 2006 Plan on June 3, 2010.

The 2006 Plan is intended to promote our interests by providing eligible persons in our service with the opportunity to acquire a proprietary or economic interest, or otherwise increase their proprietary or economic interest, in us as an incentive for them to remain in their service and render superior performance during their service.  The 2006 Plan consists of two equity-based incentive programs, the Discretionary Grant Program and the Stock Issuance Program. Principal features of each program are summarized below.

A total of 6,000,000 shares of common stock are authorized for issuance under the 2006 Plan. As of the date of this prospectus, equity awards totaling 4,657,158 shares of common stock, net of forfeitures and shares withheld to satisfy tax withholding obligations, have been issued under the 2006 Plan.

The following is a summary of the principal features of our 2006 Plan as amended to reflect the recent amendment.  The summary does not purport to be a complete description of all provisions of our 2006 Plan and is qualified in its entirety by the text of the 2006 Plan.

Administration

The Compensation Committee of our Board has the exclusive authority to administer the Discretionary Grant and Stock Issuance Programs with respect to option grants, restricted stock awards, restricted stock units, stock appreciation rights, direct stock issuances and other stock-based awards, or equity awards, made to executive officers and non-employee Board members, and also has the authority to make equity awards under those programs to all other eligible individuals. However, the Board may retain, reassume or exercise from time to time the power to administer those programs. Equity awards made to members of the Compensation Committee must be authorized and approved by a disinterested majority of the Board.

The term “plan administrator,” as used in this summary, means the Compensation Committee or the Board, to the extent either entity is acting within the scope of its administrative jurisdiction under the 2006 Plan.

Share Reserve

Initially, 2,000,000 shares of common stock were authorized for issuance under the 2006 Plan.  Currently, a total of 6,000,000 shares of common stock are authorized for issuance under the 2006 Plan.

No participant in the 2006 Plan may be granted equity awards for more than 250,000 shares of common stock per calendar year for purposes of Internal Revenue Code Section 162(m), or Section 162(m).  This share limitation is intended to assure that any deductions to which we would otherwise be entitled, either upon the exercise of stock options or stock appreciation rights granted under the Discretionary Grant Program with an exercise price per share equal to the fair market value per share of our common stock on the grant date or upon the subsequent sale of the shares purchased under those options, will not be subject to the $1,000,000 limitation on the income tax deductibility of compensation paid per covered executive officer imposed under Section 162(m).  In addition, shares issued under the Stock Issuance Program may qualify as performance-based compensation that is not subject to the Section 162(m) limitation, if the issuance of those shares is approved by the Compensation Committee and the vesting is tied solely to the attainment of the corporate performance milestones discussed below in the summary description of that program.

The shares of common stock issuable under the 2006 Plan may be drawn from shares of our authorized but unissued shares or from shares reacquired by us, including shares repurchased on the open market.  Shares subject to any outstanding equity awards under the 2006 Plan that expire or otherwise terminate before those shares are issued will be available for subsequent awards.  Unvested shares issued under the 2006 Plan and subsequently repurchased by us at the option exercise or direct issue price paid per share, under our repurchase rights under the 2006 Plan, will be added back to the number of shares reserved for issuance under the 2006 Plan and will be available for subsequent reissuance.

If the exercise price of an option under the 2006 Plan is paid with shares of common stock, then the authorized reserve of common stock under the 2006 Plan will be reduced only by the net number of new shares issued under the exercised stock option. If shares of common stock otherwise issuable under the 2006 Plan are withheld in satisfaction of the withholding taxes incurred in connection with the issuance, exercise or vesting of an equity award, then the number of shares of common stock available for issuance under the 2006 Plan will be reduced only by the net number of shares issued under that equity award.  The withheld shares will not reduce the share reserve.  Upon the exercise of any stock appreciation right granted under the 2006 Plan, the share reserve will only be reduced by the net number of shares actually issued upon exercise, and not by the gross number of shares as to which the stock appreciation right is exercised.

We have registered the issuance of the additional 4,000,000 shares of common stock under the 2006 Plan on Form S-8 under the Securities Act of 1933, as amended, or Securities Act.

Eligibility

Officers, employees, non-employee directors, and consultants and independent advisors who are under written contract and whose securities issued under the 2006 Plan could be registered on Form S-8, all of whom are in our service or the service of any parent or subsidiary of ours, whether now existing or subsequently established, are eligible to participate in the Discretionary Grant and Stock Issuance Programs.

As of October 25, 2010, three executive officers, approximately 110 other employees, seven non-employee members of our Board and an indeterminate number of consultants and advisors were eligible to participate in the 2006 Plan.

Valuation

The fair market value per share of our common stock on any relevant date under the 2006 Plan will be deemed to be equal to the closing selling price per share of our common stock at the close of regular hours trading on The NASDAQ Capital Market on that date.  If there is no closing selling price for our common stock on the date in question, the fair market value will be the closing selling price on the last preceding date for which a quotation exists.  On October 25, 2010, the fair market value determined on that basis was $0.905 per share.

Discretionary Grant Program

The plan administrator has complete discretion under the Discretionary Grant Program to determine which eligible individuals are to receive equity awards under that program, the time or times when those equity awards are to be made, the number of shares subject to each award, the time or times when each equity award is to vest and become exercisable, the maximum term for which the equity award is to remain outstanding and the status of any granted option as either an incentive stock option or a non-statutory option under the federal tax laws.

Stock Options. Each granted option will have an exercise price per share determined by the plan administrator, provided that the exercise price will not be less than 85% or 100% of the fair market value of a share on the grant date in the case of non-statutory or incentive options, respectively.  No granted option will have a term in excess of ten years.  Incentive options granted to an employee who beneficially owns more than 10% of our outstanding common stock must have exercise prices not less than 110% of the fair market value of a share on the grant date and a term of not more than five years measured from the grant date. Options generally will become exercisable in one or more installments over a specified period of service measured from the grant date.  However, options may be structured so that they will be immediately exercisable for any or all of the option shares.  Any unvested shares acquired under immediately exercisable options will be subject to repurchase, at the exercise price paid per share, if the optionee ceases service with us prior to vesting in those shares.

An optionee who ceases service with us other than due to misconduct will have a limited time within which to exercise outstanding options for any shares for which those options are vested and exercisable at the time of cessation of service.  The plan administrator has complete discretion to extend the period following the optionee’s cessation of service during which outstanding options may be exercised (but not beyond the expiration date) and/or to accelerate the exercisability or vesting of options in whole or in part.  Discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee’s actual cessation of service.

Stock Appreciation Rights.  The plan administrator has the authority to issue the following three types of stock appreciation rights under the Discretionary Grant Program:

Tandem stock appreciation rights, which provide the holders with the right, upon approval of the plan administrator, to surrender their options for an appreciation distribution in an amount equal to the excess of the fair market value of the vested shares of common stock subject to the surrendered option over the aggregate exercise price payable for those shares.

Standalone stock appreciation rights, which allow the holders to exercise those rights as to a specific number of shares of common stock and receive in exchange an appreciation distribution in an amount equal to the excess of the fair market value on the exercise date of the shares of common stock as to which those rights are exercised over the aggregate base price in effect for those shares. The base price per share may not be less than the fair market value per share of the common stock on the date the standalone stock appreciation right is granted, and the right may not have a term in excess of ten years.

Limited stock appreciation rights, which may be included in one or more option grants made under the Discretionary Grant Program to executive officers or directors who are subject to the short-swing profit liability provisions of Section 16 of the Exchange Act. Upon the successful completion of a hostile takeover for more than 50% of our outstanding voting securities or a change in a majority of our Board as a result of one or more contested elections for Board membership over a period of up to 36 consecutive months, each outstanding option with a limited stock appreciation right may be surrendered in return for a cash distribution per surrendered option share equal to the excess of the fair market value per share at the time the option is surrendered or, if greater and the option is a non-statutory option, the highest price paid per share in the transaction, over the exercise price payable per share under the option.

Payments with respect to exercised tandem or standalone stock appreciation rights may, at the discretion of the plan administrator, be made in cash or in shares of common stock.  All payments with respect to exercised limited stock appreciation rights will be made in cash.  Upon cessation of service with us, the holder of one or more stock appreciation rights will have a limited period within which to exercise those rights as to any shares as to which those stock appreciation rights are vested and exercisable at the time of cessation of service.  The plan administrator will have complete discretion to extend the period following the holder’s cessation of service during which his or her outstanding stock appreciation rights may be exercised and/or to accelerate the exercisability or vesting of the stock appreciation rights in whole or in part.  Discretion may be exercised at any time while the stock appreciation rights remain outstanding, whether before or after the holder’s actual cessation of service.

Repricing.  The plan administrator has the authority, with the consent of the affected holders, to effect the cancellation of any or all outstanding options or stock appreciation rights under the Discretionary Grant Program and to grant in exchange one or more of the following:  (i) new options or stock appreciation rights covering the same or a different number of shares of common stock but with an exercise or base price per share not less than the fair market value per share of common stock on the new grant date, or (ii) cash or shares of common stock, whether vested or unvested, equal in value to the value of the cancelled options or stock appreciation rights.  The plan administrator also has the authority with or, if the affected holder is not subject to the short-swing profit liability of Section 16 of the Exchange Act, then without, the consent of the affected holders, to reduce the exercise or base price of one or more outstanding stock options or stock appreciation rights to the then current fair market value per share of common stock or to issue new stock options or stock appreciation rights with a lower exercise or base price in immediate cancellation of outstanding stock options or stock appreciation rights with a higher exercise or base price.

Stock Issuance Program

Shares of common stock may be issued under the Stock Issuance Program for valid consideration under the Delaware General Corporation Law as the plan administrator deems appropriate, including cash, past services or other property.  In addition, restricted shares of common stock may be issued under restricted stock awards that vest in one or more installments over the recipient’s period of service or upon attainment of specified performance objectives.  Shares of common stock may also be issued under the program under restricted stock units or other stock-based awards that entitle the recipients to receive the shares underlying those awards upon the attainment of designated performance goals, the satisfaction of specified service requirements and/or upon the expiration of a designated time period following the vesting of those awards or units, including a deferred distribution date following the termination of the recipient’s service with us.

The plan administrator will have complete discretion under the Stock Issuance Program to determine which eligible individuals are to receive equity awards under the program, the time or times when those equity awards are to be made, the number of shares subject to each equity award, the vesting schedule to be in effect for the equity award and the consideration, if any, payable per share.  The shares issued under an equity award may be fully vested upon issuance or may vest upon the completion of a designated service period and/or the attainment of pre-established performance goals.

To assure that the compensation attributable to one or more equity awards under the Stock Issuance Program will qualify as performance-based compensation that will not be subject to the $1,000,000 limitation on the income tax deductibility of the compensation paid per covered executive officer imposed under Section 162(m), the Compensation Committee will also have the discretionary authority to structure one or more equity awards under the Stock Issuance Program so that the shares subject to those particular awards will vest only upon the achievement of pre-established corporate performance goals. Goals may be based on one or more of the following criteria:  (i) return on total stockholders’ equity; (ii) net income per share; (iii) net income or operating income; (iv) earnings before interest, taxes, depreciation, amortization and stock-based compensation costs, or operating income before depreciation and amortization; (v) sales or revenue targets; (vi) return on assets, capital or investment; (vii) cash flow; (viii) market share; (ix) cost reduction goals; (x) budget comparisons; (xi) implementation or completion of projects or processes strategic or critical to our business operations; (xii) measures of customer satisfaction; (xiii) any combination of, or a specified increase in, any of the foregoing; and (xiv) the formation of joint ventures, research and development collaborations, marketing or customer service collaborations, or the completion of other corporate transactions intended to enhance our revenue or profitability or expand our customer base; provided, however, that for purposes of items (ii), (iii) and (vii) above, the Compensation Committee may, at the time the equity awards are made, specify adjustments to those items as reported in accordance with generally accepted accounting principles in the United States, or GAAP, which will exclude from the calculation of those performance goals one or more of the following: specific charges related to acquisitions, stock-based compensation, employer payroll tax expense on specific stock option exercises, settlement costs, restructuring costs, gains or losses on strategic investments, non-operating gains, other non-cash charges, valuation allowance on deferred tax assets, and the related income tax effects, purchases of property and equipment, and any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 or its successor, provided that those adjustments are in conformity with those reported by us on a non-GAAP basis.  In addition, performance goals may be based upon the attainment of specified levels of our performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of our business groups or divisions thereof or any parent or subsidiary. Performance goals may include a minimum threshold level of performance below which no award will be earned, levels of performance at which specified portions of an award will be earned, and a maximum level of performance at which an award will be fully earned.  The Compensation Committee may provide that, if the actual level of attainment for any performance objective is between two specified levels, the amount of the award attributable to that performance objective shall be interpolated on a straight-line basis.

The plan administrator will have the discretionary authority at any time to accelerate the vesting of any and all shares of restricted stock or other unvested shares outstanding under the Stock Issuance Program.  However, no vesting requirements tied to the attainment of performance objectives may be waived with respect to shares that were intended at the time of issuance to qualify as performance-based compensation under Section 162(m), except in the event of specified involuntary terminations or changes in control or ownership.

Outstanding restricted stock units or other stock-based awards under the Stock Issuance Program will automatically terminate, and no shares of common stock will actually be issued in satisfaction of those awards, if the performance goals or service requirements established for those awards are not attained.  The plan administrator, however, will have the discretionary authority to issue shares of common stock in satisfaction of one or more outstanding restricted stock units or other stock-based awards as to which the designated performance goals or service requirements are not attained.  However, no vesting requirements tied to the attainment of performance objectives may be waived with respect to awards that were intended at the time of issuance to qualify as performance-based compensation under Section 162(m), except in the event of specified involuntary terminations or changes in control or ownership.

General Provisions

Acceleration.  If a change in control occurs, each outstanding equity award under the Discretionary Grant Program will automatically accelerate in full, unless (i) that award is assumed by the successor corporation or otherwise continued in effect, (ii) the award is replaced with a cash retention program that preserves the spread existing on the unvested shares subject to that equity award (the excess of the fair market value of those shares over the exercise or base price in effect for the shares) and provides for subsequent payout of that spread in accordance with the same vesting schedule in effect for those shares, or (iii) the acceleration of the award is subject to other limitations imposed by the plan administrator.  In addition, all unvested shares outstanding under the Discretionary Grant and Stock Issuance Programs will immediately vest upon the change in control, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continued in effect or accelerated vesting is precluded by other limitations imposed by the plan administrator. Each outstanding equity award under the Stock Issuance Program will vest as to the number of shares of common stock subject to that award immediately prior to the change in control, unless that equity award is assumed by the successor corporation or otherwise continued in effect or replaced with a cash retention program similar to the program described in clause (ii) above or unless vesting is precluded by its terms.  Immediately following a change in control, all outstanding awards under the Discretionary Grant Program will terminate and cease to be outstanding except to the extent assumed by the successor corporation or its parent or otherwise expressly continued in full force and effect under the terms of the change in control transaction.

The plan administrator will have the discretion to structure one or more equity awards under the Discretionary Grant and Stock Issuance Programs so that those equity awards will vest in full either immediately upon a change in control or in the event the individual’s service with us or the successor entity is terminated (actually or constructively) within a designated period following a change in control transaction, whether or not those equity awards are to be assumed or otherwise continued in effect or replaced with a cash retention program.

A change in control will be deemed to have occurred if, in a single transaction or series of related transactions:

(i)           any person (as that term is used in Section 13(d) and 14(d) of the Exchange Act), or persons acting as a group, other than a trustee or fiduciary holding securities under an employment benefit program, is or becomes a beneficial owner (as defined in Rule 13-3 under the Exchange Act), directly or indirectly of securities representing 51% or more of the combined voting power of our company, or

(ii)           there is a merger, consolidation, or other business combination transaction of us with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of our voting capital stock outstanding immediately prior to the transaction continue to hold (either by the shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of our company (or the surviving entity) outstanding immediately after the transaction, or

(iii)           all or substantially all of our assets are sold.

Stockholder Rights and Option Transferability.  The holder of an option or stock appreciation right will have no stockholder rights with respect to the shares subject to that option or stock appreciation right unless and until the holder exercises the option or stock appreciation right and becomes a holder of record of shares of common stock distributed upon exercise of the award.  Incentive options are not assignable or transferable other than by will or the laws of inheritance following the optionee’s death, and during the optionee’s lifetime, may only be exercised by the optionee.  However, non-statutory options and stock appreciation rights may be transferred or assigned during the holder’s lifetime to one or more members of the holder’s family or to a trust established for the benefit of the holder and/or one or more family members or to the holder’s former spouse, to the extent the transfer is in connection with the holder’s estate plan or under a domestic relations order.

A participant will have a number of rights with respect to shares of common stock issued to the participant under the Stock Issuance  Program, whether or not the participant’s interest in those shares is vested.  Accordingly, the participant will have the right to vote the shares and to receive any regular cash dividends paid on the shares, but will not have the right to transfer the shares prior to vesting.  A participant will not have any stockholder rights with respect to the shares of common stock subject to restricted stock units or other stock-based awards until the awards vest and the shares of common stock are actually issued.  However, dividend-equivalent units may be paid or credited, either in cash or in actual or phantom shares of common stock, on outstanding restricted stock units or other stock-based awards, subject to terms and conditions the plan administrator deems appropriate.

Changes in Capitalization.  If any change is made to the outstanding shares of common stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without our receipt of consideration, appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable under the 2006 Plan, (ii) the maximum number and/or class of securities for which any one person may be granted equity awards under the 2006 Plan per calendar year, (iii) the number and/or class of securities and the exercise price or base price per share in effect under each outstanding option or stock appreciation right, and (iv) the number and/or class of securities subject to each outstanding restricted stock unit or other stock-based award under the 2006 Plan and the cash consideration, if any, payable per share.  All adjustments will be designed to preclude any dilution or enlargement of benefits under the 2006 Plan and the outstanding equity awards thereunder.

Special Tax Election.  Subject to applicable laws, rules and regulations, the plan administrator may permit any or all holders of equity awards to utilize any or all of the following methods to satisfy all or part of the federal and state income and employment withholding taxes to which they may become subject in connection with the issuance, exercise or vesting of those equity awards.

Stock Withholding: The election to have us withhold, from the shares otherwise issuable upon the issuance, exercise or vesting of an equity award, a portion of those shares with an aggregate fair market value equal to the percentage of the withholding taxes (not to exceed 100%) designated by the holder and make a cash payment equal to the fair market value directly to the appropriate taxing authorities on the individual’s behalf.

Stock Delivery: The election to deliver to us shares of common stock previously acquired by the holder (other than in connection with the issuance, exercise or vesting that triggered the withholding taxes) with an aggregate fair market value equal to the percentage of the withholding taxes (not to exceed 100%) designated by the holder.

Sale and Remittance: The election to deliver to us, to the extent the award is issued or exercised for vested shares, through a special sale and remittance procedure under which the optionee or participant will concurrently provide irrevocable instructions to a brokerage firm to effect the immediate sale of the purchased or issued shares and remit to us, out of the sale proceeds available on the settlement date, sufficient funds to cover the withholding taxes we are required to withhold by reason of the issuance, exercise or vesting.

Amendment, Suspension and Termination

Our Board may suspend or terminate the 2006 Plan at any time.  Our Board may amend or modify the 2006 Plan, subject to any required stockholder approval.  Stockholder approval will be required for any amendment that materially increases the number of shares available for issuance under the 2006 Plan, materially expands the class of individuals eligible to receive equity awards under the 2006 Plan, materially increases the benefits accruing to optionees and other participants under the 2006 Plan or materially reduces the price at which shares of common stock may be issued or purchased under the 2006 Plan, materially extends the term of the 2006 Plan, expands the types of awards available for issuance under the 2006 Plan, or as to which stockholder approval is required by applicable laws, rules or regulations.

Unless sooner terminated by our Board, the 2006 Plan will terminate on the earliest to occur of: July 19, 2016; the date on which all shares available for issuance under the 2006 Plan have been issued as fully-vested shares; and the termination of all outstanding equity awards upon enumerated changes in control or ownership.  If the 2006 Plan terminates on July 19, 2016, then all equity awards outstanding at that time will continue to have force and effect in accordance with the provisions of the documents evidencing those awards.

Federal Income Tax Consequences

The following discussion summarizes income tax consequences of the 2006 Plan under current federal income tax law and is intended for general information only.  In addition, the tax consequences described below are subject to the limitations of Section 162(m), as discussed in further detail below.  Other federal taxes and foreign, state and local income taxes are not discussed, and may vary depending upon individual circumstances and from locality to locality.

Option Grants. Options granted under the 2006 Plan may be either incentive stock options, which satisfy the requirements of Internal Revenue Code Section 422, or non-statutory stock options, which are not intended to meet those requirements.  The federal income tax treatment for the two types of options differs as follows:

Incentive Stock Options.  No taxable income is recognized by the optionee at the time of the option grant, and, if there is no disqualifying disposition at the time of exercise, no taxable income is recognized for regular tax purposes at the time the option is exercised, although taxable income may arise at that time for alternative minimum tax purposes equal to the excess of the fair market value of the purchased shares at the time over the exercise price paid for those shares.

The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of some dispositions.  For federal tax purposes, dispositions are divided into two categories: qualifying and disqualifying.  A qualifying disposition occurs if the sale or other disposition is made more than two years after the date the option for the shares involved in the sale or disposition was granted and more than one year after the date the option was exercised for those shares.  If either of these two requirements is not satisfied, a disqualifying disposition will result.

Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of the amount realized upon the sale or other disposition of the purchased shares over the exercise price paid for the shares.  If there is a disqualifying disposition of the shares, the excess of the fair market value of those shares on the exercise date over the exercise price paid for the shares will be taxable as ordinary income to the optionee.  Any additional gain or any loss recognized upon the disposition will be taxable as a capital gain or capital loss.

If the optionee makes a disqualifying disposition of the purchased shares, we will be generally entitled to an income tax deduction, for our taxable year in which the disposition occurs, equal to the excess of the fair market value of the shares on the option exercise date over the exercise price paid for the shares.  If the optionee makes a qualifying disposition, we will not be entitled to any income tax deduction.

Non-Statutory Stock Options.  No taxable income is generally recognized by an optionee upon the grant of a non-statutory option.  The optionee will, in general, recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and we will be required to collect withholding taxes applicable to the income from the optionee.

We will generally be entitled to an income tax deduction equal to the amount of any ordinary income recognized by the optionee with respect to an exercised non-statutory option.  The deduction will in general be allowed for our taxable year in which the ordinary income is recognized by the optionee.

If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase in the event of the optionee’s cessation of service prior to vesting in those shares, the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when our repurchase right lapses, an amount equal to the excess of the fair market value of the shares on the date the repurchase right lapses over the exercise price paid for the shares.  The optionee may elect under Internal Revenue Code Section 83(b), or Section 83(b), to include as ordinary income in the year of exercise of the option an amount equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares.  If a timely Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

Stock Appreciation Rights.  No taxable income is generally recognized upon receipt of a stock appreciation right.  The holder will recognize ordinary income in the year in which the stock appreciation right is exercised, in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the base price in effect for the exercised right, and we will be required to collect withholding taxes applicable to the income from the holder.

We will generally be entitled to an income tax deduction equal to the amount of any ordinary income recognized by the holder in connection with the exercise of a stock appreciation right.  The deduction will in general be allowed for our taxable year in which the ordinary income is recognized by the holder.

Direct Stock Issuances.  Stock granted under the 2006 Plan may include issuances including unrestricted stock grants, restricted stock grants and restricted stock units.  The federal income tax treatment for the stock issuances are as follows:

Unrestricted Stock Grants.  The holder will recognize ordinary income in the year in which shares are actually issued to the holder.  The amount of that income will be equal to the fair market value of the shares on the date of issuance, and we will be required to collect withholding taxes applicable to the income from the holder.

We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder at the time the shares are issued.  The deduction will in general be allowed for our taxable year in which the ordinary income is recognized by the holder.

Restricted Stock Grants.  No taxable income is recognized upon receipt of stock that qualifies as performance-based compensation unless the recipient elects to have the value of the stock (without consideration of any effect of the vesting conditions) included in income on the date of receipt.  The recipient may elect under Section 83(b) to include as ordinary income in the year the shares are actually issued an amount equal to the fair market value of the shares.  If a timely Section 83(b) election is made, the holder will not recognize any additional income when the vesting conditions lapse and will not be entitled to a deduction in the event the stock is forfeited as a result of failure to vest.

If the holder does not file an election under Section 83(b), he will not recognize income until the shares vest.  At that time, the holder will recognize ordinary income in an amount equal to the fair market value of the shares on the date the shares vest.  We will be required to collect withholding taxes applicable to the income of the holder at that time.

We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder at the time the shares are issued, if the holder elects to file an election under Section 83(b), or we will be entitled to an income tax deduction at the time the vesting conditions occur, if the holder does not elect to file an election under Section 83(b).

Restricted Stock Units.  No taxable income is generally recognized upon receipt of a restricted stock unit award. The holder will recognize ordinary income in the year in which the shares subject to that unit are actually issued to the holder.  The amount of that income will be equal to the fair market value of the shares on the date of issuance, and we will be required to collect withholding taxes applicable to the income from the holder.

We will generally be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder at the time the shares are issued.  The deduction will in general be allowed for our taxable year in which the ordinary income is recognized by the holder.

Section 409A.  A number of awards, including non-statutory stock options and stock appreciation rights granted with an exercise price that is less than fair market value, and some restricted stock units, can be considered “non-qualified deferred compensation” and subject to Internal Revenue Code Section 409A, or Section 409A. Awards that are subject to but do not meet the requirements of Section 409A will result in an additional 20% tax obligation, plus penalties and interest to the recipient, and may result in accelerated imposition of income tax and the related withholding.

Deductibility of Executive Compensation

We anticipate that any compensation deemed paid by us in connection with disqualifying dispositions of incentive stock option shares or the exercise of non-statutory stock options or stock appreciation rights with exercise prices or base prices equal to or greater than the fair market value of the underlying shares on the grant date will qualify as performance-based compensation for purposes of Section 162(m) and will not have to be taken into account for purposes of the $1,000,000 limitation per covered individual on the deductibility of the compensation paid to some executive officers.  Accordingly, all compensation deemed paid with respect to those options or stock appreciation rights should remain deductible without limitation under Section 162(m).  However, any compensation deemed paid by us in connection with shares issued under the Stock Issuance Program will be subject to the $1,000,000 limitation on deductibility per covered individual, except to the extent the vesting of those shares is based solely on one or more of the performance milestones specified above in the summary of the terms of the Stock Issuance Program.

Accounting Treatment

In accordance with accounting standards established by the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Stock Compensation, we are required to recognize all share-based payments, including grants of stock options, restricted stock and restricted stock units, in our financial statements.  Accordingly, stock options are valued at fair value as of the grant date under an appropriate valuation formula, and that value will be charged as stock-based compensation expense against our reported earnings over the designated vesting period of the award.  For shares issuable upon the vesting of restricted stock units that may be awarded under the 2006 Plan, we are required to expense over the vesting period a compensation cost equal to the fair market value of the underlying shares on the date of the award.  Restricted stock issued under the 2006 Plan results in a direct charge to our reported earnings equal to the excess of the fair market value of those shares on the issuance date over the cash consideration (if any) paid for the shares.  If the shares are unvested at the time of issuance, then any charge to our reported earnings is amortized over the vesting period.  This accounting treatment for restricted stock units and restricted stock issuances is applicable whether vesting is tied to service periods or performance criteria.

New Plan Benefits

No additional awards under the 2006 Plan are determinable at this time because awards under the 2006 Plan are discretionary and no specific additional awards have been approved by the plan administrator beyond currently outstanding unvested restricted stock grants in respect of 2,885,636 shares of common stock.

Other Arrangements Not Subject to Stockholder Action

Information regarding our equity compensation plan arrangements that existed as of the end of 2009 is included in this prospectus at “Price Range of Common Stock – Equity Compensation Plan Information.”

Interests of Related Parties

The 2006 Plan provides that our officers, employees, non-employee directors, and some consultants and independent advisors will be eligible to receive awards under the 2006 Plan.  As discussed above, we may be eligible in some circumstances to receive a tax deduction for some executive compensation resulting from awards under the 2006 Plan that would otherwise be disallowed under Section 162(m).

Possible Anti-Takeover Effects

Although not intended as an anti-takeover measure by our Board, one of the possible effects of the 2006 Plan could be to place additional shares, and to increase the percentage of the total number of shares outstanding, or to place other incentive compensation, in the hands of the directors and officers of Pacific Ethanol, Inc.  Those persons may be viewed as part of, or friendly to, incumbent management and may, therefore, under some circumstances be expected to make investment and voting decisions in response to a hostile takeover attempt that may serve to discourage or render more difficult the accomplishment of the attempt.

In addition, options or other incentive compensation may, in the discretion of the plan administrator, contain a provision providing for the acceleration of the exercisability of outstanding, but unexercisable, installments upon the first public announcement of a tender offer, merger, consolidation, sale of all or substantially all of our assets, or other attempted changes in the control of Pacific Ethanol, Inc.  In the opinion of our Board, this acceleration provision merely ensures that optionees under the 2006 Plan will be able to exercise their options or obtain their incentive compensation as intended by our Board and stockholders prior to any extraordinary corporate transaction which might serve to limit or restrict that right.  Our Board is, however, presently unaware of any threat of hostile takeover involving Pacific Ethanol, Inc.

Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, or DGCL, permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a pending or completed action, suit or proceeding if the officer or director acted in good faith and in a manner the officer or director reasonably believed to be in the best interests of the corporation.

Our certificate of incorporation provides that, except in specified instances, our directors shall not be personally liable to us or our stockholders for monetary damages for breach of their fiduciary duty as directors, except liability for the following:

•	any breach of their duty of loyalty to Pacific Ethanol or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

•	any transaction from which the director derived an improper personal benefit.

In addition, our certificate of incorporation and bylaws obligate us to indemnify our directors and officers against expenses and other amounts reasonably incurred in connection with any proceeding arising from the fact that the person is or was an agent of ours.  Our bylaws also authorize us to purchase and maintain insurance on behalf of any of our directors or officers against any liability asserted against that person in that capacity, whether or not we would have the power to indemnify that person under the provisions of the DGCL.  We have entered and expect to continue to enter into agreements to indemnify our directors and officers as determined by our Board.  These agreements provide for indemnification of related expenses including attorneys’ fees, fines and settlement amounts incurred by any of these individuals in any action or proceeding.  We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.  We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty.  They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders.  Furthermore, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the foregoing provisions of our certificate of incorporation or bylaws, or otherwise, we have been advised that in the opinion of the SEC that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Approval of Related Party Transactions

Our Board has the responsibility to review and discuss with management and approve, and has adopted written policies and procedures relating to approval or ratification of, interested transactions with related parties.  During this process, the material facts as to the related party’s interest in a transaction are disclosed to all Board members or an applicable committee.  Under the policies and procedures, the Board is to review each interested transaction with a related party that requires approval and either approve or disapprove of the entry into the interested transaction.  An interested transaction is any transaction in which we are a participant and any related party has or will have a direct or indirect interest.  Transactions that are in the ordinary course of business and would not require either disclosure required by Item 404(a) of Regulation S-K under the Securities Act or approval of the Board or an independent committee of the Board as required by applicable NASDAQ rules would not be deemed interested transactions.  No director may participate in any approval of an interested transaction with respect to which he or she is a related party.  Our Board intends to approve only those related party transactions that are in the best interests of Pacific Ethanol and our stockholders.

Other than as described below or elsewhere in this prospectus, since January 1, 2007, there has not been a transaction or series of related transactions to which Pacific Ethanol was or is a party involving an amount in excess of $120,000 and in which any director, executive officer, holder of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.  All of the below transactions, except as to any transactions with Front Range prior to October 17, 2006, were separately approved by our Board.  Daniel A. Sanders became a member of our Board on October 17, 2006, and is no longer a member of our Board.

Certain Relationships and Related Transactions

Miscellaneous

We are or have been a party to employment and compensation arrangements with related parties, as more particularly described above in “Management—Executive Employment Agreements.”  We have entered into an indemnification agreement with each of our directors and executive officers.  The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Neil M. Koehler

Series B Preferred Stock

On May 20, 2008, we sold to Neil M. Koehler, who is our President and Chief Executive Officer and one of our directors, 256,410 shares our Series B Preferred Stock, all of which were initially convertible into an aggregate of 769,230 shares of our common stock based on an initial three-for-one conversion ratio and warrants to purchase an aggregate of 384,615 shares of our common stock at an exercise price of $7.00 per share, for an aggregate purchase price of $5,000,000.  For the year ended December 31, 2008, we declared and paid cash dividends to Mr. Koehler in respect of our Series B Preferred Stock in the aggregate amount of $214,794.  For the year ended December 31, 2009, we declared cash dividends to Mr. Koehler in respect of our Series B Preferred Stock in the aggregate amount of $350,000, which dividends have not been paid. For the  nine months ended  September 30, 2010, we declared cash dividends to Mr. Koehler in respect of our Series B Preferred Stock in the aggregate amount of $261,781 , which dividends have not been paid.

Loan Transaction

On March 30, 2009, we entered into an unsecured promissory note in favor of Mr. Koehler. The promissory note is for the principal amount of $1,000,000.  Interest on the unpaid principal amount of the promissory note accrues at a rate per annum of 8.00%.   On October 29, 2010, the Company paid all accrued interest under the Note.  In addition, on November 5, 2010, the Company entered into an amendment to this Note, extending its maturity date to March 31, 2012.

Common Stock

On January 28, 2010, we granted 250,000 shares of our restricted common stock to Mr. Koehler in consideration of services provided.  The value of the common was determined be $535,000.

On October 20, 2010, we granted 750,000 shares of our restricted common stock to Mr. Koehler in consideration of services provided.  The value of the common stock was determined to be $712,500.

Paul P. Koehler

Paul P. Koehler, a brother of Neil M. Koehler, is employed by us as Vice President of Corporate Development, at an annual salary of $190,000.

On May 20, 2008, we sold to Mr. Paul Koehler 12,820 shares our Series B Preferred Stock, all of which were initially convertible into an aggregate of 38,460 shares of our common stock based on an initial three-for-one conversion ratio and warrants to purchase an aggregate of 19,230 shares of our common stock at an exercise price of $7.00 per share, for an aggregate purchase price of $250,000.  For the year ended December 31, 2008, we declared and paid cash dividends to Mr. Paul Koehler in respect of our Series B Preferred Stock in the aggregate amount of $10,739.  For the year ended December 31, 2009, we declared cash dividends to Mr. Paul Koehler in respect of our Series B Preferred Stock in the aggregate amount of $17,500, which dividends have not been paid. For the nine months ended  September 30, 2010, we declared cash dividends to Mr. Paul Koehler in respect of our Series B Preferred Stock in the aggregate amount of $13,089 , which dividends have not been paid.

Thomas D. Koehler

Thomas D. Koehler, a brother of Neil M. Koehler, who is our President and Chief Executive Officer and one of our directors, was employed by us as Vice President of Public Policy and Markets, at an annual salary of $175,000 through March 31, 2008, his last day of employment with us.

Effective as of April 1, 2008, we entered into an Independent Contractor Services Agreement with Thomas D. Koehler, a brother of Neil M. Koehler, for the provision of strategic consulting services, including in connection with promoting Pacific Ethanol and ethanol as a fuel additive and transportation fuel with governmental agencies.  Mr. Thomas Koehler is compensated at a rate of $12,500 per month under this arrangement from April 1, 2008 April 30, 2009.  Mr. Thomas Koehler has been compensated at a rate of $5,000 per month under this arrangement since May 1, 2009.

On May 20, 2008, we sold to Mr. Thomas Koehler 12,820 shares our Series B Preferred Stock, all of which were initially convertible into an aggregate of 38,460 shares of our common stock based on an initial three-for-one conversion ratio and warrants to purchase an aggregate of 19,230 shares of our common stock at an exercise price of $7.00 per share, for an aggregate purchase price of $250,000.  For the year ended December 31, 2008, we declared and paid cash dividends to Mr. Thomas Koehler in respect of our Series B Preferred Stock in the aggregate amount of $10,739.  For the year ended December 31, 2009, we declared cash dividends to Mr. Thomas Koehler in respect of our Series B Preferred Stock in the aggregate amount of $17,500, which dividends have not been paid. For the nine months ended September 30, 2010, we declared cash dividends to Mr. Thomas Koehler in respect of our Series B Preferred Stock in the aggregate amount of $13,089 , which dividends have not been paid.

William L. Jones

Sales of Corn

During 2007 and 2008, we sold corn to Tri-J Land & Cattle, an entity owned by William L. Jones, our Chairman of the Board and a director. We were not under contract with Tri-J Land & Cattle, but we sold rolled corn to Tri-J Land & Cattle on a spot basis as needed.  Sales of rolled corn to Tri-J Land & Cattle totaled $166,000 for the year ended December 31, 2007.  Sales of rolled corn to Tri-J Land & Cattle totaled $1,300 for the year ended December 31, 2008.

Series B Preferred Stock

On May 20, 2008, we sold to Mr. Jones 12,820 shares our Series B Preferred Stock, all of which were initially convertible into an aggregate of 38,460 shares of our common stock based on an initial three-for-one conversion ratio and warrants to purchase an aggregate of 19,230 shares of our common stock at an exercise price of $7.00 per share, for an aggregate purchase price of $250,000.  For the year ended December 31, 2008, we declared and paid cash dividends to Mr. Jones in respect of our Series B Preferred Stock in the aggregate amount of $10,739.  For the year ended December 31, 2009, we declared cash dividends to Mr. Jones in respect of our Series B Preferred Stock in the aggregate amount of $17,500, which dividends have not been paid. For the  nine months ended September 30, 2010, we declared cash dividends to Mr. Jones in respect of our Series B Preferred Stock in the aggregate amount of $13,089 , which dividends have not been paid.

Loan Transaction

On March 30, 2009, we entered into an unsecured promissory note in favor of Mr. Jones. The promissory note is for the principal amount of $1,000,000.  Interest on the unpaid principal amount of the promissory note accrues at a rate per annum of 8.00%.   On October 29, 2010, the Company paid all accrued interest and $750,000 in principal under the Note.  In addition, on November 5, 2010, the Company entered into an amendment to this Note, extending its maturity date to March 31, 2012.

Common Stock

On October 1, 2010, we granted 57,142 shares of our restricted common stock to each of our non-employee directors in consideration of services provided.  The value of the common stock granted to each non-employee director on October 1, 2010 was determined to be $58,856.  On October 20, 2010, we granted 90,000 shares of our restricted common stock to each of our non-employee directors in consideration of services provided.  The value of the common stock granted to each non-employee director on October 20, 2010 was determined to be $85,500.

Ryan W. Turner

On May 13, 2009, we entered into a consulting agreement with Ryan W. Turner, who is the son-in-law of William L. Jones, for consulting services relating to a potential capital raising transaction and reorganization of us or our bankrupt subsidiaries, or both, at $10,000 per month.  In November 2009, we executed a new consulting agreement with Mr. Turner for similar consulting services at $20,000 per month.  In 2009 and 2010, we paid Mr. Turner an aggregate of $86,500 and $23,100, respectively, under these arrangements.  Our consulting relationship with Mr. Turner was terminated in connection with his appointment to our Board in February 2010.

Common Stock

On October 1, 2010, we granted 57,142 shares of our restricted common stock to each of our non-employee directors in consideration of services provided.  The value of the common stock granted to each non-employee director on October 1, 2010 was determined to be $58,856.  On October 20, 2010, we granted 90,000 shares of our restricted common stock to each of our non-employee directors in consideration of services provided.  The value of the common stock granted to each non-employee director on October 20, 2010 was determined to be $85,500.

Michael D. Kandris

During 2009 and 2008, we contracted with Ruan, an entity with which Michael D. Kandris, one of our directors, was a senior officer until his retirement in September 2009, for transportation services for our products.  For the year ended December 31, 2008, we purchased transportation services for $2,840,000.  As of December 31, 2008, we had $608,000 of outstanding accounts payable to Ruan.  For the year ended December 31, 2009, we purchased transportation services for $860,000.  As of September 30, 2010 and December 31, 2009, we had $1,234,000 and $1,171,000 of outstanding accounts payable to Ruan, respectively.

Common Stock

On October 1, 2010, we granted 57,142 shares of our restricted common stock to each of our non-employee directors in consideration of services provided.  The value of the common stock granted to each non-employee director on October 1, 2010 was determined to be $58,856.  On October 20, 2010, we granted 90,000 shares of our restricted common stock to each of our non-employee directors in consideration of services provided.  The value of the common stock granted to each non-employee director on October 20, 2010 was determined to be $85,500.

Terry L. Stone,  John L. Prince, Douglas L. Kieta and Larry D. Layne

Mr. Stone, Prince, Kieta and Layne currently serve on our Board. On October 1, 2010, we granted 57,142 shares of our restricted common stock to each of our non-employee directors in consideration of services provided.  The value of the common stock granted to each non-employee director on October 1, 2010 was determined to be $58,856.  On October 20, 2010, we granted 90,000 shares of our restricted common stock to each of our non-employee directors in consideration of services provided.  The value of the common stock granted to each non-employee director on October 20, 2010 was determined to be $85,500.

Christopher W. Wright

Mr. Wright is our  Vice President, General Counsel and Secretary.  On January 28, 2010, we granted 700,000 shares of our restricted common stock to Mr. Wright in consideration of services provided.  The value of the common stock granted on January 28, 2010 was determined to be $149,800.  On October 20, 2010, we granted 210,000 shares of our restricted common stock to Mr. Wright in consideration of services provided.  The value of the common stock granted on October 20, 2010 was determined to be $199,500.

Bryon T. McGregor

Mr. McGregor is our Chief Financial Officer.  On January 28, 2010, we granted 700,000 shares of our restricted common stock to Mr. McGregor in consideration of services provided.  The value of the common stock granted on January 28, 2010 was determined to be $149,800.  On October 20, 2010, we granted 210,000 shares of our restricted common stock to each of Mr. McGregor in consideration of services provided.  The value of the common stock granted on October 20, 2010 was determined to be $199,500.

Lyles United, LLC

Series B Preferred Stock

On March 27, 2008, we sold Lyles United, LLC, or Lyles United, 2,051,282 shares our Series B Preferred Stock, all of which were initially convertible into an aggregate of 6,153,846 shares of our common stock based on an initial three-for-one conversion ratio and warrants to purchase an aggregate of 3,076,923 shares of our common stock at an exercise price of $7.00 per share, for an aggregate purchase price of $40,000,000.  For the year ended December 31, 2008, we declared and paid cash dividends to Lyles United in respect of our Series B Preferred Stock in the aggregate amount of $2,186,000.  For the year ended December 31, 2009, we declared cash dividends to Lyles United in respect of our Series B Preferred Stock in the aggregate amount of $2,270,000, which dividends have not been paid.  For the nine months ended September 30, 2010, we declared cash dividends to Lyles United in respect of our Series B Preferred Stock in the aggregate amount of $523,561 , which dividends have not been paid.

Construction Relationship

We contracted with the W.M. Lyles Company, or W.M. Lyles for construction services associated with the construction of some of our ethanol production facilities.  These agreements resulted in payments of approximately $216,297 and $43,143,000 to W. M. Lyles during 2009 and 2008, respectively, with approximately $18,636 and $3,575,000 outstanding as of December 31, 2009 and 2008, respectively.

Lyles United Loan Transactions

In November and December 2007, one of our wholly-owned subsidiaries borrowed, in two loan transactions of equal amount, an aggregate of $30,000,000 from Lyles United. The loans were due in the amount of $15,000,000 in each of February and March 2009 and were secured by substantially all of the assets of the subsidiary. We guaranteed the repayment of the loan.  The first loan accrued interest at the Prime Rate of interest as reported from time to time in The Wall Street Journal, plus 2% and the second loan accrued interest at the Prime Rate of interest as reported from time to time in The Wall Street Journal, plus 4%.  In connection with the extension of the maturity date of the first loan, we issued to Lyles United a warrant to purchase 100,000 shares of our common stock at an exercise price of $8.00 per share.  This warrant expired unexercised in September 2009.

In connection with the first loan in November 2007, our subsidiary entered into a Letter Agreement with Lyles United under which it committed to award the primary construction and mechanical contract to Lyles United or one of its affiliates for the construction of an ethanol production facility at the Imperial Valley site near Calipatria, California, or the Project, conditioned upon the subsidiary electing, in its sole discretion, to proceed with the Project and Lyles United or its affiliate having all necessary licenses and being otherwise ready, willing and able to perform the primary construction and mechanical contract.  In the event the foregoing conditions were satisfied and the subsidiary awarded the contract to a party other than Lyles United or one of its affiliates, the subsidiary would have been required to pay to Lyles United, as liquidated damages, an amount equal to $5.0 million.  We have ceased any construction activity at the Imperial Valley site.

In November 2008, we restructured the loans from Lyles United. We assumed all of the subsidiary’s obligations under the loans and issued a single promissory note in favor of Lyles United in the principal amount of $30,000,000, or the Lyles United Note. The new loan was due March 15, 2009 and accrues interest at the Prime Rate of interest as reported from time to time in The Wall Street Journal, plus 3%. We also terminated Lyles United’s security interest in our subsidiary’s assets. We also entered into a joint instruction letter with Lyles United instructing a subsidiary to remit directly to Lyles United any cash distributions received on account of the subsidiary’s ownership interests in the initial obligor subsidiary or Front Range until the time as the loan is repaid in full.  In addition, the subsidiary entered into a limited recourse guaranty in favor of Lyles United to the extent of the cash distributions.  Another subsidiary also guaranteed our obligations as to the loan and pledged all of its assets as security therefor.  Finally, the initial obligor subsidiary paid all accrued and unpaid interest on the initial loans through November 6, 2008 in the aggregate amount of $2,205,000.

We paid Lyles United an aggregate of $332,000 and $146,000 in interest on the loans for the years ended December 31, 2009 and 2008, respectively.  As of December 31, 2009, we owed Lyles United accrued and unpaid interest of $2,644,000 in respect of this loan, subject to amounts that may be satisfied on account of the transactions described below with Socius CG II, Ltd. On October 6, 2010, we paid $15,214,700 in principal, interest and fees to Lyles United, fully satisfying the amounts owed to Lyles United under these loans.

Lyles Mechanical Co. Loan Transaction

In October 2008, we issued an unsecured promissory note, or the Lyles Mechanical Note, to Lyles Mechanical Co., or Lyles Mechanical, an affiliate of Lyles United.  The promissory note is for the principal amount of $1,500,000 for final payment due to Lyles Mechanical for final construction our ethanol production facility in Stockton, California.  Interest on the unpaid principal amount of the promissory note accrues at an annual rate equal to the Prime Rate as reported from time to time in The Wall Street Journal plus 2%.  All principal and unpaid interest on the promissory note was due on March 31, 2009.

We did not pay Lyles Mechanical any principal or interest on the loans for the years ended December 31, 2009 and 2008.  As of December 31, 2009, we owed Lyles Mechanical accrued and unpaid interest of $87,000 in respect of this loan, subject to amounts that may be satisfied on account of the transactions described below with Socius CG II, Ltd. On October 6, 2010, we paid $1,822,630 in principal and interest to Lyles Mechanical, fully satisfying the amounts owed to Lyles Mechanical under these loans.

Forbearance Agreements

In February 2009 we and some of our subsidiaries and Lyles United and Lyles Mechanical entered into a forbearance agreement relating to the loans described above.  In March 2009, we and some of our subsidiaries as well as Lyles United and Lyles Mechanical entered into an amended forbearance agreement relating to the loans described above.  The amended forbearance agreement provided that Lyles United and Lyles Mechanical would forbear from exercising their rights and remedies under their promissory notes until the earliest to occur of April 30, 2009; the date of termination of the forbearance period due to a default under the amended forbearance agreement; and the date on which all of the obligations under the promissory notes and related documents have been paid and discharged in full and the promissory notes have been canceled.  On October 6, 2010, we paid all amounts due to Lyles United and Lyles Mechanical under the loans described above.

Socius CG II, Ltd.

Between March 5, 2010 and July 21, 2010, under the terms of Orders Approving Stipulation for Settlement of Claim, or Orders, entered by the Superior Court of the State of California for the County of Los Angeles, we issued an aggregate of 24,088,218 shares of our common stock to Socius GC II, Ltd., or Socius, in consideration of the full and final settlement of an aggregate of $19,000,000 in claims against us held by Socius, or the Claims and legal fees and expenses incurred by Socius.  Socius purchased the Claims from Lyles United under the terms of a Purchase and Option Agreement dated effective as of March 2, 2010 between Socius and Lyles United, or Lyles United Purchase Agreement.  The Claims consisted of the right to receive an aggregate of $19,000,000 of principal amount of and under a loan made by Lyles United to us under the terms of an Amended and Restated Promissory Note dated November 7, 2008 in the original principal amount of $30,000,000.

Lyles United Purchase Agreement.  On March 2, 2010, Socius and Lyles United entered into the Lyles United Purchase Agreement described above.  We are a party to the Lyles United Purchase Agreement through our execution of an acknowledgment contained in that agreement.  The Lyles United Purchase Agreement provided for the sale by Lyles United to Socius of Lyles United’s right to receive payment on a portion of the total amount of our indebtedness to Lyles United, specifically $5,000,000 principal amount of and under the Lyles United Note.  The Lyles United Purchase Agreement also provides that if specified conditions are met with respect to the sale and purchase of the $5,000,000 portion of the total indebtedness owed to Lyles United, then Lyles United will have successive options, to be exercised at the sole and absolute discretion of Lyles United, if at all, to sell, transfer and assign to Socius one or more additional claims (which may include any combination of principal, interest or reimbursable fees or expenses comprising part of the then-outstanding indebtedness) in the amount of up to $5,000,000 each. On October 6, 2010, we paid in full all amounts due under the Lyles United Note.

Lyles Mechanical Option/Purchase Agreement.  On March 2, 2010, Socius and Lyles Mechanical entered into an Option/Purchase Agreement, or Option Agreement.  We are a party to the Option Agreement through our execution of an acknowledgment contained in that agreement.  The Option Agreement grants Lyles Mechanical an option in the future, to be exercised at the sole and absolute discretion of Lyles Mechanical, if at all, to sell, transfer and assign to Socius the right of Lyles Mechanical to receive payment of all amounts due Lyles Mechanical by us under the terms of the Lyles Mechanical Note in the principal amount of $1,500,000. On October 6, 2010, we paid in full all amounts due under the Lyles Mechanical Note.

Frank P. Greinke

Series B Preferred Stock

For the year ended December 31, 2009, we declared cash dividends to the Greinke Personal Living Trust Dated April 20, 1999 in respect of our Series B Preferred Stock in the aggregate amount of $530,000, which dividends have not been paid.  For the nine months ended September 30, 2010, we declared cash dividends to the Greinke Personal Living Trust Dated April 20, 1999 in respect of our Series B Preferred Stock in the aggregate amount of $1,310,260 , which dividends have not been paid.  Frank P. Greinke is one of our former directors and the trustee of the holder of a majority of our issued and outstanding shares of Series B Preferred Stock.  The Greinke Personal Living Trust Dated April 20, 1999 acquired its shares of Series B Preferred Stock from Lyles United in December 2009.  On July 27, 2010, The Greinke Personal Living Trust Dated April 20, 1999 converted 91,670 shares of Series B Preferred Stock into 360,001 shares of our common stock.  On October 13, 2010, The Greinke Personal Living Trust Dated April 20, 1999 converted 282,308 shares of Series B Preferred Stock into 1,657,147 shares of our common stock. On November 11, 2010, The Greinke Personal Living Trust Dated April 20, 1999 converted 170,358 shares of Series B Preferred Stock into 1,000,001 shares of our common stock .

Sales of Ethanol

During 2009 and 2008, we contracted with Southern Counties Oil Co., an entity controlled by Mr. Greinke, for the purchase of ethanol.  For the years ended December 31, 2009 and 2008, we sold ethanol to Southern Counties Oil Co. for an aggregate of $2,482,000 and $12,095,000, respectively, and as of December 31, 2009 and 2008, we had outstanding accounts receivable due from Southern Counties Oil Co. of $138,000 and $152,000, respectively. For the nine months ended September 30, 2010, we sold ethanol to Southern Counties Oil Co. for an aggregate of $3,414,000 and as of  September 30, 2010, we had outstanding accounts receivable of $109,000.

Front Range Energy, LLC – Daniel A. Sanders

On October 17, 2006, we acquired approximately 42% of the outstanding membership interests of Front Range, which owns and operates an ethanol production facility located in Windsor, Colorado.  Daniel A. Sanders, one of our former directors, is the majority owner of Front Range. Mr. Sanders resigned as a director on October 8, 2007.

On August 9, 2006, Kinergy, one of our wholly-owned subsidiaries, entered into an Amended and Restated Ethanol Purchase and Sale Agreement dated as of August 9, 2006 with Front Range.  The agreement amended an underlying agreement first signed on August 31, 2005.  The agreement is effective for three years with automatic renewals for additional one-year periods thereafter unless a party to the agreement delivers written notice of termination at least 60 days prior to the end of the original or renewal term.  Under the agreement, Kinergy is to provide denatured fuel ethanol marketing services for Front Range.  Kinergy is to have the exclusive right to market and sell all of the ethanol from the ethanol production facility owned by Front Range, an estimated 40 million gallons per year.  Under the terms of the agreement, the purchase price of the ethanol may be negotiated from time to time between Kinergy and Front Range without regard to the price at which Kinergy will re-sell the ethanol to its customers.  Alternatively, Kinergy may pay to Front Range the gross payments received by Kinergy from third parties for forward sales of ethanol, referred to as the purchase price, less transaction costs and fees.  From the purchase price, Kinergy may deduct all reasonable out-of-pocket and documented costs and expenses incurred by or on behalf of Kinergy in connection with the marketing of ethanol under the agreement, including truck, rail and terminal costs for the transportation and storage of the facility’s ethanol to third parties and reasonable, documented out-of-pocket expenses incurred in connection with the negotiation and documentation of sales agreements between Kinergy and third parties, collectively referred to as the transaction costs.  From the purchase price, Kinergy may also deduct and retain the product of 1.0% multiplied by the difference between the purchase price and the transaction costs.  In addition, Kinergy is to split the profit from any logistical arbitrage associated with ethanol supplied by Front Range.

During the years ended December 31, 2007, 2008, 2009 and for the  nine months ended September 30, 2010, revenues from Front Range totaled $2,740,600, $3,069,700, $1,663,000 and $1,403,200 , respectively.  Accounts receivable from Front Range at December 31, 2007, 2008, 2009 and September 30, 2010, totaled $303,300, $56,000, $21,600 and $54,800 , respectively.

 On October 6, 2010, we sold our 42% ownership interest in Front Range to Mr. Sanders for $18.5 million in cash.

Cascade Investment, L.L.C.

For the year ended December 31, 2007, we declared and paid dividends to Cascade Investment, L.L.C. in respect of our Series A Preferred Stock in the aggregate amount of $4,200,000 comprised of cash dividends in the aggregate amount of $3,150,000 for the first three quarters and a dividend payment-in-kind in the amount of $1,050,000 that was issued as 65,625 shares of Series A Preferred Stock for the fourth quarter. At December 31, 2007, Cascade Investment, L.L.C. held more than 5% of our then outstanding shares of common stock.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our voting securities as of December 8 , 2010, the date of the table, by:

•	each person known by us to beneficially own more than 5% of the outstanding shares of our common stock;

•	each of our directors and director nominees;

•	each of our current executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to the securities.  To our knowledge, except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.  Shares of common stock underlying derivative securities, if any, that currently are exercisable or convertible or are scheduled to become exercisable or convertible for or into shares of common stock within 60 days after the date of the table are deemed to be outstanding in calculating the percentage ownership of each listed person or group but are not deemed to be outstanding as to any other person or group.  Percentage of beneficial ownership is based on 89,227,006 shares of common stock and 1,660,354 shares of Series B Preferred Stock outstanding as of the date of the table.

Name and Address of Beneficial Owner(1)	Title of Class	Amount and Nature of Beneficial Ownership	Percent of Class
William L. Jones	Common	668,182(2)	*
	Series B Preferred	12,820	*
Neil M. Koehler	Common	5,382,154(3)	5.91%
	Series B Preferred	256,410	15.44%
Bryon T. McGregor	Common	277,900	*
Christopher W. Wright	Common	287,715	*
Terry L. Stone	Common	192,142(4)	*
John L. Prince	Common	201,142(5)	*
Douglas L. Kieta	Common	211,742	*
Larry D. Layne	Common	181,742	*
Michael D. Kandris	Common	177,142	*
Ryan W. Turner	Common	159,642(6)	*
Capital Ventures International	Common	5,186,272(7)	5.49%
The Goldman Sachs Group, Inc.	Common	9,903,097(8)	9.99%
Mimi S. Taylor	Common	588,032(9)	*
	Series B Preferred	96,493	5.81%
Robert W. Bollar and Christina N. Bollar	Common	588,032(10)	*
	Series B Preferred	96,493	5.81%
Frank P. Greinke	Common	4,245,245(11)	4.56%
	Series B Preferred	659,678	39.73%
Lyles United, LLC	Common	6,093,175(12)	6.39%
	Series B Preferred	512,820	30.89%
All executive officers and directors as a group (10 persons)	Common	7,798,503(13)	8.54%
	Series B Preferred	269,230	16.22%

*	Less than 1.00%
(1)
Messrs. Jones, Koehler, Stone, Prince, Kieta, Layne, Kandris and Turner are directors of Pacific Ethanol.  Messrs. Koehler, McGregor and Wright are executive officers of Pacific Ethanol.  The address of each of these persons is c/o Pacific Ethanol, Inc., 400 Capitol Mall, Suite 2060, Sacramento, California 95814.  The address for each of Frank P. Greinke, Mimi S. Taylor Robert W. Bollar and Christina N. Bollar is P.O. Box 4159, 1800 W. Katella, Suite 400, Orange, California 92863.  The address for Lyles United, LLC is c/o Howard Rice Nemerovski Canady Falk & Rabkin, Three Embarcadero Center, Suite 700, San Francisco, California 94111-4024.  The address for Capital Ventures International is c/o Heights Capital Management, 101 California Street, Suite 3250, San Francisco, CA 94111.  The address for The Goldman Sachs Group, Inc. is c/o Goldman Sachs Asset Management, 200 West Street, New York NY 10282.

(2)
Amount of common stock represents 523,699 shares of common stock held by William L. Jones and Maurine Jones, husband and wife, as community property, 50,000 shares of common stock underlying options issued to Mr. Jones, 19,230 shares of common stock underlying a warrant issued to Mr. Jones and 75,253 shares of common stock underlying our Series B Preferred Stock held by Mr. Jones.

(3)
Amount of common stock represents 3,492,413 shares of common stock held directly, 384,615 shares of common stock underlying a warrant and 1,505,126 shares of common stock underlying our Series B Preferred Stock.

(4)	Includes 15,000 shares of common stock underlying options.

(5)	Includes 15,000 shares of common stock underlying options.
(6)
Excludes 7,500 shares of common stock held by a Trust, the sole beneficiary of which is Mr. Turner’s son. Also excludes 7,500 shares of common stock held by a Trust, the sole beneficiary of which is Mr. Turner’s daughter.  Neither Mr. Turner nor his spouse is a trustee of either Trust.  Mr. Turner disclaims beneficial ownership of all shares owned by the Trusts.

(7)
Based solely on a representation by the selling security holder of the number of shares of our common stock beneficially held by the selling security holder and represents 500,000 shares of common stock underlying a warrant issued on May 29, 2008 and 4,686,272 shares of common stock issuable pursuant to the Notes and the Warrants held by the selling security holder. Under the terms of the Notes and the Warrants held by the selling security holder, the selling security holder may not convert the Notes or exercise the Warrants to the extent (but only to the extent) the selling security holder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed 4.99%.

(8)
Represents shares of common stock issuable under the Notes and the Warrants held by Liberty Harbor Master Fund I, L.P., Liberty Harbor Distressed Credit, and Goldman Sachs TC Master Partnership, L.P., each a selling security holder and an affiliate of The Goldman Sachs Group, Inc. The number of shares beneficially owned is limited to 9.99% of our outstanding common stock under the terms of the Notes and the Warrants.

(9)	Includes 566,414 shares of common stock underlying our Series B Preferred Stock.
(10)
Includes 566,414 shares of common stock underlying our Series B Preferred Stock.  The shares are beneficially owned by Robert W. Bollar and Christina N. Bollar, as trustees of the Bollar Living Trust dated November 5, 2004.

(11)
Includes 3,872,308 shares of common stock underlying our Series B Preferred Stock.  The shares are beneficially owned by Frank P. Greinke, as trustee under the Greinke Personal Living Trust Dated April 20, 1999.

(12)
Amount of common stock represents 6,000 shares of common stock held directly, 3,076,923 shares of common stock underlying warrants and 3,010,352 shares of common stock underlying our Series B Preferred Stock.

(13)
Amount of common stock represents 5,734,279 shares of common stock held directly, 80,000 shares of common stock underlying options, 403,845 shares of common stock underlying warrants and 1,580,379 shares of common stock underlying our Series B Preferred Stock.

SELLING SECURITY HOLDERS

Selling Security Holder Table

The shares of common stock being offered by the selling security holders are those issuable to the selling security holders upon conversion of the Notes, or Conversion Shares, and otherwise under the terms of the Notes with respect to the Notes, or Interest Shares.  We are registering the shares of common stock in order to permit the selling security holders to offer the shares for resale from time to time.  Except for the ownership of the Notes and the Warrants, the selling security holders have not had any material relationship with us within the past three years except as disclosed under the heading “Our Relationships with the Selling Security Holders” below.

The table below lists the selling security holders and other information regarding the beneficial ownership of the shares of common stock held by each of the selling security holders. The second column lists the number of shares of common stock beneficially owned by the selling security holders, based on their respective ownership of shares of common stock, Notes, Warrants and other warrants to purchase shares of common stock, as of December 8, 2010, assuming conversion of the Notes and exercise of the Warrants held by each selling security holder on that date but taking account of any limitations on conversion and issuance of common stock and exercise contained in the Notes and Warrants.  The number of shares of common stock issuable upon conversion of the Notes and exercise of the Warrants held by each selling security holder on December 8, 2010 is of the sum of (i) the maximum number of shares of common stock issuable upon conversion of the Notes on December 8, 2010, (ii) the maximum number of other shares of common stock issuable under the Notes (i.e., shares of common stock issuable as interest in lieu of cash payments) on December 8, 2010 and (iii) the maximum number of shares of common stock issuable upon exercise of the Warrants on December 8, 2010.  For purposes of calculating the maximum number of shares of common stock issuable upon conversion of the Notes or otherwise under the Notes, we used a conversion price of $0.85, the initial conversion price and the conversion price on December 8, 2010.

The third column lists the shares of common stock being offered by this prospectus by the selling security holders and does not take in account any limitations on (i) conversion of the Notes or issuance of common stock contained in the Notes or (ii) exercise of the Warrants contained in the Warrants.  This prospectus generally covers the resale of up to 24,445,485 shares of common stock issuable upon conversion of the Notes and up to 3,333,475 shares of common stock otherwise issuable under the Notes (i.e., shares of common stock issuable as interest in lieu of cash payments).  We are not registering the shares of common stock issuable to the selling security holders upon exercise of the Warrants, or Warrant Shares.  We are only registering a portion of the total number of shares that may be issued upon conversion of the Notes and otherwise under the Notes on December 8, 2010.  The number of shares of common stock that will actually be issued upon conversion of the Notes, otherwise under the Notes (i.e., shares of common stock issuable as interest in lieu of cash payments) and/or upon exercise of the Warrants may be more or less than the number of shares being offered by this prospectus.

The fourth column assumes the sale of all of the shares offered by the selling security holders under this prospectus and takes into account any limitations on conversion and issuance of common stock and exercise contained in the Notes and Warrants.

Under the terms of the Notes and the Warrants, a selling security holder may not convert the Notes or exercise the Warrants to the extent (but only to the extent) the selling security holder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed 4.99% or 9.99% (which percentage has been established at the election of each selling security holder) of our outstanding shares of common stock, or Blocker.  The Blocker applicable to the conversion of the Notes may be raised or lowered to any other percentage not in excess of 9.99% or less than 4.99% at the option of the selling security holder, except that any increase will only be effective upon 61-days’ prior notice to us.  The Blocker applicable to the exercise of the Warrants may be raised or lowered to any other percentage not in excess of 9.99%, except that any increase will only be effective upon 61-days’ prior notice to us.  The number of shares in the second column reflects these limitations. The selling security holders may sell all, some or none of their shares in this offering.  See “Plan of Distribution.”

Except as disclosed in the footnotes to the table below, each of the selling security holders have represented to us that they are not a broker-dealer, or affiliated with or associated with a broker-dealer, registered with the SEC or designated as a member of the Financial Industry Regulatory Authority.  The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the accounts of the selling security holders listed below.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to the securities.  To our knowledge, except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.  Except as indicated by footnote, all shares of common stock underlying derivative securities, if any, that are currently exercisable or convertible or are scheduled to become exercisable or convertible for or into shares of common stock within 60 days after the date of the table are deemed to be outstanding for the purpose of calculating the percentage ownership of each listed person or group but are not deemed to be outstanding as to any other person or group.  Percentage of beneficial ownership is based on 89,227,006 shares of common stock outstanding as of December 8, 2010.  Shares shown as beneficially owned after the offering assume that all shares being offered are sold.

	Shares of Common Stock Beneficially Owned Prior to		Maximum Number of Shares of Common Stock to be Sold Pursuant to this		Shares of Common Stock Beneficially Owned After Offering (#)
Name of Beneficial Owner	Offering		Prospectus		Number		Percentage
Hudson Bay Master Fund Ltd. (1)	4,686,272	(2)	7,936,846	(3)	4,686,272	(2)	4.99%
J.P. Morgan Omni SPC, Ltd. – BIOV1 Segregated Portfolio (4)	4,686,272	(2)	3,968,423	(5)	4,686,272	(2)	4.99%
Capital Ventures International (6)	5,186,272	(7)	2,381,054	(8)	3,782,926	(9)	4.07%
Liberty Harbor Master Fund I, L.P. (10)	9,903,097	(11)	6,349,476	(12)	8,754,564	(13)	8.93%
Liberty Harbor Distressed Credit Aggregator I, L.P. (10)	6,608,019	(14)	2,777,896	(15)	3,380,123	(16)	4.12%
Goldman Sachs TC Master Partnership, L.P. (10)	4,720,013	(17)	1,984,211	(18)	2,735,802	(19)	2.97%
Iroquois Master Fund Ltd. (20)	4,686,267	(21)	2,381,054	(22)	3,238,062	(23)	3.55%
____________________
*       Less than 1.00%
(#)	Assumes all shares being offered under this prospectus are sold. The percentage of share ownership indicated is based on 89,227,006 shares of our common stock outstanding as of December 8, 2010.
(1)
Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities.  Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of  Hudson Bay Capital Management LP.   Sander Gerber disclaims beneficial ownership over these securities.

(2)
Represents shares of common stock issuable under the Notes and the Warrants held by the selling security holder.  The number of shares beneficially owned is limited to 4.99% of our outstanding common stock under the terms of the Notes and the Warrants.

(3)	Represents (i) 6,984,425 shares of common stock issuable upon conversion of the Notes and (ii) 952,421 shares of common stock otherwise issuable under the Notes.

(4)
Hudson Bay Capital Management LP, the investment manager of J.P. Morgan Omni SPC, Ltd. – BIOVI Segregated Portfolio, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP.  Sander Gerber disclaims beneficial ownership over these securities.  J.P. Morgan Omni SPC, Ltd. – BIOVI Segregated Portfolio is an “affiliate” of a U.S. registered broker-dealer and has represented that it acquired the securities offered for its own account in the ordinary course of business, and at the time it acquired the securities, it had no agreements, plans or understandings, directly or indirectly, to distribute the securities.

(5)	Represents (i) 3,492,212 shares of common stock issuable upon conversion of the Notes and (ii) 476,211 shares of common stock otherwise issuable under the Notes.
(6)
Heights Capital Management, Inc., the authorized agent of Capital Ventures International, has discretionary authority to vote and dispose of the shares held by Capital Ventures International and may be deemed to be the beneficial owner of these shares.  Martin Kobinger, in his capacity as investment Manger of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by Capital Ventures International.  Mr. Kobinger disclaims any beneficial ownership of the shares.  The selling security holder is an “affiliate” of a U.S. registered broker-dealer and has represented that it acquired the securities offered for its own account in the ordinary course of business, and at the time it acquired the securities, it had no agreements, plans or understandings, directly or indirectly, to distribute the securities.

(7)
The number of shares disclosed is based solely on a representation by the selling security holder of the number of shares of our common stock beneficially held by the selling security holder and represents 500,000 shares of common stock underlying a warrant issued on May 29, 2008 and 4,686,272 shares of common stock issuable under the Notes and the Warrants held by the selling security holder. Under the terms of the Notes and the Warrants held by the selling security holder, the selling security holder may not convert the Notes or exercise the Warrants to the extent (but only to the extent) the selling security holder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed 4.99%.

(8)	Represents (i) 2,095,328 shares of common stock issuable upon conversion of the Notes and (ii) 285,726 shares of common stock otherwise issuable under the Notes.
(9)
Represents (i) 1,434,084 shares of common stock issuable upon conversion of the Notes, (ii) 84,172 shares of common stock otherwise issuable under the Notes, (iii) 1,764,706 shares of common stock issuable upon exercise of the Warrants and (iv) 500,000 shares of common stock underlying a warrant issued on May 29, 2008.

(10)
The general partner and investment manager of the selling security holder are indirect, wholly owned subsidiaries of The Goldman Sachs Group, Inc., a publicly traded corporation (NYSE:GS).  Certain subsidiaries of The Goldman Sachs Group, Inc. are registered broker dealers. The selling security holder is not a broker-dealer, registered with the SEC or designated as a member of the Financial Industry Regulatory Authority.  The selling security holder has represented that it acquired the securities offered for its own account in the ordinary course of business, and at the time it acquired the securities, it had no agreements, plans or understandings, directly or indirectly, to distribute the securities.

(11)
Represents shares of common stock issuable under the Notes and the Warrants held by the selling security holder.  The number of shares beneficially owned is limited to 9.99% of our outstanding common stock under the terms of the Notes and the Warrants.

(12)	Represents (i) 5,587,539 shares of common stock issuable upon conversion of the Notes and (ii) 761,937 shares of common stock otherwise issuable under the Notes.
(13)
Represents (i) 3,824,226 shares of common stock issuable upon conversion of the Notes, (ii) 224,456 shares of common stock otherwise issuable under the Notes, and (iii) 4,705,882 shares of common stock issuable upon exercise of the Warrants.  Under the terms of the Notes and the Warrants held by the selling security holder, the selling security holder may not convert the Notes or exercise the Warrants to the extent (but only to the extent) the selling security holder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed 9.99%.

(14)
Represents (i) 4,117,648 shares of common stock issuable upon conversion of the Notes, (ii) 431,547 shares of common stock otherwise issuable under the Notes, and (iii) 2,058,824 shares of common stock issuable upon exercise of the Warrants.  Under the terms of the Notes and the Warrants held by the selling security holder, the selling security holder may not convert the Notes or exercise the Warrants to the extent (but only to the extent) the selling security holder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed 9.99%.

(15)	Represents (i) 2,444,548 shares of common stock issuable upon conversion of the Notes and (ii) 333,348 shares of common stock otherwise issuable under the Notes.
(16)
Represents (i) 1,673,100 shares of common stock issuable upon conversion of the Notes, (ii) 98,199 shares of common stock otherwise issuable under the Notes, and (iii) 2,058,824 shares of common stock issuable upon exercise of the Warrants.  Under the terms of the Notes and the Warrants held by the selling security holder, the selling security holder may not convert the Notes or exercise the Warrants to the extent (but only to the extent) the selling security holder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed 9.99%.

(17)
Represents (i) 2,941,177 shares of common stock issuable upon conversion of the Notes, (ii) 308,248 shares of common stock otherwise issuable under the Notes, and (iii) 1,470,588 shares of common stock issuable upon exercise of the Warrants.  Under the terms of the Notes and the Warrants held by the selling security holder, the selling security holder may not convert the Notes or exercise the Warrants to the extent (but only to the extent) the selling security holder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed 9.99%.

(18)	Represents (i) 1,746,106 shares of common stock issuable upon conversion of the Notes and (ii) 238,105 shares of common stock otherwise issuable under the Notes.
(19)
Represents (i) 1,195,071 shares of common stock issuable upon conversion of the Notes, (ii) 70,143 shares of common stock otherwise issuable under the Notes, and (iii) 1,470,588 shares of common stock issuable upon exercise of the Warrants.  Under the terms of the Notes and the Warrants held by the selling security holder, the selling security holder may not convert the Notes or exercise the Warrants to the extent (but only to the extent) the selling security holder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed 9.99%.

(20)
Iroquois Capital Management L.L.C. is the investment manager of the selling security holder.  Consequently, Iroquois Capital Management L.L.C. has voting control and investment discretion over securities held by the selling security holder.  As managing members of Iroquois Capital Management L.L.C., Joshua Silverman and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital Management L.L.C. in its capacity as investment manager to the selling security holder.  As a result of the foregoing, Mr. Silverman and Mr. Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities held by the selling security holder.  Notwithstanding the foregoing, Mr. Silverman and Mr. Abbe disclaim beneficial ownership.

(21)
Represents 100 shares of common stock and 4,686,167 shares of common stock issuable under the Notes and the Warrants held by the selling security holder.  The number of shares beneficially owned is limited to 4.99% of our outstanding common stock under the terms of the Notes and the Warrants.

(22)	Represents (i) 2,095,327 shares of common stock issuable upon conversion of the Notes and (ii) 285,727 shares of common stock otherwise issuable under the Notes.
(23)
Includes (i) 1,434,085 shares of common stock issuable upon conversion of the Notes, (ii) 84,171 shares of common stock otherwise issuable under the Notes, and (iii) 1,764,706 shares of common stock issuable upon exercise of the Warrants.  Under the terms of the Notes and the Warrants held by the selling security holder, the selling security holder may not convert the Notes or exercise the Warrants to the extent (but only to the extent) the selling security holder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed 4.99%.

Private Placement Through Which the Selling Security Holders Obtained Beneficial Ownership of the Offered Shares

All shares of common stock offered by the selling security holders underlie Notes and Warrants acquired from us in connection with the transaction described below in “Description of Note and Warrant Financing.”

On October 6, 2010, or Closing Date, we consummated a private placement, or Financing, of $35,000,000 in aggregate principal amount of Notes and Warrants to purchase an aggregate of 20,588,235 shares of our common stock at an initial exercise price of $0.85 per share in a private placement to seven accredited investors under the terms of a Securities Purchase Agreement, dated as of September 27, 2010, or Purchase Agreement as more fully described below.  See “Description of Note and Warrant Financing.”

Under the Purchase Agreement, each investor purchased a Note and a Warrant.  The Notes are convertible into shares of our common stock, or as converted, the Conversion Shares, and are entitled to earn interest which may be paid in cash or in shares of our common stock, or Interest Shares.  The Warrants are exercisable into shares of our common stock, or as exercised, the Warrant Shares).  The Conversion Shares, the Interest Shares and the Warrant Shares are all subject to standard anti-dilution provisions.

In connection with the issuance of the Notes and Warrants, we paid commissions to Lazard Capital Markets LLC in the amount of $2,450,000 and expenses of approximately $50,600.

Registration Rights Agreement

In connection with the sale of the Notes and Warrants, we entered into a registration rights agreement with all of the investors in the Financing to file a registration statement on Form S-1 with the SEC covering the resale of the Conversion Shares, any Interest Shares, and the Warrant Shares, or Registration Rights Agreement.  The Registration Rights Agreement requires that we file a registration statement with the SEC for the resale by the selling security holders of 150% of the sum of (i) the maximum number of Conversion Shares initially issuable upon conversion of the Notes, (ii) the maximum number of Interest Shares issuable under the Notes on October 25, 2010 and (iii) the maximum number of Warrant Shares issuable upon exercise of the Warrants on October 25, 2010, in each case, determined as if the outstanding Notes and Warrants were converted or exercised (as the case may be) in full (without regard to any limitations on conversion, issuance of common stock or exercise contained in the Notes and Warrants).  We have agreed to use our best efforts to have the registration statement declared effective on or before December 26, 2010, or January 25, 2011 in the event the registration statement is subject to a limited or full review by the SEC.  We are obligated to amend the registration statement or file a new registration statement in the event the number of shares available under any registration statement is insufficient to cover 150% of the securities issuable under the Notes and the Warrants.

Subject to grace periods, we are required to keep a registration statement (and the prospectus contained in that registration statement available for use) for resales by the investors on a delayed or continuous basis at then-prevailing market prices at all times until the earlier of (i) the date as of which all of the investors may sell all of the shares of common stock required to be covered by the registration statement without restriction under Rule 144 under the Securities Act (including volume restrictions) and without the need for current public information required by Rule 144(c), if applicable) or (ii) the date on which the investors shall have sold all of the shares of common stock covered by the registration statement.

We must pay registration delay payments of 2% of each selling security holders initial investment in the Notes and Warrants sold in the Financing per month if the registration statement is not filed or declared effective within the foregoing time periods or ceases to be effective prior to the expiration of deadlines provided for in the registration rights agreement.  However, no registration delay payments, shall be paid (i) with respect to any securities being registered that we are not permitted to include in the registration statement due to the SEC’s application of Rule 415 under the Securities Act, or (ii) with respect to any selling security holder, solely because the selling security holder is required to be described as an underwriter under applicable securities laws, and the selling security holder elects not to have its shares registered.

The Registration Rights Agreement contains various indemnification provisions in connection with the registration of the shares of common stock underlying the Notes and the shares of common stock underlying the Warrants.

Our Relationships with the Selling Security Holders

In the past three years, we have not had any relationship or arrangement with any of the selling security holders, their affiliates, or any person with whom the selling security holders have a contractual relationship regarding the Financing other than as follows: Capital Ventures International purchased 1,000,000 shares of our common stock and warrants to purchase 500,000 shares of our common stock on May 29, 2008 in a public offering of our common stock described in our registration statement on Form S-3 (File No. 333-143617).

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon conversion of the Notes and otherwise under the terms of the Notes to permit the resale of these shares of common stock by the holders of the Notes or Holders, from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling security holders of the shares of common stock.  We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling security holders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling security holders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, under one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing or settlement of options, whether the options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales made after the date the registration statement, of which this prospectus forms a part, is declared effective by the SEC;

•	broker-dealers may agree with the selling security holders to sell a specified number of shares at a stipulated price per share;

•	a combination of any of these methods of sale; and

•	any other method permitted under applicable law.

The selling security holders may also sell shares of common stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling security holders may transfer the shares of common stock by other means not described in this prospectus. If the selling security holders effect these transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, these underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling security holders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling security holders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling security holders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with short sales. The selling security holders may also loan or pledge shares of common stock to broker-dealers that in turn may sell these shares.

The selling security holders may pledge or grant a security interest in some or all of the notes, warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus. The selling security holders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling security holders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will contain the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling security holders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in these states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling security holder will sell any or all of the shares of common stock registered under the registration statement, of which this prospectus forms a part.

The selling security holders and any other person participating in this distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling security holders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock under the registration rights agreement, estimated to be $100,000 in total, including, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling security holder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling security holders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling security holders will be entitled to contribution. We may be indemnified by the selling security holders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling security holder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF NOTE AND WARRANT FINANCING

Notes

The Notes were issued on October 6, 2010, and have an aggregate principal amount of $35 million.  The Notes will mature on January 6, 2012, or Maturity Date, subject to the right of the investors to extend the date (i) if an event of default under the Notes has occurred and is continuing or any event shall have occurred and be continuing that with the passage of time and the failure to cure would result in an event of default under the Notes and (ii) for a period of 20 business days after the consummation of specific types of transactions involving a change of control.  The Notes bear interest at the rate of 8% per annum and are compounded monthly.  The interest rate will increase to 15% per annum upon the occurrence of an event of default (as described below).

The Notes are entitled to interest, amortization payments and other amounts.  We are required to pay a late charge of 15% on any amount of principal or other amounts due which are not paid when due.

Interest on the Notes is payable in arrears on each Installment Date (as defined below).  If a holder elects to convert or redeem all or any portion of a Note prior to the Maturity Date, all interest that would have accrued on the amount being converted or redeemed through the Maturity Date will also be payable.  If we elects to redeem all or any portion of a Note prior to the Maturity Date, all interest that would have accrued on the amount being redeemed through the Maturity Date will also be payable.

Conversion

All amounts due under the Notes are convertible at any time, in whole or in part, at the option of the holders into shares of our common stock at a conversion price, or Conversion Price, which is subject to adjustment as described below.  The Notes are initially convertible into shares of our common stock at the initial Conversion Price of $0.85 per share, or Fixed Conversion Price.  If an event of default has occurred and is continuing or if we have elected to make an amortization payment in shares of our common stock, the Notes are convertible at a price determined as follows:

•
If an event of default has occurred and is continuing, the Conversion Price will be equal to the lesser of (i) the Fixed Conversion Price and (ii) the closing bid price of the common stock on the trading date immediately before the date of conversion.

•
If we have elected to make an amortization payment in shares of common stock and the date of conversion occurs during the 15 calendar day period following (and including) the applicable Installment Date (as defined below), or Initial Period, the Conversion Price will be equal to the lesser of (i) the Fixed Conversion Price and (ii) the average of the volume weighted average prices of our common stock for each of the 5 lowest trading days during the 20 trading day period immediately prior to the Initial Period.

•
To the extent we have elected to make an amortization payment in shares of common stock and the date of conversion occurs during the period beginning on the 16th calendar day after the applicable Installment Date and ending on the day immediately prior to the next Installment Date or the Maturity Date, the Conversion Price will be equal to the lesser of (i) the Fixed Conversion Price and (ii) the closing bid price of our common stock on the trading date immediately before the date of conversion.

The Fixed Conversion Price is subject to adjustment for stock splits, combinations or similar events.  The Fixed Conversion Price is also subject to a “full ratchet” anti-dilution adjustment where if we issue or are deemed to have issued specified securities at a price lower than the then applicable Fixed Conversion Price, the Fixed Conversion Price will immediately reduce to equal the price at which we issue or are deemed to have issued our common stock.

If a holder elects to convert all or any portion of a Note prior to the Maturity Date, all interest that would have accrued on the amount being converted through the Maturity Date will also be payable.

If we sell or issue any securities with “floating” conversion prices based on the market price of our common stock, a holder of a Note will have the right to substitute the “floating” conversion price for the Fixed Conversion Price upon conversion of all or part of the Note.

The Notes may not be converted if, after giving effect to the conversion, the investor together with its affiliates would beneficially own in excess of 4.99% or 9.99% (which percentage has been established at the election of each selling security holder and is contained in the footnotes to the table in the Selling Security Holders section of this prospectus) of our outstanding shares of common stock.  The Blocker applicable to the conversion of the Notes may be raised or lowered to any other percentage not in excess of 9.99% or less than 4.99% at the option of the selling security holder, except that any raise will only be effective upon 61-days’ prior notice to us.  The number of shares in the second column reflects these limitations. The selling security holders may sell all, some or none of their shares in this offering.  See “Plan of Distribution.”

If we fail to timely deliver common stock upon conversion of the Notes, we have agreed to pay “buy-in” damages of the converting holder.

Payment of Principal and Interest

We have agreed to make amortization payments with respect to the principal amount of each Note on each of the following dates, collectively, the Installment Dates:

•	the 22nd trading day immediately following the earlier of April 6, 2011 and the date the registration statement of which this prospectus is a part is declared effective;

•	the first trading day of the calendar month at least thirty calendar days after the date in the item immediately above; and

•	the first trading day of each calendar month thereafter.

The amortizing portion of the principal of each Note, or Monthly Amortization Amount, will equal the fraction of each Note with a numerator of which is equal to the original outstanding principal amount of the Note and the denominator of which is equal to the number of Installment Dates remaining until the Maturity Date.

We may elect to pay the Monthly Amortization Amount and applicable interest, or collectively, the Monthly Payment Amount, in cash or shares of our common stock, at our election, subject to the satisfaction of a Equity Conditions (as defined below).

Monthly Amortization Payment Procedures

Installment Notices

On or prior to the 21st trading day prior to each Installment Date we are required to deliver a notice electing to effect a redemption in cash or a conversion of the Monthly Payment Amount, in whole or in part (a failure to deliver a notice is deemed to be a delivery of a conversion notice in full).

Pre-Installment Share Delivery

No later than 2 trading days after delivery (or deemed delivery) of the notice, we are required to deliver to the holders of Notes an amount of shares of common stock equal to that portion of the Monthly Payment Amount being converted divided by the lesser of the then existing Conversion Price and 85% of the average of the volume weighted average prices of the 5 lowest trading days during the 20 day period ending on the trading day immediately prior to the date of the notice, which we refer to in this prospectus as the Pre-Installment Price.

Installment Date “True-Up” Share Delivery

On the applicable Installment Date, we are required to “true-up” the amount of common stock to reflect a conversion price equal to the lesser of the then existing Conversion Price and 85% of the average of the volume weighted average prices of the 5 lowest trading days during the 20 day period ending on the trading day immediately prior to the applicable Installment Date, which we refer to in this prospectus as the Post-Installment Price.

Blocker Deferral Rights

If any holder of Notes is unable to receive shares of common stock due to the Blocker, the holder of Notes may deliver a notice and either cause the portion of the applicable Monthly Payment Amount to become payable on the immediately subsequent Installment Date or withdraw the notice and receive the applicable shares of common stock at a price equal to the closing bid price on the trading day immediately preceding the date of the withdrawal.

Equity Conditions Failure Rights

If we are not permitted to deliver shares of common stock with respect to an Installment Date due to our failure to satisfy any of the Equity Conditions (as defined below), the holder of the Note, at its option at any time prior to the 3rd trading day after any applicable Installment Date, may (x) cause that portion of the applicable Monthly Payment Amount to become payable on the immediately subsequent Installment Date or (y) elect to receive the applicable shares of common stock at a price equal to lower of (A) the closing bid price on the trading day immediately preceding the date of the election and (B) the applicable Pre-Installment Price or Post-Installment Price.

Share Delivery Failure Rights

If we fail to deliver shares of our common stock in connection with an amortization payment as required under a Note, the holder of the Note may, in lieu of receiving the shares of common stock, require us to pay a cash payment of 125% of that portion of the Monthly Payment Amount subject to conversion (or 150% if we falsely certified that no Equity Conditions failure had occurred).

Equity Conditions

We will have the option to pay a Monthly Payment Amount in shares of common stock only if all of the following equity conditions are satisfied at the time of the payment (or waived by the investors), which we refer to in this prospectus as the Equity Conditions:

•
The shares of common stock issuable under the terms of the Notes and the Warrants are either covered by an effective registration statement or are eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws;

•
During the 30 day period immediately before the payment date, our common stock shall have been listed or designated for quotation on an exchange or market permitted by the Notes, and shall not have been suspended from trading on the exchange or market (other than suspensions of not more than two days due to business announcements by us) nor shall delisting or suspension by the exchange or market been threatened or pending either in writing by the exchange or market;

•	During the 30 day period immediately before the payment date, we shall have delivered shares of common stock upon conversion of the Notes and upon exercise of the Warrants on a timely basis;

•	The common stock used to make the payment may be issued without violating the Blocker;

•	The common stock used to make the payment may be issued without violating the regulations of the eligible exchange or market on which the common stock is listed or designated for quotation;

•
During the 30 day period immediately before the payment date, we shall not have publicly announced that specified types of transactions involving a change of control are pending, proposed or intended that have not been abandoned, terminated or consummated;

•	During the 30 day period immediately before the payment date, we shall not have had knowledge of any fact that would cause:

o
Any effective registration statement required to be filed under the terms of the Registration Rights Agreement not to be effective and available for the resale of the shares of common stock required to registered on the registration statement, or

o	Any shares of common stock issuable under the terms of the Notes or the Warrants not to be eligible for sale under Rule 144 of the Securities Act and any applicable state securities laws;

•
During the 30 day period immediately before the payment date, no event shall have occurred that constitutes, or with the passage of time or giving of notice would constitute, an event of default under the Notes;

•	The investors must not be in possession of any material, non-public information provided by us;

•
The average of the volume-weighted average price of our common stock for each of the 5 trading days ending on the payment date is less than $0.20 (as adjusted for stock splits, stock dividends, stock combinations and other similar transactions); and

•	The aggregate dollar trading volume (as reported by Bloomberg) of our common stock on over the 5 trading day period ending on the payment date is less than $1,000,000.

If we cannot pay the Monthly Payment Amount in shares of common stock because one of the Equity Conditions described above is not satisfied and the holders of the Notes do not elect to exercise their rights described under the heading “Equity Conditions Failure Rights” above, we must make the payment in cash.

Events of Default

The Notes contain a variety of events of default which are typical for transactions of this type, as well as the following events:

•
Any time after the earlier of the day the registration statement of which this prospectus is a part is declared effective by the SEC and the April 6, 2011, if for five consecutive days or for more than 10 days in any 365-day period (other than allowable grace periods) we are not in compliance with the current public information requirements of Rule 144(c) under the Securities Act and a registration statement required to be filed under the Registration Rights Agreement is not effective.

•	Our common stock is not trading or listed on an eligible market or exchange for more than 5 consecutive trading days.

•	We have not issued shares of common stock due upon conversion of a Note or exercise of a Warrant for more than 5 trading days.

•	We have notified an investor of our intention not to comply with a request for conversion or exercise.

•
We have not removed a restrictive legend on any certificate or any shares of common stock issued upon conversion or exercise within five days of a request for the removal when required by the terms of the Financing.

If there is an event of default, holders of at least 20% of the outstanding principal amount of the Notes may force us to redeem all or any portion of the Notes (including all accrued and unpaid interest and all interest that would have accrued through the Maturity Date), in cash, at a price equal to the greater of up to 125% of the amount being redeemed, depending on the nature of the default, and the product of the following:  the amount being converted multiplied by the closing bid price of our common stock on the trading date immediately before the date of redemption multiplied by the highest closing sale price of our common stock during the period beginning on the date immediately before the event of default and ending on the trading day immediately before the date of redemption.

Fundamental Transactions

The Notes prohibit us from entering into specified transactions involving a change of control, unless the successor entity is a publicly traded corporation that assumes in writing all of our obligations under the Notes under a written agreement that is approved by the holders of at least 75% of the outstanding principal amount of the Notes before the transaction is completed.

In the event of these transactions involving a change of control, the holder of a Note will have the right to force us to redeem all or any portion of the Note they hold (including all accrued and unpaid interest and all interest that would have accrued through the Maturity Date) at a price equal to the greater of (i) 125% of the amount being redeemed, (ii) the product of (m) the amount being redeemed multiplied by (n) the quotient of (A) the highest closing sale price of our common stock during the period beginning on the date immediately before the earlier to occur of (q) the completion of the change of control and (r) the public announcement of the change of control and ending on the trading day immediately before the trading day on which we pay the redemption price divided by (B) the Conversion Price then in effect, and (iii) the product of (x) the amount being redeemed multiplied by (y) the quotient of (M) the aggregate cash consideration and the aggregate cash value of any non-cash consideration per share of our common stock to be paid to the holders of the shares of common stock upon the completion of the change of control divided by (N) the Conversion Price then in effect.

Purchase Rights

If we issue options, convertible securities, warrants or similar securities to holders of our common stock, each holder of a Note has the right to acquire the same as if it had converted its Notes into common stock.

Optional Redemption at our Election

If at any time after the 30th calendar day immediately following the date that the registration statement of which this prospectus is part is declared effective, the closing sale price of our common stock exceeds 200% of the Fixed Conversion Price (as adjusted for stock splits, stock dividends, stock combinations or other similar transactions) for 15 consecutive trading days, and all of the Equity Conditions are met, we will have the right to redeem all, but not less than all (subject to exceptions in connection with the Blocker), of the principal, accrued and unpaid interest, all interest that would have accrued through the Maturity Date and all other charges remaining under the Notes by paying that amount in its entirety in cash.

Covenants

The Notes contain a variety of obligations on our part not to engage in specified activities, which are typical for transactions of this type, as well as the following covenants:

•	We will initially reserve out of our authorized and unissued common stock an aggregate of 150% number of shares of common stock issuable under the Notes on October 6, 2010.

•
We will, for as long as any Notes are outstanding, reserve out of our authorized and unissued common stock a number of shares equal to 125% of the number of shares of common stock issuable under the Notes.

•
We will take all action reasonably necessary to reserve the required number of shares of common stock, including holding a meeting of our stockholders for the approval of an increase in the number of shares of common stock within 90 days after the date on which we do not have the required number authorized and unissued shares reserved for issuance.

•	The payments due under the Notes will rank senior to all of other indebtedness and the indebtedness of our subsidiaries, other than permitted senior indebtedness.

•	We and our subsidiaries will not incur other indebtedness, except for permitted indebtedness.

•	We and our subsidiaries will not incur any liens, except for permitted liens.

•
We and our subsidiaries will not, directly or indirectly, redeem or repay all or any portion of any indebtedness (except for permitted indebtedness) if at the time the payment is due or is made or, after giving effect to the payment, an event constituting, or that with the passage of time and without being cured would constitute, an event of default has occurred and is continuing.

•
We and our subsidiaries will not redeem, repurchase or pay any dividend or distribution on our respective capital stock (other than dividends by our wholly-owned subsidiaries) without the prior consent of the investors, other than the distribution that was made by Pacific Ethanol California, Inc. to us upon the closing of the sale of Pacific Ethanol California Inc.’s interest in Front Range.

•
We and our subsidiaries will not sell, lease, assign, transfer or otherwise dispose of any of our assets or any assets of any subsidiary, except for permitted dispositions (including the sales of inventory or receivables in the ordinary course of business).

•	We and our subsidiaries will not permit any indebtedness to mature or accelerate prior to the maturity date, other than permitted indebtedness.

Participation Rights

The holders of the Notes are entitled to receive any dividends paid or distributions made to the holders of our common stock on an “as if converted to common stock” basis.

Warrants

The Warrants are immediately exercisable and, in the aggregate, entitle the holders of the Warrants to purchase up to an aggregate of 20,588,235 shares of our common stock for a period of 7 years at an exercise price of $0.85 per share, or Warrant Exercise Price, which price is subject to adjustment.  The Warrants include both cash and cashless exercise provisions.

The Warrant Exercise Price is subject to adjustment for stock splits, combinations or similar events, and, in this event, the number of shares issuable upon the exercise of the Warrant will also be adjusted so that the aggregate Warrant Exercise Price shall be the same immediately before and immediately after the adjustment.  In addition, the Warrant Exercise Price is also subject to a “full ratchet” anti-dilution adjustment where if we issue or are deemed to have issued securities at a price lower than the then applicable Warrant Exercise Price, the Warrant Exercise Price will immediately reduce to equal the price at which we issue or are deemed to have issued our common stock.

If we sell or issue any securities with “floating” conversion prices based on the market price of our common stock, a holder of a Warrant have the right to substitute the “floating” conversion price for the Warrant Exercise Price upon exercise of all or part the Warrant.

Similar to the Notes, the Warrants require payments to be made by us for failure to deliver the shares of common stock issuable upon exercise.

The Warrants may not be converted if, after giving effect to the conversion, the investor together with its affiliates would beneficially own in excess of 4.99% or 9.99% (which percentage has been established at the election of each selling security holder and is contained in the footnotes to the table in the Selling Security Holders section of this prospectus) of our outstanding shares of common stock.  The Blocker applicable to the exercise of the Warrants may be raised or lowered to any other percentage not in excess of 9.99%, except that any increase will only be effective upon 61-days’ prior notice to us.

Purchase Rights

If we issue options, convertible securities, warrants, stock, or similar securities to holders of our common stock, each holder of a Warrant has the right to acquire the same as if the holder had exercised its Warrant.

Fundamental Transactions

The Warrants prohibit us from entering into specified transactions involving a change of control, unless the successor entity is a publicly traded corporation that assumes all of our obligations under the Warrants under a written agreement approved by all of the holders of the Warrants before the transaction is completed.  When there is a transaction involving a permitted change of control, a holder of a Warrant a will have the right to force us to repurchase the holder’s Warrant for a purchase price in cash equal to the Black Scholes value (as calculated under the Warrants) of the then unexercised portion of the Warrant.

Mandatory Exercise

If at any time after the date we have initially satisfied all of the Equity Conditions, (i) our common stock trades at a price equal to or greater than $2.12 per share for 20 trading days in any 30 consecutive trading day period, or Mandatory Exercise Measuring Period, (ii) the average daily dollar trading volume (as reported on Bloomberg) of our common stock for each trading day during the Mandatory Exercise Measuring Period exceeds $250,000 per day and (iii) all Equity Conditions are satisfied, we will have the right to require the holders of the Warrants to fully exercise all, but not less than all, of the Warrants (subject to the Blocker).

Summary of Economic Terms of the Note and Warrant Financing and Potential Negative Implications to Us and Our Other Investors

The following provides a summary of some of the economic and financial information and the potential effects to us as a result of the Financing.

Investing in our common stock involves substantial risks.  As part of the Financing, we issued a significant amount of Notes and Warrants, the conversion or exercise of which could have a substantial negative impact on the price of our common stock and could result in a dramatic decrease in the value of an investment in our common stock.  We urge potential investors to review the report of our independent certified public accountants and our consolidated financial statements and related notes beginning on page F-2 of this prospectus, the cautionary statements included in the “Risk Factor” section, including but not limited to the “Risks Related to This Offering,” beginning on page 14 of this prospectus, and to seek independent advice concerning these substantial risks before making a decision to invest in our common stock.

The selling security holders are offering for resale an aggregate of 27,778,960 shares of common stock under this prospectus, which represents only a portion of the good faith estimate of the number of shares of common stock that are issuable upon the conversion of principal of the Notes or issuable as interest in lieu of cash payments on the Notes.

Based on the Fixed Conversion Price of the Notes of $0.85, the conversion in full of the aggregate principal amount of Notes of approximately $35.0 million would result in our issuance of approximately 41,176,473 shares of our common stock.  However, as discussed below, various factors, including the future market price of our common stock and our ability to issue shares of common stock in lieu of interest subject to the satisfaction of the Equity Conditions, could result in us issuing significantly more shares of common stock upon conversion in full of the Notes.

Value of the Common Stock Covered By This Prospectus

Based on the closing price of a share of our common stock on The NASDAQ Capital Market of $1.00 on the Closing Date of the Financing, the total dollar value of the 27,778,960 shares of common stock being offered for resale by the selling security holders under this prospectus was $27,778,960 .  The foregoing calculation does not include the value of the shares of common stock that may be issuable under Notes and the Warrants that are not covered by this prospectus.

Payments to Selling Security Holders in Connection with the Financing

Aggregate Payments to Selling Security Holders

The following table discloses all payments that have been made or we may be required to make to the selling security holders, our placement agent, any affiliate of any selling security holder, or any person with whom any selling security holder has a contractual relationship regarding the Financing.

A.	Interest payments on the Notes	$2,473,542	(1)

B.	Total possible payments to selling security holders	$2,473,542	(1)(2)

C.	Total possible payments to our placement agent, any affiliate of any selling security holder, or any person with whom any selling security holder has a contractual relationship regarding the Financing	$2,619,600	(3)

D.	Total possible payments to the selling security holders, our placement agent, any affiliate of any selling security holder, or any person with whom any selling security holder has a contractual relationship regarding the Financing	$5,093,142	(4)

(1)
Represents interest payments due under the Notes.  The Notes bear interest at the rate of 8% per annum and are compounded monthly. The interest rate will increase to 15% per annum upon the occurrence of an event of default.  The payment amount represents the amount of interest that will be paid to the holders assuming that (i) the first Installment Date occurs on April 6, 2011, the six month anniversary of the Closing Date, (ii) an event of default will not occur and (iii) all interest will be paid in cash when it becomes due, calculated at a rate of 8% per annum, compounded monthly, through the Maturity Date.  As described above, we may elect to pay accrued interest on the Notes in cash or shares of our common stock, at our election, subject to the satisfaction of the Equity Conditions.

(2)
Represents interest payments due under the Notes, calculated as contained in footnote 1 to Row A.  In addition to the interest payments, we may be required to make other payments to the selling security holders in connection with the Financing.  Holders of the Notes are entitled to receive any dividends paid and distributions made to holders of our common stock to the same extent as if the holders of the Notes had converted the Notes into common stock and had held the shares of common stock on the record date for the dividends and distributions.  We are required to pay a late charge of 15% on any amount of principal or other amounts due which are not paid when due. In the event of any delay in effectiveness of a registration statement required to be filed under the Registration Rights Agreement, or in the event any selling security holder of securities is unable to sell any securities underlying the Notes or Warrants because of a failure by us to maintain the effectiveness of a registration statement required to be filed under the Registration Rights Agreement or to file with the SEC any required reports that lead to us not being in compliance with Rule 144 of the Securities Act, we will be required to pay to each selling security holder, as partial relief for damages, an amount in cash equal to 2% of that selling security holder’s original principal amount of the Notes per month, until the failure is cured.

(3)
Represents (i) legal fees totaling approximately $119,000 paid to selling security holders’ legal counsel, and (ii) payments made to Lazard Capital Markets LLC totaling $2,500,600 (including expenses incurred by Lazard Capital Markets LLC in connection with the Financing). Lazard Capital Markets LLC acted as our placement agent for the Financing.  As part of the Financing, we agreed to reimburse the selling security holders for all reasonable costs and expenses incurred by them in connection with the Financing (including all reasonable legal fees), including costs and expenses in connection with the selling security holders’ review of this prospectus and future prospectuses.  The amount paid by us for legal fees could increase as a result of the selling security holders’ legal counsel’s review of this and future prospectuses.  This amount does not include legal fees paid to our legal counsel and other costs and expenses incurred by us in connection with Financing.

(4)	Represents the sum of the values of Rows B and C.

Payments to be made to Selling Security Holders in the First Year following the Closing Date.

The following table discloses payments we may be required to make to the selling security holders, any affiliate of any selling security holder, or any person with whom any selling security holder has a contractual relationship regarding the Financing in the first year following the Closing Date.

Interest payments on the Notes	$2,333,542	(1)

Total possible payments to Holders	$2,333,542	(1)(2)

(1)
Represents interest payments due under the Notes.  The Notes bear interest at the rate of 8% per annum and are compounded monthly. The interest rate will increase to 15% per annum upon the occurrence of an event of default.  The payment amount represents the amount of interest that will be paid to the holders assuming that (i) the first Installment Date occurs on April 6, 2011, the six month anniversary of the Closing Date, (ii) an event of default will not occur and (iii) all interest will be paid in cash when it becomes due, calculated at a rate of 8% per annum, compounded monthly, through October 6, 2011.  As described above, we may elect to pay accrued interest on the Notes in cash or shares of our common stock, at our election, subject to the satisfaction of the Equity Conditions.

(2)
Represents interest payments due under the Notes, calculated as contained in footnote 1 above.  In addition to the interest payments, we may be required to make other payments to the selling security holders in connection with the Financing.  Holders of the Notes are entitled to receive any dividends paid and distributions made to holders of our common stock to the same extent as if the holders of the Notes had converted the Notes into common stock and had held the shares of common stock on the record date for the dividends and distributions.  We are required to pay a late charge of 15% on any amount of principal or other amounts due which are not paid when due. In the event of any delay in effectiveness of a registration statement required to be filed under the Registration Rights Agreement, or in the event any selling security holder of securities is unable to sell any securities underlying the Notes or Warrants because of a failure by us to maintain the effectiveness of a registration statement required to be filed under the Registration Rights Agreement or to file with the SEC any required reports that lead to us not being in compliance with Rule 144 of the Securities Act, we will be required to pay to each selling security holder, as partial relief for damages, an amount in cash equal to 2% of that selling security holder’s original principal amount of the Notes per month, until the failure is cured.

Cost of Financing, Net Proceeds and Total Possible Profit to Selling Security Holders

The following table discloses the gross proceeds we received in the Financing, all payments that have been made or we may be required to make to the selling security holders, our placement agent, any affiliate of any selling security holder, or any person with whom any selling security holder has a contractual relationship regarding the Financing, and the resulting net proceeds we received in connection with the Financing.

The following table also sets forth an example of the total possible profit to the selling security holders resulting from the sale of common stock underlying the Notes and Warrants issued in the Financing.  This total possible profit calculation is based on various assumptions and is for example purposes only.  The actual profits to the selling security holders may be materially less or materially more than the amount reported.

A.	Gross proceeds to Pacific Ethanol from the sale of the Notes and Warrants	$35,000,000

B.	Total possible payments to the selling security holders, our placement agent, any affiliate of any selling security holder, or any person with whom any selling security holder has a contractual relationship regarding the Financing	$5,093,142	(1)

C.	Net proceeds to Pacific Ethanol from the sale of the Notes and Warrants after deducting the total possible payments to the selling security holders, our placement agent, any affiliate of any selling security holder, or any person with whom any selling security holder has a contractual relationship regarding the Financing	$29,906,858	(2)

D.	Total possible profit that could be realized by the selling security holders as a result of the sale of common stock underlying the Notes and Warrants issued in the Financing (assuming that payments of interest will be made in cash and not in shares of our common stock), assuming a conversion price of $0.85	$9,246,706	(3)

E.	Total possible profit that could be realized by the selling security holders as a result of the sale of common stock underlying the Notes and Warrants issued in the Financing (assuming that payments of interest will be made in cash and not in shares of our common stock), assuming a conversion price of $0.20	$156,470,588	(4)

(1)
Represents the value depicted in Row D from the table above captioned “Aggregate Payments to Selling Security Holders” under the description of “Payments to Selling Security Holders in Connection with the Financing” above. The value represented is based on various assumptions described above.

(2)	Represents the value in Row A less the value in Row B.
(3)
Represents the value depicted in Row F from the table captioned “Assuming a Conversion Price $0.85” under the description of “Total Possible Profit That the Selling Security Holders Could Realize as a Result of the Conversion Discount for the shares of Common Stock underlying the Notes and Warrants” below.  The value represented is based on various assumptions described below and is for example purposes only.  The actual profits to the selling security holders may be materially less or materially more than this amount.

(4)
Represents the value depicted in Row F from the table captioned “Assuming a Conversion Price $0.20” under the description of “Total Possible Profit That the Selling Security Holders Could Realize as a Result of the Conversion Discount for the shares of Common Stock underlying the Notes and Warrants” below.  The value represented is based on various assumptions described below and is for example purposes only.  The actual profits to the selling security holders may be materially less or materially more than this amount.

Based on the numbers presented in the table above, assuming a Conversion Price of $0.85, the sum of (i) the total possible payments to the selling security holders, our placement agent, any affiliate of any selling security holder, or any person with whom any selling security holder has a contractual relationship regarding the Financing (Row B above) and (ii) the total possible profit that could be realized by the selling security holders as a result of the sale of common stock underlying the Notes and Warrants issued in the Financing (assuming that payments of interest will be made in cash and not in shares of our common stock) (Row D above) represents approximately 48% of the net proceeds received by us in the Financing (Row C above).  If spread over the fifteen month term of the Notes, this would equal approximately 3.2% per month.  If spread over the seven year term of the Warrants, this would equal approximately 0.6% per month.

Based on the numbers presented in the table below, assuming a Conversion Price of $0.20, the sum of the total possible payments to the selling security holders, our placement agent, any affiliate of any selling security holder, or any person with whom any selling security holder has a contractual relationship regarding the Financing (Row B above) and the total possible profit that could be realized by the selling security holders as a result of the sale of common stock underlying the Notes and Warrants issued in the Financing (assuming that payments of interest will be made in cash and not in shares of our common stock) (Row E above) represents approximately 540% of the net proceeds received by us in the Financing (Row C above).  If spread over the fifteen month term of the Notes, this would equal approximately 36% per month.  If spread over the seven year term of the Warrants, this would equal approximately 6.4% per month.

Total Possible Profit That the Selling Security Holders Could Realize as a Result of the Conversion Discount for the shares of Common Stock underlying the Notes and Warrants

We anticipate that we will pay the entire principal balance of the Notes in shares of our common stock.  We also anticipate that, to the fullest extent permitted by the Notes, we will pay interest payments under the notes in shares of our common stock.

Our ability to make amortization payments in shares of our common stock is subject to the Equity Conditions discussed in more detail above in our description of the Notes under the caption “Payment of Principal and Interest.”  If these Equity Conditions are not satisfied, the amortization payments must be made in cash unless a waiver is obtained from the selling security holders.  If these Equity Conditions are satisfied, we are permitted to pay all principal and interest due under the Notes in shares of our common stock, subject to the Blocker.

As discussed in more detail above in our description of the Notes, the Notes are convertible into shares of our common stock based on the Conversion Price.  The Notes are initially convertible into shares of our common stock at the Fixed Conversion Price of $0.85 per share.  As discussed above, the Conversion Price will be adjusted if an event of default has occurred and is continuing or if we have elected to make an amortization payment in shares of our common stock, and will be determined as follows:

•
If an event of default has occurred and is continuing, the Conversion Price will be equal to the lesser of the Fixed Conversion Price and the closing bid price of the common stock on the trading date immediately before the date of conversion.

•
If we have elected to make an amortization payment in shares of common stock and the date of conversion occurs during the Initial Period, the Conversion Price will be equal to the lesser of the Fixed Conversion Price and the average of the volume weighted average prices of our common stock for each of the 5 lowest trading days during the 20 trading day period immediately prior to the Initial Period.

•
To the extent we have elected to make an amortization payment in shares of common stock and the date of conversion occurs during the period beginning on the 16th calendar day after the applicable Installment Date and ending on the day immediately prior to the next Installment Date or the Maturity Date, the Conversion Price will be equal to the lesser of the Fixed Conversion Price and the closing bid price of our common stock on the trading date immediately before the date of conversion.

Unless we obtain a waiver from the holders of the Notes, we cannot use shares of common stock to make an amortization payment if the Conversion Price is less than $0.20.  For purposes of a conversion of the Notes by the selling security holders, there is no minimum number to which the Conversion Price could fall.

The following tables contains estimates of the potential profit to the selling security holders upon selling the shares of common stock issuable to them under the Notes and the Warrants.  The following tables assume a Conversion Price of $0.85 and $0.20, respectively, and are for example purposes only.  The Conversion Price could fall to lower than $0.20.  Actual results may be materially less or materially more than the amounts contained in the tables below.

Assuming a Conversion Price of $0.85

A.	Market Price of a share of our common stock on the Closing Date	$1.00	(1)

B.	Conversion Price on the Closing Date	$0.85	(2)

C.	Total number of shares of common stock that may be issued under the Notes and Warrants (assuming that payments of interest will be made in cash and not in shares of our common stock)	61,764,708	(3)

D.	Combined market price of the total number of shares of common stock issuable under the Notes and Warrants (assuming that payments of interest will be made in cash and not in shares of our common stock), calculated by using the market price per share of our common stock on the Closing Date (Row A) and the total number of shares of common stock that may be issued under the Notes and Warrants (assuming that payments of interest will be made in cash and not in shares of our common stock) (Row C)	$61,764,708

E.	Combined Conversion Price of the total number of shares of common stock issuable under the Notes and Warrants (assuming that payments of interest will be made in cash and not in shares of our common stock), calculated by using the Conversion Price on the Closing Date (Row B) and the total number of shares of common stock that may be issued under the Notes and Warrants (assuming that payments of interest will be made in cash and not in shares of our common stock) (Row C)	$52,500,002

F.	Total possible discount to the market price as of the Closing Date of the total number of shares of common stock issuable under the Notes and Warrants (assuming that payments of interest will be made in cash and not in shares of our common stock), calculated by subtracting Row E from Row D	$9,264,706

G.	Total number of shares of common stock that may be issued under the Notes and Warrants (assuming that payments of interest will be made in shares of our common stock)	66,080,179	(3)(4)

H.	Combined market price of the total number of shares of common stock issuable under the Notes and Warrants (assuming that payments of Interest Shares), calculated by using the market price per share of our common stock on the Closing Date (Row A) and the total number of shares of common stock that may be issued under the Notes and Warrants (assuming that payments of interest will be made in shares of our common stock) (Row G)	$66,080,179

I.	Combined Conversion Price of the total number of shares of common stock issuable under the Notes and Warrants on the Closing Date (assuming that payments of interest will be made in shares of our common stock), calculated by using the Conversion Price on the Closing Date (Row B) the total number of shares of common stock that may be issued under the Notes and Warrants (assuming that payments of interest will be made in shares of our common stock) (Row G)	$56,168,152

J.	Total possible discount to the market price as of the Closing Date of the total number of shares of common stock issuable under the Notes and Warrants (assuming that payments of interest will be made in shares of our common stock), calculated by subtracting Row I from Row H	$9,912,027

(1)	Represents the closing price of our common stock on The NASDAQ Capital Market on the Closing Date.
(2)	The Conversion Price is subject to adjustment as described above.
(3)	The total number of shares issuable under the Notes is calculated based on a Conversion Price of $0.85, which represents the Conversion Price on the Closing Date and on December 8 , 2010.
(4)
The number of Interest Shares issuable under the Notes is based on the amount of interest due if all of the Notes had been converted immediately upon issuance on the Closing Date (calculated at a rate of 8% per annum, compounded monthly, through the Maturity Date) and is calculated using a Conversion Price of $0.85, the Conversion Price on the Closing Date and on December 8 , 2010.

Assuming a Conversion Price of $0.20

A.	Market Price of a share of our common stock on the Closing Date	$1.00	(1)

B.	Conversion Price	$0.20	(2)

C.	Total number of shares of common stock that may be issued under the Notes and Warrants (assuming that payments of interest will be made in cash and not in Interest Shares)	195,588,235	(3)

D.	Combined market price of the total number of shares of common stock issuable under the Notes and Warrants (assuming that payments of interest will be made in cash and not in shares of our common stock), calculated by using the market price per share of our common stock on the Closing Date (Row A) and the total number of shares of common stock that may be issued under the Notes and Warrants (assuming that payments of interest will be made in cash and not in shares of our common stock) (Row C)	$195,588,235

E.	Combined Conversion Price of the total number of shares of common stock issuable under the Notes and Warrants (assuming that payments of interest will be made in cash and not in shares of our common stock), calculated by using the Conversion Price on the Closing Date (Row B) and the total number of shares of common stock that may be issued under the Notes and Warrants (assuming that payments of interest will be made in cash and not in shares of our common stock) (Row C)	$39,117,647

F.	Total possible discount to the market price as of the Closing Date of the total number of shares of common stock issuable under the Notes and Warrants (assuming that payments of interest will be made in cash and not in shares of our common stock), calculated by subtracting Row E from Row D	$156,470,588

G.	Total number of shares of common stock that may be issued under the Notes and Warrants (assuming that payments of interest will be made in shares of our common stock)	213,928,976	(3)(4)

H.	Combined market price of the total number of shares of common stock issuable under the Notes and Warrants (assuming that payments of interest will be made in shares of our common stock), calculated by using the market price per share of our common stock on the Closing Date (Row A) and the total number of shares of common stock that may be issued under the Notes and Warrants (assuming that payments of interest will be made in shares of our common stock) (Row G)	$213,928,976

I.	Combined Conversion Price of the total number of shares of common stock issuable under the Notes and Warrants on the Closing Date (assuming that payments of interest will be made in shares of our common stock), calculated by using the Conversion Price on the Closing Date (Row B) the total number of shares of common stock that may be issued under the Notes and Warrants (assuming that payments of interest will be made in shares of our common stock) (Row G)	$42,785,795

J.	Total possible discount to the market price as of the Closing Date of the total number of shares of common stock issuable under the Notes and Warrants (assuming that payments of interest will be made in shares of our common stock), calculated by subtracting Row I from Row H	$171,143,181

(1)	Represents the closing price of our common stock on The NASDAQ Capital Market on the Closing Date.
(2)
Represents the lowest Conversion Price at which we are allowed to make amortization payments in shares of our common stock without a waiver from the holders of the Notes, subject to the other Equity Conditions described above.  The Conversion Price is subject to resetting provisions as described above.  For purposes of a conversion of the Notes by the selling security holders, there is no minimum number to which the Conversion Price could fall.

(3)
The total number of shares issuable under the Notes is calculated based on a Conversion Price of $0.20, which represents the lowest Conversion Price at which we are allowed to make amortization payments in shares of our common stock without a waiver from the holders of the Notes, subject to the other equity conditions described above.

(4)
The number of Interest Shares issuable under the Notes is based on the amount of interest due if all of the Notes had been converted on the Closing Date (calculated at a rate of 8% per annum, compounded monthly, through the Maturity Date) and is calculated using a Conversion Price of $0.20, the lowest Conversion Price at which we are allowed to make amortization payments in shares of our common stock without a waiver from the holders of the Notes, subject to the other equity conditions described above.

Information Regarding Prior Securities Transactions between us and the Selling Security Holders

The following tables contain information regarding all securities transactions completed after March 23, 2005 and before October 6, 2010 between us and the selling security holders, any affiliates of the selling security holders, or any person with whom any selling security holder had a contractual relationship regarding the transaction (or any predecessors of those persons).

Registered Direct Transaction Completed on May 29, 2008

On May 29, 2008, Capital Ventures International purchased 1,000,000 shares of our common stock and warrants to purchase 500,000 shares of our common stock in a public offering of our common stock described in our registration statement on Form S-3 (File No. 333-143617).

A.	Date of Transaction	May 29, 2008

B.	Number of shares of common stock outstanding immediate prior to the transaction	44,131,065

C.	Approximate number of shares of our common stock outstanding immediately prior to the transaction, excluding the approximate number of shares of common stock held by our affiliates and the selling security holders immediately prior to the completion of the transaction	37,500,000	(1)

D.	Number of shares of common stock subject to the transaction	9,000,000	(2)

E.	Percentage of total outstanding securities that were issued in the transaction	24.0%	(3)

F.	Market price per share of our common stock on May 29, 2008	$3.50	(4)

G.	Market price per share of our common stock on December 8 , 2010	$0.60	(5)

(1)
Calculated by deducting the approximate number of shares of common stock held by our affiliates and the selling security holders immediately prior to the completion of the transaction from the value in Row B.

(2)	Includes 6,000,000 shares of common stock and 3,000,000 shares of common stock underlying warrants.
(3)	The percentage was calculated by taking the number in Row D and dividing that number by the number in Row C.
(4)	Represents the closing price of our common stock on The NASDAQ Global Market on May 29, 2008.
(5)	Represents the closing price of our common stock on The NASDAQ Capital Market on December 8 , 2010.

Private Placement Transaction Completed on May 25, 2006

On May 25, 2006, we completed private placement transaction in which (i) Capital Ventures International purchased 379,075 shares of our common stock and warrants to purchase 189,538 shares of our common stock, (ii) Hudson Bay Fund, LP purchased 199,014 shares of our common stock and warrants to purchase 99,507 shares of our common stock and (iii) Iroquois Master Fund, Ltd. purchased 189,537 shares of our common stock and warrants to purchase 94,769 shares of our common stock.

A.	Date of Transaction	May 25, 2006

B.	Approximate number of shares of common stock outstanding immediate prior to the transaction	31,500,000

C.	Approximate number of shares of our common stock outstanding immediately prior to the transaction, excluding the approximate number of shares of common stock held by our affiliates and the selling security holders immediately prior to the completion of the transaction	22,800,000	(1)

D.	Number of shares of common stock subject to the transaction	8,244,880	(2)

E.	Percentage of total outstanding securities that were issued in the transaction	36.2%	(3)

F.	Market price per share of our common stock on May 25, 2006	$31.52	(4)

G.	Market price per share of our common stock on December 8 , 2010	$0.60	(5)

(1)
Calculated by deducting the approximate number of shares of common stock held by our affiliates and the selling security holders immediately prior to the completion of the transaction from the value in Row B.

(2)	Includes 5,496,583 shares of common stock and 2,748,297 shares of common stock underlying warrants.
(3)	The percentage was calculated by taking the number in Row D and dividing that number by the number in Row C.
(4)	Represents the closing price of our common stock on the NASDAQ Capital Market on May 25, 2006.
(5)	Represents the closing price of our common stock on the NASDAQ Capital Market on December 8 , 2010.

Total Possible Profit Selling Security Holders Could Realize as a Result of the Conversion Discount for the shares of Common Stock underlying Other Convertible Securities Held

Except for a warrant, or Capital Warrant, to purchase 500,000 shares of our common stock purchased by Capital Ventures International on May 29, 2008 in a public offering of our common stock describe in our registration statement on Form S-3 (File No. 333-143617), neither the selling security holders nor any of their affiliates hold any warrants, options, notes or other securities to purchase shares of our common stock other than for the Notes and the Warrants held by the selling security holders.  The exercise price of common stock purchasable upon exercise of the Capital Warrant is $7.10 per share. The exercise price and the number of shares issuable upon exercise of the Capital Warrant are subject to adjustment for stock splits, combinations or similar events.

The following table sets forth estimates of the potential profit to Capital Ventures International upon selling the shares of common stock issuable to Capital Ventures International upon exercise of the Capital Warrant.

A.	Market Price of a share of our common stock on May 29, 2008	$3.50	(1)

B.	Exercise price on May 29, 2008	$7.10	(2)

C.	Total number of shares of common stock that may be issued to Capital Ventures International under the Capital Warrant	500,000

D.	Combined market price of the total number of shares of common stock issuable to Capital Ventures International under the Capital Warrant, calculated by using the market price per share of our common stock on the May 29, 2008 (Row A) and the total number of shares of common stock that may be issued to Capital Ventures International under the Capital Warrant (Row C)	$1,750,000

E.	Combined Conversion Price of the total number of shares of common stock issuable to Capital Ventures International under the Capital Warrant, calculated by using the exercise price of the Capital Warrant on May 29, 2008 (Row B) and the total number of shares of common stock that may be issued to Capital Ventures International under the Capital Warrant (Row C)	$3,550,000

F.	Total possible discount to the market price as of May 29, 2008 of the total number of shares of common stock issuable to Capital Ventures International under the Capital Warrant, calculated by subtracting Row E from line D	N/A	(3)

(1)	Represents the closing price of our common stock on The NASDAQ Global Market on May 29, 2008.
(2)	The exercise price had not been subject to adjustment since May 29, 2008.
(3)	The Capital Warrant was not sold at a discount to market.

Information Regarding Our Outstanding Common Stock and the Selling Security Holders’ Resale of Our Common Stock

The following tables provides information regarding our outstanding common stock as of the Closing Date.

A.	Number of shares of our common stock outstanding immediately prior to the Financing	83,371,359

	Number of shares of our common stock outstanding immediately prior to the Financing, excluding shares of common stock held by our affiliates and the selling security holders	79,211,980	(1)

B.	Number of shares of our common stock registered for resale by the selling security holders in prior registration statements	None

C.	Common stock being offered for resale by the selling security holders to the public under this prospectus	27,778,960	(1)

(1)
Calculated by excluding 100 shares of common stock held by Iroquois Master Fund Ltd. and 4,159,279 shares of common stock held by our affiliates, from our 83,371,359 total shares of common stock outstanding as of the Closing Date.  Except for 100 shares of common stock held by Iroquois Master Fund Ltd., neither the selling security holders nor any of their respective affiliates held any of our outstanding common stock on the Closing Date.

Our Financial Ability to Make Payments Due Under the Notes

We intend, and have a reasonable basis to believe that we will have the financial ability, to make all payments with respect to the Financing.

Method of Determining the Number of Shares Being Registered

We seek to register 27,778,960 shares of common stock on the registration statement of which this prospectus is a part.

We initially agreed to register 99,120,272 shares of common stock. This figure represents 150% of the sum of (i) the maximum number of shares of common stock initially issuable upon conversion of the Notes (assuming an initial Conversion Price of $0.85), (ii) the maximum number of shares of common stock payable as interest under the Notes (assuming all interest became due and payable on October 25, 2010, calculated using an interest rate of 8% per annum compounded monthly through the Maturity Date and a Conversion Price of $0.85, which was the closing price of our common stock on October 25, 2010), and (iii) the maximum number of shares of common stock issuable upon exercise of the Warrants.  The calculation is illustrated in the table below:

Shares Issuable Under Notes

Principal Amount of Notes sold in Financing	$35,000,000
Fixed Conversion Price	$0.85
Total number of Conversion Shares initially issuable upon conversion of the Notes	41,176,473	(1)
150% of Conversion Shares	61,764,711

Interest Rate on Notes	8%
Total Amount of interest	$3,666,148	(2)
Conversion Price on October 25, 2010	$0.85
Interest Shares	4,315,471	(1), (2)
150% of Interest Shares	6,473,208

Shares Issuable Under Warrants

Warrant Shares	20,588,235
150% of Warrant Shares	30,882,353

(1)
The number of shares issuable under the Notes was calculated using a Conversion Price of $0.85, which represents the initial Fixed Conversion Price and the Conversion Price on October 25, 2010.  The Fixed Conversion Price is subject to adjustment as described above.

(2)
The number of Interest Shares issuable under the Notes on October 25, 2010 is based on the amount of interest due if all of the Notes had been converted on October 25, 2010 (calculated at a rate of 8% per annum, compounded monthly, through the Maturity Date).

On November 19, 2010, we were advised by the SEC that the number of shares we sought to register was too large.  As a result, we agreed to reduce the total number of shares to be registered to an aggregate of 27,778,960 shares issuable upon conversion of the Notes and in lieu of cash payments on the Notes, which amount is less than one-third of our public float on December 8, 2010.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 300,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share, of which 1,684,375 shares remain designated as Series A Preferred Stock, and 3,000,000 shares have been designated as Series B Preferred Stock.  As of December 8 , 2010, there were 89,227,006 shares of common stock, no shares of Series A Preferred Stock and 1,660,354 shares of Series B Preferred Stock issued and outstanding.  The following description of our capital stock does not purport to be complete and should be reviewed in conjunction with our certificate of incorporation, including our Certificate of Designations, Powers, Preferences and Rights of the Series A Preferred Stock, or Series A Certificate of Designations, our Certificate of Designations, Powers, Preferences and Rights of the Series B Preferred Stock, and our bylaws.

Common Stock

All outstanding shares of common stock are fully paid and nonassessable.  The following summarizes the rights of holders of our common stock:

•	each holder of common stock is entitled to one vote per share on all matters to be voted upon generally by the stockholders;

•	subject to preferences that may apply to shares of preferred stock outstanding, the holders of common stock are entitled to receive lawful dividends as may be declared by our Board;

•
upon our liquidation, dissolution or winding up, the holders of shares of common stock are entitled to receive a pro rata portion of all our assets remaining for distribution after satisfaction of all our liabilities and the payment of any liquidation preference of any outstanding preferred stock;

•	there are no redemption or sinking fund provisions applicable to our common stock; and

•	there are no preemptive or conversion rights applicable to our common stock.

Preferred Stock

Our Board is authorized to issue from time to time, in one or more designated series, any or all of our authorized but unissued shares of preferred stock with dividend, redemption, conversion, exchange, voting and other provisions as may be provided in that particular series.  The issuance need not be approved by our common stockholders and need only be approved by holders, if any, of our Series A Preferred Stock and Series B Preferred Stock if, as described below, the shares of preferred stock to be issued have preferences that are senior to or on parity with those of our Series A Preferred Stock and Series B Preferred Stock.

The rights of the holders of our common stock, Series A Preferred Stock and Series B Preferred Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future.  Issuance of a new series of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of entrenching our Board and making it more difficult for a third-party to acquire, or discourage a third-party from acquiring, a majority of our outstanding voting stock.  We have no present plans to issue any shares of or to designate any series of preferred stock.  The following is a summary of the terms of the Series A Preferred Stock and the Series B Preferred Stock.

Series A Preferred Stock

As of December 8 , 2010, no shares of Series A Preferred Stock were issued and outstanding and an aggregate of 5,315,625 shares of Series A Preferred Stock had been converted into shares of our common stock and returned to undesignated preferred stock.  A balance of 1,684,375 shares of Series A Preferred Stock remain authorized for issuance.

Rank and Liquidation Preference

Shares of Series A Preferred Stock rank prior to our common stock as to distribution of assets upon liquidation events, which include a liquidation, dissolution or winding up of Pacific Ethanol, whether voluntary or involuntary. The liquidation preference of each share of Series A Preferred Stock is equal to $16.00, or Series A Issue Price, plus any accrued but unpaid dividends on the Series A Preferred Stock. If assets remain after the amounts are distributed to the holders of Series A Preferred Stock, the assets shall be distributed pro rata, on an as-converted to common stock basis, to the holders of our common stock and Series A Preferred Stock. The written consent of a majority of the outstanding shares of Series A Preferred Stock is required before we can authorize the issuance of any class or series of capital stock that ranks senior to or on parity with shares of Series A Preferred Stock.

Dividend Rights

As long as shares of Series A Preferred Stock remain outstanding, each holder of shares of Series A Preferred Stock are entitled to receive, and shall be paid quarterly in arrears, in cash out of funds legally available therefor, cumulative dividends, in an amount equal to 5% of the Series A Issue Price per share per annum with respect to each share of Series A Preferred Stock.  The dividends may, at our option, be paid in shares of Series A Preferred Stock valued at the Series A Issue Price.  In the event we declare, order, pay or make a dividend or other distribution on our common stock, other than a dividend or distribution made in common stock, the holders of the Series A Preferred Stock shall be entitled to receive with respect to each share of Series A Preferred Stock held, any dividend or distribution that would be received by a holder of the number of shares of our common stock into which the Series A Preferred Stock is convertible on the record date for the dividend or distribution.

Optional Conversion Rights

Each share of Series A Preferred Stock is convertible at the option of the holder into shares of our common stock at any time.  Each share of Series A Preferred Stock is convertible into the number of shares of common stock as calculated by multiplying the number of shares of Series A Preferred Stock to be converted by the Series A Issue Price, and dividing the result thereof by the Conversion Price.  The “Conversion Price” is initially $8.00 per share of Series A Preferred Stock, subject to adjustment; therefore, each share of Series A Preferred Stock is initially convertible into two shares of common stock, which number is equal to the quotient of the Series A Issue Price of $16.00 divided by the initial Conversion Price of $8.00 per share of Series A Preferred Stock.  Accrued and unpaid dividends are to be paid in cash upon any conversion.

Mandatory Conversion Rights

In the event of a Transaction which will result in an internal rate of return to holders of Series A Preferred Stock of 25% or more, each share of Series A Preferred Stock shall, concurrently with the closing of the Transaction, be converted into shares of common stock. A “Transaction” is defined as a sale, lease, conveyance or disposition of all or substantially all of our capital stock or assets or a merger, consolidation, share exchange, reorganization or other transaction or series of related transactions (whether involving us or a subsidiary) in which the stockholders immediately prior to the transaction do not retain a majority of the voting power in the surviving entity.  Any mandatory conversion will be made into the number of shares of common stock determined on the same basis as the optional conversion rights above.  Accrued and unpaid dividends are to be paid in cash upon any conversion.

No shares of Series A Preferred Stock will be converted into common stock on a mandatory basis unless at the time of the proposed conversion we have on file with the SEC an effective registration statement with respect to the shares of common stock issued or issuable to the holders on conversion of the Series A Preferred Stock then issued or issuable to the holders and the shares of common stock are eligible for trading on NASDAQ (or approved by and listed on a stock exchange approved by the holders of 66 2/3% of the then outstanding shares of Series A Preferred Stock).

Conversion Price Adjustments

The Conversion Price is subject to customary adjustment for stock splits, stock combinations, stock dividends, mergers, consolidations, reorganizations, share exchanges, reclassifications, distributions of assets and issuances of convertible securities, and the like. The Conversion Price is also subject to downward adjustments if we issue shares of common stock or securities convertible into or exercisable for shares of common stock, other than specified excluded securities, at per share prices less than the then effective Conversion Price. In this event, the Conversion Price shall be reduced to the price determined by dividing (i) an amount equal to the sum of (a) the number of shares of common stock outstanding immediately prior to the issue or sale multiplied by the then existing Conversion Price, and (b) the consideration, if any, received by us upon such issue or sale, by (ii) the total number of shares of common stock outstanding immediately after the issue or sale.  For purposes of determining the number of shares of common stock outstanding as provided in clauses (i) and (ii) above, the number of shares of common stock issuable upon conversion of all outstanding shares of Series A Preferred Stock, and the exercise of all outstanding securities convertible into or exercisable for shares of common stock, will be deemed to be outstanding.

The Conversion Price will not be adjusted in the case of the issuance or sale of the following: (i) securities issued to our employees, officers or directors or options to purchase common stock granted by us to our employees, officers or directors under any option plan, agreement or other arrangement duly adopted by us and the grant of which is approved by the compensation committee of our Board; (ii) the Series A Preferred Stock and any common stock issued upon conversion of the Series A Preferred Stock; (iii) securities issued on the conversion of any convertible securities, in each case, outstanding on the date of the filing of the Series A Certificate of Designations; and (iv) securities issued in connection with a stock split, stock dividend, combination, reorganization, recapitalization or other similar event for which adjustment is made in accordance with the foregoing.

Voting Rights and Protective Provisions

The Series A Preferred Stock votes together with all other classes and series of our voting stock as a single class on all actions to be taken by our stockholders.  Each share of Series A Preferred Stock entitles the holder thereof to the number of votes equal to the number of shares of common stock into which each share of Series A Preferred Stock is convertible on all matters to be voted on by our stockholders; provided, however, that the number of votes for each share of Series A Preferred Stock shall not exceed the number of shares of common stock into which each share of Series A Preferred Stock would be convertible if the applicable Conversion Price were $8.99 (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting the shares).

Notwithstanding the foregoing, we are not permitted, without first obtaining the written consent of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock voting as a separate class, to:

•
increase or decrease the total number of authorized shares of Series A Preferred Stock or the authorized shares of our common stock reserved for issuance upon conversion of the Series A Preferred Stock (except as otherwise required by our certificate of incorporation or the Series A Certificate of Designations);

•	increase or decrease the number of authorized shares of preferred stock or common stock (except as otherwise required by our certificate of incorporation or the Series A Certificate of Designations);

•
alter, amend, repeal, substitute or waive any provision of our certificate of incorporation or our bylaws, so as to affect adversely the voting powers, preferences or other rights, including the liquidation preferences, dividend rights, conversion rights, redemption rights or any reduction in the stated value of the Series A Preferred Stock, whether by merger, consolidation or otherwise;

•
authorize, create, issue or sell any securities senior to or on parity with the Series A Preferred Stock or securities that are convertible into securities senior to or on parity the Series A Preferred Stock with respect to voting, dividend, liquidation or redemption rights, including subordinated debt;

•
authorize, create, issue or sell any securities junior to the Series A Preferred Stock other than common stock or securities that are convertible into securities junior to Series A Preferred Stock other than common stock with respect to voting, dividend, liquidation or redemption rights, including subordinated debt;

•
authorize, create, issue or sell any additional shares of Series A Preferred Stock other than the Series A Preferred Stock initially authorized, created, issued and sold, Series A Preferred Stock issued as payment of dividends and Series A Preferred Stock issued in replacement or exchange therefore;

•	engage in a Transaction that would result in an internal rate of return to holders of Series A Preferred Stock of less than 25%;

•
declare or pay any dividends or distributions on our capital stock in a cumulative amount in excess of the dividends and distributions paid on the Series A Preferred Stock in accordance with the Series A Certificate of Designations;

•	authorize or effect the voluntary liquidation, dissolution, recapitalization, reorganization or winding up of our business;

•
purchase, redeem or otherwise acquire any of our capital stock other than Series A Preferred Stock, or any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, our capital stock or securities convertible into or exchangeable for our capital stock;

•	change the number of members of our Board to be more than nine members or less than seven members;

•	effect any material change in our industry focus or that of our subsidiaries, considered on a consolidated basis;

•
authorize or engage in, or permit any subsidiary to authorize or engage in, any transaction or series of transactions with one of our or our subsidiaries’ current or former officers, directors or members with value in excess of $100,000, excluding compensation or the grant of options approved by our Board; or

•
authorize or engage in, or permit any subsidiary to authorize or engage in, any transaction with any entity or person that is affiliated with any of our or our subsidiaries’ current or former directors, officers or members, excluding any director nominated by the initial holder of the Series A Preferred Stock.

Preemptive Rights

Holders of our Series A Preferred Stock have preemptive rights to purchase a pro rata portion of all capital stock or securities convertible into capital stock that we issue, sell or exchange, or agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange.  We must deliver each holder of our Series A Preferred Stock a written notice of any proposed or intended issuance, sale or exchange of capital stock or securities convertible into capital stock which must include a description of the securities and the price and other terms upon which they are to be issued, sold or exchanged together with the identity of the persons or entities (if known) to which or with which the securities are to be issued, sold or exchanged, and an offer to issue and sell to or exchange with the holder of the Series A Preferred Stock the holder’s pro rata portion of the securities, and any additional amount of the securities should the other holders of Series A Preferred Stock subscribe for less than the full amounts for which they are entitled to subscribe. In the case of a public offering of our common stock for a purchase price of at least $12.00 per share and a total gross offering price of at least $50 million, the preemptive rights of the holders of the Series A Preferred Stock shall be limited to 50% of the securities.  Holders of our Series A Preferred Stock have a 30 day period during which to accept the offer.  We will have 90 days from the expiration of this 30 day period to issue, sell or exchange all or any part of the securities as to which the offer has not been accepted by the holders of the Series A Preferred Stock, but only as to the offerees or purchasers described in the offer and only upon the terms and conditions that are not more favorable, in the aggregate, to the offerees or purchasers or less favorable to us than those contained in the offer.

The preemptive rights of the holders of the Series A Preferred Stock shall not apply to any of the following securities: (i) securities issued to our employees, officers or directors or options to purchase common stock granted by us to our employees, officers or directors under any option plan, agreement or other arrangement duly adopted by us and the grant of which is approved by the compensation committee of our Board; (ii) the Series A Preferred Stock and any common stock issued upon conversion of the Series A Preferred Stock; (iii) securities issued on the conversion of any convertible securities, in each case, outstanding on the date of the filing of the Series A Certificate of Designations; (iv) securities issued in connection with a stock split, stock dividend, combination, reorganization, recapitalization or other similar event for which adjustment is made in accordance with the Series A Certificate of Designations; and (v) the issuance of our securities issued for consideration other than cash as a result of a merger, consolidation, acquisition or similar business combination by us approved by our Board.

Reservation of Shares

We initially were required to reserve 7,000,000 shares of common stock for issuance upon conversion of shares of Series A Preferred Stock and are required to maintain a sufficient number of reserved shares of common stock to allow for the conversion of all shares of Series A Preferred Stock.

Series B Preferred Stock

As of December 8 , 2010, 1,660,354 shares of Series B Preferred Stock were issued and outstanding. The rights and preferences of the Series B Preferred Stock are substantially the same as the Series A Preferred Stock, except as follows:

•	the Series B Issue Price, on which the Series B Preferred Stock liquidation preference is based, is $19.50 per share;

•
the Series B Preferred Stock ranks pari passu with respect to dividends and liquidation rights with the Series A Preferred Stock and pari passu with respect to any class or series of capital stock specifically ranking on parity with the Series B Preferred Stock;

•	dividends accrue and are payable at a rate per annum of 7.00% of the Series B Issue Price per share;

•	each shares of Series B Preferred Stock is convertible at a rate equal to the Series B Issue Price divided by an initial Conversion Price of $6.50 per share;

•
holders of the Series B Preferred Stock have three votes per share of Series B Preferred Stock on all matters to be approved by holders, voting together as a single class, of our common stock and Series B Preferred Stock;

•
holders of the Series B Preferred stock are not entitled to approve, as a separate class, the last four matters described above under the heading “Voting Rights and Protective Provisions” which the shares of Series A Preferred Stock, voting as a separate class, are entitled to approve; and

•	holders of the Series B Preferred Stock are entitled to preemptive rights only for so long as 50% of the shares of Series B Preferred Stock remain outstanding.

We initially were required to reserve 3,000,000 shares of common stock for issuance upon conversion of shares of Series B Preferred Stock and are required to maintain a sufficient number of reserved shares of common stock to allow for the conversion of all shares of Series B Preferred Stock.

Warrants

As of December 8 , 2010, we had outstanding warrants to purchase 27,107,463 shares of our common stock at exercise prices ranging from $0.85 to $7.10 per share.  These outstanding warrants consist of Warrants to purchase an aggregate of 20,588,235 shares of common stock at an exercise price of $0.85 per share expiring in 2017, warrants to purchase an aggregate of 3,000,000 shares of common stock at an exercise price of $7.10 per share expiring in 2013, and warrants to purchase an aggregate of 3,519,228 shares of common stock at an exercise price of $7.00 per share expiring in 2018.

Options

As of December 8 , 2010, we had outstanding options to purchase 80,000 shares of our common stock at exercise prices ranging from $6.63 to $8.30 per share issued under our 2004 Plan.

Registration Rights

A number of holders of shares of our common stock and all holders of warrants are entitled to rights with respect to the registration of their shares of common stock and underlying shares of common stock, respectively, under the Securities Act.  The registration rights with respect to the shares of common stock issuable under the Notes and the Warrants are described in the “Selling Security Holders” section of this prospectus.

Lyles Registration Rights Agreement

A number of holders of our Series B Preferred Stock have registration rights under a registration rights agreement dated March 27, 2008, or Series B Registration Rights Agreement, with respect to shares of common stock issued, issuable or that may be issuable under shares of Series B Preferred Stock and warrants that were purchased under the terms of a securities purchase agreement dated March 18, 2008 between us and Lyles United, LLC.  The Series B Registration Rights Agreement provides that holders of a majority of the Series B Preferred Stock, including the shares of common stock into which the Series B Preferred Stock have been converted, may demand at any time that we register on their behalf the shares of common stock issued, issuable or that may be issuable upon conversion of the Series B Preferred Stock and as payment of dividends on the Series B Preferred Stock, and upon exercise of the warrants issued in connection with the issuance of the shares of Series B Preferred Stock.  Following such demand, we are required to notify any other parties that are entitled to registration rights under the Lyles Registration Rights Agreement of our intent to file a registration statement and include them in the related registration statement upon their request.  We are required to keep a registration statement filed under the Lyles Registration Rights Agreement effective until all shares that are entitled to be registered are sold or can be sold under Rule 144 of the Securities Act.  The holders are entitled to two demand registrations on Form S-1 and an unlimited demand registrations on Form S-3 (except that we are not obligated to effect more than one demand registration on Form S-3 in any calendar year).

In addition to the demand registration rights under the Lyles Registration Rights Agreement, the holders are entitled to “piggyback” registration rights. These rights entitle the holders who so elect to be included in registration statements to be filed by us with respect to other registrations of equity securities. The holders are entitled to unlimited “piggyback” registration rights.

The Lyles Registration Rights Agreement includes customary cross-indemnity provisions under which we are obligated to indemnify the holders and their affiliates as a result of losses caused by untrue or allegedly untrue statements of material fact contained or incorporated by reference in any registration statement under which a holder’s shares are registered, including any prospectuses or amendments related thereto. Our indemnity obligations also apply to omissions of material facts and to any failure on our part to comply with any law, rule or regulation applicable to such registration statement. Each holder is obligated to indemnify us and our affiliates as a result of losses caused by untrue or allegedly untrue statements of material fact contained in any registration statement under which their shares are registered, including any prospectuses or amendments related thereto, which statements were furnished in writing by that holder, but only to the extent of the net proceeds received by that holder with respect to shares sold under the registration statement. The holders’ indemnity obligations also apply to omissions of material facts on the part of the holders.

A number of customary limitations to our registration obligations are included in the Lyles Registration Rights Agreement. These limitations include our right to, in good faith, delay or withdrawal registrations requested by the holders under demand and “piggyback” registration rights, and the right to exclude portions of holders’ shares upon the advice of its underwriters.

We are responsible for all costs of registration, plus reasonable fees of one legal counsel for the holders, which fees are not to exceed $25,000 per registration. The Lyles Registration Rights Agreement provides for reasonable access on the part of the holders to all of our books, records and other information and the opportunity to discuss the same with our management.

All the parties that are entitled to registration rights under the Lyles Registration Rights Agreement have waived all of their rights under the Lyles Registration Rights Agreement, including, their demand registration rights and their “piggyback” registration rights, up to and until the first date on which all the shares of common stock underlying the Notes and the Warrants are covered by one or more effective registration statements or may be sold pursuant to Rule 144 of the Securities Act without the need for current public information required by Rule 144(c) of the Securities Act.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

A number of provisions of Delaware law, our certificate of incorporation and our bylaws contain provisions that could have the effect of delaying, deferring and discouraging another party from acquiring control of us.  These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids.  These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.  We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquiror outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us.  These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of Pacific Ethanol.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers.  In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under specified circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•
prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the outstanding voting stock owned by the stockholder) (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66⅔% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder.  An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting securities.  We expect the existence of its provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance.  We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law, our certificate of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts.  These provisions may also have the effect of preventing changes in our management.  It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.  Its telephone number is (718) 921-8200.

LEGAL MATTERS

The validity of the shares of common stock offered under this prospectus will be passed upon by Rutan & Tucker, LLP, Costa Mesa, California.

EXPERTS

Hein & Associates LLP, independent registered public accounting firm, has audited our balance sheets as of December 31, 2009 and 2008, and related statements of operations,  comprehensive loss,  stockholders’ equity (deficit) and cash flows for the years then ended.  We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Hein & Associates LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, and the rules and regulations promulgated under the Securities Act, with respect to the common stock offered under this prospectus.  This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement.  Many of the contracts and documents described in this prospectus are filed as exhibits to the registration statements and you may review the full text of these contracts and documents by referring to these exhibits.

For further information with respect to us and the common stock offered under this prospectus, reference is made to the registration statement and its exhibits and schedules.  We file reports, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K with the SEC.  The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549, on official business days during the hours of 10 a.m. to 3 p.m. The registration statement, including its exhibits and schedules, may be inspected at the Public Reference Room. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers, including Pacific Ethanol, that file electronically with the SEC.  The SEC’s Internet website address is http://www.sec.gov. Our Internet website address is http://www.pacificethanol.net/.

We do not anticipate that we will send an annual report to our stockholders until and unless we are required to do so by the rules of the SEC.

All trademarks or trade names referred to in this prospectus are the property of their respective owners.

PACIFIC ETHANOL, INC.

PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
ASSETS	2010	2009
	(unaudited)	*
Current Assets:
Cash and cash equivalents	$1,644	$17,545
Accounts receivable, net (net of allowance for doubtful accounts of $285 and $1,016, respectively)	17,465	12,765
Inventories	4,619	12,131
Prepaid inventory	4,443	3,192
Investment in Front Range, held for sale	18,500	—
Other current assets	2,292	3,143
Total current assets	48,963	48,776

Property and equipment, net	1,115	243,733

Other Assets:
Intangible assets, net	4,801	5,156
Other assets	592	1,154
Total other assets	5,393	6,310

Total Assets	$55,471	$298,819
_______________
*           Amounts derived from the audited financial statements for the year ended December 31, 2009.

See accompanying notes to these unaudited consolidated financial statements.

PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS (CONTINUED)
(in thousands, except par value and shares)

	September 30,	December 31,
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	2010	2009
	(unaudited)	*
Current Liabilities:
Accounts payable – trade	$13,858	$8,182
Accrued liabilities	6,163	7,062
Other liabilities – related parties	8,256	6,053
Current portion – long-term notes payable (including $13,250 and $33,500, respectively, due to related parties)	13,250	77,365
Derivative instruments	—	971
Total current liabilities	41,527	99,633

Notes payable, net of current portion (including $1,250 and $0, respectively, due to related parties)	8,399	12,739
Other liabilities	1,617	1,828

Liabilities subject to compromise	—	242,417

Total Liabilities	51,543	356,617

Commitments and Contingencies (Notes 1 and 7)

Stockholders’ Equity (Deficit):
Pacific Ethanol, Inc. Stockholders’ Equity (Deficit):
Preferred stock, $0.001 par value; 10,000,000 shares authorized; Series A: 1,684,375 shares authorized; 0 shares issued and outstanding as of September 30, 2010 and December 31, 2009;	—	—
Series B: 3,000,000 shares authorized; 2,203,554 and 2,346,152 shares issued and outstanding as of September 30, 2010 and December 31, 2009, respectively; liquidation preference of $48,518 as of September 30, 2010	2	2
Common stock, $0.001 par value; 300,000,000 shares authorized; 82,971,365 and 57,469,598 shares issued and outstanding as of September 30, 2010 and December 31, 2009, respectively	83	57
Additional paid-in capital	503,489	480,948
Accumulated deficit	(499,646)	(581,076)
Total Pacific Ethanol, Inc. Stockholders’ Equity (Deficit)	3,928	(100,069)

Noncontrolling interest in variable interest entity	—	42,271
Total Stockholders’ Equity (Deficit)	3,928	(57,798)

Total Liabilities and Stockholders’ Equity (Deficit)	$55,471	$298,819
_______________
*           Amounts derived from the audited financial statements for the year ended December 31, 2009.

See accompanying notes to these unaudited consolidated financial statements.

PACIFIC ETHANOL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Nine Months Ended September 30,
	2010	2009

Net sales	$194,087	$228,685
Cost of goods sold	195,883	252,123
Gross profit (loss)	(1,796)	(23,438)
Selling, general and administrative expenses	9,065	17,143
Impairment of asset group	—	2,200
Income (loss) from operations	(10,861)	(42,781)
Loss on investment in Front Range, held for sale	(12,146)	—
Loss on extinguishments of debt	(2,159)	—
Other expense, net	(4,550)	(13,215)
Loss before reorganization costs, gain from bankruptcy exit and income taxes	(29,716)	(55,996)
Reorganization costs	(4,153)	(9,863)
Gain from bankruptcy exit	119,408	—
Provision for income taxes	—	—
Net income (loss)	85,539	(65,859)
Net income (loss) attributed to noncontrolling interest in variable interest entity	—	(2,536)
Net income (loss) attributed to Pacific Ethanol	$85,539	$(63,323)
Preferred stock dividends	$(2,346)	$(2,395)
Income (loss) available to common stockholders	$83,193	$(65,718)
Net income (loss) per share, basic	$1.19	$(1.15)
Net income (loss) per share, diluted	$1.10	$(1.15)
Weighted-average shares outstanding, basic	69,630	56,998
Weighted-average shares outstanding, diluted	77,692	56,998

See accompanying notes to these unaudited consolidated financial statements.

PACIFIC ETHANOL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Nine Months Ended September 30,
	2010	2009
Operating Activities:
Net income (loss)	$85,539	$(65,859)
Adjustments to reconcile net income (loss) to cash used in operating activities:
Non-cash reorganization costs:
Gain on bankruptcy exit	(119,408)	—
Write-off of deferred financing fees	—	7,545
Settlement of accrued liability	—	(2,008)
Loss on investment in Front Range, held for sale	12,146	—
Impairment of asset group	—	2,200
Loss on extinguishments of debt	2,159	—
Depreciation and amortization of intangibles	5,957	25,984
Inventory valuation	136	845
Amortization of deferred financing fees	360	1,058
Non-cash compensation and consulting expense	1,399	1,493
Gain on derivatives	(1,206)	(2,511)
Bad debt recovery	(165)	(869)
Equity earnings in Front Range	929	—
Changes in operating assets and liabilities:
Accounts receivable	(13,100)	12,252
Restricted cash	—	2,520
Inventories	(786)	7,812
Prepaid expenses and other assets	(2,367)	2,043
Prepaid inventory	(1,251)	111
Accounts payable and accrued expenses	14,563	(5,543)
Accounts payable and accrued expenses – related parties	1,444	4,490
Net cash used in operating activities	(13,651)	(8,437)

Investing Activities:
Net cash impact of deconsolidation of Front Range	(10,486)	—
Net cash impact of bankruptcy exit	(1,301)	—
Additions to property and equipment	(333)	(3,599)
Proceeds from sales of available-for-sale investments	—	7,679
Net cash provided by (used in) investing activities	(12,120)	4,080

Financing Activities:
Proceeds from borrowings under DIP Financing	5,173	12,278
Proceeds from (payments on) other borrowings	4,697	(10,051)
Proceeds from related party borrowing	—	2,000
Net cash provided by financing activities	9,870	4,227
Net decrease in cash and cash equivalents	(15,901)	(130)
Cash and cash equivalents at beginning of period	17,545	11,466
Cash and cash equivalents at end of period	$1,644	$11,336

Supplemental Information:
Interest paid	$3,784	$2,407
Non-cash financing and investing activities:
Preferred stock dividend declared	$2,346	$2,395
Value of common stock issued in debt extinguishments	$21,159	$—

See accompanying notes to these unaudited consolidated financial statements.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1.  ORGANIZATION AND BASIS OF PRESENTATION.

Organization – The consolidated financial statements include the accounts of Pacific Ethanol, Inc., a Delaware corporation, and its wholly-owned subsidiaries, including Pacific Ethanol California, Inc., a California corporation (“PECA”), Kinergy Marketing LLC, an Oregon limited liability company (“Kinergy”) and Pacific Ag. Products, LLC (“PAP”) for all periods presented, and for the periods specified below, the Plant Owners (as defined below), and Front Range Energy, LLC, a Colorado limited liability company (“Front Range”) (collectively, the “Company”).

The Company produces and sells low-carbon renewable fuels and co-products, including wet distillers grain (“WDG”), a nutritional animal feed. The Company sells ethanol to integrated oil companies and gasoline marketers who blend ethanol into gasoline, and provides transportation, storage and delivery of ethanol through third-party service providers in the Western United States, primarily in California, Nevada, Arizona, Oregon, Colorado, Idaho and Washington.

Effective June 29, 2010, under a new asset management agreement, the Company manages the production and operation of the Pacific Ethanol Plants (as defined below). These four facilities have an aggregate annual production capacity of up to 200 million gallons. Two of the facilities are operating and two of the facilities are idled. The Company is in the process of re-starting the Stockton, California facility and expects to resume production of ethanol at that facility in December 2010. In addition, if market conditions continue to improve, the Company may re-start the Madera, California facility as early as the first quarter of 2011, subject to the approval of New PE Holdco (as defined below). In addition, as of September 30, 2010, the Company owned a 42% interest in Front Range, which owns a plant located in Windsor, Colorado, with an annual production capacity of up to 50 million gallons. On October 6, 2010, the Company sold its entire interest in Front Range. See “Note 12—Subsequent Events.”

Chapter 11 Filings – On May 17, 2009, five indirect wholly-owned subsidiaries of Pacific Ethanol, Inc., namely, Pacific Ethanol Madera LLC, Pacific Ethanol Columbia, LLC, Pacific Ethanol Stockton, LLC and Pacific Ethanol Magic Valley, LLC (collectively, the “Pacific Ethanol Plants”) and Pacific Ethanol Holding Co. LLC (“PEHC”) (together with the Pacific Ethanol Plants, the “Plant Owners”) each commenced a case by filing voluntary petitions for relief under chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) in an effort to restructure their indebtedness (“Chapter 11 Filings”).

On June 29, 2010 (the “Effective Date”), the Plant Owners declared effective their amended joint plan of reorganization (the “Plan”) with the Bankruptcy Court, which was structured in cooperation with certain of the Plant Owners’ secured lenders. Under the Plan, on the Effective Date, 100% of the ownership interests in the Plant Owners was transferred to a newly-formed limited liability company (“New PE Holdco”) which was wholly-owned by certain prepetition lenders, resulting in each of the Plant Owners becoming direct or indirect wholly-owned subsidiaries of New PE Holdco. On October 6, 2010, the Company purchased a 20% ownership interest in New PE Holdco from a number of the existing owners. See “Note 12—Subsequent Events.”

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Basis of Presentation–Interim Financial Statements – The accompanying unaudited consolidated financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and the instructions to Form 10−Q and Rule 10-01 of Regulation S-X. Results for interim periods should not be considered indicative of results for a full year. These interim consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. Except as disclosed in Note 4, the accounting policies used in preparing these consolidated financial statements are the same as those described in Note 1 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair statement of the results for interim periods have been included. All significant intercompany accounts and transactions have been eliminated in consolidation.

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates are required as part of determining allowance for doubtful accounts, estimated lives of property and equipment and intangibles, long-lived asset impairments, valuation allowances on deferred income taxes, and the potential outcome of future tax consequences of events recognized in the Company’s financial statements or tax returns. Actual results and outcomes may materially differ from management’s estimates and assumptions.

For the periods through June 29, 2010, the consolidated financial statements include the financial statements of the Plant Owners. On June 29, 2010, the Plant Owners emerged from bankruptcy and the ownership of the Plant Owners was transferred to New PE Holdco.

For periods through December 31, 2009, the consolidated financial statements include the financial statements of Front Range, a variable interest entity of which PECA owned a 42% interest. Beginning January 1, 2010, the consolidated financial statements do not include the financial statements of Front Range as the Company is no longer the primary beneficiary. See “Note 4—Deconsolidation and Sale of Front Range.”

Reclassifications of prior year’s data have been made to conform to 2010 classifications. Such classifications had no effect on net loss reported in the consolidated statements of operations.

Liquidity – The Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

The Company believes that current and future available capital resources, revenues generated from operations, and other existing sources of liquidity, including its credit facility and its remaining proceeds from its private offering of senior convertible notes and warrants on October 6, 2010, will be adequate to meet its anticipated working capital and capital expenditure requirements for at least the next twelve months. If, however, the Company is unable to service the principal and/or interest payments under the senior convertible notes through the issuance of shares of its common stock, if the Company’s capital requirements or cash flow vary materially from its current projections, if unforeseen circumstances occur, or if the Company requires a significant amount of cash to fund future acquisitions, the Company may require additional financing. The Company’s failure to raise capital, if needed, could restrict its growth, or hinder its ability to compete.

The consolidated financial statements do not include any other adjustments that might result from the outcome of these matters.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

2.  NEW OPERATING AGREEMENTS AND CALL OPTION AGREEMENT.

Asset Management Agreement – As contemplated by the Plan, on the Effective Date, the Company entered into an Asset Management Agreement (“AMA”) with the Plant Owners under which the Company agreed to operate and maintain the Pacific Ethanol Plants on behalf of the Plant Owners. These services generally include, but are not limited to, administering the Plant Owners’ compliance with their credit agreements and performing billing, collection, record keeping and other administrative and ministerial tasks. The Company agreed to supply all labor and personnel required to perform its services under the AMA, including the labor and personnel required to operate and maintain the production facilities.

The costs and expenses associated with the Company’s provision of services under the AMA are prefunded by the Plant Owners under a preapproved budget. The Company’s obligation to provide services is limited to the extent there are sufficient funds advanced by the Plant Owners to cover the associated costs and expenses.

As compensation for providing the services under the AMA, the Company is to be paid $75,000 per month for each production facility that is operational and $40,000 per month for each production facility that is idled. In addition to the monthly fee, if during any six-month period (measured on September 30 and March 31 of each year commencing March 31, 2011) a production facility has annualized earnings before interest, income taxes, depreciation and amortization (“EBITDA”) per gallon of operating capacity of $0.20 or more, the Company will be paid a performance bonus equal to 3% of the increment by which EBITDA exceeds such amount. The aggregate performance bonus for all plants is capped at $2.2 million for each six-month period. The performance bonus is to be reduced by 25% if all production facilities then operating do not operate at a minimum average yield of 2.70 gallons of denatured ethanol per bushel of corn. In addition, no performance bonus is to be paid if there is a default or event of default under the Plant Owners’ credit agreement resulting from their failure to pay any amounts then due and owing.

The AMA also provides the Company with an incentive fee upon any sale of a production facility to the extent the sales price is above $0.60 per gallon of annual capacity.

The AMA has an initial term of six months and may be extended for additional six-month periods at the option of the Plant Owners. In addition to typical conditions for a party to terminate the agreement prior to its expiration, the Company may terminate the AMA, and the Plant Owners may terminate the AMA with respect to any facility, at any time by providing at least 60 days prior notice of such termination.

Ethanol Marketing Agreements – As contemplated by the Plan, on the Effective Date, Kinergy entered into separate ethanol marketing agreements with each of the two Plant Owners whose facilities were operating, which granted Kinergy the exclusive right to purchase, market and sell the ethanol produced at those facilities. Kinergy has also entered into an ethanol marketing agreement with the Plant Owner whose facility is currently being restarted. If the remaining idled facility becomes operational, it is contemplated that Kinergy would enter into a substantially identical ethanol marketing agreement with the applicable Plant Owner. Under the terms of the ethanol marketing agreements, within ten days after delivering ethanol to Kinergy, an amount is to be paid equal to (i) the estimated purchase price payable by the third-party purchaser of the ethanol, minus (ii) the estimated amount of transportation costs to be incurred by Kinergy, minus (iii) the estimated incentive fee payable to Kinergy, which equals 1% of the aggregate third-party purchase price. To facilitate Kinergy’s ability to pay amounts owing, the ethanol marketing agreements require that Kinergy maintain one or more lines of credit of at least $5.0 million in the aggregate. Each of the ethanol marketing agreements has an initial term of one year and may be extended for additional one-year periods at the option of the individual Plant Owner.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Corn Procurement and Handling Agreements – As contemplated by the Plan, on the Effective Date, PAP entered into separate corn procurement and handling agreements with each of the two Plant Owners whose facilities were operating. Kinergy has also entered into a corn procurement and handling agreement with the Plant Owner whose facility is currently being restarted. If the remaining idled facility becomes operational, it is contemplated that PAP would enter into a substantially identical corn procurement and handling agreement with the applicable Plant Owner. Under the terms of the corn procurement and handling agreements, each facility appointed PAP as its exclusive agent to solicit, negotiate, enter into and administer, on its behalf, corn supply arrangements to procure the corn necessary to operate its facility. PAP will also provide grain handling services including, but not limited to, receiving, unloading and conveying corn into the facility’s storage and, in the case of whole corn delivered, processing and hammering the whole corn.

PAP is to receive a fee of $0.50 per ton of corn delivered to each facility as consideration for its procurement services and a fee of $1.50 per ton of corn delivered as consideration for its grain handling services, each payable monthly. The Company agreed to enter into an agreement guaranteeing the performance of PAP’s obligations under the corn procurement and handling agreement upon the request of a Plant Owner. Each corn procurement and handling agreement has an initial term of one year and may be extended for additional one-year periods at the option of the applicable Plant Owner.

Distillers Grains Marketing Agreements – Under the Plan, on the Effective Date, PAP entered into separate distillers grains marketing agreements with each of the two Plant Owners whose facilities were operating, which granted PAP the exclusive right to market, purchase and sell the WDG produced at the facility. Kinergy has also entered into a distillers grains marketing agreement with the Plant Owner whose facility is currently being restarted. If the remaining idled facility becomes operational, it is contemplated that PAP would enter into a substantially identical WDG marketing agreement with the applicable Plant Owner. Under the terms of the distillers grains marketing agreements, within ten days after a Plant Owner delivers WDG to PAP, the Plant Owner is to be paid an amount equal to (i) the estimated purchase price payable by the third-party purchaser of the WDG, minus (ii) the estimated amount of transportation costs to be incurred by PAP, minus (iii) the estimated amount of fees and taxes payable to governmental authorities in connection with the tonnage of WDG produced or marketed, minus (iv) the estimated incentive fee payable to PAP, which equals the greater of (a) 5% of the aggregate third-party purchase price, and (b) $2.00 for each ton of WDG sold in the transaction. Within the first five business days of each calendar month, the parties will reconcile and “true up” the actual purchase price, transportation costs, governmental fees and taxes, and incentive fees for all transactions entered into since the previous true-up date. Each distillers grains marketing agreement has an initial term of one year and may be extended for additional one-year periods at the option of the applicable Plant Owner.

Call Option Agreement – Under the Plan, on the Effective Date, the Company entered into a Call Option Agreement with New PE Holdco and a number of owners of New PE Holdco under which the Company had the option to acquire up to 25% of the equity in New PE Holdco for a total price of $30,000,000 in cash. On September 28, 2010, the Company exercised this option. On October 6, 2010, the Company paid $14,400,000 in cash to purchase 12% of the equity in New PE Holdco under the option. In addition, on October 6, 2010, the Company also paid $8,800,000 in cash to purchase an additional 8% of the equity in New PE Holdco from an owner. See “Note 12—Subsequent Events.”

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

3.  ACCOUNTING FOR EMERGENCE FROM BANKRUPTCY.

Gain on Bankruptcy Exit – On the Effective Date, the Company ceased to own the Plant Owners. As a result, the Company removed the related assets and liabilities from its consolidated financial statements, resulting in a net gain from the bankruptcy exit of $119,408,000. The classification and amounts of the net liabilities removed at June 29, 2010 are as follows (in thousands):

Current Assets:
Cash and cash equivalents	$1,302
Accounts receivable – trade	562
Accounts receivable – Kinergy and PAP	5,212
Inventories	4,841
Other current assets	2,166
Total current assets	14,083

Property and equipment, net	160,402
Other assets	585

Total Assets	$175,070

Current Liabilities:
Accounts payable and other liabilities	$21,368
DIP Financing and rollup	50,000

Liabilities subject to compromise	223,110

Total Liabilities	$294,478

Net Gain	$119,408

Liabilities Subject to Compromise – Liabilities subject to compromise refers to prepetition obligations which may be impacted by the Chapter 11 Filings. These amounts represented the Company’s estimate of known or potential prepetition obligations to be resolved in connection with the Chapter 11 Filings. On June 29, 2010, the liabilities subject to compromise were removed from the Company’s balance sheet as discussed above.

Contractual interest expense represents amounts due under the contractual terms of outstanding debt, including liabilities subject to compromise for which interest expense may not be recognized in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 852, Reorganizations. The Plant Owners did not record contractual interest expense on certain unsecured prepetition debt subject to compromise from the date of the Chapter 11 Filings. The Plant Owners did, however, accrue interest on their debtor-in-possession credit agreement (“DIP Financing”) and related rollup as these amounts were likely to be paid in full upon confirmation of a plan of reorganization. On the Effective Date, the DIP Financing was converted to a term loan of the Plant Owners. For the nine months ended September 30, 2010, the Company recorded interest expense related to the Plant Owners of approximately $2,356,000. Had the Company accrued interest on all of the Plant Owners’ liabilities subject to compromise for the nine months ended September 30, 2010, interest expense would have been approximately $14,932,000. For the three and nine months ended September 30, 2009, the Company recorded interest expense related to the Plant Owners of approximately $673,000 and $10,648,000, respectively. Had the Company accrued interest on all of their liabilities subject to compromise for the three and nine months ended September 30, 2009, interest expense would have been approximately $7,988,000 and $20,969,000, respectively.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Reorganization Costs – The Plant Owners’ reorganization costs consisted of the following (in thousands):

	Nine Months Ended September 30,
	2010	2009
Professional fees	$4,036	$3,648
Write-off of unamortized deferred financing fees	—	7,545
Settlement of accrued liability	—	(2,008)
DIP Financing fees	—	600
Trustee fees	117	78
Total	$4,153	$9,863

4.  DECONSOLIDATION AND SALE OF FRONT RANGE.

Deconsolidation of Front Range – On October 17, 2006, the Company entered into a Membership Interest Purchase Agreement with Eagle Energy, LLC to acquire Eagle Energy’s 42% interest in Front Range. Front Range was formed on July 29, 2004 to construct and operate a 50 million gallon dry mill ethanol facility in Windsor, Colorado. Front Range began producing ethanol in June 2006. Upon initial acquisition of the 42% interest in Front Range, the Company determined that it was the primary beneficiary and from that point, consolidated the financial results of Front Range. Except for the marketing agreement discussed below, certain contracts and arrangements between the Company and Front Range have since terminated.

The Company entered into a marketing agreement with Front Range on August 19, 2005 that provided the Company with the exclusive right to act as an agent to market and sell all of Front Range’s ethanol production. The marketing agreement was amended on August 9, 2006 to extend the Company’s relationship with Front Range to allow the Company to act as a merchant under the agreement. The marketing agreement was amended again on October 17, 2006 to provide for a term of six and one-half years with provisions for annual automatic renewal thereafter.

On June 12, 2009, the FASB amended its guidance to ASC 810, Consolidations, surrounding a company’s analysis to determine whether any of its variable interest entities constitute controlling financial interests in a variable interest entity. This analysis identifies the primary beneficiary of a variable interest entity as the enterprise that has both of the following characteristics: (a) the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance, and (b) the obligation to absorb losses of the entity that could potentially be significant to the variable interest entity. Additionally, an enterprise is required to assess whether it has an implicit financial responsibility to ensure that a variable interest entity operates as designed when determining whether it has the power to direct the activities of the variable interest entity that most significantly impact the entity’s economic performance. The new guidance also requires ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity. The guidance was effective for the first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter.

Effective January 1, 2010, the Company adopted these provisions, which resulted in the Company concluding that the Company was no longer the primary beneficiary and, effective January 1, 2010, the Company had prospectively adopted the FASB’s guidance resulting in a deconsolidation of the financial results of Front Range. In making this conclusion, the Company determined that Front Range continued to be a variable interest entity; however, the Company did not have the power to direct most of the activities that most significantly impact the entity’s economic performance. Some of these activities included efficient management and operation of its facility, procurement of feedstock, sale of co-products and effectiveness of risk management strategies. Further, the Company’s maximum exposure was limited to its investment in Front Range. Upon deconsolidation, the Company removed $62,617,000 of assets and $18,584,000 of liabilities from its consolidated balance sheet and recorded a cumulative debit adjustment to retained earnings of $1,762,000. The periods presented in this report prior to the effective date of the deconsolidation continue to include related balances associated with Front Range. Effective January 1, 2010, the Company accounted for its investment in Front Range under the equity method, with equity earnings recorded in other income (expense) in the consolidated statements of operations.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Sale of Front Range – On September 27, 2010, PECA entered into an agreement with Daniel A. Sanders under which PECA agreed to sell its entire interest in Front Range to Mr. Sanders for $18,500,000 in cash. The Company’s carrying value of its investment in Front Range prior to the sale was $30,646,000. As a result of the sale, the Company reduced its carrying value of its investment in Front Range to fair value, resulting in a charge of $12,146,000 to record a carrying value equal to the $18,500,000 sale price. The Company closed the sale of its interest in Front Range on October 6, 2010.

5.  INVENTORIES.

Inventories consisted primarily of bulk ethanol, unleaded fuel and corn, and are valued at the lower-of-cost-or-market, with cost determined on a first-in, first-out basis. The inventory held by the Plant Owners was removed from the Company’s consolidated financial statements on the Effective Date. Remaining inventory balances at September 30, 2010 primarily represent inventory held by Kinergy. Inventory balances consisted of the following (in thousands):

	September 30, 2010	December 31, 2009
Finished goods	$4,619	$2,483
Raw materials	—	5,957
Work in progress	—	2,230
Other	—	1,461
Total	$4,619	$12,131

6.  DEBT.

Long-term borrowings are summarized in the following table (in thousands):

	September 30, 2010	December 31, 2009
Notes payable to related party	$12,500	$31,500
Notes payable to related parties	2,000	2,000
Kinergy operating line of credit	7,149	2,452
DIP Financing and rollup	—	39,654
Swap note	—	13,495
Water rights capital lease obligations	—	1,003
	21,649	90,104
Less short-term portion	(13,250)	(77,365)
Long-term debt	$8,399	$12,739

Notes Payable to Related Party – The Company was a party to certain agreements designed to satisfy the Company’s outstanding debt to Lyles United, LLC, a significant shareholder, and Lyles Mechanical Co. (collectively, “Lyles”). In March 2010, Socius CG II, Ltd. (“Socius”) entered into purchase agreements with Lyles under which Socius would purchase claims in respect of the Company’s indebtedness in up to $5,000,000 tranches, which claims Socius would then settle in exchange for shares of the Company’s common stock. Each tranche was to be settled in exchange for the Company’s common stock valued at a 20% discount to the volume weighted average price (“VWAP”) of the Company’s common stock over a predetermined trading period, which ranged from 5 to 20 trading days, immediately following the date on which the shares were first issued to Socius.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Under this arrangement, the Company issued shares to Socius which settled outstanding debt previously owed to Lyles in four successive transactions. For the nine months ended September 30, 2010, the Company issued an aggregate of 24,088,000 shares with an aggregate fair value of $21,159,000 in exchange for $19,000,000 in debt extinguishment, resulting in an aggregate loss of $2,159,000. The Company determined fair value based on the closing price of its shares on the last day of the applicable trading period, which was the date the net shares to be issued were determinable by the Company. There were no additional issuances during the three months ended September 30, 2010.

On October 6, 2010, the Company paid in full all remaining principal, accrued interest and fees owed to Lyles.

Notes Payable to Related Parties – On March 31, 2009, the Company’s Chairman of the Board and its Chief Executive Officer provided funds totaling $2,000,000 for general working capital purposes in exchange for two unsecured promissory notes issued by the Company. Interest on the unpaid principal amounts accrues at a rate per annum of 8.00%. All principal and accrued and unpaid interest on the promissory notes was due and payable in January 2011. On October 29, 2010, the Company paid all accrued interest and $750,000 in principal under these notes. On November 5, 2010, the Company entered into amendments to these notes, extending the maturity date to March 31, 2012.

Kinergy Operating Line of Credit – On October 27, 2010 and September 22, 2010, Kinergy and the Company entered into amendments (the “Amendments”) to Kinergy’s working capital line of credit with Wells Fargo Capital Finance, LLC, successor by merger to Wachovia Capital Finance Corporation (Western) (“Wells Fargo”). Under the Amendments, the maturity date of the credit facility was extended by 60 days to December 31, 2010 to accommodate ongoing discussions between Kinergy and Wells Fargo regarding a renewal and upsizing of the credit facility. In addition, the maximum amount of the credit facility was increased to $15,000,000 from $10,000,000.

DIP Financing and Rollup – The DIP Financing and rollup balances were removed from the Company’s consolidated financial statements as discussed in Note 3.

7.  COMMITMENTS AND CONTINGENCIES.

Purchase Commitments – At September 30, 2010, the Company had purchase contracts with its suppliers to purchase certain quantities of ethanol. The Company had $10,825,000 in fixed-price commitments and 6,893,000 gallons of indexed-price commitments. These fixed- and indexed-price commitments are to be delivered throughout the remainder of 2010. The volumes of indexed-price contracts are to be purchased at pre-established prices based on publicly-indexed prices in effect on their respective transaction dates.

Sales Commitments – At September 30, 2010, the Company had sales contracts with its customers to sell certain quantities of ethanol. The Company had $8,371,000 in fixed-price commitments and 98,732,000 gallons in indexed-price commitments. The volumes of indexed price contracts will be sold at publicly-indexed sales prices determined by market prices in effect on their respective transaction dates.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Litigation – General – The Company is subject to legal proceedings, claims and litigation arising in the ordinary course of business. While the amounts claimed may be substantial, the ultimate liability cannot presently be determined because of considerable uncertainties that exist. Therefore, it is possible that the outcome of those legal proceedings, claims and litigation could adversely affect the Company’s quarterly or annual operating results or cash flows when resolved in a future period. However, based on facts currently available, management believes that such matters will not adversely affect the Company’s financial position, results of operations or cash flows.

Litigation – Delta-T Corporation – On August 18, 2008, Delta-T Corporation filed suit in the United States District Court for the Eastern District of Virginia (the “First Virginia Federal Court case”), naming Pacific Ethanol, Inc. as a defendant, along with its former subsidiaries Pacific Ethanol Stockton, LLC, Pacific Ethanol Imperial, LLC, Pacific Ethanol Columbia, LLC, Pacific Ethanol Magic Valley, LLC and Pacific Ethanol Madera, LLC. The suit alleged breaches of the parties’ Engineering, Procurement and Technology License Agreements, breaches of a subsequent term sheet and letter agreement and breaches of indemnity obligations. The complaint sought specified contract damages of approximately $6,500,000, along with other unspecified damages. All of the defendants moved to dismiss the First Virginia Federal Court case for lack of personal jurisdiction and on the ground that all disputes between the parties must be resolved through binding arbitration, and, in the alternative, moved to stay the First Virginia Federal Court case pending arbitration. In January 2009, these motions were granted by the Court, compelling the case to arbitration with the American Arbitration Association (“AAA”). By letter dated June 10, 2009, the AAA notified the parties to the arbitration that the matter was automatically stayed as a result of the Chapter 11 Filings.

On March 18, 2009, Delta-T Corporation filed a cross-complaint against Pacific Ethanol, Inc. and Pacific Ethanol Imperial, LLC in the Superior Court of the State of California in and for the County of Imperial. The cross-complaint arose out of a suit by OneSource Distributors, LLC against Delta-T Corporation. On March 31, 2009, Delta-T Corporation and Bateman Litwin N.V, a foreign corporation, filed a third-party complaint in the United States District Court for the District of Minnesota naming Pacific Ethanol, Inc. and Pacific Ethanol Imperial, LLC as defendants. The third-party complaint arose out of a suit by Campbell-Sevey, Inc. against Delta-T Corporation. On April 6, 2009, Delta-T Corporation filed a cross-complaint against Pacific Ethanol, Inc. and Pacific Ethanol Imperial, LLC in the Superior Court of the State of California in and for the County of Imperial. The cross-complaint arose out of a suit by GEA Westfalia Separator, Inc. against Delta-T Corporation. Each of these actions allegedly related to the aforementioned Engineering, Procurement and Technology License Agreements and Delta-T Corporation’s performance of services thereunder. The third-party suit and the cross-complaints asserted many of the factual allegations in the First Virginia Federal Court case and sought unspecified damages.

On June 19, 2009, Delta-T Corporation filed suit in the United States District Court for the Eastern District of Virginia (the “Second Virginia Federal Court case”), naming Pacific Ethanol, Inc. as the sole defendant. The suit alleged breaches of the parties’ Engineering, Procurement and Technology License Agreements, breaches of a subsequent term sheet and letter agreement, and breaches of indemnity obligations. The complaint sought specified contract damages of approximately $6,500,000, along with other unspecified damages.

In connection with the Chapter 11 Filings, the Plant Owners moved the United States Bankruptcy Court for the District of Delaware to enter a preliminary injunction in favor of the Plant Owners and Pacific Ethanol, Inc. staying and enjoining all of the aforementioned litigation and arbitration proceedings commenced by Delta-T Corporation. On August 6, 2009, the Delaware court ordered that the litigation and arbitration proceedings commenced by Delta-T Corporation be stayed and enjoined until September 21, 2009 or further order of the court, and that the Plant Owners, Pacific Ethanol, Inc. and Delta-T Corporation complete mediation by September 20, 2009 for purposes of settling all disputes between the parties. Following a mediation, the parties reached an agreement under which a stipulated order was entered in the bankruptcy court on September 21, 2009, providing for a complete mutual release and settlement of any and all claims between Delta-T Corporation and the Plant Owners, a complete reservation of rights as between Pacific Ethanol, Inc. and Delta-T Corporation, and a stay of all proceedings by Delta-T Corporation against Pacific Ethanol, Inc. until December 31, 2009.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

On March 1, 2010, Delta-T Corporation resumed active litigation of the Second Virginia Federal Court case by filing a motion for entry of a default judgment. Also on March 1, 2010, Pacific Ethanol, Inc. filed a motion for extension of time for its first appearance in the Second Virginia Federal Court case and also filed a motion to dismiss Delta-T Corporation’s complaint based on the mandatory arbitration clause in the parties’ contracts, and alternatively to stay proceedings during the pendency of arbitration. These motions were argued on March 31, 2010. The Court ruled on the motions in May 2010, denying Delta-T’s Corporation’s motion for entry of a default judgment, and compelling the case to arbitration with the AAA.

On May 25, 2010, Delta-T Corporation filed a Voluntary Petition in the Bankruptcy Court for the Eastern District of Virginia under Chapter 7 of the Bankruptcy Code. After reviewing Delta-T Corporation’s Voluntary Petition, the Company believes that Delta-T Corporation intends to liquidate and abandon its claims against the Company.

8.  FAIR VALUE MEASUREMENTS.

In accordance with FASB ASC 820, Fair Value Measurements and Disclosures, the Company, prior to the Effective Date, classified the Plant Owners’ interest rate caps and swaps into the following levels depending on the inputs used to determine their fair values. The fair value of the interest rate caps were designated as Level 2, based on quoted prices on similar assets or liabilities in active markets. The fair values of the interest rate swaps were designated as Level 3 and were based on a combination of observable inputs and material unobservable inputs.

For fair value measurements using significant unobservable inputs (Level 3), a description of the inputs and the information used to develop the inputs is required along with a reconciliation of Level 3 values from the prior reporting period. The Plant Owners had five pay-fixed and receive variable interest rate swaps in liability positions which were extinguished as part of the emergence from bankruptcy. The value of these swaps was materially affected by the Plant Owners’ credit. A pre-credit fair value of each swap was determined using conventional present value discounting based on the 3-year Euro dollar futures curves and the LIBOR swap curve beyond 3 years, resulting in a liability of approximately $4,070,000 at June 29, 2010. To reflect the Plant Owners’ current financial condition and Chapter 11 Filings, a recovery rate of 40% was applied to that value. Management elected the 40% recovery rate in the absence of any other company-specific information. As the recovery rate is a material unobservable input, these swaps were considered Level 3. It is the Company’s understanding that a 40% recovery rate reflects the standard market recovery rate provided by Bloomberg in probability of default calculations. The Company applied its interpretation of the 40% recovery rate to the swap liability, reducing the liability by 60% to approximately $1,628,000 to reflect the credit risk to counterparties. On June 29, 2010, the liability balance was removed from the Company’s consolidated financial statements as discussed in Note 3.

The carrying value of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and current portion of long-term notes payable are reasonable estimates of their fair value because of the short maturity of these items.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

9.  EARNINGS PER SHARE.

The following table computes basic and diluted earnings per share (in thousands, except per share data):

	Nine Months Ended September 30, 2010
	Income Numerator	Shares Denominator	Per-Share Amount
Net income	$85,539
Less: Preferred stock dividends	(2,346)
Basic income per share:
Income available to common stockholders	$83,193	69,630	$1.19
Add: Preferred stock dividends	2,346	8,062
Diluted income per share:
Income available to common stockholders	$85,539	77,692	$1.10

	Nine Months Ended September 30, 2009
	Income Numerator	Shares Denominator	Per-Share Amount
Net loss	$(63,323)
Less: Preferred stock dividends	(2,395)
Basic and diluted earnings per share:
Loss available to common stockholders	$(65,718)	56,998	$(1.15)

There were an aggregate of 8,832,000 and 7,038,000 potentially dilutive weighted-average shares from convertible securities outstanding as of September 30, 2010 and 2009, respectively. These convertible securities were not considered in calculating diluted net loss per share for the nine months ended September 30, 2009 as their effect would have been anti-dilutive. On October 6, 2010, the Company issued $35,000,000 of senior convertible notes and warrants to purchase an aggregate of 20,588,235 shares of the Company’s common stock. See “Note 12—Subsequent Events.”

10.  RELATED PARTY TRANSACTIONS.

The Company had accrued and unpaid dividends in respect of its Series B Cumulative Convertible Preferred Stock (“Series B Preferred Stock”) of $5,549,000 and $3,202,000 as of September 30, 2010 and December 31, 2009, respectively. In August 2010, 142,598 shares of the Company’s Series B Preferred Stock were converted into 560,003 shares of the Company’s common stock.

The Company had notes payable to Lyles in the aggregate principal amount of $12,500,000 and $31,500,000 and accrued and unpaid interest and fees in respect of these notes of $4,505,000 and $2,731,000 as of September 30, 2010 and December 31, 2009, respectively. On October 6, 2010, the Company paid in full all amounts owed under its notes payable to Lyles, consisting of $12,500,000 in principal and $4,537,000 in accrued interest and fees.

The Company had notes payable to its Chairman of the Board and its Chief Executive Officer totaling $2,000,000 and accrued and unpaid interest in respect of these notes of $240,000 and $120,000 as of September 30, 2010 and December 31, 2009, respectively. On October 29, 2010, the Company paid all accrued interest and $750,000 in principal under these notes. On November 5, 2010, the Company entered into amendments to these notes, extending the maturity date to March 31, 2012.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

11.  PLANT OWNERS’ CONDENSED COMBINED FINANCIAL STATEMENTS.

Since the consolidated financial statements of the Company include entities other than the Plant Owners, the following presents the condensed combined financial statements of the Plant Owners for the periods included in these condensed combined financial statements. The Company did not consolidate any of the Plant Owners’ results for the three months ended September 30, 2010. These condensed combined financial statements have been prepared, in all material respects, on the same basis as the consolidated financial statements of the Company. The condensed combined financial statements of the Plant Owners are as follows (unaudited, in thousands):

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

PACIFIC ETHANOL HOLDING CO. LLC AND SUBSIDIARIES
CONDENSED COMBINED STATEMENTS OF OPERATIONS

	Nine Months Ended September 30, 2010	May 17, 2009 to September 30, 2009

Net sales	$89,737	$26,984
Cost of goods sold	98,140	37,961
Gross loss	(8,403)	(10,977)
Selling, general and administrative expenses	1,829	1,520
Loss from operations	(10,232)	(12,497)
Other expense, net	(1,253)	(87)
Loss before reorganization costs and gain from bankruptcy exit	(11,485)	(12,584)
Reorganization costs	(4,153)	(9,863)
Gain from bankruptcy exit	119,408	—
Net income (loss)	$103,770	$(22,447)

PACIFIC ETHANOL HOLDING CO. LLC AND SUBSIDIARIES
CONDENSED COMBINED STATEMENT OF CASH FLOWS

	Nine Months Ended September 30, 2010	May 17, 2009 to September 30, 2009
Operating Activities:
Net cash used in operating activities	$(6,808)	$(9,269)
Investing Activities:
Net cash impact of bankruptcy exit	(1,301)	—
Additions to property and equipment	(310)	—
Net cash used in investing activities	(1,611)	—
Financing Activities:
Proceeds from borrowing	5,173	12,278
Net cash provided by financing activities	5,173	12,278
Net (decrease) increase in cash and cash equivalents	(3,246)	3,009
Cash and cash equivalents at beginning of period	3,246	52
Cash and cash equivalents at end of period	$—	$3,061

12.  SUBSEQUENT EVENTS.

Debt and Plant Ownership Transactions – On October 6, 2010, the Company entered into the following transactions which restructured its debt and plant ownership positions:

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Issuance of Senior Convertible Notes and Warrants – On September 27, 2010, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with seven accredited investors (the “Investors”). Under the terms of the Purchase Agreement, the Company agreed to sell $35,000,000 of senior convertible notes (the “Notes”) and warrants (the “Warrants”) to purchase an aggregate of 20,588,235 shares of the Company’s common stock to the Investors in a private offering (the “Financing Transaction”). The sale of the Notes and the Warrants to the Investors closed on October 6, 2010 (the “Closing”). In connection with the sale of the Notes and the Warrants, the Company entered into a registration rights agreement with the Investors on October 6, 2010. The Company paid Lazard Capital Markets LLC $2,450,000 plus out of pocket fees upon the Closing in consideration of placement agent services provided to the Company.

On October 26, 2010, the Company filed a registration statement on Form S-1 with the Securities and Exchange Commission to register for resale 99,120,272 shares of common stock issuable upon conversion of the Notes or otherwise under the terms of the Notes and/or upon exercise of the Warrants, which is based on 150% of (i) the maximum number of shares of common stock initially issuable upon conversion of the Notes, (ii) the maximum number of other shares of common stock issuable under the Notes (i.e., shares of common stock issuable as interest in lieu of cash payments) on October 25, 2010, and (iii) the maximum number of shares of common stock issuable upon exercise of Warrants on October 25, 2010, in each case, determined as if the outstanding Notes and Warrants were converted or exercised (as the case may be) in full, without regard to any limitation on conversion, issuance of common stock or exercise contained in the Notes and Warrants. For purposes of the calculation of the maximum number of shares of common stock initially issuable upon conversion of the Notes and the maximum number of other shares of common stock issuable under the Notes, the Company assumed a conversion price of $0.85, which represents the initial conversion price and the conversion price under the Notes on October 25, 2010.

Exercise of Call Option – On September 28, 2010, the Company exercised its option to purchase an aggregate of 12% of the equity of New PE Holdco from the owners of New PE Holdco for an aggregate purchase price of $14,400,000. On October 6, 2010, using proceeds from the Financing Transaction, the Company closed the purchase of 12% of the equity in New PE Holdco under the option.

Purchase of Units in New PE Holdco – On September 28, 2010, the Company entered into an Agreement for Purchase and Sale of Units (the “Units Purchase Agreement”) in New PE Holdco with Candlewood Special Situations Fund, L.P. (“Candlewood”) under which the Company agreed to purchase 8% of the equity of New PE Holdco from Candlewood for an aggregate purchase price of $8,800,000 in cash. On October 6, 2010, using proceeds from the Financing Transaction, the Company closed the purchase of 8% of the equity in New PE Holdco under the Units Purchase Agreement.

Sale of Front Range – On September 27, 2010, PECA entered into an agreement under which PECA agreed to sell its entire interest in Front Range for an aggregate cash consideration of $18,500,000. The Company closed this transaction on October 6, 2010.

Lyles Payoff – On October 6, 2010, the Company paid all amounts owed to Lyles United LLC and Lyles Mechanical Co., in the aggregate amount of $17,037,000, using proceeds received from the sale of its interest in Front Range.

Pro Forma Condensed Balance Sheet (unaudited) – The following unaudited condensed consolidated pro forma balance sheet presents the Company’s balance sheet as of September 30, 2010. The pro forma balance sheet gives effect to the above transactions, including the consolidation of the New PE Holdco, as if they occurred on September 30, 2010 (amounts in thousands).

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

ASSETS	Reported Amounts	Pro Forma Adjustments	Notes	Pro Forma Amounts
Cash and cash equivalents	$1,644	$16,952	(a)	$18,596
Accounts receivable, net	17,465	—		17,465
Inventories	4,619	5,385	(b)	10,004
Investment in Front Range, held for sale	18,500	(18,500)	(c)	—
Other current assets	6,735	3,665	(b)	10,400
Total current assets	48,963	7,502		56,465

Property and equipment, net	1,115	157,370	(b)	158,485
Other assets	5,393	1,196	(b)	6,589
Total Assets	$55,471	$166,068		$221,539

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable and accrued liabilities	$20,021	$(2,761)	(b)	$17,260
Other liabilities - related parties	8,256	(4,537)	(d)	3,719
Current portion of long-term debt	13,250	(12,500)	(d)	750
Total current liabilities	41,527	(19,798)		21,729

Senior convertible notes	—	35,000	(e)	35,000
New PE Holdco debt and working capital facility	—	63,756	(f)	63,756
Notes payable, net of current portion	8,399	—		8,399
Other liabilities	1,617	98	(b)	1,715
Total Liabilities	51,543	79,056		130,599

Stockholders’ Equity:
Pacific ethanol stockholders’ equity	3,928	—		3,928
Noncontrolling interest equity	—	87,012	(b)	87,012
Total Stockholders’ Equity	3,928	87,012		90,940
Total Liabilities and Stockholders’ Equity	$55,471	$166,068		$221,539

Notes to Unaudited Pro Forma Condensed Balance Sheet

(a)	Amounts represent cash sources and uses as follows (in thousands):

Cash proceeds from Notes and Warrants	$35,000
Cash proceeds from sale of interest in Front Range	18,500
Cash balances at New PE Holdco	3,789
Purchase of 20% in New PE Holdco	(23,300)
Payments in satisfaction of Lyles loans	(17,037)
Net adjustment	$16,952

(b)
Amounts represent the assets and liabilities of New PE Holdco at September 30, 2010. The Company has determined that New PE Holdco is a variable interest entity. In addition, because of its ownership interest in New PE Holdco, in relation to the other members’ position and involvement, as well as its asset management and marketing agreements with subsidiaries of New PE Holdco, the Company believes that it is the primary beneficiary and, accordingly, has consolidated the results of New PE Holdco in the balance sheet. The Company has made a preliminary allocation of the estimated purchase price of its 20% interest in New PE Holdco to the assets acquired and liabilities assumed based on estimates of their fair value. Final estimates of these items are dependent upon valuations and other analyses which could not be completed prior to the completion of the transactions described above.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

(c)	Removal of the Company’s investment in Front Range as a result of the sale.

(d)	Represents the payment in satisfaction of accrued interest and notes payable to Lyles United, LLC and Lyles Mechanical Co.

(e)
Represents the Notes issued as part of the transactions described above. Allocations regarding any Warrant and Note exercise or conversion feature liabilities are not included in these amounts. The valuation of the components could not be completed prior to the completion of the transactions described above.

(f)	Represents New PE Holdco’s reorganized debt consisting of $50.0 million in 3-year term debt and amounts outstanding under its $35.0 million working capital facility at September 30, 2010.

Extension of Kinergy Line of Credit – On October 27, 2010 and September 22, 2010, Kinergy and the Company, entered into Amendments to Kinergy’s working capital line of credit with Wells Fargo. Under the Amendments, the maturity date of the credit facility was extended by 60 days to December 31, 2010 to accommodate ongoing discussions between Kinergy and Wells Fargo regarding a renewal and upsizing of the credit facility. In addition, the maximum amount of the credit facility was increased to $15,000,000 from $10,000,000.

Payment on Notes Payable to Related Parties – On October 29, 2010, the Company paid all accrued interest and $750,000 in principal under its notes to its Chairman of the Board and its Chief Executive Officer. In addition, on November 5, 2010, the Company entered into amendments to those notes, extending their maturity date to March 31, 2012.

Stock Grants – In October 2010, the Company granted an aggregate amount of 3,135,000 shares of restricted stock under the Company’s 2006 Stock Incentive Plan to members of its Board of Directors, executive officers and a number of employees.

Series B Conversions – In October 2010, 338,770 shares of the Company’s Series B Preferred Stock were converted into 1,988,579 shares of the Company’s common stock. In November 2010, 204,430 shares of the Company’s Series B Preferred Stock were converted into 1,200,001 shares of the Company’s common stock.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Pacific Ethanol, Inc.

We have audited the accompanying consolidated balance sheets of Pacific Ethanol, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, comprehensive loss, stockholders' equity (deficit), and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pacific Ethanol, Inc. and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company does not currently have sufficient liquidity to meet its anticipated working capital, debt service and other liquidity needs in the very near term. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We were not engaged to examine management's assessment of the effectiveness of Pacific Ethanol, Inc.'s internal control over financial reporting as of December 31, 2009, included in the accompanying Management’s Report on Internal Control Over Financial Reporting and, accordingly, we do not express an opinion thereon.

HEIN & ASSOCIATES LLP

Irvine, California
March 31, 2010

PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except shares and par value)

	December 31,
ASSETS	2009	2008

Current Assets:
Cash and cash equivalents	$17,545	$11,466
Investments in marketable securities	101	7,780
Accounts receivable, net of allowance for doubtful accounts of $1,016 and $2,210, respectively	12,765	23,823
Restricted cash	205	2,520
Inventories	12,131	18,408
Prepaid expenses	1,507	2,279
Prepaid inventory	3,192	2,016
Other current assets	1,330	3,599
Total current assets	48,776	71,891
Property and equipment, net	243,733	530,037
Other Assets:
Intangible assets, net	5,156	5,630
Other assets	1,154	9,276
Total other assets	6,310	14,906
Total Assets	$298,819	$616,834

The accompanying notes are an integral part of these consolidated financial statements.

PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS (CONTINUED)
(in thousands, except shares and par value)

	December 31,
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	2009	2008
Current Liabilities:
Accounts payable – trade	$8,182	$14,034
Accrued liabilities	5,891	12,334
Accounts payable and accrued liabilities – construction-related	—	20,304
Other liabilities – related parties	7,224	608
Current portion – long-term notes payable (including $33,500 and $31,500 due to a related party, respectively)	77,365	291,925
Derivative instruments	971	7,504
Total current liabilities	99,633	346,709

Notes payable, net of current portion	12,739	14,432
Other liabilities	1,828	3,497
Liabilities subject to compromise	242,417	—
Total Liabilities	356,617	364,638

Commitments and contingencies (Notes 1, 5, 6 and 13)
Stockholders’ Equity (Deficit):
Preferred stock, $0.001 par value; 10,000,000 shares authorized:
Series A: 1,684,375 shares authorized; 0 shares issued and outstanding as of December 31, 2009 and 2008	—	—
Series B: 3,000,000 shares authorized; 2,346,152 shares issued and outstanding as of December 31, 2009 and 2008; liquidation preference of $48,952 as of December 31, 2009	2	2
Common stock, $0.001 par value; 100,000,000 shares authorized; 57,469,598 and 57,750,319 shares issued and outstanding as of December 31, 2009 and 2008, respectively	57	58
Additional paid-in capital	480,948	479,034
Accumulated deficit	(581,076)	(269,721)
Total Pacific Ethanol, Inc. Stockholders’ Equity (Deficit)	(100,069)	209,373
Noncontrolling interest in variable interest entity	42,271	42,823
Total stockholders’ equity (deficit)	(57,798)	252,196
Total Liabilities and Stockholders’ Equity (Deficit)	$298,819	$616,834

The accompanying notes are an integral part of these consolidated financial statements.

PACIFIC ETHANOL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Years Ended December 31,
	2009	2008
Net sales	$316,560	$703,926
Cost of goods sold	338,607	737,331
Gross loss	(22,047)	(33,405)
Selling, general and administrative expenses	21,458	31,796
Asset impairments	252,388	40,900
Goodwill impairments	—	87,047
Loss from operations	(295,893)	(193,148)
Gain from write-off of liabilities	14,232	—
Other expense, net	(15,437)	(6,068)
Loss before reorganization costs and provision for income taxes	(297,098)	(199,216)
Reorganization costs	11,607	—
Provision for income taxes	—	—
Net loss	(308,705)	(199,216)
Net loss attributed to noncontrolling interest in variable interest entity	552	52,669
Net loss attributed to Pacific Ethanol, Inc.	$(308,153)	$(146,547)
Preferred stock dividends	$(3,202)	$(4,104)
Deemed dividend on preferred stock	—	(761)
Loss available to common stockholders	$(311,355)	$(151,412)
Loss per share, basic and diluted	$(5.45)	$(3.02)
Weighted-average shares outstanding, basic and diluted	57,084	50,147

The accompanying notes are an integral part of these consolidated financial statements.

PACIFIC ETHANOL, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands)

	For the Years Ended December 31,
	2009	2008
Net loss	$(308,705)	$(199,216)
Other comprehensive income, net of tax:
Cash flow hedges:
Net change in the fair value of derivatives, net of tax	—	2,383
Comprehensive loss attributed to Pacific Ethanol, Inc.	$(308,705)	$(196,833)

The accompanying notes are an integral part of these consolidated financial statements.

PACIFIC ETHANOL, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2009 and 2008
(in thousands)

	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Non-controlling Interest in VIE	Total
Balances, January 1, 2008	5,316	$5	40,606	$41	$402,932	$(2,383)	$(118,309)	$96,082	$378,368
Issuance of preferred stock, net of offering costs of $156	2,346	2	—	—	45,641	—	—	—	45,643
Conversion of preferred stock to common stock	(5,316)	(5)	10,632	10	(5)	—	—	—	—
Issuance of common, net of offering costs of $62	—	—	6,000	6	26,642	—	—	—	26,648
Share-based compensation expense – restricted stock to employees and directors, net of cancellations	—	—	512	1	2,981	—	—	—	2,982
Fair value of warrant issued	—	—	—	—	82	—	—	—	82
Deemed dividend and preferred stock dividends declared	—	—	—	—	761	—	(4,865)	—	(4,104)
Distributions by VIE	—	—	—	—	—	—	—	(590)	(590)
Comprehensive income (loss)	—	—	—	—	—	2,383	(146,547)	(52,669)	(196,833)
Balances, December 31, 2008	2,346	$2	57,750	$58	$479,034	$—	$(269,721)	$42,823	$252,196

Share-based compensation expense – restricted stock to employees and directors, net of cancellations	—	—	(280)	(1)	1,914	—	—	—	1,913
Preferred stock dividends declared	—	—	—	—	—	—	(3,202)	—	(3,202)
Comprehensive income (loss)	—	—	—	—	—	—	(308,153)	(552)	(308,705)

The accompanying notes are an integral part of these consolidated financial statements.

PACIFIC ETHANOL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the Years Ended December 31,
	2009	2008
Operating Activities:
Net loss	$(308,705)	$(199,216)
Adjustments to reconcile net loss to cash used in operating activities:
Non-cash reorganization costs:
Write-off of unamortized deferred financing fees	7,545	—
Settlement of accrued liability	(2,008)	—
Gain from write-off of liabilities	(14,232)	—
Asset impairments	252,388	40,900
Goodwill impairments	—	87,047
Depreciation and amortization of intangibles	34,876	26,608
Inventory valuation	873	6,415
(Gain) loss on derivative instruments	(3,671)	1,138
Amortization of deferred financing costs	1,193	2,018
Non-cash compensation and consulting expense	1,924	3,015
Bad debt expense (recovery)	(955)	2,191
Changes in operating assets and liabilities:
Accounts receivable	12,015	2,020
Restricted cash	2,315	(1,740)
Inventories	5,404	(1,596)
Prepaid expenses and other assets	2,434	(4,126)
Prepaid inventory	(1,176)	1,022
Accounts payable and accrued expenses	(3,138)	(20,579)
Accounts payable and accrued expenses, related party	6,616	(292)
Net cash used in operating activities	$(6,302)	$(55,175)
Investing Activities:
Additions to property and equipment	$(4,304)	$(152,635)
Proceeds from sales of available-for-sale investments	7,679	11,573
Proceeds from sale of equipment	—	206
Net cash provided by (used in) investing activities	$3,375	$(140,856)
Financing Activities:
Proceeds from borrowings under DIP Financing	$19,827	$—
Proceeds from related party borrowings	2,000	—
Proceeds from other borrowings	—	157,322
Net proceeds from issuance of preferred stock and warrants	—	45,643
Net proceeds from issuance of common stock and warrants	—	26,649
Principal payments paid on borrowings	(12,821)	(20,787)
Cash paid for debt issuance costs	—	(1,818)
Preferred share dividend paid	—	(4,104)
Dividend payments to noncontrolling interests	—	(1,115)
Net cash provided by financing activities	$9,006	$201,790
Net increase in cash and cash equivalents	6,079	5,759
Cash and cash equivalents at beginning of period	11,466	5,707
Cash and cash equivalents at end of period	$17,545	$11,466

Supplemental Information:
Interest paid ($0 and $9,186 capitalized)	$3,349	$20,602
Non-cash financing and investing activities:
Preferred stock dividend declared	$3,202	$—
Deemed dividend on preferred stock	$—	$761
Accounts payable converted to short-term note payable	$—	$1,500
Capital lease obligations	$75	$810

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   ORGANIZATION, SIGNIFICANT ACCOUNTING POLICIES AND RECENT ACCOUNTING PRONOUNCEMENTS.

Organization and Business – The consolidated financial statements include the accounts of Pacific Ethanol, Inc., a Delaware corporation (“Pacific Ethanol”), and all of its wholly-owned subsidiaries, including Pacific Ethanol California, Inc., a California corporation (“PEI California”), Kinergy Marketing, LLC, an Oregon limited liability company (“Kinergy”), and the consolidated financial statements of Front Range Energy, LLC, a Colorado limited liability company (“Front Range”), a variable-interest entity of which Pacific Ethanol, Inc. owns 42% (collectively, the “Company”).

The Company produces and sells ethanol and its co-products, including wet distillers grain (“WDG”), and provides transportation, storage and delivery of ethanol through third-party service providers in the Western United States, primarily in California, Nevada, Arizona, Oregon, Colorado, Idaho and Washington. The Company sells ethanol to gasoline refining and distribution companies and WDG to dairy operators and animal feed distributors.

The Company’s four ethanol facilities, which produce ethanol and its co-products, are as follows:

Facility Name	Facility Location	Estimated Annual Production Capacity (gallons)	Current Operating Status

Magic Valley	Burley, ID	60,000,000	Operating
Columbia	Boardman, OR	40,000,000	Operating
Stockton	Stockton, CA	60,000,000	Idled
Madera	Madera, CA	40,000,000	Idled

In addition, the Company owns a 42% interest in Front Range, which owns a facility located in Windsor, Colorado, with annual production capacity of up to 50 million gallons.

On March 23, 2005, the Company completed a share exchange transaction with the shareholders of PEI California and the holders of the membership interests of Kinergy and ReEnergy, LLC, under which the Company acquired all of the issued and outstanding capital stock of PEI California and all of the outstanding membership interests of Kinergy and ReEnergy, LLC (the “Share Exchange Transaction”). Immediately prior to the consummation of the Share Exchange Transaction, the Company’s predecessor, Accessity Corp., a New York corporation (“Accessity”), reincorporated in the State of Delaware under the name “Pacific Ethanol, Inc.” through a merger of Accessity with and into its then-wholly-owned Delaware subsidiary named Pacific Ethanol, Inc., which was formed for the purpose of effecting the reincorporation (the “Reincorporation Merger”). In connection with the Reincorporation Merger, the shareholders of Accessity became stockholders of the Company and the Company succeeded to the rights, properties and assets and assumed the liabilities of Accessity.

FASB Codification – The Financial Accounting Standards Board (“FASB”) sets generally accepted accounting principles in the United States (“GAAP”) that the Company follows to ensure it has consistently reported its financial condition, results of operations and cash flows. Over the years, the FASB and other designated GAAP-setting bodies have issued standards in the form of FASB Statements, Interpretations, Staff Positions, Emerging Issues Task Force Consensuses and American Institute of Certified Public Accountants Statements of Position (“SOPs”), etc. Over the years, many of these standards have been interpreted and amended several times and in many forms.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The FASB recognized the complexity of its standard-setting process and embarked on a revised process which resulted in the FASB Accounting Standards Codification (“Codification” or “ASC”). To the Company, this means instead of following the guidance in SOP 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code (“SOP 90-7”) for its accounting and reporting of its restructuring under the protection of Chapter 11 of the U.S. Bankruptcy Code, it now follows the guidance in FASB ASC 852, Reorganizations. The Codification does not change how the Company accounts for its transactions or the nature of the related disclosures made. However, when referring to guidance issued by the FASB, the Company will now refer to sections in the ASC rather than original guidance.

Chapter 11 Filings – On May 17, 2009, five indirect wholly-owned subsidiaries of Pacific Ethanol, Inc., namely, Pacific Ethanol Holding Co. LLC, Pacific Ethanol Madera LLC, Pacific Ethanol Columbia, LLC, Pacific Ethanol Stockton, LLC and Pacific Ethanol Magic Valley, LLC (collectively, the “Bankrupt Debtors”) each commenced a case by filing voluntary petitions for relief under chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) in an effort to restructure their indebtedness (“Chapter 11 Filings”).

Neither Pacific Ethanol, as the parent company, nor any of its other direct or indirect subsidiaries, including Kinergy and Pacific Ag. Products, LLC (“PAP”), have filed petitions for relief under the Bankruptcy Code. The Bankrupt Debtors may not be able to confirm a plan of reorganization, and the Company may not be able to restructure its debt and raise sufficient capital in a timely manner, and therefore may need to seek further protection under the Bankruptcy Code, including at the parent company level. See “Liquidity” immediately below.

The Company continues to manage the Bankrupt Debtors under asset management agreements and Kinergy and PAP continue to market and sell their ethanol and feed production under existing marketing agreements. The Bankrupt Debtors continue to operate their businesses as “debtors-in-possession” under jurisdiction of the Bankruptcy Court and in accordance with applicable provisions of the Bankruptcy Code and order of the Bankruptcy Court.

Basis of Presentation and Liquidity – The consolidated financial statements and related notes have been prepared in accordance with GAAP and include the accounts of Pacific Ethanol, each of its wholly-owned subsidiaries and Front Range. All significant intercompany accounts and transactions have been eliminated in consolidation.

As a result of ethanol industry conditions that have negatively affected the Company’s business and ongoing financial difficulties, the Company believes it has sufficient liquidity to meet its anticipated working capital, debt service and other liquidity needs until either June 30, 2010, if the Company is unable to timely close a prospective $5.0 million credit facility, or through December 31, 2010, if the Company is able to timely close the credit facility and either pay or further defer a $1.5 million payable owed to a judgment creditor on June 30, 2010. These expectations concerning the Company’s available liquidity until June 30, 2010 or through December 31, 2010 presume that Lyles does not pursue any action against the Company due to the Company’s default on an aggregate of $21.5 million of remaining principal, plus accrued interest and fees, and that the Company maintains its current levels of borrowing availability under Kinergy’s line of credit. Accordingly, there continues to be substantial doubt as to the Company’s ability to continue as a going concern. The Company is seeking a confirmed plan of reorganization in connection with the Chapter 11 Filings and is seeking to raise additional debt or equity financing, or both, but there can be no assurance that the Company will be successful. If the Company cannot confirm a plan of reorganization in connection with the Chapter 11 Filings and raise sufficient capital in a timely manner, the Company may need to seek further protection under the Bankruptcy Code, including at the Parent company level.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The consolidated financial statements do not include any other adjustments that might result from the outcome of these uncertainties.

Cash and Cash Equivalents – The Company considers all highly-liquid investments with an original maturity of three months or less to be cash equivalents.

Investments in Marketable Securities – The Company’s short-term investments consists of amounts held in money market portfolio funds and United States Treasury Securities, which represents funds available for current operations. These short-term investments are classified as available-for-sale and are carried at their fair market value. These securities have stated maturities beyond three months but were priced and traded as short-term instruments. Available-for-sale securities are marked-to-market based on quoted market values of the securities, with the unrealized gains and losses, net of tax, reported as a component of accumulated other comprehensive income (loss). Realized gains and losses on sales of available-for-sale securities are computed based upon the initial cost adjusted for any other-than-temporary declines in fair value. The cost of investments sold is determined on the specific identification method.

Accounts Receivable and Allowance for Doubtful Accounts – Trade accounts receivable are presented at face value, net of the allowance for doubtful accounts. The Company sells ethanol to gasoline refining and distribution companies and WDG to dairy operators and animal feed distributors generally without requiring collateral. Due to a limited number of ethanol customers, the Company had significant concentrations of credit risk from sales of ethanol as of December 31, 2009 and 2008, as described below.

The Company maintains an allowance for doubtful accounts for balances that appear to have specific collection issues. The collection process is based on the age of the invoice and requires attempted contacts with the customer at specified intervals. If, after a specified number of days, the Company has been unsuccessful in its collection efforts, a bad debt allowance is recorded for the balance in question. Delinquent accounts receivable are charged against the allowance for doubtful accounts once uncollectibility has been determined. The factors considered in reaching this determination are the apparent financial condition of the customer and the Company’s success in contacting and negotiating with the customer. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of ability to make payments, additional allowances may be required.

The allowance for doubtful accounts was $1,016,000 and $2,210,000 as of December 31, 2009 and 2008, respectively. The Company recorded a bad debt recovery of $955,000 for the year ended December 31, 2009 and a bad debt expense of $2,191,000 for the year ended December 31, 2008. The Company does not have any off-balance sheet credit exposure related to its customers.

Concentrations of Credit Risk – Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. Concentrations of credit risk, whether on- or off-balance sheet, that arise from financial instruments exist for groups of customers or counterparties when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions described below. Financial instruments that subject the Company to credit risk consist of cash balances maintained in excess of federal depository insurance limits and accounts receivable, which have no collateral or security. The Company has not experienced any losses in these accounts and believes that it is not exposed to any significant risk of loss of cash.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company sells fuel-grade ethanol to gasoline refining and distribution companies. The Company had sales to customers representing 10% or more of total net sales as follows:

	Years Ended December 31,
	2009	2008
Customer A	19%	19%
Customer B	13%	13%

As of December 31, 2009, the Company had accounts receivable due from these customers totaling $2,536,000, representing 20% of total accounts receivable. As of December 31, 2008, the Company had accounts receivable due from these customers totaling $5,496,000, representing 23% of total accounts receivable.

The Company purchases fuel-grade ethanol and corn, its largest cost component in producing ethanol, from its suppliers. The Company had purchases from ethanol and corn suppliers representing 10% or more of total purchases by the Company in the purchase and production of ethanol as follows:

	Years Ended December 31,
	2009	2008
Supplier A	17%	5%
Supplier B	15%	27%
Supplier C	13%	0%
Supplier D	10%	22%

Restricted Cash – Current Asset – The restricted cash balances of $205,000 and $2,520,000 as of December 31, 2009 and 2008, respectively, were the balance of deposits held at the Company’s trade broker in connection with trading instruments entered into as part of the Company’s hedging strategy.

Inventories – Inventories consisted primarily of bulk ethanol, unleaded fuel and corn, and are valued at the lower-of-cost-or-market, with cost determined on a first-in, first-out basis. Inventory balances consisted of the following (in thousands):

	December 31,
	2009	2008
Raw materials	$5,957	$9,000
Work in progress	2,230	1,895
Finished goods	2,483	5,994
Other	1,461	1,519
Total	$12,131	$18,408

Property and Equipment – Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the following estimated useful lives:

Buildings	40 years
Facilities and plant equipment	10 – 25 years
Other equipment, vehicles and furniture	5 – 10 years
Water rights	99 years

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The cost of normal maintenance and repairs is charged to operations as incurred. Significant capital expenditures that increase the life of an asset are capitalized and depreciated over the estimated remaining useful life of the asset. The cost of fixed assets sold, or otherwise disposed of, and the related accumulated depreciation or amortization are removed from the accounts, and any resulting gains or losses are reflected in current operations.

Intangible Assets – The Company amortizes intangible assets with definite lives using the straight-line method over their established lives, generally 2-10 years. Additionally, the Company will test these assets with established lives for impairment if conditions exist that indicate that carrying values may not be recoverable. Possible conditions leading to the unrecoverability of these assets include changes in market conditions, changes in future economic conditions or changes in technological feasibility that impact the Company’s assessments of future operations. If the Company determines that an impairment charge is needed, the charge will be recorded in selling, general and administrative expenses in the consolidated statements of operations.

Deferred Financing Costs – Deferred financing costs, which are included in other assets, are costs incurred to obtain debt financing, including all related fees, and are amortized as interest expense over the term of the related financing using the straight-line method which approximates the interest rate method. To the extent these fees relate to facility construction, a portion is capitalized with the related interest expense into construction in progress until the time as the facility is placed into operation. However, in accordance with FASB ASC 852, upon the Chapter 11 Filings, the Bankrupt Debtors wrote off approximately $7,545,000 of their unamortized deferred financing fees related to their term loans and working capital lines of credit, which are reclassified as liabilities subject to compromise in the Company’s consolidated balance sheet as of December 31, 2009. Amortization of deferred financing costs was $1,193,000 and $2,018,000 for the years ended December 31, 2009 and 2008, respectively. Unamortized deferred financing costs was $1,035,000 at December 31, 2009.

Derivative Instruments and Hedging Activities – Derivative transactions, which can include forward contracts and futures positions on the New York Mercantile Exchange and the Chicago Board of Trade and interest rate caps and swaps are recorded on the balance sheet as assets and liabilities based on the derivative’s fair value. Changes in the fair value of the derivative contracts are recognized currently in income unless specific hedge accounting criteria are met. If derivatives meet those criteria, effective gains and losses are deferred in accumulated other comprehensive income (loss) and later recorded together with the hedged item in income. For derivatives designated as a cash flow hedge, the Company formally documents the hedge and assesses the effectiveness with associated transactions. The Company has designated and documented contracts for the physical delivery of commodity products to and from counterparties as normal purchases and normal sales.

Consolidation of Variable-Interest Entities – The Company has determined that Front Range meets the definition of a variable interest entity. The Company has also determined that it is the primary beneficiary and is therefore required to treat Front Range as a consolidated subsidiary for financial reporting purposes rather than use equity investment accounting treatment. As a result, the Company consolidates the financial results of Front Range, including its entire balance sheet with the balance of the noncontrolling interest displayed as a component of equity, and the income statement after intercompany eliminations with an adjustment for the noncontrolling interest as net income (loss) attributed to noncontrolling interest in variable interest entity. As long as the Company is deemed the primary beneficiary of Front Range, it must treat Front Range as a consolidated subsidiary for financial reporting purposes.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Revenue Recognition – The Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when there is persuasive evidence of an arrangement, delivery has occurred, the sales price is fixed or determinable, and collection is reasonably assured. The Company derives revenue primarily from sales of ethanol and related co-products. The Company recognizes revenue when title transfers to its customers, which is generally upon the delivery of these products to a customer’s designated location. These deliveries are made in accordance with sales commitments and related sales orders entered into with customers either verbally or in written form. The sales commitments and related sales orders provide quantities, pricing and conditions of sales. In this regard, the Company engages in three basic types of revenue generating transactions:

●	As a producer. Sales as a producer consist of sales of the Company’s inventory produced at its ethanol production facilities.

●
As a merchant. Sales as a merchant consist of sales to customers through purchases from third-party suppliers in which the Company may or may not obtain physical control of the ethanol or co-products, though ultimately titled to the Company, in which shipments are directed from the Company’s suppliers to its terminals or direct to its customers but for which the Company accepts the risk of loss in the transactions.

●
As an agent. Sales as an agent consist of sales to customers through purchases from third-party suppliers in which, depending upon the terms of the transactions, title to the product may technically pass to the Company, but the risks and rewards of inventory ownership remain with third-party suppliers as the Company receives a predetermined service fee under these transactions and therefore acts predominantly in an agency capacity.

The Company records revenues based upon the gross amounts billed to its customers in transactions where the Company acts as a producer or a merchant and obtains title to ethanol and its co-products and therefore owns the product and any related, unmitigated inventory risk for the ethanol, regardless of whether the Company actually obtains physical control of the product.

When the Company acts in an agency capacity, it recognizes revenue on a net basis or recognizes its predetermined agency fees and any associated freight only, based upon the amount of net revenues retained in excess of amounts paid to suppliers. Revenue from sales of third-party ethanol and co-products is recorded net of costs when the Company is acting as an agent between the customer and supplier and gross when the Company is a principal to the transaction. Several factors are considered to determine whether the Company is acting as an agent or principal, most notably whether the Company is the primary obligor to the customer and whether the Company has inventory risk and related risk of loss. Consideration is also given to whether the Company has latitude in establishing the sales price or has credit risk, or both.

Shipping and Handling Costs – Shipping and handling costs are classified as a component of cost of goods sold in the accompanying consolidated statements of operations.

Stock-Based Compensation – The Company accounts for the cost of employee services received in exchange for the award of equity instruments based on the fair value of the award on the date of grant. Fair value is determined as the closing market price of the Company’s common stock on the date of grant of the restricted stock. The expense is to be recognized over the period during which an employee is required to provide services in exchange for the award. The Company estimates forfeitures at the time of grant and revised, if necessary, in the second quarter of each year, if actual forfeitures differ from those estimates. Based on historical experience, the Company estimated future unvested option forfeitures at 3% as of December 31, 2009 and 2008. The Company recognizes stock-based compensation expense as a component of general and administrative expenses in the consolidated statements of operations.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Impairment of Long-Lived Assets – The Company assesses the impairment of long-lived assets, including property and equipment and purchased intangibles subject to amortization, when events or changes in circumstances indicate that the fair value of assets could be less than their net book value. In this event, the Company assesses long-lived assets for impairment by first determining the forecasted, undiscounted cash flows the asset (or asset group) is expected to generate plus the net proceeds expected from the sale of the asset (or asset group). If this amount is less than the carrying value of the asset (or asset group), the Company will then determine the fair value of the asset (or asset group). An impairment loss would be recognized when the fair value is less than the related asset’s net book value, and an impairment expense would be recorded in the amount of the difference. Forecasts of future cash flows are judgments based on the Company’s experience and knowledge of its operations and the industries in which it operates. These forecasts could be significantly affected by future changes in market conditions, the economic environment, including inflation, and purchasing decisions of the Company’s customers.

Income Taxes – Income taxes are accounted for under the asset and liability approach, where deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities, and are measured using enacted tax rates and laws that are expected to be in effect when the differences reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Should the Company incur interest and penalties relating to tax uncertainties, these amounts would be classified as a component of other expense and operating expense, respectively.

Loss Per Share – Basic loss per share is computed on the basis of the weighted-average number of shares of common stock outstanding during the period. Preferred dividends are deducted from net loss and are considered in the calculation of loss available to common stockholders in computing basic loss per share.

The following table computes basic and diluted net loss per share (in thousands, except per share data):

	Years Ended December 31,
	2009	2008
Numerator (basic and diluted):
Net loss	$(308,153)	$(146,547)
Preferred stock dividends	(3,202)	(4,104)
Deemed dividend on preferred stock	—	(761)
Loss available to common stockholders	$(311,355)	$(151,412)
Denominator:
Weighted-average common shares outstanding – basic and diluted	57,084	50,147
Loss per share – basic and diluted	$(5.45)	$(3.02)

The Company is in arrears on all of the accrued dividends on its preferred stock of $3,202,000, or $0.06 per common share. There were an aggregate of 7,038,000 and 10,930,000 of potentially dilutive shares from stock options, common stock warrants and convertible securities outstanding as of December 31, 2009 and 2008, respectively. These options, warrants and convertible securities were not considered in calculating diluted loss per common share for the years ended December 31, 2009 and 2008, as their effect would be anti-dilutive. As a result, for each of the years ended December 31, 2009 and 2008, the Company’s basic and diluted loss per share are the same. As discussed in Note 17, the Company intends to issue additional shares of its common stock in satisfaction a portion of its indebtedness.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Financial Instruments – The carrying value of cash and cash equivalents, marketable securities, accounts receivable, accounts payable and accrued expenses are reasonable estimates of their fair value because of the short maturity of these items. Except as noted below, the Company believes the carrying values of its notes payable and long-term debt approximate fair value because the interest rates on these instruments are variable.

The Company believes the carrying values and estimated fair values of its current portion of long-term notes payable are as follows at December 31, 2008 (in thousands):

Carrying Value	$291,925
Estimated Fair Value	$125,136

The Company estimated the fair value of its current portion of long-term notes payable associated with its Debt Financing, which at the time was in forbearance consistent with its related interest rate caps and swaps. As discussed in Note 14, the Company applied a 40% standard market recovery rate to its caps and swaps, and accordingly, applied the rate to its related debt carrying value.

Estimates and Assumptions – The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates are required as part of determining allowance for doubtful accounts, estimated lives of property and equipment and intangibles, goodwill and long-lived asset impairments, valuation allowances on deferred income taxes, and the potential outcome of future tax consequences of events recognized in the Company’s financial statements or tax returns. Actual results and outcomes may materially differ from management’s estimates and assumptions.

Reclassifications – Certain prior year amounts have been reclassified to conform to the current presentation. This reclassification had no effect on the net loss reported in the consolidated statements of operations.

Recently Issued Accounting Pronouncements – On June 12, 2009, the FASB amended its guidance to FASB ASC 810, Consolidations, surrounding a company’s analysis to determine whether any of its variable interest entities constitute controlling financial interests in a variable interest entity. This analysis identifies the primary beneficiary of a variable interest entity as the enterprise that has both of the following characteristics: (a) the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance, and (b) the obligation to absorb losses of the entity that could potentially be significant to the variable interest entity. Additionally, an enterprise is required to assess whether it has an implicit financial responsibility to ensure that a variable interest entity operates as designed when determining whether it has the power to direct the activities of the variable interest entity that most significantly impact the entity’s economic performance. The new guidance also requires ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity. The guidance is effective for the first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. The Company will adopt these provisions beginning on January 1, 2010. The Company is currently evaluating whether this guidance will have a material effect on its financial condition or results of operations.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On May 28, 2009, the FASB issued FASB ASC 855, Subsequent Events, which provides guidance on management’s assessment of subsequent events. Historically, management had relied on United States auditing literature for guidance on assessing and disclosing subsequent events. FASB ASC 855 represents the inclusion of guidance on subsequent events in the accounting literature and is directed specifically to management, since management is responsible for preparing an entity’s financial statements. The guidance clarifies that management must evaluate, as of each reporting period, events or transactions that occur after the balance sheet date through the date that the financial statements are issued. The guidance is effective prospectively for interim and annual financial periods ending after June 15, 2009. The Company adopted the provisions of FASB ASC 855 for its reporting period ending June 30, 2009 and its adoption did not have a material impact on the Company’s financial condition or results of operations.

On January 1, 2009, the Company adopted the provisions of FASB ASC 810, Consolidations, which amended existing guidance that changed the Company’s classification and reporting for its noncontrolling interests in its variable interest entity to a component of stockholders’ equity (deficit) and other changes to the format of its financial statements. Except for these changes in classification, the adoption of FASB ASC 810 did not have a material impact on the Company’s financial condition or results of operations.

On January 1, 2009, the Company adopted certain provisions of FASB ASC 815, Derivatives and Hedging, which changed the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under FASB ASC 815 and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. The adoption of these amended provisions resulted in enhanced disclosures and did not have any impact on the Company’s financial condition or results of operations. (See Note 7.)

On January 1, 2009, the Company adopted the provisions of FASB ASC 815, Derivatives and Hedging, which mandates a two-step process for evaluating whether an equity-linked financial instrument or embedded feature is indexed to the entity’s own stock. The adoption of these provisions did not have a material impact on the Company’s financial condition or results of operations.

On January 1, 2009, the Company adopted certain provisions of FASB ASC 805, Business Combinations, which amended certain of its previous provisions. These amendments provide additional guidance that the acquisition method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. The guidance requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. In addition, the guidance requires acquisition costs and restructuring costs that the acquirer expected but was not obligated to incur to be recognized separately from the business combination, therefore, expensed instead of part of the purchase price allocation. These amended provisions will be applied prospectively to business combinations for which the acquisition date is on or after January 1, 2009. The adoption of these provisions did not have a material impact on the Company’s financial condition or results of operations.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.    VARIABLE INTEREST ENTITY.

On October 17, 2006, the Company entered into a Membership Interest Purchase Agreement with Eagle Energy to acquire Eagle Energy’s 42% interest in Front Range. Front Range was formed on July 29, 2004 to construct and operate a 50 million gallon dry mill ethanol facility in Windsor, Colorado. Front Range began producing ethanol in June 2006.

The Company has determined that Front Range meets the definition of a variable interest. The Company has also determined that it is the primary beneficiary and is therefore required to treat Front Range as a consolidated subsidiary for financial reporting purposes rather than use equity investment accounting treatment. As a result, the Company consolidates the financial results of Front Range, including its entire balance sheet with the balance of the noncontrolling interest displayed as a component of equity, and its income statement after intercompany eliminations with an adjustment for the noncontrolling interest in net income. As long as the Company is deemed the primary beneficiary of Front Range, it must treat Front Range as a consolidated subsidiary for financial reporting purposes.

Prior to the Company’s acquisition of its ownership interest in Front Range, the Company, directly or through one of its subsidiaries, had entered into certain marketing and management agreements with Front Range.

The Company entered into a marketing agreement with Front Range on August 19, 2005 that provided the Company with the exclusive right to act as an agent to market and sell all of Front Range’s ethanol production. The marketing agreement was amended on August 9, 2006 to extend the Company’s relationship with Front Range to allow the Company to act as a merchant under the agreement. The marketing agreement was amended again on October 17, 2006 to provide for a term of six and a half years with provisions for annual automatic renewal thereafter.

The Company entered into a grain supply agreement with Front Range on August 20, 2005 (amended October 17, 2006) under which the Company was to negotiate on behalf of Front Range all grain purchase, procurement and transport contracts. The Company was to receive a $1.00 per ton fee related to this service. The grain supply agreement expired in May 2009.

The Company entered into a WDG marketing and services agreement with Front Range on August 19, 2005 (amended October 17, 2006) that provided the Company with the exclusive right to market and sell all of Front Range’s WDG production. The Company was to receive the greater of a 5% fee of the amount sold or $2.00 per ton. The WDG marketing and services agreement had a term of two and a half years with provisions for annual automatic renewal thereafter. In February 2009, the Company and Front Range terminated this agreement and entered into a new agreement with similar terms. The revised WDG marketing and services agreement expired in May 2009.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.    PROPERTY AND EQUIPMENT.

Property and equipment consisted of the following (in thousands):

	December 31,
	2009	2008
Facilities and plant equipment	$307,142	$549,829
Land	5,566	5,778
Other equipment, vehicles and furniture	4,749	4,787
Water rights – capital lease	1,613	1,613
Construction in progress	2,445	11,655
	321,515	573,662
Accumulated depreciation	(77,782)	(43,625)
	$243,733	$530,037

In 2008, the Company performed its impairment analysis for the asset group associated with its suspended plant construction project in the Imperial Valley near Calipatria, California (the “Imperial Project”). The asset group consisted of construction in progress of $43,751,000. In November 2008, the Company began proceedings to liquidate these assets and liabilities. After assessing the estimated undiscounted cash flows, the Company recorded an impairment charge of $40,900,000, thereby reducing its property and equipment by that amount for the year ended December 31, 2008. As developments occurred, the Company further impaired these assets by an additional $2,200,000 for the nine months ended September 30, 2009. In the fourth quarter of 2009, the assets were sold and the resulting cash proceeds and settlement of the remaining liabilities were deemed out of the Company’s control as they had been assigned to a trustee. As such, the Company wrote-off its remaining liabilities, resulting in a gain of $14,232,000, which was recorded in the Company’s statements of operations for the year ended December 31, 2009.

The Company, through its Bankrupt Debtors, maintains ethanol production facilities, with installed capacity of 200 million gallons per year. The carrying value of these facilities at December 31, 2009 was approximately $407,657,000. In accordance with the Company’s policy for evaluating impairment of long-lived assets in accordance with FASB ASC 360, Property, Plant and Equipment, management evaluated these facilities for possible impairment based on projected future cash flows from these facilities. As the Bankrupt Debtors are currently involved in the Chapter 11 Filings, and as it continues to negotiate its reorganization, there are different probable scenarios that may arise as the results of this negotiations. Therefore, the Company evaluated the various cash flow scenarios using a probability-weighted analysis. The analysis resulted in cash flows that were less than the carrying values of the facilities at December 31, 2009. Therefore, the Company determined the fair value of these facilities at approximately $160,000,000, which was $247,657,000 below their carrying values, resulting in a noncash impairment charge. The Company’s estimate of fair value was based on both market transactions over the past year, for similar assets, giving more weight to those transactions that have more recently closed, as well as valuations contemplated as the Company continues its negotiations with its lenders and other interested parties. Some of the sales in early 2009 were of facilities in bankruptcy and may not be representative of transactions outside of bankruptcy. The Company’s estimated fair values of its facilities are highly subjective and may change in the future as additional information is obtained.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In connection with the Company’s construction of its four ethanol production facilities, it recorded capitalized interest during their construction, which is included in property and equipment. At December 31, 2009 and 2008, capitalized interest of $16,270,000 was included in facilities and plant equipment, before impairments and $60,000 and $1,410,000, respectively, is included in construction in progress. Depreciation expense, including idle property discussed below, was $34,160,000 and $25,940,000 for the years ended December 31, 2009 and 2008, respectively. At December 31, 2009, two of the Company’s ethanol production facilities were idled due to adverse market conditions. The carrying values of these facilities totaled $80,000,000 at December 31, 2009. The Company continues to depreciate these assets which resulted in depreciation expense in the aggregate of $13,415,000 for the year ended December 31, 2009.

4.    INTANGIBLE ASSETS.

Intangible assets, including goodwill, consisted of the following (in thousands):

		December 31, 2009			December 31, 2008
	Useful Life (Years)	Gross	Accumulated Amortization/ Impairment	Net Book Value	Gross	Accumulated Amortization/ Impairment	Net Book Value

Non-Amortizing:
Goodwill recognized in business combinations		$88,168	$(88,168)	$—	$88,168	$(88,168)	$—
Tradename		2,678	—	2,678	2,678	—	2,678
Amortizing:
Customer relationships	10	4,741	(2,263)	2,478	4,741	(1,789)	2,952
Total goodwill and intangible assets		$95,587	$(90,431)	$5,156	$95,587	$(89,957)	$5,630

Goodwill – The Company’s recorded goodwill of $88,168,000 originated from the Share Exchange Transaction and the Company’s purchase of its interest in Front Range. In 2008, the Company adjusted its goodwill associated with its acquisition of its interest in Front Range resulting in a decrease of goodwill of $1,121,000. Additionally, the Company performed its annual review of impairment of goodwill and estimated the fair value of its single reporting unit to be below its carrying value. As a result, the Company recognized an impairment charge on its remaining goodwill of $87,047,000, reducing its goodwill balance to zero. The Company did not record any goodwill impairments for the year ended December 31, 2009.

Tradename – The Company recorded tradename of $2,678,000 as part of the Share Exchange Transaction. The Company determined that the tradename has an indefinite life and therefore, rather than being amortized, will be tested annually for impairment. The Company did not record any impairment on its tradename for the years ended December 31, 2009 and 2008.

Customer Relationships – The Company recorded customer relationships of $4,741,000 as part of the Share Exchange Transaction. The Company has established a useful life of ten years for these customer relationships.

Amortization expense associated with intangible assets totaled $474,000 and $693,000 for the years ended December 31, 2009 and 2008, respectively. The weighted-average unamortized life of the customer relationships is 5.2 years.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The expected amortization expense relating to amortizable intangible assets in each of the five years after December 31, 2009 are (in thousands):

Years Ended December 31,	Amount
2010	$474
2011	474
2012	474
2013	474
2014	474
Thereafter	108
Total	$2,478

5.    DERIVATIVES.

The business and activities of the Company expose it to a variety of market risks, including risks related to changes in commodity prices and interest rates. The Company monitors and manages these financial exposures as an integral part of its risk management program. This program recognizes the unpredictability of financial markets and seeks to reduce the potentially adverse effects that market volatility could have on operating results. The Company recognizes all of its derivative instruments in its statement of financial position as either assets or liabilities, depending on the rights or obligations under the contracts, unless the contracts qualify as a normal purchase or normal sale as further discussed below. The Company has designated and documented contracts for the physical delivery of commodity products to and from counterparties as normal purchases and normal sales. Derivative instruments are measured at fair value. Changes in the derivative’s fair value are recognized currently in income unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative’s effective gains and losses to be deferred in accumulated other comprehensive income (loss) and later recorded together with the gains and losses to offset related results on the hedged item in income. Companies must formally document, designate and assess the effectiveness of transactions that receive hedge accounting.

Commodity Risk – Cash Flow Hedges – The Company uses derivative instruments to protect cash flows from fluctuations caused by volatility in commodity prices for periods of up to twelve months in order to protect gross profit margins from potentially adverse effects of market and price volatility on ethanol sale and purchase commitments where the prices are set at a future date and/or if the contracts specify a floating or index-based price for ethanol. In addition, the Company hedges anticipated sales of ethanol to minimize its exposure to the potentially adverse effects of price volatility. These derivatives are designated and documented as cash flow hedges and effectiveness is evaluated by assessing the probability of the anticipated transactions and regressing commodity futures prices against the Company’s purchase and sales prices. Ineffectiveness, which is defined as the degree to which the derivative does not offset the underlying exposure, is recognized immediately in cost of goods sold.

For the year ended December 31, 2009, the Company recorded an effective loss of $17,000 and a loss from ineffectiveness in the amount of $85,000, both of which were recorded in cost of goods sold. For the year ended December 31, 2008, the Company recorded an effective gain of $566,000 and a loss from ineffectiveness in the amount of $991,000. There were no balances remaining on these derivatives as of December 31, 2009 and 2008.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Commodity Risk – Non-Designated Hedges – As part of the Company’s risk management strategy, it uses forward contracts on corn, crude oil and reformulated blendstock for oxygenate blending gasoline to lock in prices for certain amounts of corn, denaturant and ethanol, respectively. These derivatives are not designated for special hedge accounting treatment. The changes in fair value of these contracts are recorded on the balance sheet and recognized immediately in cost of goods sold. The Company recognized a loss of $249,000 and $2,395,000 as the change in the fair value of these contracts for the years ended December 31, 2009 and 2008, respectively. The notional balances remaining on these contracts as of December 31, 2009 and 2008 were $319,000 and $4,215,000, respectively.

Interest Rate Risk – As part of the Company’s interest rate risk management strategy, the Company uses derivative instruments to minimize significant unanticipated income fluctuations that may arise from rising variable interest rate costs associated with existing and anticipated borrowings. To meet these objectives the Company purchased interest rate caps and swaps. The rate for notional balances of interest rate caps ranging from $4,268,000 to $16,063,000 is 5.50%-6.00% per annum. The rate for notional balances of interest rate swaps ranging from $543,000 to $38,000,000 is 5.01%-8.16% per annum.

These derivatives are designated and documented as cash flow hedges and effectiveness is evaluated by assessing the probability of anticipated interest expense and regressing the historical value of the rates against the historical value in the existing and anticipated debt. Ineffectiveness, reflecting the degree to which the derivative does not offset the underlying exposure, is recognized immediately in other income (expense). For the year ended December 31, 2009, gains from effectiveness in the amount of $190,000 and gains from undesignated hedges in the amount of $2,529,000 were recorded in other income (expense). For the year ended December 31, 2008, gains from ineffectiveness in the amount of $4,999,000, gains from effectiveness in the amount of $75,000 and losses from undesignated hedges in the amount of $6,456,000 were recorded in other income (expense). These gains and losses resulted primarily from the Company’s efforts to restructure its debt financing, therefore making it not probable that the related borrowings would be paid as designated. Therefore, the Company de-designated certain of its interest rate caps and swaps.

The Company marked its derivative instruments to fair value at each period end, except for those derivative contracts that qualified for the normal purchase and sale exemption.

The classification and amounts of the Company’s derivatives not designated as hedging instruments are as follows (in thousands):

	As of December 31, 2009
	Assets		Liabilities
Type of Instrument	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value

			Derivative instruments	$971
Interest rate contracts	Other current assets	$21	Liabilities subject to compromise	2,875
		$21		$3,846

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The classification and amounts of the Company’s recognized gains (losses) for its derivatives not designated as hedging instruments are as follow (in thousands):

		Gain (Loss) Recognized
		For the Years Ended December 31,
Type of Instrument	Statements of Operations Location	2009	2008

Interest rate contracts	Other expense, net	$2,529	$(6,456)
		$2,529	$(6,456)

The gains for the year ended December 31, 2009 resulted primarily from the Company’s efforts to restructure its debt financing and, therefore, making it not probable that the related borrowings would be paid as designated. Therefore, the Company de-designated certain of its interest rate caps and swaps. The losses for the year ended December 31, 2008 resulted primarily from the Company’s deferral of constructing its Imperial Valley facility.

6.    DEBT.

Long-term borrowings are summarized in the table below (in thousands):

	December 31,
	2009	2008
Notes payable to related party	$31,500	$31,500
DIP Financing and rollup	39,654	—
Notes payable to related parties	2,000	—
Kinergy operating line of credit	2,452	10,482
Swap note	13,495	14,987
Variable rate note	—	582
Front Range operating line of credit	—	1,200
Water rights capital lease obligations	1,003	1,123
Term loans and working capital lines of credit	—	246,483
	90,104	306,357
Less short-term portion	(77,365)	(291,925)
Long-term debt	$12,739	$14,432

Notes Payable to Related Party – In November 2007, Pacific Ethanol Imperial, LLC (“PEI Imperial”), an indirect subsidiary of the Company, borrowed $15,000,000 from Lyles United, LLC (“Lyles United”) under a Secured Promissory Note containing customary terms and conditions. The loan accrued interest at a rate equal to the Prime Rate of interest as reported from time to time in The Wall Street Journal, plus 2.00%, computed on the basis of a 360-day year of twelve 30-day months. The loan was due 90-days after issuance or, if extended at the option of PEI Imperial, 365-days after the end of the 90-day period. This loan was extended by PEI Imperial to February 25, 2009. The Secured Promissory Note provided that if the loan was extended, the Company was to issue a warrant to purchase 100,000 shares of the Company’s common stock at an exercise price of $8.00 per share. The Company issued this warrant simultaneously with the closing of the sale of the Company’s Series B Preferred Stock on March 27, 2008. The warrant expired unexercised in September 2009.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In December 2007, PEI Imperial borrowed an additional $15,000,000 from Lyles United under a second Secured Promissory Note containing customary terms and conditions. The loan accrued interest at a rate equal to the Prime Rate of interest as reported from time to time in The Wall Street Journal, plus 4.00%, computed on the basis of a 360-day year of twelve 30-day months. The loan was due on March 31, 2008, but was extended at the option of PEI Imperial, to March 31, 2009. As a result of the extension, the interest rate increased by 2.00% to the rate indicated above.

In November 2008, PEI Imperial restructured its aggregate $30,000,000 loan from Lyles United by paying all accrued and unpaid interest thereon and assigning the aforementioned two Secured Promissory Notes to the Company. The Company issued an Amended and Restated Promissory Note in the principal amount of $30,000,000 and Lyles United cancelled the two Secured Promissory Notes. The Amended and Restated Promissory Note was due March 15, 2009 and accrues interest at the Prime Rate of interest as reported from time to time in The Wall Street Journal, plus 3.00%, computed on the basis of a 360-day year of twelve 30-day months. The Company and Lyles United jointly instructed Pacific Ethanol California, Inc. (“PEI California”) under an Irrevocable Joint Instruction Letter to remit directly to Lyles United any cash distributions received by PEI California on account of its ownership interests in PEI Imperial and Front Range until the time as the Amended and Restated Promissory Note is repaid in full. In addition, PEI California entered into a Limited Recourse Guaranty to the extent of the cash distributions in favor of Lyles United. Finally, PAP entered into an Unconditional Guaranty as to all of the Company’s obligations under the Amended and Restated Promissory Note and pledged all of its assets as security therefor under a Security Agreement.

In October 2008, upon completion of the Stockton facility, the Company converted final unpaid construction costs to an unsecured note payable. The note payable is between the Company and Lyles Mechanical Co. in the principal amount of $1,500,000 and was due with accrued interest on March 31, 2009. Interest accrues at the Prime Rate of interest as reported from time to time in the Wall Street Journal, plus 2.00%, computed on the basis of a 360-day year of twelve 30-day months.

In February 2009, the Company notified Lyles United and Lyles Mechanical Co. (collectively “Lyles”) that it would not be able to pay off its notes due March 15 and March 31, 2009 and as a result, entered into a forbearance agreement. Under the terms of the forbearance agreement, Lyles agreed to forbear from exercising their rights and remedies against the Company through April 30, 2009. These forbearances have not been extended.

The Company has announced agreements designed to satisfy this indebtedness. These agreements are between a third party and Lyles under which Lyles may transfer its claims in respect of the Company’s indebtedness in $5.0 million tranches, which claims the third party may then settle in exchange for shares of the Company’s common stock. Through the filing of this report, Lyles claims in respect of an aggregate of $10.0 million of Company indebtedness have been settled through this process. However, the Company may be unable to settle any further claims in respect of this indebtedness unless and until the Company receives stockholder approval of this arrangement as The NASDAQ Stock Market imposes on its listed companies certain limitations on the number of shares issuable in certain transactions.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DIP Financing – Certain of the Bankrupt Debtors’ existing lenders (the “DIP Lenders”) entered into a credit agreement for up to a total of $20,000,000 (“DIP Financing”), not including the DIP Rollup amount (as defined below). In October 2009, the DIP Financing amount was increased to a total of $25,000,000. The DIP Financing was initially approved by the Bankruptcy Court on June 3, 2009, and the Bankruptcy Court approved the October 2009 increase on October 23, 2009. The DIP Financing provides for a first priority lien in the Chapter 11 Filings. Proceeds of the DIP Financing will be used, among other things, to fund the working capital and general corporate needs of the Company and the costs of the Chapter 11 Filings in accordance with an approved budget. The DIP Financing currently matures on March 31, 2010, or sooner if certain covenants are not maintained. These covenants include various reporting requirements to the DIP Lenders, as well as confirmation of a plan of reorganization prior to the maturity date. The Company believes it is in compliance with the DIP Financing covenants. The DIP Financing allows the DIP Lenders a first priority lien on a dollar-for-dollar basis of their term loans and working capital lines of credit funded prior to the Chapter 11 Filings for each dollar of DIP Financing. As the Bankrupt Debtors draw down on their DIP Financing, an equivalent amount is reclassified from liabilities subject to compromise to DIP financing and rollup (“DIP Rollup”). As of December 31, 2009, the Bankrupt Debtors had received proceeds in the amount of $19,827,000 from the DIP Financing. After accounting for the DIP Rollup, the DIP Financing has a total balance of $39,654,000. The interest rate at December 31, 2009, was approximately 14% per annum.

Notes Payable to Related Parties – On March 31, 2009, the Company’s Chairman of the Board and its Chief Executive Officer provided funds totaling $2,000,000 for general cash and operating purposes, in exchange for two unsecured promissory notes payable by the Company. Interest on the unpaid principal amounts accrues at a rate per annum of 8.00%. All principal and accrued and unpaid interest on the promissory notes was due and payable in March 2010. The maturity date of these notes has been extended to January 5, 2011.

Kinergy Operating Line of Credit – Kinergy was originally a party to a $17,500,000 credit facility dated as of August 17, 2007 with Comerica Bank. Kinergy’s obligations to Comerica Bank were secured by substantially all of its assets, subject to certain customary exclusions and permitted liens, and were guaranteed by the Company. On May 12, 2008, Kinergy and Comerica entered into a forbearance agreement. The forbearance agreement identified certain existing defaults under the credit facility and provided that Comerica Bank would forbear for a period of time (the “Forbearance Period”) commencing on May 12, 2008 and ending on the earlier to occur of (i) August 15, 2008, and (ii) the date that any new default occurred under the Loan Documents, from exercising its rights and remedies under the Loan Documents and under applicable law.

On July 28, 2008, Kinergy entered into a new Loan and Security Agreement (the “Loan Agreement”) dated July 28, 2008 with Wachovia Capital Finance Corporation (Western) (“Agent”) and Wachovia Bank, National Association (“Wachovia”). Kinergy initially used the proceeds from the closing of this credit facility to repay all amounts outstanding under its credit facility with Comerica Bank and to pay certain closing fees.

The original terms of the Loan Agreement provided for a credit facility in an aggregate amount of up to $40,000,000 based on Kinergy’s eligible accounts receivable and inventory levels, subject to any reserves established by Agent. Kinergy could also obtain letters of credit under the credit facility, subject to a letter of credit sublimit of $10,000,000. The credit facility was subject to certain other sublimits, including as to inventory loan limits. The Loan Agreement also contained restrictions on distributions of funds from Kinergy to the Company. In addition, the Loan Agreement contained a single financial covenant requiring that Kinergy generate EBITDA in certain specified amounts during 2008 and 2009.

Kinergy paid customary closing fees, including a closing fee of 0.50% of the maximum credit, or $200,000, to Wachovia, and $150,000 in legal fees to legal counsel to Agent and Wachovia. On July 28, 2008, the Company entered into a Guarantee dated July 28, 2008 in favor of Agent for and on behalf of Wachovia. The Guarantee provides for the unconditional guarantee by the Company of, and the Company agreed to be liable for, the payment and performance when due of Kinergy’s obligations under the Loan Agreement.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In February 2009, Kinergy determined it had violated certain of its covenants, including its EBITDA covenant for 2008, and as a result, entered into an amendment and forbearance agreement (“Wachovia Forbearance”) with Agent and Wachovia. The Wachovia Forbearance identified certain defaults under the Loan Agreement, as to which Agent and Wachovia agreed to forebear from exercising their rights and remedies under the Loan Agreement commencing February 13, 2009 through April 30, 2009.

The Wachovia Forbearance reduced the aggregate amount of the credit facility from up to $40,000,000 to $10,000,000. The Wachovia Forbearance also increased the interest rates. Kinergy may borrow under the credit facility based upon (i) a rate equal to (a) the London Interbank Offered Rate (“LIBOR”), divided by 0.90 (subject to change based upon the reserve percentage in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System), plus (b) 4.50% depending on the amount of Kinergy’s EBITDA for a specified period, or (ii) a rate equal to (a) the greater of the prime rate published by Wachovia Bank from time to time, or the federal funds rate then in effect plus 0.50%, plus (b) 2.25% depending on the amount of Kinergy’s EBITDA for a specified period. In addition, Kinergy is required to pay an unused line fee at a rate equal to 0.375% as well as other customary fees and expenses associated with the credit facility and issuances of letters of credit. Kinergy’s obligations under the Loan Agreement are secured by a first-priority security interest in all of its assets in favor of Agent and Wachovia.

On May 17, 2009, Kinergy and the Company entered into an Amendment and Waiver Agreement (“Wachovia Amendment”) with Kinergy’s lender. Under the Wachovia Amendment, Kinergy’s monthly unused line fee increased from 0.375% to 0.500% of the amount by which the maximum credit under the Line of Credit exceeds the average daily principal balance. In addition, the Wachovia Amendment imposed a new $5,000 monthly servicing fee. The Wachovia Amendment also limited most payments that may be made by Kinergy to the Company as reimbursement for management and other services provided by the Company to Kinergy to $600,000 in any three month period and $2,400,000 in any twelve month period. The Amendment amends the definition of “Material Adverse Effect” to exclude the Chapter 11 Filings and certain other matters and clarifies that certain events of default do not extend to the Bankrupt Debtors. However, the Wachovia Amendment further made many events of default that previously were applicable only to Kinergy now applicable to the Company and its subsidiaries except for certain specified subsidiaries including the Bankrupt Debtors. Under the Wachovia Amendment, the term of the Line of Credit was reduced from three years to a term expiring on October 31, 2010. In addition, the Wachovia Amendment amended and restated Kinergy’s EBITDA covenants. The Wachovia Amendment also prohibited Kinergy from incurring any additional indebtedness (other than certain intercompany indebtedness) or making any capital expenditures in excess of $100,000 absent the lender’s prior consent. Further, under the Wachovia Amendment, the lender waived all existing defaults under the Line of Credit. Kinergy was required to pay an amendment fee of $200,000 to the lender.

The Wachovia Amendment also required that, on or before May 31, 2009, the lender shall have received copies of financing agreements, in form and substance reasonably satisfactory to the lender, among the Company and certain of its subsidiaries and Lyles United, which agreements shall provide, among other things, for (i) a credit facility available to the Company of up to $2,500,000 over a term of eighteen months (or this shorter term but in no event prior to the maturity date of the Loan Agreement), (ii) the grant by the Company to Lyles United of a security interest in substantially all of the Company’s assets, including a pledge by the Company to Lyles United of the equity interest of the Company in Kinergy, and (iii) the use by the Company of borrowings thereunder for general corporate and other purposes in accordance with the terms thereof. The Company did not obtain the aforementioned financing with Lyles United and Kinergy did not meet the required EBITDA amount for the month ended August 31, 2009, but did meet the required EBITDA amount for the month ended September 30, 2009. In November 2009, Kinergy obtained an amendment from its lender, which removed the aforementioned financing requirement, waived the August 31, 2009 covenant violation and revised the EBITDA calculations for the remainder of 2009. Consequently, the Company believes that Kinergy is in compliance with the credit facility.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Front Range Operating Line of Credit – Front Range has a line of credit of $3,500,000 with a commercial bank to support working capital, specifically inventories and accounts receivable. The line of credit expires June 14, 2010 and bears a floating interest rate equal to the greater of 5.00% or the 30-day LIBOR plus 3.25-4.00%, depending on Front Range’s debt-to-net worth ratio. The line of credit is secured by substantially all of the assets of Front Range.

Swap Note – The swap note is a term loan, with a floating interest rate, established on a quarterly basis, equal to the 90-day LIBOR plus 3.00%. Front Range has entered into a swap contract with the lender to provide a fixed rate of 8.16%. The loan matures in five years, but has required principal payments due based on a ten-year amortization schedule. Quarterly payments are approximately $678,000, including interest with final payment due November 10, 2011.

Variable Rate Note – The variable rate note was a term loan that carried a floating interest rate equal to the 90-day LIBOR plus 2.75-3.50%, depending on a debt-to-net worth ratio. The variable loan matured in five years and was amortized over ten years with a final payment due November 10, 2011. Quarterly payments of approximately $654,000 were applied in a cascading order, as follows: long-term revolving note interest, variable rate note interest, variable rate note principal and long-term revolving note principal. As of December 31, 2009, the variable rate note was paid in full.

Long-Term Revolving Note – The long-term revolving note is a revolving loan in the amount of $2,500,000 and carries a floating interest rate equal to the greater of 5.00% or the 30-day LIBOR, plus 3.25-4.00%, depending on a debt-to-net worth ratio. As of December 31, 2009, the interest rate was 5.00%. The revolving loan matures in five years, but is amortized over ten years with a final payment due August 10, 2011. Repayment terms are included above in the description of the variable rate note. As of December 31, 2009, there were no borrowings on the revolving note.

The three notes listed above represent permanent financing and are collateralized by a perfected, priority security interest in all of the assets of Front Range, including inventories and all rights, title and interest in all tangible and intangible assets of Front Range; a pledge of 100% of the ownership interest in Front Range; an assignment of all revenues produced by Front Range; a pledge and assignment of Front Range’s material contracts and documents, to the extent assignable; all contractual cash flows associated with these agreements; and any other collateral security as the lender may reasonably request.

These collateralizations restrict the assets and revenues as well as future financing strategies of Front Range, the Company’s variable interest entity, but do not apply to, nor have bearing upon any financing strategies that the Company may choose to undertake in the future.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The carrying values and classification of assets that are collateral for the obligations of Front Range at December 31, 2009 are as follows (in thousands):

Current assets	$17,046
Property and equipment	44,648
Other assets	261
Total collateralized assets	$61,955

Front Range is subject to certain loan covenants. Under these covenants, Front Range is required to maintain a certain fixed-charge coverage ratio, a minimum level of working capital and a minimum level of net worth. The covenants also set a maximum amount of additional debt that may be incurred by Front Range. The covenants also limit annual distributions that may be made to owners of Front Range, including the Company, based on Front Range’s leverage ratio. The Company believes that Front Range was in compliance with its covenants with its lender as of December 31, 2009.

Water Rights Capital Lease – The water rights capital lease obligation relates to a lease agreement with the Town of Windsor for augmentation water for use in Front Range’s production processes. The lease required an initial payment of $400,000, paid in 2006, and annual payments of $160,000 per year for the following ten years. The future payments were discounted using a 5.25% interest rate which was comparable to available borrowing rates at the time of execution of the agreement. The obligation has been recorded as a capital lease and included in long-term obligations and the related asset has been included in property and equipment.

Term Loans & Working Capital Lines of Credit – In connection with financing the Company’s construction of its four ethanol production facilities, in 2007, the Company entered into a debt financing transaction through its wholly-owned indirect subsidiaries. These subsidiaries are now the Bankrupt Debtors and these loans are discussed in more detail in Note 7.

Interest Expense on Borrowings – Interest expense on all borrowings discussed above, which excludes certain liabilities of the Bankrupt Debtors, was $15,253,000 and $12,271,000 for the years ended December 31, 2009 and 2008, respectively. These amounts were net of capitalized interest and deferred financing fees of $0 and $9,186,000 for the years ended December 31, 2009 and 2008, respectively, and included the Company’s construction costs of plant and equipment.

Contractual interest expense represents amounts due under the contractual terms of outstanding debt, including liabilities subject to compromise for which interest expense is not recognized in accordance with the provisions of FASB ASC 852. The Bankrupt Debtors did not record contractual interest expense on certain unsecured prepetition debt subject to compromise from the date of the Chapter 11 Filings. The Bankrupt Debtors are however, accruing interest on their DIP Financing and related Rollup Debt as these amounts are likely to be paid in full upon confirmation of a plan of reorganization. For the year ended December 31, 2009, the Bankrupt Debtors recorded interest expense of approximately $11,508,000. Had the Bankrupt Debtors accrued interest on all of their liabilities subject to compromise from May 17, 2009 through December 31, 2009, the Bankrupt Debtors’ interest expense for the year ended December 31, 2009 would have been approximately $28,993,000.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The amounts of long-term debt maturing, including current debt in forbearance, due in each of the next five years are included below (in thousands):

Years Ended December 31,	Amount
2010	$77,365
2011	12,038
2012	139
2013	130
2014	137
Thereafter	295
Total	$90,104

7.    LIABILITIES SUBJECT TO COMPROMISE.

Liabilities subject to compromise refers to prepetition obligations which may be impacted by the Chapter 11 Filings. These amounts represent the Company’s current estimate of known or potential prepetition obligations to be resolved in connection with the Chapter 11 Filings.

Differences between liabilities estimated and the claims filed, or to be filed, will be investigated and resolved in connection with the claims resolution process. The Company will continue to evaluate these liabilities during the Chapter 11 Filings and adjust amounts as necessary.

Liabilities subject to compromise are as follows (in thousands):

December 31, 2009
Term loans	$209,750
Working capital lines of credit	16,906
Accounts payable trade and accrued expenses	12,886
Derivative instruments – interest rate swaps	2,875
Total liabilities subject to compromise	$242,417

Term Loans & Working Capital Lines of Credit – In connection with financing the Company’s construction of its four ethanol production facilities, in 2007, the Company entered into a debt financing transaction (the “Debt Financing”) in the aggregate amount of up to $250,769,000 through its wholly-owned indirect subsidiaries. These subsidiaries are now the Bankrupt Debtors. The Debt Financing included four term loans and four working capital lines of credit. In addition, the subsidiaries utilized approximately $825,000 of the working capital and letter of credit facility to obtain a letter of credit, which was also outstanding at September 30, 2009 and December 31, 2008. The obligations under the Debt Financing are secured by a first-priority security interest in all of the equity interests in the subsidiaries and substantially all their assets. The Chapter 11 Filings constituted an event of default under the Debt Financing. Under the terms of the Debt Financing, upon the Chapter 11 Filings, the outstanding principal amount of, and accrued interest on, the amounts owed in respect of the Debt Financing became immediately due and payable.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As discussed above in Note 6, the DIP Lenders provided DIP Financing for up to a total of $25,000,000. The DIP Financing has been approved by the Bankruptcy Court and provides for a first-priority lien in the Chapter 11 Filings. The DIP Financing also allows the DIP Lenders a first-priority lien on a dollar-for-dollar basis of their term loans and working capital lines of credit funded prior to the Chapter 11 Filings for each dollar of DIP Financing. As the Bankrupt Debtors draw down on their DIP financing, an equivalent amount is reclassified from liabilities subject to compromise to DIP Financing.

8.    REORGANIZATION COSTS.

In accordance with FASB ASC 852, revenues, expenses, realized gains and losses, and provisions for losses that can be directly associated with the reorganization and restructuring of the business must be reported separately as reorganization items in the statements of operations. During the year ended December 31, 2009, the Bankrupt Debtors settled a prepetition accrued liability with a vendor, resulting in a realized gain. Professional fees directly related to the reorganization include fees associated with advisors to the Bankrupt Debtors, unsecured creditors, secured creditors and administrative costs in complying with reporting rules under the Bankruptcy Code. As discussed in Note 1, the Company wrote off a portion of its unamortized deferred financing fees on the debt which is considered to be unlikely to be repaid by the Bankrupt Debtors.

The Bankrupt Debtors’ reorganization costs for the year ended December 31, 2009 consists of the following (in thousands):

Write-off of unamortized deferred financing fees	$7,545
Settlement of accrued liability	(2,008)
Professional fees	5,198
DIP financing fees	750
Trustee fees	122
Total	$11,607

9.    INCOME TAXES.

The asset and liability method is used to account for income taxes. Under this method, deferred tax assets and liabilities are recognized for tax credits and for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that these assets will be realized.

The Company files a consolidated federal income tax return. This return includes all corporate companies 80% or more owned by the Company as well as the Company’s pro-rata share of taxable income from pass-through entities in which the Company holds an ownership interest. State tax returns are filed on a consolidated, combined or separate basis depending on the applicable laws relating to the Company and its subsidiaries.

The Company recorded no provision for income taxes for the years ended December 31, 2009 and 2008.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A reconciliation of the differences between the United States statutory federal income tax rate and the effective tax rate as provided in the consolidated statements of operations is as follows:

	Years Ended December 31,
	2009	2008
Statutory rate	(35.0)%	(35.0)%
State income taxes, net of federal benefit	(5.4)	(4.3)
Change in valuation allowance	40.2	37.6
Impairment of goodwill	0.0	1.1
Valuation allowance relating to equity items	0.0	0.7
Other	0.2	(0.1)
Effective rate	0.0%	0.0%

Deferred income taxes are provided using the asset and liability method to reflect temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities using presently enacted tax rates and laws. The components of deferred income taxes included in the consolidated balance sheets were as follows (in thousands):

	December 31,
	2009	2008
Deferred tax assets:
Net operating loss carryforward	$97,043	$61,474
Impairment of asset group	100,661	16,188
Investment in partnerships	4,365	8,852
Deferred financing costs	5,476	—
Derivative instruments mark-to-market	1,157	2,452
Stock-based compensation	3,309	2,494
Other accrued liabilities	161	124
Other	918	1,920
Total deferred tax assets	213,090	93,504

Deferred tax liabilities:
Fixed assets	(22,681)	(26,952)
Intangibles	(2,088)	(2,265)
Total deferred tax liabilities	(24,769)	(29,217)

Valuation allowance	(189,412)	(65,378)
Net deferred tax liabilities	$(1,091)	$(1,091)

Classified in balance sheet as:
Deferred income tax benefit (current assets)	$—	$—
Deferred income taxes (long-term liability)	(1,091)	(1,091)
	$(1,091)	$(1,091)

At December 31, 2009 and 2008, the Company had federal net operating loss carryforwards of approximately $255,968,000 and $151,426,000, and state net operating loss carryforwards of approximately $248,908,000 and $142,664,000, respectively. These net operating loss carryforwards expire at various dates beginning in 2013. The deferred tax asset for the Company’s net operating loss carryforwards at December 31, 2009 does not include $5,443,000 which relates to the tax benefits associated with warrants and non-statutory options exercised by employees, members of the board and others under the various incentive plans. These tax benefits will be recognized in stockholders’ equity (deficit) rather than in the statements of operations but not until the period that these amounts decrease taxes payable.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A portion of the Company’s net operating loss carryforwards will be subject to provisions of the tax law that limit the use of losses incurred by a company prior to becoming a member of a consolidated group as well as losses that existed at the time there is a change in control of an enterprise. The amount of the Company’s net operating loss carryforwards that would be subject to these limitations was approximately $76,928,000 at December 31, 2009.

In assessing whether the deferred tax assets are realizable, a more likely than not standard is applied. If it is determined that it is more likely than not that deferred tax assets will not be realized, a valuation allowance must be established against the deferred tax assets. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the associated temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

A valuation allowance has been established in the amount of $189,412,000 and $65,378,000 at December 31, 2009 and 2008, respectively, based on Company’s assessment of the future realizability of certain deferred tax assets. For the years ended December 31, 2009 and 2008, the Company recorded an increase in the valuation allowance of $124,034,000 and $54,924,000, respectively. The valuation allowance on deferred tax assets is related to future deductible temporary differences and net operating loss carryforwards (exclusive of net operating losses associated with items recorded directly to equity) for which the Company has concluded it is more likely than not that these items will not be realized in the ordinary course of operations.

At December 31, 2009, the Company had no increase or decrease in unrecognized income tax benefits for the year as a result of tax positions taken in a prior or current period. There was no accrued interest or penalties relating to tax uncertainties at December 31, 2009. Unrecognized tax benefits are not expected to increase or decrease within the next twelve months.

The Company is subject to income tax in the United States federal jurisdiction and various state jurisdictions and has identified its federal tax return and tax returns in state jurisdictions below as “major” tax filings. These jurisdictions, along with the years still open to audit under the applicable statutes of limitation, are as follows:

Jurisdiction	Tax Years

Federal	2006 – 2008
California	2005 – 2008
Colorado	2006 – 2008
Idaho	2006 – 2008
Nebraska	2006 – 2008
Oregon	2006 – 2008
Wisconsin	2006 – 2008

However, because the Company had net operating losses and credits carried forward in several of the jurisdictions, including the United States federal and California jurisdictions, certain items attributable to closed tax years are still subject to adjustment by applicable taxing authorities through an adjustment to tax attributes carried forward to open years.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.    PREFERRED STOCK.

The Company has authorized, but unissued 5,315,625 shares of an undesignated series preferred stock, which may be issued in the future on the authority of the Company’s Board of Directors.

As of December 31, 2009, the Company had issued the following series of preferred stock:

Series A Preferred Stock – On April 13, 2006, the Company issued to Cascade Investment, L.L.C. (“Cascade”), 5,250,000 shares of Series A Cumulative Redeemable Convertible Preferred Stock (“Series A Preferred Stock”) at a price of $16.00 per share, for an aggregate purchase price of $84,000,000. The Company used $4,000,000 of the proceeds for general working capital and the remaining $80,000,000 for the construction of its ethanol production facilities.

The Series A Preferred Stock ranks senior in liquidation and dividend preferences to the Company’s common stock. Holders of Series A Preferred Stock are entitled to quarterly cumulative dividends payable in arrears in cash in an amount equal to 5% per annum of the purchase price per share of the Series A Preferred Stock. Prior to March 27, 2008, and at the Company’s option, it could have made dividend payments in additional shares of Series A Preferred Stock based on the value of the purchase price per share of the Series A Preferred Stock.

The holders of the Series A Preferred Stock have conversion rights initially equivalent to two shares of common stock for each share of Series A Preferred Stock, subject to customary antidilution adjustments. Certain specified issuances will not result in antidilution adjustments. The shares of Series A Preferred Stock are also subject to forced conversion upon the occurrence of a transaction that would result in an internal rate of return to the holders of the Series A Preferred Stock of 25% or more. Accrued but unpaid dividends on the Series A Preferred Stock are to be paid in cash upon any conversion of the Series A Preferred Stock.

The holders of Series A Preferred Stock have a liquidation preference over the holders of the Company’s common stock equivalent to the purchase price per share of the Series A Preferred Stock plus any accrued and unpaid dividends on the Series A Preferred Stock. A liquidation will be deemed to occur upon the happening of customary events, including transfer of all or substantially all of the Company’s capital stock or assets or a merger, consolidation, share exchange, reorganization or other transaction or series of related transaction, unless holders of 66 2/3% of the Series A Preferred Stock vote affirmatively in favor of or otherwise consent to this transaction.

The Series A Preferred Stock’s redemption feature was likely a derivative instrument that required bifurcation from the host contract. However, because the underlying events that would cause the redemption feature to be exercisable (i.e., redemption events) are in the Company’s control and were not probable of occurrence in the foreseeable future, the Company believed that the fair value of the embedded derivative was de minimis at the date of issuance of the Series A Preferred Stock. As of December 31, 2007, the redemption events were no longer applicable, as the funds had been fully used for construction.

During 2008, Cascade converted all of its Series A Preferred Stock into shares of the Company’s common stock. In the aggregate, Cascade converted 5,315,625 shares of Series A Preferred Stock into 10,631,250 shares of the Company’s common stock. Accordingly, as of December 31, 2009 and 2008, no shares of Series A Preferred Stock were outstanding.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Series B Preferred Stock – On March 18, 2008, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Lyles United. The Purchase Agreement provided for the sale by the Company and the purchase by Lyles United of (i) 2,051,282 shares of the Company’s Series B Cumulative Convertible Preferred Stock (the “Series B Preferred Stock”), all of which are initially convertible into an aggregate of 6,153,846 shares of the Company’s common stock based on an initial three-for-one conversion ratio, and (ii) a warrant to purchase an aggregate of 3,076,923 shares of the Company’s common stock at an exercise price of $7.00 per share. On March 27, 2008, the Company consummated the purchase and sale of the Series B Preferred Stock. Upon issuance, the Company recorded $39,898,000, net of issuance costs, in stockholders’ equity (deficit). The warrant is exercisable at any time during the period commencing on the date that is six months and one day from the date of the warrant and ending ten years from the date of the warrant.

On May 20, 2008, the Company entered into a Securities Purchase Agreement (the “May Purchase Agreement”) with Neil M. Koehler, William L. Jones, Paul P. Koehler and Thomas D. Koehler (the “May Purchasers”). The May Purchase Agreement provided for the sale by the Company and the purchase by the May Purchasers of (i) an aggregate of 294,870 shares of the Company’s Series B Preferred Stock, all of which are initially convertible into an aggregate of 884,610 shares of the Company’s common stock based on an initial three-for-one conversion ratio, and (ii) warrants to purchase an aggregate of 442,305 shares of the Company’s common stock at an exercise price of $7.00 per share. On May 22, 2008, the Company consummated the purchase and sale under the May Purchase Agreement. Upon issuance, the Company recorded $5,745,000, net of issuance costs, in stockholders’ equity (deficit). The warrants are exercisable at any time during the period commencing on the date that is six months and one day from the date of the warrants and ending ten years from the date of the warrants.

The Series B Preferred Stock ranks senior in liquidation and dividend preferences to the Company’s common stock. Holders of Series B Preferred Stock are entitled to quarterly cumulative dividends payable in arrears in cash in an amount equal to 7.00% per annum of the purchase price per share of the Series B Preferred Stock; however, subject to the provisions of the Letter Agreement described below, these dividends may, at the option of the Company, be paid in additional shares of Series B Preferred Stock based initially on liquidation value of the Series B Preferred Stock. The holders of Series B Preferred Stock have a liquidation preference over the holders of the Company’s common stock initially equivalent to $19.50 per share of the Series B Preferred Stock plus any accrued and unpaid dividends on the Series B Preferred Stock. A liquidation will be deemed to occur upon the happening of customary events, including the transfer of all or substantially all of the capital stock or assets of the Company or a merger, consolidation, share exchange, reorganization or other transaction or series of related transaction, unless holders of 66 2/3% of the Series B Preferred Stock vote affirmatively in favor of or otherwise consent that the transaction shall not be treated as a liquidation. The Company believes that the liquidation events are within its control and therefore has classified the Series B Preferred Stock in stockholders’ equity (deficit).

The holders of the Series B Preferred Stock have conversion rights initially equivalent to three shares of common stock for each share of Series B Preferred Stock. The conversion ratio is subject to customary antidilution adjustments. In addition, antidilution adjustments are to occur in the event that the Company issues equity securities at a price equivalent to less than $6.50 per share, including derivative securities convertible into equity securities (on an as-converted or as-exercised basis). The shares of Series B Preferred Stock are also subject to forced conversion upon the occurrence of a transaction that would result in an internal rate of return to the holders of the Series B Preferred Stock of 25% or more. The forced conversion is to be based upon the conversion ratio as last adjusted. Accrued but unpaid dividends on the Series B Preferred Stock are to be paid in cash upon any conversion of the Series B Preferred Stock.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The holders of Series B Preferred Stock vote together as a single class with the holders of the Company’s common stock on all actions to be taken by the Company’s stockholders. Each share of Series B Preferred Stock entitles the holder to the number of votes equal to the number of shares of common stock into which each share of Series B Preferred Stock is convertible on all matters to be voted on by the stockholders of the Company. Notwithstanding the foregoing, the holders of Series B Preferred Stock are afforded numerous customary protective provisions with respect to certain actions that may only be approved by holders of a majority of the shares of Series B Preferred Stock. As long as 50% of the shares of Series B Preferred Stock remain outstanding, the holders of the Series B Preferred Stock are afforded preemptive rights with respect to certain securities offered by the Company.

In connection with the closing of the above mentioned sales of its Series B Preferred Stock, the Company entered into Letter Agreements with Lyles United and the May Purchasers under which the Company expressly waived its rights under the Certificate of Designations to make dividend payments in additional shares of Series B Preferred Stock in lieu of cash dividend payments without the prior written consent of Lyles United and the May Purchasers.

Registration Rights Agreement – In connection with the closing of the sale of its Series A and B Preferred Stock, the Company entered into Registration Rights Agreements with holders of the Preferred Stock. The Registration Rights Agreements are to be effective until the holders of the Preferred Stock, and their affiliates, as a group, own less than 10% for each of the series issued, including common stock into which the Preferred Stock has been converted (the “Termination Date”). The Registration Rights Agreements provide that holders of a majority of the Preferred Stock, including common stock into which the Preferred Stock has been converted, may demand and cause the Company, at any time after the first anniversary of the Closing, to register on their behalf the shares of common stock issued, issuable or that may be issuable upon conversion of the Preferred Stock and as payment of dividends thereon, and, in the case of the Series B Preferred Stock, upon exercise of the related warrants (collectively, the “Registrable Securities”). The Company is required to keep the registration statement effective until the time as all of the Registrable Securities are sold or until the holders may avail themselves of Rule 144 for sales of Registrable Securities without registration under the Securities Act of 1933, as amended. The holders are entitled to two demand registrations on Form S-1 and unlimited demand registrations on Form S-3; provided, however, that the Company is not obligated to effect more than one demand registration on Form S-3 in any calendar year. In addition to the demand registration rights afforded the holders under the Registration Rights Agreement, the holders are entitled to unlimited “piggyback” registration rights. These rights entitle the holders who so elect to be included in registration statements to be filed by the Company with respect to other registrations of equity securities. The Company is responsible for all costs of registration, plus reasonable fees of one legal counsel for the holders, which fees are not to exceed $25,000 per registration. The Registration Rights Agreements include customary representations and warranties on the part of both the Company and the holders and other customary terms and conditions.

Under its obligations described above, in connection with the Series A Preferred Stock, the Company filed a registration statement with the Commission, registering for resale shares of the common stock up to 10,500,000, which was declared effective in November 2007.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deemed Dividend on Preferred Stock – The Series B Preferred Stock issued to the May Purchasers is considered to have an embedded beneficial conversion feature because the conversion price (as adjusted for the value allocated to the warrants) was less than the fair value of the Company’s common stock at the issuance date. As a result, the Company recorded a deemed dividend on preferred stock of $761,000 for the year ended December 31, 2008. These non-cash dividends reflect the implied economic value to the preferred stockholder of being able to convert its shares into common stock at a price (as adjusted for the value allocated to any warrants) which was in excess of the fair value of the Preferred Stock at the time of issuance. The fair value allocated to the Preferred Stock together with the original conversion terms (as adjusted for the value allocated to any warrants) were used to calculate the value of the deemed dividend on the Preferred Stock on the date of issuance.

For the year ended December 31, 2008, the deemed dividend on the Series B Preferred Stock was calculated using the difference between the conversion price of the Series B Preferred Stock into shares of common stock, adjusted for the value allocated to the warrants, of $4.79 per share and the fair market value of the Company’s common stock of $5.65 on the date of issuance of the Series B Preferred Stock. These amounts have been charged to accumulated deficit with the offsetting credit to additional paid-in-capital. The Company has treated the deemed dividend on preferred stock as a reconciling item on the consolidated statements of operations to adjust its reported net loss, together with any preferred stock dividends recorded during the applicable period, to loss available to common stockholders in the consolidated statements of operations.

The Company recorded preferred stock dividends of $3,202,000 and $4,104,000 for the years ended December 31, 2009 and 2008, respectively.

11.    COMMON STOCK AND WARRANTS.

In March 2008, in connection with the Company’s issuance of the Series B Preferred Stock, as discussed in Note 10, the Company issued warrants to purchase an aggregate of 3,076,923 shares of common stock at an exercise price of $7.00 per share.

In March 2008, in connection with the Company’s extension of its related party note, as discussed in Note 6, it issued warrants to purchase 100,000 of common stock at an exercise price of $8.00 per share. These warrants expired unexercised in 2009.

In May 2008, in connection with the Company’s issuance of additional Series B Preferred Stock, as discussed in Note 10, the Company issued warrants to purchase an aggregate of 442,305 shares of common stock at an exercise price of $7.00 per share.

In May 2008, the Company entered into a Placement Agent Agreement with Lazard Capital Markets LLC (the “Placement Agent”), relating to the sale by the Company of an aggregate of 6,000,000 shares of common stock and warrants to purchase an aggregate of 3,000,000 shares of common stock at an exercise price of $7.10 per share of common stock for an aggregate purchase price of $28,500,000. The warrants are exercisable at any time during the period commencing on the date that is six months and one day from the date of the warrants and ending five years from the date of the warrants. On May 29, 2008, the Company consummated the offering. Upon issuance, the Company recorded $26,648,000, net of issuance costs, in stockholders’ equity (deficit).

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes warrant activity for the years ended December 31, 2009 and 2008 (number of shares in thousands):

	Number of Shares	Price per Share	Weighted Average Exercise Price
Balance at December 31, 2007	—		—
Warrants granted	6,619	$7.00 – $8.00	$7.06
Balance at December 31, 2008	6,619	$7.00 – $8.00	$7.06
Warrants expired	(100)	$8.00	$8.00
Balance at December 31, 2009	6,519	$7.00 – $7.10	$7.05

12.    STOCK-BASED COMPENSATION.

The Company has three equity incentive compensation plans: an Amended 1995 Incentive Stock Plan, a 2004 Stock Option Plan and a 2006 Stock Incentive Plan.

Amended 1995 Incentive Stock Plan – The Amended 1995 Incentive Stock Plan was carried over from Accessity as a result of the Share Exchange Transaction. The plan authorized the issuance of incentive stock options (“ISOs”) and non-qualified stock options (“NQOs”), to the Company’s employees, directors or consultants for the purchase of up to an aggregate of 1,200,000 shares of the Company’s common stock. On July 19, 2006, the Company terminated the Amended 1995 Incentive Stock Plan, except to the extent of issued and outstanding options then existing under the plan. The Company had 0 and 20,000 stock options outstanding under its Amended 1995 Incentive Stock Plan at December 31, 2009 and 2008, respectively.

2004 Stock Option Plan – The 2004 Stock Option Plan authorized the issuance of ISOs and NQOs to the Company’s officers, directors or key employees or to consultants that do business with the Company for up to an aggregate of 2,500,000 shares of common stock. On September 7, 2006, the Company terminated the 2004 Stock Option Plan, except to the extent of issued and outstanding options then existing under the plan. The Company had 80,000 and 110,000 stock options outstanding under its 2004 Stock Option Plan at December 31, 2009 and 2008, respectively.

A summary of the status of Company’s stock option plans as of December 31, 2009 and 2008 and of changes in options outstanding under the Company’s plans during those years are as follows (in thousands, except exercise prices):

	Years Ended December 31,
	2009		2008
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding at beginning of year	130	$7.37	225	$7.03
Terminated	(50)	5.95	(95)	6.55
Outstanding at end of year	80	8.26	130	7.37
Options exercisable at end of year	80	$8.26	130	$7.37

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock options outstanding as of December 31, 2009, were as follows (number of shares in thousands):

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

$8.25-$8.30	80	5.57	$8.26	80	$8.26

The options outstanding and exercisable at December 31, 2009 and 2008 had no intrinsic value.

2006 Stock Incentive Plan – The 2006 Stock Incentive Plan authorizes the issuance of options, restricted stock, restricted stock units, stock appreciation rights, direct stock issuances and other stock-based awards to the Company’s officers, directors or key employees or to consultants that do business with the Company for up to an aggregate of 2,000,000 shares of common stock.

The Company grants to certain employees and directors shares of restricted stock under its 2006 Stock Incentive Plan under restricted stock agreements. A summary of unvested restricted stock activity is as follows (shares in thousands):

	Number of Shares	Weighted Average Grant Date Fair Value
Unvested at December 31, 2007	508	$13.07
Issued	630	$3.65
Vested	(275)	$7.78
Canceled	(111)	$13.06
Unvested at December 31, 2008	752	$7.11
Vested	(214)	$8.03
Canceled	(256)	$5.23
Unvested at December 31, 2009	282	$8.09

Stock-based compensation expense related to employee and non-employee stock grants, options and warrants recognized in income were as follows (in thousands):

	Years Ended December 31,
	2009	2008
Employees	$1,660	$2,232
Non-employees	264	783
Total stock-based compensation expense	$1,924	$3,015

At December 31, 2009, the total compensation cost related to unvested awards which had not been recognized was $3,302,000 and the associated weighted-average period over which the compensation cost attributable to those unvested awards would be recognized was 1.5 years.

13.    COMMITMENTS AND CONTINGENCIES.

Commitments – The following is a description of significant commitments at December 31, 2009:

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Operating Leases – Future minimum lease payments required by non-cancelable operating leases in effect at December 31, 2009 are as follows (in thousands):

Years Ended December 31,	Amount
2010	$2,068
2011	1,816
2012	1,244
2013	1,176
2014	735
Total	$7,039

Total rent expense during the years ended December 31, 2009 and 2008 was $2,320,000 and $2,967,000, respectively. Included in the amounts above is approximately $1,013,000 as to which the Company has been notified that it is in violation of certain of its lease covenants, which the Company disputes. The Company continues to be current on its payments to the lessor.

Purchase Commitments – At December 31, 2009, the Company had purchase contracts with its suppliers to purchase certain quantities of ethanol and corn. These fixed- and indexed-price commitments will be delivered throughout 2010. Outstanding balances on fixed-price contracts for the purchases of materials are indicated below and volumes indicated in the indexed-price portion of the table are additional purchase commitments at publicly-indexed sales prices determined by market prices in effect on their respective transaction dates (in thousands):

Fixed-Price Contracts
Ethanol	$5,106
Corn	1,802
Total	$6,908

Indexed-Price Contracts (Volume)
Corn (bushels)	10,080

Sales Commitments – At December 31, 2009, the Company had entered into sales contracts with its major customers to sell certain quantities of ethanol, WDG and syrup. The volumes indicated in the indexed price contracts table will be sold at publicly-indexed sales prices determined by market prices in effect on their respective transaction dates (in thousands):

Fixed-Price Contracts
WDG	$5,688
Syrup	919
Ethanol	771
Total	$7,378

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Indexed-Price Contracts (Volume)
Ethanol (gallons)	67,542

The Company recorded in cost of goods sold estimated losses on its fixed-price purchase and sale commitments of approximately $4,687,000 for the year ended December 31, 2008. There were no estimated losses recorded for the year ended December 31, 2009.

Contingencies – The following is a description of significant contingencies at December 31, 2009:

Litigation – General – The Company is subject to legal proceedings, claims and litigation arising in the ordinary course of business. While the amounts claimed may be substantial, the ultimate liability cannot presently be determined because of considerable uncertainties that exist. Therefore, it is possible that the outcome of those legal proceedings, claims and litigation could adversely affect the Company’s quarterly or annual operating results or cash flows when resolved in a future period. However, based on facts currently available, management believes these matters will not adversely affect the Company’s financial position, results of operations or cash flows.

Litigation – Western Ethanol Company – On January 9, 2009, Western Ethanol Company, LLC (“Western Ethanol”) filed a complaint in the Superior Court of the State of California (the “Superior Court”) naming Kinergy as defendant. In the complaint, Western Ethanol alleges that Kinergy breached an alleged agreement to buy and accept delivery of a fixed amount of ethanol. On January 12, 2009, Western Ethanol filed an application for issuance of right to attach order and order for issuance of writ of attachment. On February 10, 2009, the Superior Court granted the right to attach order and order for issuance of writ of attachment against Kinergy in the amount of approximately $3,700,000. On February 11, 2009, Kinergy filed an answer to the complaint. On May 14, 2009, Kinergy entered into an Agreement with Western Ethanol under which Western Ethanol agreed to terminate all notices, writs of attachment issued to the Sheriff of any county other than Contra Costa County, and all notices of levy, liens, and similar claims or actions except as to a levy against a specified Kinergy receivable in the amount of $1,350,000. Kinergy agreed to have the $1,350,000 receivable paid over to the Contra Costa County Sheriff in compliance with and in satisfaction of the levy on the receivable to be held pending final outcome of the litigation. In September 2009, the Company entered into a confidential settlement agreement with Western Ethanol, under which the Company paid an amount less than $1,350,000 and received payment on the balance of the $1,350,000 receivable.

Litigation – Delta-T Corporation – On August 18, 2008, Delta-T Corporation filed suit in the United States District Court for the Eastern District of Virginia (the “First Virginia Federal Court case”), naming Pacific Ethanol, Inc. as a defendant, along with its subsidiaries Pacific Ethanol Stockton, LLC, Pacific Ethanol Imperial, LLC, Pacific Ethanol Columbia, LLC, Pacific Ethanol Magic Valley, LLC and Pacific Ethanol Madera, LLC. The suit alleged breaches of the parties’ Engineering, Procurement and Technology License Agreements, breaches of a subsequent term sheet and letter agreement and breaches of indemnity obligations. The complaint seeks specified contract damages of approximately $6.5 million, along with other unspecified damages. All of the defendants moved to dismiss the Virginia Federal Court case for lack of personal jurisdiction and on the ground that all disputes between the parties must be resolved through binding arbitration, and, in the alternative, moved to stay the Virginia Federal Court Case pending arbitration. In January 2009, these motions were granted by the Court, compelling the case to arbitration with the American Arbitration Association (“AAA”). By letter dated June 10, 2009, the AAA notified the parties to the arbitration that the matter was automatically stayed as a result of the Chapter 11 Filings.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On March 18, 2009, Delta-T Corporation filed a cross-complaint against Pacific Ethanol, Inc. and Pacific Ethanol Imperial, LLC in the Superior Court of the State of California in and for the County of Imperial. The cross-complaint arises out of a suit by OneSource Distributors, LLC against Delta-T Corporation. On March 31, 2009, Delta-T Corporation and Bateman Litwin N.V, a foreign corporation, filed a third-party complaint in the United States District Court for the District of Minnesota naming Pacific Ethanol, Inc. and Pacific Ethanol Imperial, LLC as defendants. The third-party complaint arises out of a suit by Campbell-Sevey, Inc. against Delta-T Corporation. On April 6, 2009, Delta-T Corporation filed a cross-complaint against Pacific Ethanol, Inc. and Pacific Ethanol Imperial, LLC in the Superior Court of the State of California in and for the County of Imperial. The cross-complaint arises out of a suit by GEA Westfalia Separator, Inc. against Delta-T Corporation. Each of these actions allegedly relate to the aforementioned Engineering, Procurement and Technology License Agreements and Delta-T Corporation’s performance of services thereunder. The third-party suit and the cross-complaints assert many of the factual allegations in the Virginia Federal Court case and seek unspecified damages.

On June 19, 2009, Delta-T Corporation filed suit in the United States District Court for the Eastern District of Virginia (the “Second Virginia Federal Court case”), naming Pacific Ethanol, Inc. as the sole defendant. The suit alleges breaches of the parties’ Engineering, Procurement and Technology License Agreements, breaches of a subsequent term sheet and letter agreement, and breaches of indemnity obligations. The complaint seeks specified contract damages of approximately $6.5 million, along with other unspecified damages.

In connection with the Chapter 11 Filings, the Bankrupt Debtors moved the United States Bankruptcy Court for the District of Delaware to enter a preliminary injunction in favor of the Bankrupt Debtors and Pacific Ethanol, Inc. staying and enjoining all of the aforementioned litigation and arbitration proceedings commenced by Delta-T Corporation. On August 6, 2009, the Delaware court ordered that the litigation and arbitration proceedings commenced by Delta-T Corporation be stayed and enjoined until September 21, 2009 or further order of the court, and that the Bankrupt Debtors, Pacific Ethanol, Inc. and Delta-T Corporation complete mediation by September 20, 2009 for purposes of settling all disputes between the parties. Following a mediation, the parties reached an agreement under which a stipulated order was entered in the bankruptcy court on September 21, 2009, providing for a complete mutual release and settlement of any and all claims between Delta-T Corporation and the Bankrupt Debtors, a complete reservation of rights as between Pacific Ethanol, Inc. and Delta-T Corporation, and a stay of all proceedings by Delta-T Corporation against Pacific Ethanol, Inc. until December 31, 2009. As a result of the complete mutual release and settlement, the Company recorded a gain of approximately $2,008,000 in reorganization costs for the year ended December 31, 2009.

On March 1, 2010, Delta-T Corporation resumed active litigation of the Second Virginia Federal Court case by filing a motion for entry of a default judgment. Also on March 1, 2010, Pacific Ethanol, Inc. filed a motion for extension of time for its first appearance in the Second Virginia Federal Court case and also filed a motion to dismiss Delta-T Corporation's complaint based on the mandatory arbitration clause in the parties' contracts, and alternatively to stay proceedings during the pendency of arbitration. These motions are scheduled for hearing on March 31, 2010. The Company intends to continue to vigorously defend against Delta-T Corporation’s claims.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Litigation – Barry Spiegel – State Court Action – On December 22, 2005, Barry J. Spiegel, a former shareholder and director of Accessity, filed a complaint in the Circuit Court of the 17th Judicial District in and for Broward County, Florida (Case No. 05018512) (the “State Court Action”) against Barry Siegel, Philip Kart, Kenneth Friedman and Bruce Udell (collectively, the “Individual Defendants”). Messrs. Udell and Friedman are former directors of Accessity and Pacific Ethanol. Mr. Kart is a former executive officer of Accessity and Pacific Ethanol. Mr. Siegel is a former director and former executive officer of Accessity and Pacific Ethanol.

The State Court Action relates to the Share Exchange Transaction and purports to state the following five counts against the Individual Defendants: (i) breach of fiduciary duty, (ii) violation of the Florida Deceptive and Unfair Trade Practices Act, (iii) conspiracy to defraud, (iv) fraud, and (v) violation of Florida’s Securities and Investor Protection Act. Mr. Spiegel based his claims on allegations that the actions of the Individual Defendants in approving the Share Exchange Transaction caused the value of his Accessity common stock to diminish and is seeking approximately $22.0 million in damages. On March 8, 2006, the Individual Defendants filed a motion to dismiss the State Court Action. Mr. Spiegel filed his response in opposition on May 30, 2006. The Court granted the motion to dismiss by Order dated December 1, 2006, on the grounds that, among other things, Mr. Spiegel failed to bring his claims as a derivative action.

On February 9, 2007, Mr. Spiegel filed an amended complaint which purports to state the following five counts: (i) breach of fiduciary duty, (ii) fraudulent inducement, (iii) violation of Florida’s Securities and Investor Protection Act, (iv) fraudulent concealment, and (v) breach of fiduciary duty of disclosure. The amended complaint included Pacific Ethanol as a defendant. On March 30, 2007, Pacific Ethanol filed a motion to dismiss the amended complaint. Before the Court could decide that motion, on June 4, 2007, Mr. Spiegel amended his complaint, which purports to state two counts: (a) breach of fiduciary duty and (b) fraudulent inducement. The first count is alleged against the Individual Defendants and the second count is alleged against the Individual Defendants and Pacific Ethanol. The amended complaint was, however, voluntarily dismissed on August 27, 2007, by Mr. Spiegel as to Pacific Ethanol.

Mr. Spiegel sought and obtained leave to file another amended complaint on June 25, 2009, which renewed his case against Pacific Ethanol, and named three additional individual defendants, and asserted the following three counts: (x) breach of fiduciary duty, (y) fraudulent inducement, and (z) aiding and abetting breach of fiduciary duty. The first two counts are alleged solely against the Individual Defendants. With respect to the third count, Mr. Spiegel has named PEI California, as well as William L. Jones, Neil M. Koehler and Ryan W. Turner. Messrs. Jones and Turner are directors of Pacific Ethanol. Mr. Turner is a former officer of Pacific Ethanol. Mr. Koehler is a director and officer of Pacific Ethanol. Pacific Ethanol and the Individual Defendants filed a motion to dismiss the count against them, and the court granted the motion. Plaintiff then filed another amended complaint, and Defendants once again moved to dismiss. The motion was heard on February 17, 2010, and the Court, on March 22, 2010, denied the motion requiring Pacific Ethanol and Messrs. Jones, Koehler and Turner to answer the Complaint and respond to certain discovery requests.

Litigation – Barry Spiegel – Federal Court Action – On December 28, 2006, Barry J. Spiegel, filed a complaint in the United States District Court, Southern District of Florida (Case No. 06-61848) (the “Federal Court Action”) against the Individual Defendants and the Company. The Federal Court Action relates to the Share Exchange Transaction and purports to state the following three counts: (i) violations of Section 14(a) of the Exchange Act and SEC Rule 14a-9 promulgated thereunder, (ii) violations of Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder, and (iii) violation of Section 20(A) of the Exchange Act. The first two counts are alleged against the Individual Defendants and the Company and the third count is alleged solely against the Individual Defendants. Mr. Spiegel bases his claims on, among other things, allegations that the actions of the Individual Defendants and the Company in connection with the Share Exchange Transaction resulted in a share exchange ratio that was unfair and resulted in the preparation of a proxy statement seeking shareholder approval of the Share Exchange Transaction that contained material misrepresentations and omissions. Mr. Spiegel is seeking in excess of $15.0 million in damages.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Mr. Spiegel amended the Federal Court Action on March 5, 2007, and the Company and the Individual Defendants filed a Motion to Dismiss the amended pleading on April 23, 2007. Plaintiff Spiegel sought to stay his own federal case, but the Motion was denied on July 17, 2007. The Court required Mr. Spiegel to respond to the Company’s Motion to Dismiss. On January 15, 2008, the Court rendered an Order dismissing the claims under Section 14(a) of the Exchange Act on the basis that they were time barred and that more facts were needed for the claims under Section 10(b) of the Exchange Act. The Court, however, stayed the entire case pending resolution of the State Court Action.

14.    FAIR VALUE MEASUREMENTS.

The fair value hierarchy prioritizes the inputs used in valuation techniques into three levels as follows:

•	Level 1 – Observable inputs – unadjusted quoted prices in active markets for identical assets and liabilities;

•	Level 2 – Observable inputs other than quoted prices included in Level 1 that are observable for the asset or liability through corroboration with market data; and

•	Level 3 – Unobservable inputs – includes amounts derived from valuation models where one or more significant inputs are unobservable.

The Company has classified its investments in marketable securities and derivative instruments into these levels depending on the inputs used to determine their fair values. The Company’s investments in marketable securities consist of money market funds which are based on quoted prices and are designated as Level 1. The Company’s derivative instruments consist of commodity positions and interest rate caps and swaps. The fair value of the commodity positions are based on quoted prices on the commodity exchanges and are designated as Level 1; the fair value of the interest rate caps and certain swaps are based on quoted prices on similar assets or liabilities in active markets and discounts to reflect potential credit risk to lenders and are designated as Level 2; and certain interest rate swaps are based on a combination of observable inputs and material unobservable inputs.

The following table summarizes fair value measurements by level at December 31, 2009 (in thousands):

	Level 1	Level 2	Level 3	Total
Assets:
Investments in marketable securities	$101	$—	$—	$101
Interest rate caps and swaps	—	21	—	21
Total Assets	$101	$21	$—	$122

Liabilities:
Interest rate caps and swaps	$—	$971	$2,875	$3,846
Total Liabilities	$—	$971	$2,875	$3,846

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For fair value measurements using significant unobservable inputs (Level 3), a description of the inputs and the information used to develop the inputs is required along with a reconciliation of Level 3 values from the prior reporting period. The Company has five pay-fixed and receive variable interest rate swaps in liability positions at December 31, 2009. The value of these swaps at December 31, 2009 was materially affected by the Company’s credit as the swaps are held by the Bankrupt Debtors. A pre-credit fair value of each swap was determined using conventional present value discounting based on the 3-year Euro dollar futures curves and the LIBOR swap curve beyond 3 years, resulting in a liability of approximately $7,189,000. To reflect the Company’s current financial condition and Chapter 11 Filings, a recovery rate of 40% was applied to that value. Management elected the 40% recovery rate in the absence of any other company-specific information. As the recovery rate is a material unobservable input, these swaps are considered Level 3. It is the Company’s understanding that 40% reflects the standard market recovery rate provided by Bloomberg in probability of default calculations. The Company applied their interpretation of the 40% recovery rate to the swap liability reducing the liability by 60% to approximately $2,875,000 to reflect the credit risk to counterparties. The changes in the Company’s fair value of its Level 3 inputs are as follows (in thousands):

Level 3
Beginning balance, September 30, 2009	$(3,561)
Adjustments to fair value for the period	686
Ending balance, December 31, 2009	$(2,875)

15.    RELATED PARTY TRANSACTIONS.

Related Customers – The Company sold corn and WDG to Tri J Land and Cattle (“Tri J”), an entity owned by a director of the Company. The Company is not under contract with Tri J, but currently sells corn on a spot basis as needed. Sales to Tri J totaled $1,300 for the year ended December 31, 2008. There were no sales to Tri J during the year ended December 31, 2009. Accounts receivable from Tri J totaled $0 and $1,300 at December 31, 2009 and 2008, respectively.

Related Vendors – The Company contracted for transportation services for its products sold from its Madera, Magic Valley and Stockton facilities with a transportation company. At the time these contracts were entered into, a senior officer of the transportation company was a member of the Company’s Board of Directors. The senior officer subsequently retired from the transportation company but remains a member of the Company’s Board of Directors. The Company purchased transportation services in the amount of $860,000 and $2,840,000 for the years ended December 31, 2009 and 2008, respectively. The Company had $1,171,000 and $608,000 of outstanding accounts payable to this vendor as of December 31, 2009 and 2008, respectively.

The Company entered into a consulting agreement with a relative of the Company’s Chairman of the Board for consulting services related to the Company’s restructuring efforts. Compensation payable under the agreement was $10,000 per month plus expenses. For the year ended December 31, 2009, the Company paid a total of $86,500. There were no payments for the year ended December 31, 2008. As of December 31, 2009, the Company had no outstanding accounts payable to this consultant. This agreement was terminated in February 2010 in connection with the consultant’s appointment to the Company’s Board of Directors.

Financing Activities – As discussed in Note 10, on March 27 and May 20, 2008, the Company issued shares of its Series B Preferred Stock to certain related parties. The Company had outstanding and unpaid preferred dividends of $3,202,000 and $0 as of December 31, 2009 and 2008, respectively, in respect of its Series B Preferred Stock.

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As discussed in Note 6, the Company had certain notes payable to Lyles United and Lyles Mechanical Co. in the aggregate principal amount of $31,500,000 as of December 31, 2009 and 2008 and accrued and unpaid interest of $2,731,000 and $243,000 as of December 31, 2009 and 2008, respectively.

Also as discussed in Note 6, the Company had certain notes payable to its Chairman of the Board and its Chief Executive Officer totaling $2,000,000 and accrued and unpaid interest of $120,000 as of December 31, 2009.

The Company sold $33,500 of its business energy tax credits to certain employees of the Company on the same terms and conditions as others to whom the Company sold credits during the year ended December 31, 2008.

16.    BANKRUPT DEBTORS’ CONDENSED COMBINED FINANCIAL STATEMENTS.

Since the consolidated financial statements of the Company include entities other than the Bankrupt Debtors, the following presents the condensed combined financial statements of the Bankrupt Debtors. Pacific Ethanol Holding Co. LLC is the direct parent company of the other Bankrupt Debtors. These condensed combined financial statements have been prepared, in all material respects, on the same basis as the consolidated financial statements of the Company. The condensed combined financial statements of the Bankrupt Debtors are as follows (unaudited, in thousands):

PACIFIC ETHANOL HOLDING CO. LLC AND SUBSIDIARIES
CONDENSED COMBINED BALANCE SHEET
As of December 31, 2009

ASSETS
Current Assets:
Cash and cash equivalents	$3,246
Accounts receivable trade	716
Accounts receivable related parties	2,371
Inventories	7,789
Prepaid expenses	1,131
Other current assets	1,029
Total current assets	16,282
Property and equipment, net	160,000
Other assets	858
Total Assets	$177,140

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

LIABILITIES AND MEMBER’S DEFICIT
Current Liabilities:
Accounts payable – trade	$2,219
Accrued liabilities	174
Other liabilities – related parties	36
DIP Financing and Rollup (Note 6)	39,654
Other current liabilities	1,504
Total current liabilities	43,587

Other liabilities	61
Liabilities subject to compromise	242,417
Total Liabilities	286,065
Member’s Deficit:
Member’s equity	257,487
Accumulated deficit	(366,412)
Total Member’s Deficit	(108,925)
Total Liabilities and Member’s Deficit	$177,140

PACIFIC ETHANOL HOLDING CO. LLC AND SUBSIDIARIES
CONDENSED COMBINED STATEMENT OF OPERATIONS
May 17, 2009 to December 31, 2009

Net sales	$50,448
Cost of goods sold	66,470
Gross loss	(16,022)
Selling, general and administrative expenses	2,420
Asset impairments	247,657
Loss from operations	(266,099)
Reorganization costs	11,607
Other expense, net	267
Net loss	$(277,973)

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PACIFIC ETHANOL HOLDING CO. LLC AND SUBSIDIARIES
CONDENSED COMBINED STATEMENT OF CASH FLOWS
May 17, 2009 to December 31, 2009

Operating Activities:
Net loss	$(277,973)
Adjustments to reconcile net loss to cash used in operating activities:
Non-cash reorganization costs:
Write-off of unamortized deferred financing fees	7,545
Settlement of accrued liability	(2,008)
Asset impairments	247,657
Depreciation and amortization	16,042
Gain on derivative instruments	(1,572)
Amortization of deferred financing fees	61
Changes in operating assets and liabilities:
Accounts receivable	(103)
Inventories	(5,016)
Prepaid expenses and other assets	(378)
Accounts payable and accrued expenses	1,893
Related party receivables and payables	(2,335)
Net cash used in operating activities	$(16,187)
Investing Activities:
Additions to property and equipment	$(446)
Net cash used in investing activities	$(446)
Financing Activities:
Proceeds from borrowings under DIP Financing	$19,827
Net cash provided by financing activities	$19,827
Net increase in cash and cash equivalents	3,194
Cash and cash equivalents at beginning of period	52
Cash and cash equivalents at end of period	$3,246

PACIFIC ETHANOL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17.           SUBSEQUENT EVENTS.

Lyles Debt Agreements – In March 2010, the Company announced agreements designed to satisfy the Lyles United indebtedness. These agreements are between a third party and Lyles under which Lyles may transfer its claims in respect of the Company’s indebtedness in $5.0 million tranches, which claims the third party may then settle in exchange for shares of the Company’s common stock.  See Note 6 for additional details of these agreements.

Plan of Reorganization – On March 26, 2010, the Bankrupt Debtors filed a joint plan of reorganization with the Bankruptcy Court, which was structured in cooperation with certain of the Bankrupt Debtors’ secured lenders. The proposed plan contemplates that ownership of the Bankrupt Debtors would be transferred to a new entity, which would be wholly owned by the Bankrupt Debtors’ secured lenders. Under the proposed plan, the Bankrupt Debtors’ existing prepetition and postpetition secured indebtedness of approximately $293.5 million would be restructured to consist of approximately $48.0 million in three-year term loans, $67.0 million in eight-year “PIK” term loans, and a new three-year revolving credit facility of up to $35.0 million to fund working capital requirements (the revolver is initially capped at $15.0 million but may be increased to up to $35.0 million if more than two of the Bankrupt Debtors’ ethanol production facilities cease operations).  The Company is in continuing discussions with the secured lenders regarding the Company’s possible participation in the reorganization contemplated by the proposed plan, including the potential acquisition by the Company of an ownership interest in the new entity that would own the Bankrupt Debtors. Under the proposed plan, the Company would continue to manage and operate the ethanol plants under the terms of an amended and restated asset management agreement and would continue to market all of the ethanol and WDG produced by the plants under the terms of amended and restated agreements with Kinergy and PAP.

PACIFIC ETHANOL, INC.

PROSPECTUS

                                   , 2010

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained in this prospectus and any accompanying supplement to this prospectus. You must not rely upon any information or representation not contained in this prospectus or any accompanying prospectus supplement. This prospectus and any accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this prospectus and any accompanying supplement to this prospectus is accurate as of the dates on their covers. When we deliver this prospectus or a supplement or make a sale pursuant to this prospectus or a supplement, we are not implying that the information is current as of the date of the delivery or sale.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.                      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth all expenses to be paid by us in connection with this offering.  All amounts shown are estimates except for the SEC registration fee.

SEC Registration	$1,842
FINRA Fees	—
Accounting Fees and Expenses	30,000
Legal Fees and Expenses	275,000
Blue Sky Fees and Expenses	—
Placement Agent Fees and Expenses	2,500,600
Printing Costs	—
Miscellaneous Expenses	5,000
Total	$2,812,442

ITEM 14.                      INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (“DGCL”) permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a pending or completed action, suit or proceeding if the officer or director acted in good faith and in a manner the officer or director reasonably believed to be in the best interests of the corporation.

Our certificate of incorporation provides that, except in some specified instances, our directors shall not be personally liable to us or our stockholders for monetary damages for breach of their fiduciary duty as directors, except liability for the following:

•	any breach of their duty of loyalty to Pacific Ethanol or our stockholders;
•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and
•	any transaction from which the director derived an improper personal benefit.

In addition, our certificate of incorporation and bylaws obligate us to indemnify our directors and officers against expenses and other amounts reasonably incurred in connection with any proceeding arising from the fact that such person is or was an agent of ours.  Our bylaws also authorize us to purchase and maintain insurance on behalf of any of our directors or officers against any liability asserted against that person in that capacity, whether or not we would have the power to indemnify that person under the provisions of the DGCL.  We have entered and expect to continue to enter into agreements to indemnify our directors and officers as determined by our Board.  These agreements provide for indemnification of related expenses including attorneys’ fees and settlement amounts incurred by any of these individuals in any action or proceeding.  We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.  We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty.  They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders.  Furthermore, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Insofar as the provisions of our certificate of incorporation or bylaws provide for indemnification of directors or officers for liabilities arising under the Securities Act, we have been informed that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Reference is made to the following documents filed as exhibits to this registration statement regarding relevant indemnification provisions described above and elsewhere in this registration statement.

Document	Exhibit Number
Certificate of Incorporation	3.1
Bylaws	3.2
Form of Indemnity Agreement between Pacific Ethanol, Inc. and each of its executive officers and directors	10.46
Form of Registration Rights Agreement, dated October 6, 2010, between Pacific Ethanol, Inc. and the selling security holders	4.5
Registration Rights Agreement, dated March 27, 2008, between Pacific Ethanol, Inc. and Lyles United, LLC	10.19

ITEM 15.                      RECENT SALES OF UNREGISTERED SECURITIES.

Issuance to Cascade Investment, L.L.C.

Effective December 31, 2007, we issued to Cascade Investment, L.L.C. (“Cascade”) an aggregate of 65,625 shares of our Series A Cumulative Redeemable Convertible Preferred Stock (“Series A Preferred Stock”) in satisfaction of the our dividend obligations in respect of Cascade’s outstanding shares of Series A Preferred Stock for the quarterly period ended December 31, 2007.  Our quarterly dividend obligation was payable in cash in the amount of $1,050,000 or, at our option, in shares of Series A Preferred Stock based on a price of $16.00 per share.  Each share of Series A Preferred Stock was initially convertible into two shares of our common stock.  The securities issued to Cascade were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

Issuances to Lyles United, LLC

On March 27, 2008, we issued to Lyles United, LLC (i) 2,051,282 shares of our Series B Cumulative Convertible Preferred Stock (“Series B Preferred Stock”), all of which are initially convertible into an aggregate of 6,153,846 shares of our common stock based on an initial three-for-one conversion ratio, and (ii) a warrant to purchase an aggregate of 3,076,923 shares of our common stock at an exercise price of $7.00 per share, for an aggregate purchase price of $40,000,000. The warrant is exercisable at any time during the period commencing on the date that is six months and one day from the date of the warrant and ending ten years from the date of the warrant.

On February 20, 2008, in accordance with the terms of a $15,000,000 loan from Lyles United, LLC, we extended the maturity date of the related note payable, and as a result we were required to issue to Lyles United, LLC a warrant to purchase an aggregate of 100,000 shares of our common stock at an exercise price of $8.00 per share.  The warrant was issued on March 27, 2008 and is exercisable immediately and expired 18 months from its issuance date.

The securities issued to Lyles United, LLC in the transactions described above were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

Issuances to Certain Individuals

On May 22, 2008, we issued to Neil M. Koehler, Bill Jones, Paul P. Koehler and Thomas D. Koehler (i) an aggregate of 294,870 shares of our Series B Preferred Stock, all of which were initially convertible into an aggregate of 884,610 shares of our common stock based on an initial three-for-one conversion ratio, and (ii) warrants to purchase an aggregate of 442,305 shares of our common stock at an exercise price of $7.00 per share, for an aggregate purchase price of $5,750,000.

The securities issued to Neil M. Koehler, Bill Jones, Paul P. Koehler and Thomas D. Koehler in the transactions described above were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

Issuances to Socius CG II, Ltd.

Between March 5, 2010 and July 21, 2010, pursuant to certain Orders Approving Stipulation for Settlement of Claim (the “Orders”) entered by the Superior Court of the State of California for the County of Los Angeles (the “Court”), we issued an aggregate of 24,088,218 shares of our common stock to Socius GC II, Ltd.’s (“Socius”) in consideration of the full and final settlement of an aggregate of $19,000,000 in claims against us held by Socius (the “Claims”) and legal fees and expenses incurred by Socius.  Socius purchased the Claims from Lyles United, LLC, a prior creditor of ours.  The Claims consisted of the right to receive an aggregate of $19,000,000 of principal amount of and under a loan made by Lyles United LLC to us pursuant to the terms of an Amended and Restated Promissory Note dated November 7, 2008 in the original principal amount of $30,000,000.

The offer and sale of the securities described above were effected in reliance on Section 3(a)(10) of the Securities Act.

Financing Transaction

On October 6, 2010, we consummated a private placement of $35,000,000 in aggregate principal amount of senior convertible notes (“Notes”) and warrants to purchase an aggregate of 20,588,235 shares of our common stock at an initial exercise price of $0.85 per share (“Warrants”) in a private placement to seven accredited investors pursuant to a Securities Purchase Agreement, dated as of September 27, 2010 (the “Financing”).  In connection with the Financing, we paid placement agent fees of $2,450,000 to Lazard Capital Markets LLC, our placement agent.

The offer and sale of the securities described above were effected in reliance on Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

ITEM 16.                      EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)         Exhibits.
INDEX TO EXHIBITS

Exhibit Number	Description (##)
2.1	Debtors’ Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code as filed with the United States Bankruptcy Court for the District of Delaware on April 16, 2010 (27)
2.2	Call Option Agreement, dated June 29, 2010, among New PE Holdco LLC, Pacific Ethanol, Inc., and certain members of New PE Holdco LLC (30)
2.3	Agreement for Purchase and Sale of Units in New PE Holdco, dated September 28, 2010, between Pacific Ethanol, Inc. and CS Candlewood Special Situations Fund, L.P. (34)
2.4	Membership Interest Purchase Agreement, dated September 27, 2010, between Pacific Ethanol, Inc. and Daniel A. Sanders (34)
2.5
Exhibit A to the Membership Interest Purchase Agreement, dated September 27, 2010, between Pacific Ethanol, Inc. and Daniel A. Sanders incorporated by reference as Exhibit 2.4 to this Registration Statement (35)

3.1	Certificate of Incorporation of Pacific Ethanol, Inc. (1)
3.2	Certificate of Designations, Powers, Preferences and Rights of the Series A Cumulative Redeemable Convertible Preferred Stock (5)
3.3	Certificate of Designations, Powers, Preferences and Rights of the Series B Cumulative Convertible Preferred Stock (12)
3.4	Bylaws of Pacific Ethanol, Inc. (1)
3.5	Certificate of Amendment to Certificate of Incorporation (29)
4.1	Securities Purchase Agreement, dated September 27, 2010, between Pacific Ethanol, Inc. and certain investors (34)
4.2
Disclosure Schedules to Securities Purchase Agreement, dated September 27, 2010, between Pacific Ethanol, Inc. and certain investors incorporated by reference as Exhibit 4.1 to this Registration Statement (35)

4.3	Form of Senior Convertible Notes issued on October 6, 2010 (34)
4.4	Form of Warrants issued on October 6, 2010 (34)
4.5	Form of Registration Rights Agreement, dated October 6, 2010, between Pacific Ethanol, Inc. and certain investors (34)
5.1	Opinion of Rutan & Tucker, LLP (*)
10.01
Form of Confidentiality, Non-Competition and Non-Solicitation Agreement, dated March 23, 2005, between Pacific Ethanol, Inc. and each of Neil M. Koehler, Tom Koehler, William L. Jones, Andrea Jones and Ryan W. Turner (1)

10.02	Pacific Ethanol Inc. 2004 Stock Option Plan (#)(2)
10.03	Amended 1995 Stock Option Plan (#)(3)
10.04	First Amendment to Pacific Ethanol, Inc. 2004 Stock Option Plan (#)(4)
10.05	Pacific Ethanol, Inc. 2006 Stock Incentive Plan (#)(6)
10.06	Engineering, Procurement and Technology License Agreement, dated September 6, 2006, between Delta-T Corporation and PEI Columbia, LLC (**)(7)
10.07	Engineering, Procurement and Technology License Agreement (Plant No. 3), dated September 6, 2006, between Delta-T Corporation and Pacific Ethanol, Inc. (**)(7)
10.08	Engineering, Procurement and Technology License Agreement (Plant No. 4), dated September 6, 2006, between Delta-T Corporation and Pacific Ethanol, Inc. (**)(7)
10.09	Engineering, Procurement and Technology License Agreement (Plant No. 5), dated September 6, 2006, between Delta-T Corporation and Pacific Ethanol, Inc. (**)(7)

10.10	Form of Employee Restricted Stock Agreement (#)(8)
10.11	Form of Non-Employee Director Restricted Stock Agreement (#)(8)
10.12	Second Amended and Restated Operating Agreement of Front Range Energy, LLC among the members identified therein (as amended by Amendment No. 1 described below) (9)
10.13	Amendment No. 1, dated October 17, 2006, of the Second Amended and Restated Operating Agreement of Front Range Energy, LLC to Add a Substitute Member and for Certain Other Purposes (9)
10.14	Amendment to Amended and Restated Ethanol Purchase and Sale Agreement, dated October 17, 2006, between Kinergy Marketing, LLC and Front Range Energy, LLC (9)
10.15	Sponsor Support Agreement, dated February 27, 2007, among Pacific Ethanol, Inc., Pacific Ethanol Holding Co. LLC and WestLB AG, New York Branch, as administrative agent (10)
10.16	Amended and Restated Executive Employment Agreement, dated December 11, 2007, between Pacific Ethanol, Inc. and Neil M. Koehler (#) (11)
10.17	Amended and Restated Executive Employment Agreement, dated December 11, 2007, between Pacific Ethanol, Inc. and Christopher W. Wright (#) (11)
10.18	Warrant dated March 27, 2008 issued by Pacific Ethanol, Inc. to Lyles United, LLC (12)
10.19	Registration Rights Agreement, dated March 27, 2008, between Pacific Ethanol, Inc. and Lyles United, LLC (12)
10.20	Letter Agreement, dated March 27, 2008, between Pacific Ethanol, Inc. and Lyles United, LLC (12)
10.21	Form of Waiver and Third Amendment to Credit Agreement, dated March 25, 2008, among Pacific Ethanol, Inc. and the parties thereto (12)
10.22	Form of Warrant dated May 22, 2008 issued by Pacific Ethanol, Inc. (13)
10.23	Letter Agreement, dated May 22, 2008, among Pacific Ethanol, Inc. and Neil M. Koehler, Bill Jones, Paul P. Koehler and Thomas D. Koehler (13)
10.24	Form of Subscription Agreement, dated May 22, 2008, between Pacific Ethanol, Inc. and each of the purchasers (13)
10.25	Form of Warrant to purchase shares of Pacific Ethanol, Inc. Common Stock (13)
10.26
Loan and Security Agreement, dated July 28, 2008, among Kinergy Marketing LLC, the parties thereto from time to time as Lenders, Wachovia Capital Finance Corporation (Western) and Wachovia Bank, National Association (14)

10.27	Guarantee, dated July 28, 2008, between Pacific Ethanol, Inc. in favor of Wachovia Capital Finance Corporation (Western) for and on behalf of Lenders (14)
10.28	Loan Restructuring Agreement, dated November 7, 2008, among Pacific Ethanol, Inc., Pacific Ethanol Imperial, LLC, Pacific Ethanol California, Inc. and Lyles United, LLC (15)
10.29	Amended and Restated Promissory Note, dated November 7, 2008, by Pacific Ethanol, Inc. in favor of Lyles United, LLC (15)
10.30	Security Agreement, dated November 7, 2008, between Pacific Ag. Products, LLC and Lyles United, LLC (15)
10.31	Limited Recourse Guaranty, dated November 7, 2008, by Pacific Ethanol California, Inc. in favor of Lyles United, LLC (15)
10.32	Unconditional Guaranty, dated November 7, 2008, by Pacific Ag. Products, LLC in favor of Lyles United, LLC (15)
10.33	Irrevocable Joint Instruction Letter, dated November 7, 2008, executed by Pacific Ethanol, Inc., Lyles United, LLC and Pacific Ethanol California, Inc. (15)
10.34	Amendment and Forbearance Agreement, dated February 13, 2009, among Pacific Ethanol, Inc., Kinergy Marketing LLC and Wachovia Capital Finance Corporation (Western) (16)

10.35	Amendment No. 1 to Letter re: Amendment and Forbearance Agreement, dated February 26, 2009, among Pacific Ethanol, Inc., Kinergy Marketing LLC and Wachovia Capital Finance Corporation (Western) (17)
10.36	Amendment No. 2 to Letter re: Amendment and Forbearance Agreement, dated March 27, 2009, among Wachovia Capital Finance Corporation (Western), Kinergy Marketing LLC and Pacific Ethanol, Inc. (18)
10.37	Promissory Note, dated October 20, 2008, among Pacific Ethanol, Inc. and Lyles Mechanical Co. (18)
10.38	Promissory Note, dated March 30, 2009, among Pacific Ethanol, Inc. and William L. Jones (18)
10.39	Promissory Note, dated March 30, 2009, among Pacific Ethanol, Inc. and Neil M. Koehler (18)
10.40	Amendment and Waiver Agreement, dated May 17, 2009, between Wachovia Capital Finance Corporation (Western) and Kinergy Marketing LLC (19)
10.41	Pledge and Security Agreement, dated May 19, 2009, among Pacific Ethanol California, Inc., Pacific Ethanol Holding Co. LLC and WestLB AG (20)
10.42	Amended and Restated Executive Employment Agreement, dated November 25, 2009, between Pacific Ethanol, Inc. and Bryon T. McGregor (#) (21)
10.43
Credit Agreement, dated February 27, 2007, among Pacific Ethanol Holding Co. LLC, Pacific Ethanol Madera LLC, Pacific Ethanol Columbia, LLC, Pacific Ethanol Stockton, LLC, Pacific Ethanol Imperial, LLC, and Pacific Ethanol Magic Valley, LLC, as borrowers, the lenders party thereto, WestLB AG, New York Branch, as administrative agent, lead arranger and sole book runner, WestLB AG, New York Branch, as collateral agent, Union Bank of California, N.A., as accounts bank, Mizuho Corporate Bank, Ltd., as lead arranger and co-syndication agent, CIT Capital Securities LLC, as lead arranger and co-syndication agent, Cooperative Centrale Raiffeisen-Boerenleenbank BA., “Rabobank Nederland”, New York Branch, and Banco Santander Central Hispano S.A., New York Branch (22)

10.44
Debtor-In Possession Credit Agreement ,dated May 19, 2009, among Pacific Ethanol Holding Co. LLC, Pacific Ethanol Madera LLC, Pacific Ethanol Columbia, LLC, Pacific Ethanol Stockton, LLC, Pacific Ethanol Magic Valley, LLC, WestLB AG, Amarillo National Bank and the Lenders referred to therein (22)

10.45	Amendment No. 2 to Loan and Security Agreement, Consent and Waiver, dated November 5, 2009, between Wachovia Capital Finance Corporation (Western), Kinergy Marketing LLC and Pacific Ethanol, Inc. (22)
10.46	Form of Indemnity Agreement between Pacific Ethanol, Inc. and each of its Executive Officers and Directors (#) (23)
10.47	Order Approving Stipulation for Settlement of Claim, dated March 4, 2010 (24)
10.48	Order Approving Stipulation for Settlement of Claim, dated March 23, 2010 (25)
10.49	Order Approving Stipulation for Settlement of Claim, dated April 13, 2010 (26)
10.50	Order Approving Stipulation for Settlement of Claim, dated June 18, 2010 (28)
10.51
Asset Management Agreement, dated July 29, 2010, among Pacific Ethanol, Inc., and Pacific Ethanol Holding Co. LLC, Pacific Ethanol Madera LLC, Pacific Ethanol Columbia, LLC, Pacific Ethanol Stockton, LLC and Pacific Ethanol Magic Valley, LLC (30)

10.52	Form of Ethanol Marketing Agreement, dated June 29, 2010 (30)
10.53	Form of Corn Procurement and Handling Agreement, dated June 29, 2010 (30)
10.54	Form of Distillers Grains Marketing Agreement, dated June 29, 2010 (30)
10.55	Third Amendment to Settlement Agreement, dated July 15, 2010, between Campbell-Sevey, Inc. and Pacific Ethanol, Inc. (31)
10.56	2006 Stock Incentive Plan (as amended through June 3, 2010) (32)
10.57
Amendment No. 3 to Loan and Security Agreement, dated September 22, 2010, among Kinergy Marketing LLC, Pacific Ethanol, Inc. and Wells Fargo Capital Finance, LLC, successor by merger to Wachovia Capital Finance Corporation (Western) (33)

10.58	Amendment No. 4 to Loan and Security Agreement dated October 27, 2010 by and among Kinergy Marketing LLC, Pacific Ethanol, Inc. and Wells Fargo Capital Finance, LLC, successor by merger to Wachovia Capital Finance Corporation (Western) (36)

21.1	Subsidiaries of Pacific Ethanol, Inc. (35)
23.1	Consent of Rutan & Tucker, LLP (contained in Exhibit 5.1) (*)
23.2	Consent of Independent Registered Public Accounting Firm (*)
24.1	Power of Attorney (35)
______________________
(#)	Management contract or compensatory plan, contract or arrangement required to be filed as an exhibit.
(##)
Certain of the agreements filed as exhibits to this report contain representations and warranties made by the parties thereto. The assertions embodied in such representations and warranties are not necessarily assertions of fact, but a mechanism for the parties to allocate risk.  Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts or for any other purpose at the time they were made or otherwise.

(*)	Filed herewith.
(**)	Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission.
(1)
Filed as an exhibit to the Registrant’s current report on Form 8-K for March 23, 2005 (File No. 0-21467) filed with the Securities and Exchange Commission on March 29, 2005 and incorporated herein by reference.

(2)
Filed as an exhibit to the Registrant’s Registration Statement on Form S-8 (Reg. No. 333-123538) filed with the Securities and Exchange Commission on March 24, 2005 and incorporated herein by reference.

(3)
Filed as an exhibit to the Registrant’s annual report Form 10-KSB for December 31, 2002 (File No. 0-21467) filed with the Securities and Exchange Commission on March 31, 2003 and incorporated herein by reference.

(4)
Filed as an exhibit to the Registrant’s current report on Form 8-K for January 26, 2006 (File No. 0-21467) filed with the Securities and Exchange Commission on February 1, 2006 and incorporated herein by reference.

(5)
Filed as an exhibit to the Registrant’s annual report on Form 10-KSB for December 31, 2005 (File No. 0-21467) filed with the Securities and Exchange Commission on April 14, 2006 and incorporated herein by reference.

(6)	Filed as an exhibit to the Registrant’s Registration Statement on Form S-8 (Reg. No. 333-137663) filed with the Securities and Exchange Commission on September 29, 2006.
(7)
Filed as an exhibit to the Registrant’s quarterly report on Form 10-Q for September 30, 2006 (File No.0-21467)  filed with the Securities and Exchange Commission on November 20, 2006 and incorporated herein by reference.

(8)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K for October 4, 2006 (File No. 0-21467) filed with the Securities and Exchange Commission on October 10, 2006.
(9)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K for October 17, 2006 (File No. 0-21467) filed with the Securities and Exchange Commission on October 23, 2006.
(10)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K for February 27, 2007 filed with the Securities and Exchange Commission on March 5, 2007.
(11)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K for December 11, 2007 filed with the Securities and Exchange Commission on December 17, 2007.
(12)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K for March 26, 2008 filed with the Securities and Exchange Commission on March 27, 2008.
(13)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K for May 22, 2008 filed with the Securities and Exchange Commission on May 23, 2008.
(14)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K for July 28, 2008 filed with the Securities and Exchange Commission on August 1, 2008.

(15)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K for November 7, 2008 filed with the Securities and Exchange Commission on November 10, 2008.
(16)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K for February 13, 2009 filed with the Securities and Exchange Commission on February 20, 2009.
(17)	Filed as an exhibit to the Registrant’s Current Report on Form 8-K for February 26, 2009 filed with the Securities and Exchange Commission on March 4, 2009.
(18)	Filed as an exhibit to the Registrant’s current report on Form 8-K for March 27, 2009 filed with the Securities and Exchange Commission on April 2, 2009.
(19)	Filed as an exhibit to the Registrant’s current report on Form 8-K for May 17, 2009 filed with the Securities and Exchange Commission on May 18, 2009.
(20)	Filed as an exhibit to the Registrant’s current report on Form 8-K for May 20, 2009 filed with the Securities and Exchange Commission on May 27, 2009.
(21)	Filed as an exhibit to the Registrant’s current report on Form 8-K for November 19, 2009 filed with the Securities and Exchange Commission on November 27, 2009.
(22)	Filed as an exhibit to the Registrant’s annual report on Form 10-Q for the quarter ended September 30, 2009 filed with the Securities and Exchange Commission on November 9, 2009.
(23)	Filed as an exhibit to the Registrant’s annual report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission on March 31, 2010.
(24)	Filed as an exhibit to the Registrant’s current report on Form 8-K for March 4, 2010 filed with the Securities and Exchange Commission on March 8, 2010.
(25)	Filed as an exhibit to the Registrant’s current report on Form 8-K for March 23, 2010 filed with the Securities and Exchange Commission on March 24, 2010.
(26)	Filed as an exhibit to the Registrant’s current report on Form 8-K for April 10, 2010 filed with the Securities and Exchange Commission on April 15, 2010.
(27)	Filed as an exhibit to the Registrant’s current report on Form 8-K for June 8, 2010 filed with the Securities and Exchange Commission on June 11, 2010.
(28)	Filed as an exhibit to the Registrant’s current report on Form 8-K for June 18, 2010 filed with the Securities and Exchange Commission on June 24, 2010.
(29)	Filed as an exhibit to the Registrant’s quarterly report on Form 10-Q for the quarter ended June 30, 2010 filed with the Securities and Exchange Commission on August 16, 2010.
(30)	Filed as an exhibit to the Registrant’s current report on Form 8-K for June 29, 2010 filed with the Securities and Exchange Commission on July 6, 2010.
(31)	Filed as an exhibit to the Registrant’s current report on Form 8-K for July 15, 2010 filed with the Securities and Exchange Commission on July 21, 2010.
(32)	Filed as an exhibit to the Registrant’s registration statement on Form S-8 filed with the Securities and Exchange Commission on August 23, 2010.
(33)	Filed as an exhibit to the Registrant’s current report on Form 8-K for September 22, 2010 filed with the Securities and Exchange Commission on September 22, 2010.
(34)	Filed as an exhibit to the Registrant’s current report on Form 8-K for September 27, 2010 filed with the Securities and Exchange Commission on September 28, 2010.
(35)	Filed as an exhibit to the Registrant’s Registration Statement on Form S-1 (Reg. No. 333-170150) filed with the Securities and Exchange Commission on October 26, 2010.
(36)	Filed as an exhibit to the Registrant’s current report on Form 8-K for October 27, 2010 filed with the Securities and Exchange Commission on October 27, 2010.

(b)         Financial Statement Schedules.

All schedules have been omitted because they are either inapplicable or the required information has been given in the financial statements or notes thereto.

ITEM 17.                      UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that for the purpose of determining liability under the Securities Act to any purchaser, if the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sacramento, State of California, on this 8th day of December , 2010.

Pacific Ethanol, Inc., a Delaware corporation

By:	/s/ NEIL M. KOEHLER
Neil M. Koehler
Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ * William L. Jones	Chairman of the Board and Director	December 8 , 2010

/s/ NEIL M. KOEHLER Neil M. Koehler	President, Chief Executive Officer (principal executive officer) and Director	December 8 , 2010

/s/ BRYON T. MCGREGOR Bryon T. McGregor	Chief Financial Officer (principal financial and accounting officer)	December 8 , 2010

/s/ 8 Terry L. Stone	Director	December 8 , 2010

/s/ * John L. Prince	Director	December 8 , 2010

/s/ * Douglas L. Kieta	Director	December 8 , 2010

/s/ * Larry D. Layne	Director	December 8 , 2010

/s/ * Michael D. Kandris	Director	December 8 , 2010

/s/ * Ryan W. Turner	Director	December 8 , 2010

*/s/ NEIL M. KOEHLER Neil M. Koehler, Attorney-In-Fact

INDEX TO EXHIBITS

Exhibit Number	Description

5.1	Opinion of Rutan & Tucker, LLP
23.2	Consent of Independent Registered Public Accounting Firm